As filed with the Securities and Exchange Commission on February 26, 2013

Registration No. 333-185532

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

Form S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

AVIV REIT, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

Aviv REIT, Inc.

303 West Madison Street

Suite 2400

Chicago, IL 60606

(312) 855-0930

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Craig M. Bernfield

Chief Executive Officer

Aviv REIT, Inc.

303 West Madison Street

Suite 2400

Chicago, IL 60606

(312) 855-0930

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert L. Verigan	William J. Whelan III
Sidley Austin LLP	Cravath, Swaine & Moore LLP
One South Dearborn Street	825 Eighth Avenue
Chicago, IL 60603	New York, NY 10019
(312) 853-7000	(212) 471-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued February 26, 2013

            Shares

COMMON STOCK

Aviv REIT, Inc. is offering              shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $         and $         per share.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “AVIV.”

Shares of our common stock are subject to ownership limitations that are intended to assist us in qualifying and maintaining our qualification as a real estate investment trust, or REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, an     % ownership limit per stockholder.

We are an ‘‘emerging growth company’’ as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Investing in our common stock involves risks. See “Risk Factors” beginning on page 16.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Aviv
Per Share	$	$	$
Total	$	$	$

The underwriters may also purchase up to an additional              shares of our common stock to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to the purchasers on                     , 2013.

MORGAN STANLEY	BofA MERRILL LYNCH	GOLDMAN, SACHS & CO.

Citigroup

RBC Capital Markets

SunTrust Robinson Humphrey

RBS

CSCA

                    , 2013

LITTLE ROCK, AR

CLARKSTON, WA

DARIEN, CT

RICHLAND, WA

AVIV™

REIT

You should rely only on the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized anyone to provide you with other or additional information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, projected growth opportunities and potential acquisitions, plans and objectives of management for future operations, and compliance with and changes in governmental regulations. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipates,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements are made based on our current expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations include those disclosed under “Risk Factors” and elsewhere in this prospectus. These factors include, among others:

•

uncertainties relating to the operations of our operators, including those relating to reimbursement by government and other third-party payors, compliance with regulatory requirements and occupancy levels;

•	our ability to successfully engage in strategic acquisitions and investments;

•	competition in the acquisition and ownership of healthcare properties;

•	our ability to monitor our portfolio;

•	environmental liabilities associated with our properties;

•	our ability to re-lease or sell any of our properties;

•	the availability and cost of capital;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting real estate investment trusts, or REITs; and

•	our ability to maintain our status as a REIT.

There may be additional risks of which we are presently unaware or that we currently deem immaterial. Forward-looking statements are not guarantees of future performance. Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

PRESENTATION OF NON-GAAP FINANCIAL INFORMATION

In this prospectus, we use financial measures that are derived on the basis of methodologies other than in accordance with United States generally accepted accounting principles (“GAAP”). The “non-GAAP” financial measures used in this prospectus include FFO, Normalized FFO, EBITDA and Adjusted EBITDA. We derive these measures as follows:

•

The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to our financial statements results in FFO representing net income before depreciation and amortization, impairment of assets and gain (loss) on sale of assets.

•	Normalized FFO represents FFO before loss on extinguishment of debt, reserves for uncollectible loan receivables, transaction costs and change in fair value of derivatives.

•	EBITDA represents net income before interest expense (net) and depreciation and amortization.

•

Adjusted EBITDA represents EBITDA before impairment of assets, gain (loss) on sale of assets, transaction costs, write off of straight-line rents, stock-based compensation, loss on extinguishment of debt, reserves for uncollectible loan receivables and change in fair value of derivatives.

For a further description of how FFO, Normalized FFO, EBITDA and Adjusted EBITDA are calculated from, and a reconciliation of those measures to, our net income and cash flows provided by operating activities, see “Selected Financial Data.”

Our management uses FFO, Normalized FFO, EBITDA and Adjusted EBITDA as important supplemental measures of our operating performance and liquidity. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue and as an indicator of our ability to incur and service debt. Because FFO and Normalized FFO exclude depreciation and amortization unique to real estate, impairment, gains and losses from property dispositions and extraordinary items and because EBITDA and Adjusted EBITDA exclude certain non-cash charges and adjustments and amounts spent on interest and taxes, they provide our management with performance measures that, when compared year over year or with other real estate investment trusts, or REITs, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and, with respect to FFO and Normalized FFO, interest costs, in each case providing perspective not immediately apparent from net income. In addition, we believe that FFO, Normalized FFO, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.

We offer these measures to assist the users of our financial statements in assessing our financial performance and liquidity under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund our cash needs, including our ability to make payments on our indebtedness. In addition, our calculations of these measures are not necessarily comparable to similar measures as calculated by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors should not rely on these measures as a substitute for any GAAP measure, including net income, cash flows provided by operating activities or revenues.

PRESENTATION OF PORTFOLIO METRICS

In addition to information regarding our financial performance, we present certain metrics in this prospectus regarding the performance of our operators. These metrics include EBITDARM coverage, EBITDAR coverage, EBITDAR margin, portfolio occupancy and quality mix, which are derived as follows:

•

EBITDARM coverage represents EBITDARM, which we define as earnings before interest, taxes, depreciation, amortization, rent expense and management fees allocated by the operator to one of its affiliates, of our operators for the applicable period, divided by the rent paid to us by our operators during such period.

•

EBITDAR coverage represents EBITDAR, which we define as earnings before interest, taxes, depreciation, amortization and rent expense, of our operators for the applicable period, divided by the rent paid to us by our operators during such period.

•	EBITDAR margin of an operator represents the operator’s EBITDAR for the applicable period divided by the operator’s total revenue for the applicable period.

•

Portfolio occupancy represents the average daily number of beds at our properties that are occupied during the applicable period divided by the total number of beds at our properties that are available for use during the applicable period.

•	Quality mix represents total revenue of our operators from all payor sources, excluding Medicaid revenues, divided by the total revenue of our operators for the applicable period.

These metrics are not derived from our financial statements but are operating statistics that we derive from reports that we receive from our operators pursuant to our triple-net leases. As a result, our portfolio metrics typically lag our own financial statements by approximately one quarter. In order to determine our portfolio metrics for the period presented, the metrics are stated only with respect to properties owned by us and operated by the same tenant for the portion of the period we owned the properties and excludes assets held for sale, properties under construction and, with certain exceptions for shorter periods, properties within 24 months of completion of construction. Accordingly, EBITDARM and EBITDAR coverage for the twelve months ended September 30, 2012 and portfolio occupancy and quality mix for the three months ended September 30, 2012 included 222 of the 250 properties in our portfolio as of September 30, 2012.

When we refer to the contractual rent of our portfolio, we are referring to the total monthly rent due under all of our triple-net leases as of the date specified, calculated based on the first full month following the specified date.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the shares of common stock we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including “Risk Factors” and the financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

Unless the context requires otherwise or except as otherwise noted, as used in this prospectus the words “Aviv,” “we,” “company,” “us” and “our” refer to Aviv REIT, Inc. and its subsidiaries, including our operating partnership, Aviv Healthcare Properties Limited Partnership, and the word “Aviv REIT” refers to Aviv REIT, Inc. Throughout this prospectus, we refer to operators by their commonly-known trade names; however, each operator may operate through a variety of legal entities, some or all of which may not be under common ownership. In addition, in cases in which a lessee of ours has subleased a property to a third party, we refer to the sublessee as the operator. Unless the context requires otherwise or except as otherwise noted, the information in this prospectus that is set forth on a “fully-diluted basis” assumes (i) that all of the OP Units of our operating partnership, other than those held directly or indirectly by us, are exchanged for shares of our common stock and (ii) the vesting in full of all outstanding equity awards.

Company Overview

We are a self-administered REIT specializing in the ownership and triple-net leasing of post-acute and long-term care skilled nursing facilities, or SNFs. We have been in the business of investing in SNFs for over 30 years, including through our predecessors. Our management team has extensive knowledge of and a track record investing in SNFs and other healthcare real estate. We believe that we own one of the largest and highest-quality portfolios of post-acute and long-term care SNFs in the United States. We generate our cash rental stream by triple-net leasing our properties to third-party operators who have responsibility for the operation of the facilities, including for all operating costs and expenses related to the property, maintenance and repair obligations and other required capital expenditures. Our leases typically include rent escalation provisions designed to provide us with organic growth in our rental stream. As of December 31, 2012, our portfolio consisted of 258 properties in 29 states leased to 38 tenants who represent many of the largest and most experienced operators in the industry. We believe we can continue to achieve attractive returns for our investors by combining a steadily growing rental stream from our existing properties with growth through acquisitions in a large and fragmented industry.

In the last five years, we have acquired 124 properties with 22 tenants in 55 separate transactions ranging in size from less than $1 million to $73 million, for a total of $559.0 million, representing a 17% compound annual growth rate (CAGR) over that period. We have established a track record of working with market-leading operators to support their growth plans through acquisitions. Our experience, reputation and relationships in the SNF industry allow us to acquire properties to which many other investors do not have access. As a result, we have been successful acquiring high-quality properties at valuations that achieve attractive lease yields and strong rent coverage for our diversified portfolio. Because we generate a significant and ongoing pipeline of investment opportunities, our growth has accelerated as we have raised more capital.

We have built a high-quality and strategically diversified portfolio of tenants and properties with $128.4 million of contractual rent for the twelve months ending March 31, 2014 based on leases in place as of February 19, 2013. We also receive income from secured loan receivables and an asset under a direct financing lease, which together have a book value of $43.7 million as of December 31, 2012. Our leases provide us with long-term cash rental streams, with a weighted-average remaining lease term of approximately 8.3 years as of December 31, 2012 and only 7% of our rent expiring over the next 5 years. We are able to proactively manage lease expirations by extending our leases in connection with acquisitions, reinvestment projects and other opportunities. We believe our rental stream is secure because our EBITDARM and EBITDAR coverage ratios were 2.0x and 1.6x, respectively, for the twelve months ended September 30, 2012. We believe these measures are strong indications of our tenants’ ability to comfortably pay the rent under our leases. In addition, our properties have strong occupancy and quality mix, with portfolio occupancy and quality mix of 80.7% and 46.9%, respectively, for the three months ended September 30, 2012. See “Presentation of Portfolio Metrics” for additional information regarding our coverage ratios and other portfolio metrics.

Industry Overview

The healthcare REIT industry represents a subset of the broader REIT market dedicated to owning and triple-net leasing healthcare real estate assets, including SNFs, senior housing communities, hospitals and medical office buildings. There are currently 12 publicly-traded healthcare REITs representing an aggregate public market capitalization of approximately $73 billion based on publicly available data as of December 31, 2012. Most of these companies specialize in other healthcare properties or are larger diversified companies that are less focused on investing in post-acute and long-term care SNFs. The SNF real estate industry is large and fragmented and we believe there is a significant consolidation opportunity. There are approximately 15,700 facilities and 1.7 million beds, according to the American Health Care Association, and over 2,400 SNF operators according to the National Investment Center for the Seniors Housing & Care Industry (NIC). We estimate that approximately 89% of SNFs are privately-owned.

We believe that the dynamics within the SNF industry create an opportunity for attractive returns. The SNF industry is expected to benefit from current and projected near-term demographic, economic and regulatory trends driving demand for post-acute and long-term care services provided by SNFs. The demand for SNFs is need based as they care for residents recovering from an illness or surgery who may have been discharged from a hospital and need rehabilitation or restorative care, and long-term residents who need daily skilled nursing and assistance with numerous activities of daily living. SNFs provide comprehensive delivery of care to these residents at a lower cost than higher acuity healthcare facilities. The SNF industry is insulated from competition by significant barriers to entry, which limit the supply of additional SNFs.

Furthermore, governmental programs are now designed for managed care organizations and acute care hospitals to focus on cost savings, which is expected to generate increased utilization for SNFs.

SNFs receive a majority of their revenue through reimbursement from state and federally funded Medicaid and Medicare programs. We believe government reimbursement is a key factor supporting the cost-structure and profitability of SNF operators. Since the inception of the Medicaid and Medicare programs in 1965, the state and federal governments have proven to be reliable payers in support of the care for the U.S. elderly population. Over the last decade, SNF Medicare and SNF Medicaid reimbursement rates have been increasing at a stable rate, including growing at estimated CAGRs of 7% and 3%, respectively, over the last five years through 2011. We believe that the government will continue to provide adequate funding for post-acute and long-term care SNFs.

Competitive Strengths

We believe the following strengths serve as the foundation for our business:

Established Healthcare REIT with Expertise Investing in SNFs. We specialize in triple-net leasing post-acute and long-term care SNFs to large and experienced operators. We own one of the largest portfolios of SNFs in the United States and have been investing in SNFs for over 30 years. As of December 31, 2012, 221 of our 258 properties were SNFs, representing 86.9% of our contractual rent. We have established a strong reputation in the SNF industry for experience, knowledge and relationship-oriented investing. In the last five years, we have acquired 124 properties leased to 22 tenants, for a total of $559.0 million. We have extensive experience and expertise regarding the management of our portfolio, which we believe is critical to our success. Our network of market-leading SNF operators has created a pipeline of growth opportunities.

Strategically Diversified Portfolio of High-Quality Properties. We have a diversified portfolio of properties located in 29 states that are triple-net leased on a long-term basis to 38 tenants. We focus on strategically limiting our concentration of properties with tenants and states, with no single tenant representing more than 15.1% of our contractual rent and no state representing more than 18.3% of our contractual rent as of December 31, 2012. We have a strategically balanced portfolio of Medicare and Medicaid revenue which comes from many different reimbursement systems including from the federal government and 28 states. We believe that our diversification helps us generate a stable and steadily growing rental stream. We also pursue a strategy of leasing properties to multiple tenants in each of our markets and multiple properties for each of our tenants, which helps us expand our expertise and relationships in a given market, while also helping us mitigate risk. We focus on continually enhancing the quality of our properties and have established a reinvestment program designed to give our high-quality properties a competitive advantage in their markets. These investments include interior enhancements designed to drive revenues for our operators and exterior enhancements designed to attract residents from the community and key referral sources. We have invested a significant amount of capital in recent years in our existing properties, for which we receive incremental rent, with returns consistent with those we achieve for new acquisitions. We expect this to be a consistent and growing part of our business.

Strong Relationships with Large and Experienced Operators. We have developed strong relationships with many of the largest and most experienced operators in the United States. We have made a long-term commitment to working with operators in a cooperative and supportive manner. Our top ten tenants, which represent 77.6% of our contractual rent as of December 31, 2012, with an average of 82 properties, 11,100 employees and a ten-year relationship with us, averaged approximately $451 million in revenues in 2011. These operators possess the experience, scale and other characteristics that are key factors in driving profitability for them and our properties. Our top ten tenants have strong EBITDAR margins and coverages, of 16% and 1.6x, respectively, for our properties, for the twelve months ended September 30, 2012. We cultivate long-term relationships with our tenants and other market-leading operators. Many of our properties are leased to tenants with whom we have had a relationship for at least ten years. Our strong relationships with these operators lead to a significant pipeline of attractive investment opportunities, with approximately 71% of our $559.0 million of acquisitions over the last 5 years completed with existing tenants. We believe we will continue to generate a significant pipeline of investment opportunities as a result of our relationships.

Well-Structured Triple-Net Leases with Strong Coverage. We have strong rent coverage, which is an indication of our tenants’ ability to comfortably pay the rent due under our leases. Our EBITDARM and EBITDAR coverage ratios for the twelve months ended September 30, 2012 were 2.0x and 1.6x, respectively. We believe our coverages achieve the proper balance between maintaining our profitability and providing comfort that our tenants will be able to pay the rent due under our leases. Under our triple-net leases, our tenants are responsible for all operating costs and expenses related to the property, including maintenance and repair obligations and other required capital expenditures. This structure helps insulate us from variability in operator cashflows. We support our ability to generate attractive returns on a long-term basis by structuring our leases with a variety of complementary provisions. Our leases typically have initial terms of 10 years and include annual rent escalators of approximately 2% compounded per annum. These escalator provisions help us achieve a steadily growing cash rental stream. We regularly enter into lease extensions during the term of the lease in connection with additional acquisitions, reinvestment projects and other opportunities that arise from our close tenant relationships. Our lease structures also provide us with key credit support for our rents, with 99% of our contractual rent supported by personal and/or corporate guarantees and 88% supported by master leases or leases with cross-default provisions as of December 31, 2012. Our leases also typically require security deposits of several months’ rent.

Platform Built for Growth with Proven Investment Track Record. We employ 32 people across the organization and are committed to maintaining a growth-oriented infrastructure. We have 11 professionals focused on sourcing, underwriting and executing transactions. Our acquisition team has enabled us to grow our total assets at December 31, 2012 by 96% over the last five years. We have also developed an experienced asset management team of 8 professionals that oversees our properties, preserves our assets and identifies other investments in our existing portfolio that help grow our rental stream. We are disciplined and selective about the investments we make. Our underwriting process includes a thorough assessment of the experience and credit profile of each operator, the quality of the real estate and the demographics of the market in which the property is located. The experience of our management team and our strong working relationships with our tenants have enabled us to invest $97.2 million over the last five years in existing properties and strategic new construction projects, for which we receive incremental rent. We are disciplined and make investments with attractive returns that create long-term value.

Attractive Capital Structure with Capacity for Growth. Following this offering, we believe we will have an attractive capital structure with low leverage that will provide significant capacity to effectuate our growth plans. Our indebtedness is long-term, with a weighted-average maturity of 6.3 years following this offering. We will have significant liquidity, with an undrawn $300.0 million revolving credit line under our New Revolver. In 2011 and 2012, we made a strategic transition to publicly-traded unsecured bonds, with $400.0 million raised in three separate issuances. We have demonstrated our ability to access capital by raising over $2 billion as a private company since 2005 through a diverse combination of institutional equity investments, secured mortgage financing and our issuance of $400.0 million of unsecured bonds.

Experienced Management Team with Significant Tenure and Ownership. Craig M. Bernfield, our Chairman and Chief Executive Officer, has built our company for over 20 years and will be our second largest stockholder with a     % ownership interest following this offering. Our President and Chief Operating Officer, Steven J. Insoft, has been with us for eight years and has more than 20 years of experience as an operator, investor and developer of SNFs and assisted living facilities, or ALFs. Mr. Insoft will hold a     % interest in our company following this offering. Our Chief Financial Officer, James H. Lyman, joined the Company in 2012 with over 30 years of real estate, capital markets and operating experience, including significant public and private REIT experience as a chief financial officer and senior executive. Our other key senior executives and professionals have significant tenure and experience, averaging 10 years with the company and 23 years in their areas of expertise. Our entire management team has specialized knowledge that is critical to the operation and growth of our business.

Growth Strategies

The SNF industry is large and fragmented and we believe that market conditions are favorable for investing in post-acute and long-term care SNFs and for consolidation in the industry. According to the American Health Care Association, the SNF market is comprised of 15,700 facilities and 1.7 million beds and, according to NIC, there are over 2,400 SNF operators in the United States. We estimate that approximately 89% of SNFs are privately owned, and in our experience these owners regularly seek liquidity through the sale of their properties and sale-leaseback transactions. These transactions are attractive to us because they offer conservative property valuations and an alignment of interests with the seller since they continue to operate the property after the acquisition is completed. We have an extensive network of relationships with SNF operators and owners and an experienced team of professionals that specialize in SNFs. We believe our reputation and knowledge will provide us with a significant competitive advantage to further consolidate the ownership of post-acute and long-term care SNF properties.

The primary elements of our growth strategy are to:

Continue to Source Investments from Existing Relationships. Our tenants represent many of the largest and most experienced operators of SNFs in the United States. These market-leading operators have a demonstrated desire, as well as the resources and ability to grow, and our strong relationships with these operators lead directly to acquisition and other investment opportunities. These operators own many of the facilities they operate which gives us a significant opportunity to grow our portfolio through sale-leaseback transactions. These transactions are attractive to the operators because they provide liquidity to grow their businesses. Approximately 71% of our $559.0 million of acquisitions over the last 5 years were completed with existing tenants. We believe we can continue to expand our relationships with our tenants, who collectively operate over 900 properties throughout the United States. As a result, we believe we will continue to identify attractive acquisition, sale-leaseback, reinvestment, new construction and other investment opportunities in our operators’ existing markets, as well as new markets.

Identify Additional Operator Relationships. We seek to expand our portfolio by capitalizing on the network of relationships with market-leading operators we have built in the SNF industry over the past 30 years. We focus on operator relationships that meet our investment criteria and we believe our experience in the industry helps us to identify these high-quality operators. This strategy has resulted in approximately 29% of our acquisitions over the last 5 years being completed with 11 new tenants who now operate 51 of our properties. Our reputation as experts in the industry has allowed us to generate a significant pipeline of attractive opportunities to grow our portfolio with some of the largest and most experienced operators in the United States.

Generate Additional Rent Through Ongoing Property Reinvestment Program. We are committed to owning and acquiring high-quality properties. We have developed a programmatic approach to reinvesting in our properties to maintain and enhance their quality over the long-term, to help our operators achieve a competitive advantage in their markets and to generate an attractive return on our invested capital. These investments include interior enhancements such as therapy gyms and specialty care units designed to drive revenues for our operators, and exterior enhancements, such as lighting, signage and architectural features, designed to attract residents from the community and key referral sources. We are able to identify and complete a significant volume of these investments, through which we are able to generate additional rents at returns consistent with those we achieve with new acquisitions and help our tenants enhance their profitability. In connection with these investments, we obtain lease extensions, which drive our long-term rental stream. We also maintain a pipeline of new construction projects, with established operator relationships, to grow our portfolio with state-of-the-art properties.

Further Enhance Our Franchise and Position as an Industry Leader. We are committed to further developing our reputation and franchise in the SNF industry. We frequently sponsor and speak at industry conferences and similar events and focus on opportunities to prominently align ourselves with other leaders in the post-acute and long-term care SNF and healthcare real estate industry. Mr. Bernfield, our Chairman and Chief Executive Officer, serves on the board of directors, and we are one of five Premier Partners, of NIC, one of our industry’s leading organizations. We also host an annual conference for our operators to share best practices and ideas, which generates additional investment opportunities for us. As a result of our efforts, there is significant awareness of the Aviv franchise in the SNF industry, which results in SNF owners and operators approaching us with a significant pipeline of attractive investment opportunities.

Strategically Pursue Opportunities to Invest in Complementary Healthcare Properties. We intend to continue to capitalize on our management team’s extensive knowledge of healthcare properties, as well as our strong relationships with our tenants, to supplement our core strategy of acquiring and investing in post-acute and long-term care SNFs. We opportunistically acquire complementary healthcare properties, such as ALFs, and independent living facilities, or ILFs, which collectively represented 10.5% of our contractual rents as of December 31, 2012. In addition, we have also acquired long-term acute-care hospital and traumatic brain injury facilities, which collectively represented 2.6% of our contractual rents as of December 31, 2012, with experienced operators that meet our criteria for quality and experience and we believe have the ability and desire to grow with us. We believe the acquisition of these properties on a strategic basis helps us continue to generate attractive returns, complement our existing portfolio and further expand and strengthen our industry relationships.

Our Portfolio

As of December 31, 2012, our portfolio consisted of 258 properties, including 221 SNFs, with approximately 19,700 beds in 29 states triple-net leased to 38 operators. Our portfolio consisted of 253 owned properties (including one property under development), three properties that we lease and sublease to a third-party operator, one property in which we hold a leasehold security interest from a third-party operator and one new construction property in which we hold a security interest. Our EBITDARM and EBITDAR coverage ratios for the twelve months ended September 30, 2012 were 2.0x and 1.6x, respectively, and our operators’ EBITDAR margins at our properties averaged 16%. For the three months ended September 30, 2012, our portfolio occupancy was 80.7% and our quality mix was 46.9%.

The following tables summarize information about our properties as of December 31, 2012:

	Operator Diversification
Operator	Number of Properties	Percentage of Contractual Rent
Daybreak	47	15.1%
Saber	30	14.8%
EmpRes	17	9.9%
Preferred Care	15	7.7%
Maplewood	5	7.1%
Sun Mar	13	7.1%
Benchmark	15	5.8%
Deseret	18	3.9%
Genesis	11	3.5%
Reliance	4	2.7%
Other (28 operators)	83	22.4%

Total	258	100.0%

	State Diversification
State	Number of Properties	Percentage of Contractual Rent(1)
Texas	58	18.3%
California	34	16.2%
Ohio	17	9.9%
Connecticut	5	7.1%
Missouri	15	5.8%
Arkansas	11	5.6%
Pennsylvania	10	4.3%
New Mexico	9	4.0%
Illinois	8	3.7%
Kansas	16	3.4%
Other (19 states)	75	21.7%

Total	258	100.0%

(1)	In the case where the facilities’ master lease includes more than one state, rent was allocated proportionally by number of beds.

Recent Developments

We have invested $1.3 million in construction projects since December 31, 2012, as follows:

Operator - Location	Property Type	Opening Date	Acquisition Costs	Spent Through 12/31/2012	Subsequent Spending through 2/19	Remaining Costs to be Spent	Total Cost	Annualized Rent
CareMeridian— Pleasanton, CA	SNF	Q2 2013	$1,162,000	$970,201	$202,115	$265,684	$2,600,000	$246,876
Daybreak— Eagle Lake, TX	SNF	Q4 2013	100,862	590,643	415,008	4,687,487	5,794,000	637,340
Saber— Chatham, PA	SNF	Q4 2013	2,200,000	2,499,533	682,016	6,818,451	12,200,000	1,342,000	(1)

Total			$3,462,862	$4,060,377	$1,299,139	$11,771,622	$20,594,000	$2,226,216

(1)	When operational, this facility will replace an existing facility for which we currently anticipate 2013 scheduled rent of $256,962.

Our Structure

We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our properties are owned by our operating partnership, Aviv Healthcare Properties Limited Partnership, or direct and indirect subsidiaries of our operating partnership. We are the sole general partner of our operating partnership and we and the limited partners of our operating partnership will initially own all of the limited partnership units of our operating partnership, which we refer to as “OP Units.” Prior to this offering, the capital structure of our operating partnership consisted of six classes of partnership units, each of which had different capital accounts and each of which was entitled to different distributions. In connection with the consummation of this offering, each class of units of our operating partnership will be converted into an aggregate of              OP Units to be owned by Aviv REIT and              OP Units to be held by limited partners of our operating partnership. As a result, our operating partnership will have a single class of OP Units at the time of the consummation of this offering. Following this offering, the OP Units held by limited partners of our operating partnership will be redeemable for cash, subject to our election to acquire the OP Units in exchange for unregistered shares of our common stock subject to certain restrictions on transfer for 180 days after the date of this prospectus, on a one-for-one basis, as described under “Description of the Partnership Agreement of Our Operating Partnership.”

We will contribute the net proceeds of this offering to our operating partnership in exchange for              OP Units (              OP Units if the underwriters exercise their overallotment option in full). As a result, immediately following this offering, we will hold an interest in our operating partnership constituting approximately     % of the issued and outstanding OP Units of our operating partnership (approximately     % if the underwriters exercise their overallotment option in full).

The following chart reflects an overview of our organizational structure immediately following consummation of this offering (assuming no exercise of the underwriters’ over-allotment option):

Our Principal Stockholder

In 2010, we consummated a strategic equity transaction with Lindsay Goldberg through which Aviv REIT was formed. In connection with the transaction and subsequent investments, Lindsay Goldberg has invested $376.8 million to support our growth and purchase of interests from certain of our limited partners. For additional information regarding our relationship with Lindsay Goldberg, see “Certain Relationships and Related Transactions.”

Lindsay Goldberg is a private equity investment firm based in New York with approximately $9 billion of capital under management that focuses on partnering with entrepreneurial management teams and closely held and family-owned businesses. The firm typically invests in companies in North America and Western Europe in the manufacturing, energy, financial and business services industries. Lindsay Goldberg has an investment structure that permits ownership for up to 20 years.

Summary Risk Factors

An investment in our common stock involves significant risks. You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 16 prior to deciding whether to invest in our common stock. These risks include, but are not limited to, the following:

•

Our business is dependent upon our tenants’ successfully operating their businesses, and their failure to do so could have a material adverse effect on our ability to successfully and profitably operate our business.

•

Our portfolio currently consists predominantly of SNFs; as a result, any changes impacting the SNF industry, including regulatory or reimbursement changes, could negatively affect our operators’ businesses and could result in our operators being unable to meet their obligations to us.

•

Certain operators account for a significant percentage of our rental income, and the failure of any of these operators to meet their obligations to us could materially reduce our rental income and net income.

•

Our operators’ failure to comply with the requirements of governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments could result in our operators being unable to meet their obligations to us.

•	Our cash available for distributions may not be sufficient to make distributions at expected levels.

•

Upon the consummation of this offering, Lindsay Goldberg, Mr. Bernfield, our Chairman and Chief Executive Officer, and a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain of their respective related parties, will continue to own shares of common stock and OP Units representing    %,     % and     %, respectively, of our outstanding common stock on a fully-diluted basis, and will have the ability to exercise significant influence over our company and our operating partnership and any matter presented to our stockholders.

•	Our failure to remain qualified as a REIT would have significant adverse consequences to us and the value of our common stock.

Tax Status

We intend to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. We made the election to be taxed as a REIT effective as of our taxable year ending December 31, 2010. We believe that our investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. As a REIT, we are required to satisfy a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our “REIT taxable income,” as such term is defined in the U.S. Internal Revenue Code of 1986, as amended, or the Code, computed without regard to our deduction for dividends paid and excluding any net capital gains. As a REIT, we are generally not subject to U.S. federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that taxable year and the next four taxable years. Even if we continue to qualify as a REIT, we will be subject to certain federal, state and local taxes on our income and property.

Restrictions on Ownership of Our Common Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person (other than a person who has been granted an exception as described below, or an excepted holder) from actually or constructively owning more than     % (in value) of our outstanding common stock or     % (in value) of our aggregate outstanding stock of all classes and series. We refer to these restrictions, collectively, as the ownership limit. Our charter permits our board of directors to make an exception to these limits or create a different limit on ownership, or excepted holder limit, and, in certain circumstances, and subject to our directors’ duties under applicable law, requires our board of directors to make such an exception prospectively or retroactively and to create an excepted holder limit, if the person seeking the exception or excepted holder limit makes certain representations and agreements. Our board of directors may not make an exception to the ownership limit or create an excepted holder limit if ownership by the excepted holder in excess of the ownership limit would cause us to fail to qualify as a REIT. In addition, different ownership limits will apply to Lindsay Goldberg LLC and its affiliates, or Lindsay Goldberg, to Mr. Bernfield, our Chairman and Chief Executive Officer, together with certain of his affiliates, family members and estates and trusts, and to a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain affiliates, family members and estates and trusts, which we refer to collectively as the Karkomi Estate. These limits will allow Lindsay Goldberg, as an excepted holder, to hold up to             shares of our common stock or up to             shares of all classes and series of our outstanding stock, and Mr. Bernfield, together with certain of his affiliates, family members and estates and trusts, as an excepted holder, to hold up to             shares of our outstanding common stock or up to             shares of all classes and series of our outstanding stock, and the Karkomi Estate (and members thereof), as an excepted holder, to hold up to             shares of our outstanding common stock or up to             shares of all classes and series of our outstanding stock. In each case, the number of shares will be proportionally adjusted in the event of a stock split or stock dividend or similar transaction.

Distribution Policy and Payment of Distributions

We intend to distribute to our stockholders each year all or substantially all of our REIT net taxable income so as to avoid paying corporate income tax and excise tax on our REIT income and to qualify for the tax benefits afforded to REITs under the Code. However, the actual amount, timing and frequency of distributions will be determined by our board of directors based upon a variety of factors deemed relevant by our directors, including our results of operations and our debt service obligations. See “Distribution Policy.”

Corporate Information

Aviv REIT was incorporated as a Maryland corporation on July 30, 2010 and operates in a manner intended to allow it to qualify as a REIT for U.S. federal income tax purposes. Our operating partnership, Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, was formed on July 30, 2010, and was the successor to a Delaware limited partnership of the same name formed on March 4, 2005 in connection with the roll-up of various affiliated entities.

Our corporate offices are located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606. Our telephone number is (312) 855-0930. Our internet website is http://www.avivreit.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Common stock we are offering	shares

Common stock and OP Units to be outstanding immediately after this offering(1)	shares/OP Units

Use of proceeds	We estimate that the net proceeds to us from this offering after expenses will be approximately $ million, or approximately $ million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $ per share, the midpoint of the range indicated on the cover of this prospectus. We intend to contribute the net proceeds from this offering to our operating partnership in exchange for OP Units of our operating partnership. Our operating partnership intends to use the net proceeds to repay certain indebtedness and to use the remainder for general corporate purposes, including the potential acquisition of additional properties in the ordinary course of business. See “Use of Proceeds.”

Risk factors	An investment in our common stock involves significant risks. You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 16 prior to deciding whether to invest in our common stock.

Distribution policy	We intend to make regular quarterly distributions to holders of our common stock equal to an annual distribution rate of approximately % of our cash available for distributions. See “Distribution Policy.”

New York Stock Exchange symbol	Our common stock has been approved for listing on the New York Stock Exchange, which we refer to as NYSE, under the symbol “AVIV.”

(1)	The number of shares of common stock and OP Units to be outstanding immediately after this offering includes OP Units not held directly or indirectly by us that are exchangeable for shares of our common stock and shares of our common stock (assuming an initial public offering price of $ per share) to be issued in satisfaction of accrued and unpaid dividend equivalents under our 2010 Management Incentive Plan in an amount of approximately $ million, net of withholding, but excludes (a) shares of our common stock issuable upon exercise of outstanding options under our 2010 Management Incentive Plan with a weighted average exercise price of $ per share and (b) shares of common stock reserved for future grants under our 2013 Long-Term Incentive Plan, which we intend to adopt in connection with this offering.

Unless otherwise stated, all information in this prospectus assumes (i) that the underwriters do not exercise their option to purchase up to              shares of our common stock to cover overallotments, if any, and (ii) the effectiveness of a             -for-one split of our common stock, which occurred on             , 2013.

SUMMARY FINANCIAL AND OPERATING DATA

You should read the following summary historical consolidated financial and other data in connection with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

The summary historical consolidated financial data as of December 31, 2012 and for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited historical consolidated financial statements and the audited historical consolidated financial statements of Aviv REIT, Inc. and Subsidiaries, appearing elsewhere in this prospectus. Certain comparative figures have been reclassified to conform to our current financial statement presentation and to reflect the effect of the classification of certain assets as “discontinued operations.” The historical results are not necessarily indicative of the results to be expected in the future. Historical financial data for periods prior to September 17, 2010 represent the results of operations and financial condition of our operating partnership, Aviv Healthcare Properties Limited Partnership, as predecessor to Aviv REIT.

	Year Ended December 31,
Operating Information	2012	2011	2010
	(in thousands, except per share data)
Revenues
Rental income	$117,410	$91,012	$84,097
Interest on secured loans and direct financing lease	4,633	5,193	5,172
Interest and other income	1,129	844	133

Total revenues	123,172	97,049	89,402
Expenses
Interest expense	50,983	38,667	23,730
Depreciation and amortization	26,892	20,272	17,246
General and administrative	16,506	11,422	9,823
Transaction costs	6,708	5,493	1,578
Loss on impairment of assets	11,117	5,233	96
Reserve for uncollectible secured loan receivables	6,531	1,512	750
Change in fair value of derivatives	—	—	(2,931)
Gain on sale of assets, net	—	(1,171)	(512)
Loss on extinguishment of debt	28	3,807	2,296
Other expenses	400	267	—

Total expenses	119,165	85,502	52,076

Income from continuing operations	4,007	11,547	37,326
Discontinued operations	4,586	(234)	656

Net income	8,593	11,313	37,982
Distributions and accretion on Class E Preferred Units	—	—	(17,372)
Net income allocable to common units of Partnership/noncontrolling interests	(3,455)	(5,107)	(16,780)

Net income allocable to stockholders	$5,138	$6,206	$3,830

Weighted average shares outstanding
Basic	331,606	240,103	226,001

Diluted	334,017	242,518	228,382

Income per share from continuing operations allocable to common
Basic	$7.22	$26.38	$15.33

Diluted	$7.17	$26.12	$15.17

	Year Ended December 31,
Other Information	2012	2011	2010
	(in thousands)
Cash flows provided by operating activities	$44,476	$52,088	$54,680
Cash flows used in investing activities	(184,690)	(207,056)	(75,117)
Cash flows provided by financing activities	117,228	182,800	17,923
FFO(1)	42,177	35,647	54,812
Normalized FFO(1)	55,444	46,459	56,505
EBITDA(2)	86,464	70,233	78,931
Adjusted EBITDA(2)	109,665	93,672	84,743

(1)	For a discussion of FFO and Normalized FFO, including their limits as financial measures, see “Presentation of Non-GAAP Financial Information.” The following table is a reconciliation of our net income to FFO and Normalized FFO:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net Income	$8,593	$11,313	$37,982
Depreciation and amortization	26,892	20,272	17,246
Loss on impairment of assets	11,117	5,233	96
Gain on sale of assets, net	(4,425)	(1,171)	(512)

Funds From Operations	42,177	35,647	54,812
Loss on extinguishment of debt	28	3,807	2,296
Reserve for uncollectible loan receivables	6,531	1,512	750
Transaction costs	6,708	5,493	1,578
Change in fair value of derivatives	—	—	(2,931)

Normalized Funds From Operations	$55,444	$46,459	$56,505

The following table is a reconciliation of our cash flows provided by operating activities to FFO and Normalized FFO:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Cash flows provided by operating activities	$44,476	$52,088	$54,680
Depreciation from discontinued operations	(43)	(575)	(608)
Reserve for uncollectible loan receivables	(6,531)	(1,512)	(750)
Share based compensation	(1,689)	(1,972)	(1,632)
Amortization of deferred financing costs	(3,545)	(2,665)	(1,008)
Straight-line rental income (expense), net	7,656	(467)	3,056
Rental income from intangible amortization, net	1,486	1,366	3,681
Changes in operating assets and liabilities	395	(5,967)	(4,101)
Change in fair value of derivatives	—	—	2,931
Discontinued operations	—	(773)	—
Non-cash loss on extinguishment of debt	(42)	(3,807)	(1,437)
Other	14	(69)	—

Funds From Operations	42,177	35,647	54,812
Loss on extinguishment of debt	28	3,807	2,296
Reserve for uncollectible loan receivables	6,531	1,512	750
Transaction costs	6,708	5,493	1,578
Change in fair value of derivatives	—	—	(2,931)

Normalized Funds From Operations	$55,444	$46,459	$56,505

(2)	For a discussion of EBITDA and Adjusted EBITDA, including their limits as financial measures, see “Presentation of Non-GAAP Financial Information.” The following table is a reconciliation of our net income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net income	$8,593	$11,313	$37,982
Interest expense, net	50,979	38,648	23,703
Depreciation and amortization	26,892	20,272	17,246

EBITDA	86,464	70,233	78,931
Loss on impairment of assets	11,117	5,233	96
Gain on sale of assets, net	(4,425)	(1,171)	(512)
Transaction costs	6,708	5,493	1,578
Write off of straight-line rents	1,553	6,593	2,903
Share based compensation	1,689	1,972	1,632
Loss on extinguishment of debt	28	3,807	2,296
Reserve for uncollectible loan receivables	6,531	1,512	750
Change in fair value of derivatives	—	—	(2,931)

Adjusted EBITDA	$109,665	$93,672	$84,743

The following table is a reconciliation of our cash flows provided by operating activities to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Cash flows provided by operating activities	$44,476	$52,088	$54,680
Interest expense, net	50,979	38,648	23,703
Depreciation from discontinued operations	(43)	(575)	(608)
Amortization of deferred financing costs	(3,545)	(2,665)	(1,008)
Straight-line rental income (expense), net	7,656	(467)	3,056
Rental income from intangible amortization, net	1,486	1,366	3,681
Share based compensation	(1,689)	(1,972)	(1,632)
Gain on sale of assets, net	4,425	1,171	512
Loss on impairment of assets	(11,117)	(6,092)	(96)
Reserve for uncollectible loan receivables	(6,531)	(1,426)	(750)
Changes in operating assets and liabilities	395	(5,967)	(4,101)
Other	(28)	(3,876)	1,494

EBITDA	86,464	70,233	78,931
Loss on impairment of assets	11,117	5,233	96
Gain on sale of assets, net	(4,425)	(1,171)	(512)
Transaction costs	6,708	5,493	1,578
Write-off of straight-line rents	1,553	6,593	2,903
Share based compensation	1,689	1,972	1,632
Loss on extinguishment of debt	28	3,807	2,296
Reserve for uncollectible loan receivables	6,531	1,512	750
Change in fair value of derivatives	—	—	(2,931)

Adjusted EBITDA	$109,665	$93,672	$84,743

Cash flow used in investing activities	$(184,690)	$(207,056)	$(75,117)
Cash flow provided by (used in) financing activities	$117,228	$182,800	$17,923

	As of December 31, 2012(3)
Balance Sheet Information	Actual	As Adjusted
	(in thousands)
Gross real estate investments	$1,102,832
Cash and cash equivalents	17,876
Secured loan receivables, net	32,639
Total assets	1,099,529
Senior notes payable and other debt	705,153
Total liabilities(4)	779,026
Stockholders’ equity	326,568
Noncontrolling interests	(6,065)
Total equity	320,503
Total liabilities and equity	1,099,529

(3)	The summary balance sheet data as of December 31, 2012 is presented (a) on an actual basis and (b) on an as adjusted basis to give effect to the sale by us pursuant to this offering of shares of common stock at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, an anticipated draw of $ million under our New Term Loan in connection with this offering and the application of the net proceeds from this offering and our New Term Loan as described in “Use of Proceeds.”
(4)	Includes $9.4 million of below-market lease intangibles, a derivative fair value liability of approximately $3.8 million that will be paid in cash upon the consummation of this offering in connection with the termination of an interest rate swap arrangement, and approximately $3.0 million of accrued and unpaid dividends on options, net of withholding, to be settled in shares of our common stock upon the consummation of this offering.

RISK FACTORS

An investment in our common stock involves significant risks. You should consider the following risks in addition to information set forth elsewhere in this prospectus before making your investment decision. If any of the matters highlighted by the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose all or a part of your investment.

Risks Relating to Our Business and Operations

Our business is dependent upon our operators successfully operating their businesses and their failure to do so could have a material adverse effect on our ability to successfully and profitably operate our business.

We depend on our operators to operate the properties we own in a manner that generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our operators to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations, including any other SNFs or other properties or businesses they may acquire or operate. Cash flow generated by certain individual properties may not be sufficient for an operator to meet its obligations to us. Our financial position could be weakened and our ability to fulfill our obligations under our indebtedness could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our properties on economically favorable terms. While we have generally been successful in the past in transitioning properties from one operator to another where properties are underperforming, we cannot assure you that we will be able to continue to identify and successfully transition underperforming properties going forward. In addition, from time to time we may recognize straight-line rent write-offs in connection with transitioning properties. These adverse developments could arise due to a number of factors, including those described in the risk factors below.

Our portfolio is predominately comprised of SNFs. As a result of our focus on SNFs, any changes affecting SNFs or SNF operators, including changes in governmental rules and regulations, particularly with respect to Medicare and Medicaid reimbursement, could have an adverse impact on our operators’ revenues, costs and results of operations, which may affect their ability to meet their obligations to us. Additionally, if conditions in the SNF industry decline, we may be required to evaluate our properties for impairments or write-downs, which could result in charges that might be significant.

Certain operators account for a significant percentage of our rental income, and the failure of any of these operators to meet their obligations to us could materially reduce our rental income and net income.

As of December 31, 2012, approximately 15.1% of our contractual rent was from Daybreak, which operates 47 of our properties in Texas, approximately 14.8% of our contractual rent was from Saber, which operates 30 of our properties in Ohio, Pennsylvania, and Florida and approximately 9.9% of our contractual rent was from EmpRes, which operates 17 of our properties in California, Oregon, Nevada, Montana, and Washington. No other operator generated more than 7.7% of our total contractual rent as of December 31, 2012.

The failure or inability of any of these operators, or of other operators that account for a significant percentage of our rental income, to meet their obligations to us could materially reduce our rental income and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

The geographic concentration of our properties could leave us vulnerable to an economic downturn, regulatory or reimbursement changes or acts of nature in those areas, resulting in a decrease in our revenues or otherwise negatively impacting our results of operations.

As of December 31, 2012, the three states from which we derived the largest amount of contractual rent were Texas (18.3%), California (16.2%) and Ohio (9.9%). As a result of these concentrations, the conditions of local economies and real estate markets, changes in governmental rules and regulations, particularly with respect to Medicaid, acts of nature and other factors that may result in a decrease in demand for long-term care services in these states could have an adverse impact on our operators’ revenues, costs and results of operations, which may affect their ability to meet their obligations to us.

We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations and may result in the use of a significant amount of management resources.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions or investment opportunities, or to integrate successfully any acquired properties without substantial expense, delay or other operational or financial problems, would slow our growth, which could in turn adversely affect our stock price.

Our ability to acquire properties successfully may be constrained by the following significant risks:

•	competition from other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions; and

•	failure to finance an acquisition on favorable terms or at all.

If any of these risks are realized, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

In order to qualify as a REIT under the Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains). Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital needs to make investments and acquisitions and to satisfy or refinance maturing commitments.

As a result, we expect to rely on external sources of capital, including debt and equity financing. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to expand our business, or to meet our obligations and commitments as they mature. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market’s perception of our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We may not be in position to take advantage of attractive investment opportunities for growth in the event that we are unable to access the capital markets on a timely basis or we are only able to obtain financing on unfavorable terms.

Following the anticipated application of the net proceeds of this offering, we estimate that we would have had approximately $         million of indebtedness outstanding as of December 31, 2012, assuming an initial public offering price of $         per share, the midpoint of the range indicated on the cover of this prospectus; our indebtedness could adversely affect our financial condition and, as a result, our operations.

We have substantial indebtedness and we may increase our indebtedness in the future. As of December 31, 2012, we had total indebtedness of $705.2 million outstanding, including $400.0 million of indebtedness with respect to our Senior Notes due 2019 (excluding $3.2 million of net debt premium balance related to the Notes) and $280.5 million of indebtedness with respect to our Term Loan, our Acquisition Credit Line, our 2014 Revolver and our 2016 Revolver. Following the anticipated application of the net proceeds of this offering to reduce our debt, we anticipate that we would have had total debt of approximately $         million as of December 31, 2012, assuming an initial public offering price of $         per share, the midpoint of the range indicated on the cover of this prospectus. Our level of indebtedness could have important consequences to our stockholders. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business;

•	increase our cost of borrowing;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

•

limit our ability to make distributions to our stockholders, which may cause us to lose our qualification as a REIT under the Code or to become subject to federal corporate income tax on any REIT taxable income that we do not distribute; and

•	place us at a potential competitive disadvantage compared to our competitors that have less debt.

Further, we have the ability to incur substantial additional debt, including secured debt. If we incur additional debt, the related risks described above could intensify.

Because real estate investments are relatively illiquid, our ability to promptly sell properties in our portfolio is limited.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. In addition, our properties are special purpose properties that could not be readily converted to general residential, retail or office use. Transfers of operations of SNFs and other healthcare properties are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. To the extent we are unable to sell any properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct those defects or to make those improvements. We may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would impede our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition, results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Uninsured losses or losses in excess of our operators’ insurance coverage could adversely affect our financial position and our cash flow.

Under the terms of our leases, our operators are required to maintain comprehensive general liability, fire, flood, earthquake, boiler and machinery, nursing home or long-term care professional liability and extended coverage insurance with respect to our properties with policy specifications, limits and deductibles set forth in the leases or other written agreements between us and the operator. However, our properties may be adversely affected by casualty losses which exceed insurance coverages and reserves. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flows from, the property. Even if it were practicable to restore the property to its condition prior to the damage caused by a major casualty, the operations of the affected property would likely be suspended for a considerable period of time. In the event of any substantial loss affecting a property, disputes over insurance claims could arise.

Our assets may be subject to impairment charges.

We periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and funds from operations in the period in which the write-off occurs. As part of our impairment evaluation during 2012, we recorded a charge of approximately $11.1 million.

As an owner of real property, we may be exposed to environmental liabilities.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property, such as us, may be liable in certain circumstances for the costs of investigation, removal, remediation or release of hazardous or toxic substances (including materials containing asbestos) at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons or adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator at the property. The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner’s liability therefore could exceed the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect our operators’ ability to attract additional residents, our ability to sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenues.

Although our leases require the operator to indemnify us for certain environmental liabilities, the scope of such obligations may be limited. For instance, some of our leases do not require the operator to indemnify us for environmental liabilities arising before the operator took possession of the premises. Further, we cannot assure you that any such operator would be able to fulfill its indemnification obligations. If we were to be liable for any such environmental liabilities and were unable to seek recovery against our operators, our business, financial condition and results of operations could be materially and adversely affected.

We depend upon our key employees and our failure to retain or attract sufficient numbers of qualified personnel could have a material adverse effect on our business.

Our future performance depends to a significant degree upon the continued contributions of our management team and other employees. As of December 31, 2012, we had 29 full-time employees and 3 part-time employees and, as a result, the loss of even a small number of our employees may have an adverse effect on our business. Accordingly, our future success depends on our ability to retain, attract, hire and train skilled management and other qualified personnel. Competition for qualified employees is intense, and we compete for qualified employees with companies that may have greater financial resources than we have. Consequently, we may not be successful in retaining, attracting, hiring, and training the people we need, which would seriously impede our ability to implement our business strategy.

Risks Relating to Our Operators and the Skilled Nursing Facility Industry

Our operators’ failure to comply with the requirements of governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may affect their ability to meet their obligations to us.

Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing laws. The ultimate timing or effect of any changes in these laws and regulations cannot be predicted. We have no direct control over our operators’ ability to meet the numerous federal, state and local regulatory requirements. The failure of any of our operators to comply with these laws, requirements and regulations may affect their ability to meet their obligations to us. In particular:

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Licensing and Certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically surveyed by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure or certification may prevent a facility from operating or result in a suspension of reimbursement payments until all licensure or certification issues have been resolved and the necessary licenses or certification are obtained or reinstated. If an operator does not continue to meet all regulatory requirements, that operator may lose its ability to provide or bill and receive payment for healthcare services. In such event, revenues from those facilities could be reduced or eliminated for an extended period of time or permanently. Transfers of operations of SNFs and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate.

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Certificate of Need. Some states require that SNFs obtain governmental approval, in the form of a Certificate of Need, or CON, or similar certification, that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. The CON laws and regulations may restrict our ability to add new facilities or expand an existing facility’s size or services. In addition, CON laws may constrain our ability to lease a particular property to a new operator.

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Medicare and Medicaid Certification. A significant portion of the revenues of our operators that operate SNFs is derived from participation in government-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification to participate in these programs could result in a loss of funding from such programs. Loss of certification could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. Medicare and Medicaid laws also require operators of SNFs to comply with extensive standards governing operations.

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Fraud and Abuse Laws and Regulations. There are various highly complex federal and state laws governing a wide array of referrals, financial relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit financial inducements for referrals, filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. All healthcare providers, including SNFs, are subject to the Federal Anti-Kickback Statute, which generally prohibits persons from offering, providing, soliciting, or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. SNFs are also subject to the Federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law generally prohibits the submission of claims to Medicare for payment if the claim results from a physician referral for certain designated services and the physician has a financial relationship with the health service provider that does not qualify under one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on kickbacks, physician self-referrals and submission of claims apply to state Medicaid programs, and may also apply to private payors under state laws. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally funded healthcare programs or result in the imposition of treble damages and fines or other penalties.

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Other Laws. Other laws that impact how our operators conduct their operations include: federal and state laws designed to protect the confidentiality and security of patient health information; state and local licensure laws; laws protecting consumers against deceptive practices; laws generally affecting our operators’ management of property and equipment and how our operators generally conduct their operations, such as fire, health and safety, and environmental laws; federal and state laws affecting assisted living facilities mandating quality of services and care, and quality of food service; resident rights (including abuse and neglect laws); and health standards set by the federal Occupational Safety and Health Administration. For example, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) provides for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the regulations, healthcare providers often must undertake significant operational and technical implementation efforts. Operators also may face significant financial exposure if they fail to maintain the privacy and security of medical records and other personal health information about individuals. The Health Information Technology for Economic and Clinical Health (“HITECH”) Act, passed in February 2009, strengthened the HHS Secretary’s authority to impose civil money penalties for HIPAA violations occurring after February 18, 2009. HITECH directs the HHS Secretary to provide for periodic audits to ensure covered entities and their business associates (as that term is defined under HIPAA) comply with the applicable HITECH requirements, increasing the likelihood that a HIPAA violation will result in an enforcement action. CMS issued an interim Final Rule which conformed HIPAA enforcement regulations to the HITECH Act, increasing the maximum penalty for multiple violations of a single requirement or prohibition to $1.5 million. Higher penalties may accrue for violations of multiple requirements or prohibitions. HIPAA violations are also potentially subject to criminal penalties. We cannot predict the effect additional costs to comply with these laws may have on the expenses of our operators and their ability to meet their obligations to us.

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Legislative and Regulatory Developments. The Patient Protection and Affordable Care Act (“PPACA”) and the Health Care and Education Reconciliation Act of 2010, which amends PPACA (collectively, the “Health Reform Laws”) and the June 28, 2012 United States Supreme Court ruling upholding the individual mandate of the Health Reform Laws and partially invalidating the expansion of Medicaid (further discussed below), may have a significant impact on Medicare, Medicaid, other federal healthcare programs, and private insurers, which impact the reimbursement amounts received by SNFs and other healthcare providers. The Health Reform Laws could have a substantial and material adverse effect on all parties directly or indirectly involved in the healthcare system. Together, the Health Reform Laws make the most sweeping and fundamental changes to the U.S. healthcare system undertaken since the creation of Medicare and Medicaid and contain various provisions that may directly impact us or our operators. These new laws include a large number of health-related provisions that are scheduled to take effect over the next four years, including expanding Medicaid eligibility, requiring most individuals to have health insurance, establishing new regulations on health plans, establishing health insurance exchanges and modifying certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste, including through new tools to address fraud and abuse. Because all of our properties are used as healthcare properties, we will be impacted by the risks associated with the healthcare industry, including healthcare reform. While the expansion of healthcare coverage may result in some additional demand for services provided by operators, reimbursement levels may be lower than the costs required to provide such services, which could materially adversely affect the ability of operators to generate profits and pay rent under their lease agreements with us and thereby could materially adversely affect our business, financial position or results of operations. The Health Reform Laws also enhance certain fraud and abuse penalty provisions that could apply to our operators in the event of one or more violations of the federal healthcare regulatory laws. Furthermore, regulatory proposals and rules are released on an ongoing basis that may have an impact on the healthcare system in general and the skilled nursing and long-term care industries in particular. We cannot predict whether the existing Health Reform Laws, or future healthcare reform legislation or regulatory changes, will have a material impact on our operators’ property or business. If the operations, cash flows or financial condition of our operators are materially adversely impacted by the Health Reform Laws or future legislation, our revenue and operations may be adversely affected as well. In addition, despite the Supreme Court’s decision to uphold the Health Reform Laws, the House of Representatives voted to repeal the Health Reform Laws in full. We cannot predict whether any of these or future attempts to repeal or amend the Health Reform Laws will be successful, nor can we predict the impact that such a repeal or amendment would have on our operators and their ability to meet their obligations to us.

Our operators depend on reimbursement from government and other third-party payors; reimbursement rates from such payors may be reduced, which could cause our operators’ revenues to decline and affect their ability to meet their obligations to us.

The ability of our operators to generate revenue and profit influences the underlying value of our properties. Revenues of our operators are generally derived from payments for patient care. Sources of such payments for SNFs include Medicare, state Medicaid programs, private insurance carriers, healthcare service plans, health maintenance organizations, preferred provider arrangements, self-insured employers and the patients themselves. Medicare and Medicaid programs, as well as numerous private insurance and managed care plans, generally require participating providers to accept government-determined reimbursement levels as payment in full for services rendered, without regard to a facility’s charges. Changes in the reimbursement rate or methods of payment from third-party payors, including Medicare and Medicaid, or the implementation of other measures to reduce reimbursements for services provided by our operators, have in the past and could in the future result in a substantial reduction in our operators’ revenues. For example, beginning in 2012, SNFs were subject to a productivity adjustment, which means that the payment rates for SNFs may decrease from one year to the next. Additionally, although the Health Reform Laws delayed implementation of the Resource Utilization Group, Version Four (“RUG-IV”), which revises the payment classification system for SNFs, the Medicare and Medicaid Extenders Act of 2010 repealed this delay retroactively to October 1, 2010. The implementation of the RUG-IV classification may impact our operators by revising the classifications of certain patients. The federal reimbursement for certain facilities, such as SNFs, incorporates adjustments to account for facility case-mix. Additionally, on July 30, 2012, CMS released notices updating the payment rates for SNFs. Effective October 1, 2012, CMS is implementing a net 1.8% rate increase for SNFs. Additionally, revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. There also continue to be new legislative and regulatory proposals that could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. Moreover, healthcare facilities continue to experience pressures from private payors attempting to control healthcare costs, and reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. We cannot assure you that adequate reimbursement levels will continue to be available for the services provided by our operators. Further limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on our operators’ liquidity, financial condition and results of operations, which could cause the revenues of our operators to decline and which may affect their ability to meet their obligations to us.

A number of states are currently managing budget deficits, which may put pressure on states to decrease reimbursement rates for our operators with the goal of decreasing state expenditures under their state Medicaid programs. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in Medicaid due to unemployment and declines in family incomes. These potential reductions could be compounded by the potential for federal cost-cutting efforts that could lead to reductions in reimbursement to our operators under both the Medicaid and Medicare programs. Potential reductions in Medicaid and Medicare reimbursement to our operators could reduce the cash flow of our operators and their ability to meet their obligations to us.

Possible changes in the healthcare needs of our operators’ residents as well as payor mix and payment methodologies may significantly affect the profitability of our operators.

The sources and amounts of our operators’ revenues are determined by a number of factors, including licensed bed capacity, occupancy, the healthcare needs of residents and the rate of reimbursement. Changes in the healthcare needs of the residents as well as payor mix among private pay, Medicare and Medicaid may significantly affect our operators’ profitability and which may affect their ability to meet their obligations to us.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to meet their obligations to us.

Our operators may be subject to claims that their services have resulted in resident injury or other adverse effects. The insurance coverage maintained by our operators, whether through commercial insurance or self-insurance, may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. From time to time, there may also be increases in government investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as increases in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or government investigation, whether currently asserted or arising in the future, could lead to potential termination from government programs, large penalties and fines and otherwise have a material adverse effect on an operator’s financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages, or if an operator is subject to an uninsurable government enforcement action, the operator could be exposed to substantial additional liabilities, which could result in its bankruptcy or insolvency or have a material adverse effect on the operator’s business and its ability to meet its obligations to us.

The bankruptcy, insolvency or financial deterioration of our operators could delay or prevent our ability to collect unpaid rents or require us to find new operators.

We receive substantially all of our income as rent payments under leases of our properties. We have very limited control over the success or failure of our operators’ businesses and, at any time, any of our operators may experience a downturn in its business that may weaken its financial condition. As a result, our operators may fail to make rent payments when due or declare bankruptcy. Any operator failures to make rent payments when due or operator bankruptcies could result in the termination of the operator’s lease and could have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. This risk is magnified in situations where we lease multiple properties to a single operator under a master lease, as an operator failure or default under a master lease could reduce or eliminate rental revenue from multiple properties.

If operators are unable to comply with the terms of the leases, we may be forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of an operator to perform under a lease could require us to declare a default, repossess the property, find a suitable replacement operator, operate the property or sell the property. There is no assurance that we would be able to lease a property on substantially equivalent or better terms than the prior lease, or at all, find another qualified operator, successfully reposition the property for other uses or sell the property on terms that are favorable to us. It may be more difficult to find a replacement operator for a SNF property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement operator for a property, transfers of operations of SNFs and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations, which may affect our ability to successfully transition a property.

If any lease expires or is terminated, we could be responsible for all of the operating expenses for that property until it is re-leased or sold. If we experience a significant number of un-leased properties, our operating expenses could increase significantly. Any significant increase in our operating costs may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Any bankruptcy filing by or relating to one of our operators could bar all efforts by us to collect pre-bankruptcy debts from that operator or seize its property. An operator bankruptcy could also delay our efforts to collect past due balances under the leases and could ultimately preclude collection of all or a portion of these sums. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. Furthermore, dealing with an operator’s bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

If one or more of our operators files for bankruptcy relief, the U.S. federal Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. However, our leases with operators that lease more than one of our properties are generally made pursuant to a single master lease covering all of that operator’s properties leased from us, or are cross-defaulted with other leases, and consequently there is uncertainty about how such arrangements may be treated in a bankruptcy. It is possible that in bankruptcy the debtor-operator may be required to assume or reject the master lease or cross-defaulted leases as a whole, rather than making the decision on a property-by-property basis, thereby preventing the debtor-operator from assuming the better performing properties and terminating the master lease or cross-defaulted leases with respect to the poorer performing properties.

Increased competition may affect the ability of our operators to meet their obligations to us.

The healthcare industry is highly competitive. Our operators are competing with numerous other companies providing similar healthcare services or alternatives such as long-term acute care hospitals, in-patient rehabilitation facilities, home health agencies, hospices, life care at home, community-based service programs, retirement communities and convalescent centers. Our operators may not be able to achieve performance levels that will enable them to meet their obligations to us.

Risks Relating to Our Organization and Structure

Our primary asset is our partnership interest in our operating partnership and, as a result, we will depend on distributions from our operating partnership to pay dividends and expenses.

After the consummation of this offering, we will be a holding company and will have no material assets other than our general partner interest and OP Units in our operating partnership. We intend to cause our operating partnership to make distributions to limited partners, including us, in an amount sufficient to allow us to qualify as a REIT for U.S. federal income tax purposes and to pay all our expenses. To the extent we need funds and our operating partnership is restricted from making distributions under applicable law or otherwise, or if our operating partnership is otherwise unable to provide such funds, the failure to make such distributions could materially adversely affect our liquidity and financial condition.

Members of our management and board of directors will be unitholders of our operating partnership, and their interests may differ from those of our public stockholders.

After the consummation of this offering, members of our management and board of directors will also be holders of OP Units of our operating partnership. Those unitholders may have conflicting interests with holders of our common stock. For example, holders of OP Units may have different tax positions from us or holders of our common stock, which could influence their decisions in their capacities as members of management regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness and how to structure future transactions.

Upon the consummation of this offering, Lindsay Goldberg, Mr. Bernfield, our Chairman and Chief Executive Officer, and a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain of their respective affiliates, family members and estates and trusts, will own shares of common stock and OP Units representing     %,     % and     %, respectively, of our outstanding common stock on a fully-diluted basis and will have the ability to exercise significant influence over our company and our operating partnership and any matter presented to our stockholders.

Upon the consummation of this offering and assuming no exercise of the underwriters’ overallotment option, Lindsay Goldberg, Mr. Bernfield, our Chairman and Chief Executive Officer, and a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain of their respective affiliates, family members and estates and trusts, will own shares of common stock and OP Units representing     %,     % and     %, respectively, of our outstanding common stock on a fully-diluted basis, assuming an initial public offering price of $         per share, the midpoint of the range set forth on the cover of this prospectus. As a result of their equity ownership and their positions within our company, each of Lindsay Goldberg, Mr. Bernfield and members of the Karkomi Estate individually or, to the extent their interests are aligned, collectively may be able to influence the outcome of matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. In addition, Lindsay Goldberg will initially have the right to nominate three directors. Therefore, each of Lindsay Goldberg, Mr. Bernfield and the Karkomi Estate (and members thereof) will have substantial influence over us and could exercise influence in a manner that is not in the best interests of our other stockholders. This concentration of ownership might also have the effect of delaying or preventing a change of control that our stockholders may view as beneficial. Lindsay Goldberg has agreed that, while the Investment Agreement is in effect, in connection with any merger to which Aviv is a constituent party, a sale of all or substantially all of the assets of Aviv, plans of liquidation involving Aviv, or issuances of capital stock by Aviv, in each case, to the extent such matter is submitted to a vote of stockholders or included in a solicitation of consents with respect to the stockholders, it will vote its shares in Aviv which represent up to its indirect ownership percentage of the operating partnership in its sole and absolute discretion and will vote its shares in excess of such amount in proportion with the other stockholders of Aviv that are unaffiliated with Lindsay Goldberg.

We currently qualify as an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We currently qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to qualify as an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that do not qualify as emerging growth companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could qualify as an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30th before that time, in which case we would no longer qualify as an emerging growth company as of the following December 31st. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have limited experience operating as a REIT and therefore may have difficulty in successfully and profitably operating our business in compliance with the regulatory requirements applicable to REITs.

Aviv REIT, Inc. was formed on July 30, 2010, and we have limited experience operating as a REIT and complying with the numerous technical restrictions and limitations set forth in the Code, as applicable to REITs. As a result, we cannot assure you that we will be able to successfully operate as a REIT or comply with regulatory requirements applicable to REITs.

The obligations associated with being a public company will require significant resources and management attention.

As a result of the issuance of our Senior Notes in February 2011, we are a public reporting company under the Exchange Act of 1934, or the Exchange Act. However, we have limited experience complying with Securities and Exchange Commission, or SEC, regulations. Upon becoming a public company with our common stock listed on the New York Stock Exchange, or NYSE, we will need to comply with additional laws, regulations and requirements, including the requirements of the NYSE, with which we have not previously been required to comply. Despite recent reforms made possible by the JOBS Act, compliance with these laws, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our legal, accounting and other expenses, particularly after we no longer qualify as an “emerging growth company.” Furthermore, the need to establish the corporate infrastructure demanded of public companies may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations upon becoming a public company. However, the measures we take may not be sufficient to satisfy our obligations. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments and attestation by our independent registered public accounting firm of the effectiveness of our internal control over financial reporting. Beginning with the fiscal year ending December 31, 2014, we will be required to file an annual management assessment of the effectiveness of our internal control over financial reporting with the SEC. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we no longer qualify as an “emerging growth company” or we opt not to use the applicable exemption. In connection with our implementation of the necessary procedures and practices related to internal control over financial reporting, we or our independent registered public accounting firm may identify deficiencies that we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to comply with Section 404, or if we or our independent registered public accounting firm identify and report a material weakness, it may affect the reliability of our internal control over financial reporting, which could adversely affect the market price of our common stock and subject us to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our charter restricts the ownership and transfer of our outstanding stock, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. Subject to some exceptions, our charter prohibits any stockholder from owning actually or constructively more than     % (in value) of our outstanding common stock or     % (in value) of our outstanding stock of all classes and series. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than     % of our outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of     % in value of our outstanding stock, and thus violate our charter’s ownership limit. Our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void.

Certain provisions of Maryland Law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Subject to certain limitations, provisions of the MGCL prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our stock or an affiliate or associate of us who beneficially owned 10% or more of the voting power of our stock during the previous two years) or an affiliate of the interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder. After the five year period, business combinations between us and an interested stockholder or an affiliate of the interested stockholder must generally either provide a minimum price to our stockholders or be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding stock and at least two-third of the votes entitled to be cast by stockholders other than the interested stockholder and its affiliates and associates.

These provisions of the MGCL relating to business combinations do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the statute, our board of directors has by resolution exempted any business combination between us and any other person or entity from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person or entity. As a result, these persons may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute. Our bylaws provide that this resolution may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with such resolution, or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

The MGCL also provides that holders of control shares (which are shares of our stock which, when aggregated with other shares that the acquiror owns or is entitled to direct the exercise of voting power (other than solely by virtue of a revocable proxy), entitle the stockholder to exercise (i) at least 10% but less than 33%, (ii) at least 33% but less than a majority or (iii) a majority of the voting power in the election of directors) generally have no voting rights with respect to control shares except to the extent approved by stockholders (other than the holder of the control shares, our officers and our directors who are also our employees) entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our bylaws contain a provision exempting from the provisions of the MGCL relating to control share acquisitions any and all acquisitions by any person of our common stock. Our board of directors may not amend this provision of our bylaws without the approval of a majority of the votes cast on any such amendment by holders of outstanding shares of our common stock.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to elect to be subject to certain provisions relating to corporate governance that may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Upon the consummation of this offering, we will already be subject to certain of these provisions, either by provisions of our charter and bylaws unrelated to Subtitle 8 or by reason of an election in our charter to be subject to certain provisions of Subtitle 8. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

We may change our investment strategies and policies without stockholder approval.

Our board of directors, without the approval of our stockholders, may alter our investment strategies and policies if it determines that a change is in our best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

Risks Relating to Our Tax Status and Other Tax Related Matters

Our failure to remain qualified as a REIT would have significant adverse consequences to us and the value of our common stock.

We made the election to be taxed as a REIT effective as of our taxable year ending December 31, 2010. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. Qualification as a REIT involves the application of highly technical and complex Code provisions and U.S. Treasury Department regulations, or Treasury regulations, promulgated thereunder for which there are only limited judicial and administrative interpretations. Even a technical or inadvertent violation could jeopardize our ability to remain qualified as a REIT. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. In order to remain qualified as a REIT, we must satisfy a number of requirements on a continuing basis, including requirements regarding the composition of our assets, sources of our gross income and stockholder ownership. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains).

We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. However, we expect to receive an opinion of our legal counsel, Sidley Austin LLP, with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Sidley Austin LLP will represent only the view of Sidley Austin LLP based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us as well as representations from current owners of Aviv REIT, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued. Sidley Austin LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Sidley Austin LLP and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Sidley Austin LLP. This means that we may not satisfy the REIT requirements in the future. Furthermore, our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If we lose our qualification as a REIT, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.

In addition, if we lose our qualification as a REIT, we will not be required to make distributions to stockholders, but all distributions to our stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our taxable non-corporate “U.S. stockholders” (as such term is defined under “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders” below) would generally be taxed on our dividends at capital gains rate, and our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Code.

As a result of these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, taxes on certain prohibited transactions, taxes on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. See “Material U.S. Federal Income Tax Considerations—Taxation of Aviv REIT.” We currently own an interest in one taxable REIT subsidiary (as such term is defined under “Material U.S. Federal Income Tax Considerations—Taxation of Aviv REIT” below) or TRS, and we may use TRSs to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through “pass-through subsidiaries” (as such term is defined below under “Material U.S. Federal Income Tax Considerations—Effect of Subsidiary Entities”). Such TRSs will be subject to federal, state and local corporate level income tax at regular rates. In addition, we may incur a 100% excise tax on any transaction with a TRS that is not conducted on an arm’s length basis. Any of these taxes would decrease cash available for the payment of our debt obligations or for distribution to our stockholders.

To maintain our REIT qualification, we may be forced to borrow funds during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders annually at least 90% of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains), and we will be subject to regular corporate income taxes to the extent that we distribute annually less than 100% of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains). In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. The terms of the indenture governing our Senior Notes, our Term Loan, our Acquisition Credit Line, our 2014 Revolver and our 2016 Revolver restrict our ability to incur additional indebtedness. If we do not have other funds available in these situations, we may need to borrow funds to the extent that we are permitted to do so, on a short-term basis, or possibly on a long-term basis, in order to make the distributions necessary to qualify as a REIT and avoid the payment of income and excise taxes, even if the then prevailing market conditions are not favorable for these borrowings.

Dividends payable by REITs generally do not qualify for the reduced tax rates applicable to some dividends.

The maximum tax rate for qualified dividends, which are dividends received during the applicable tax year from U.S. corporations and from certain qualified non-U.S. corporations, payable to taxable non-corporate U.S. stockholders is 20%. Dividends payable by REITs, however, are generally not eligible for the 20% rate. The more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment currently given to corporate dividends, which could negatively affect the value of our properties. However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, and we thus expect to avoid the “double taxation” to which other corporations are typically subject.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including our operating partnership (but generally excluding TRSs) that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property.

We intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS would incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or indirectly through any subsidiary, will be treated as a prohibited transaction or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. Despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we continually must satisfy tests concerning, among other things, the sources of our income, the type and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. As a result, we may be required to liquidate or forgo investments that would be otherwise advantageous to us in order to satisfy the source-of-income, asset- diversification or distribution requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments. The likelihood that we would be required to so liquidate or forgo otherwise advantageous investments is made greater by the fact that the terms of the indenture governing our Senior Notes and the expected terms of our New Revolver and New Term Loan restrict our ability to incur additional indebtedness, which indebtedness might otherwise be used to satisfy the REIT distribution requirements.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets generally does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, if certain requirements are met. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. Federal Income Tax Considerations — Taxation of Aviv REIT.” As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a domestic TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT.

We cannot predict how changes in the tax laws might affect our investors or us. The U.S. federal income tax rules that affect REITs are constantly under review, and the present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could materially adversely affect the U.S. federal income tax treatment of an investment in our common stock. Revisions in U.S. federal tax laws and interpretations thereof could cause us to change our investments and commitments, which could also affect the tax considerations of an investment in our common stock. It is impossible to anticipate the effects of any such revisions at this time.

Non-U.S. stockholders may be subject to FIRPTA tax upon their receipt of certain distributions from us or upon their disposition of shares of our common stock.

A non-U.S. stockholder (as such term is defined below under “Material U.S. Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Taxable Non-U.S. Stockholders”) that disposes of a “U.S. real property interest”, or USRPI (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), or that receives a distribution attributable to gains from such a disposition, is generally subject to the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, on the amount received from (or to the extent attributable to gains from) such disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT that is “domestically controlled.” A REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, amounts received by a non-U.S. stockholder on certain dispositions of shares of our common stock would be subject to FIRPTA tax, unless (i) our shares of common stock were regularly traded on an established securities market and (ii) the non-U.S. stockholder did not, at any time during a specified testing period, hold more than 5% of our common stock. Furthermore, certain distributions by us may be subject to FIRPTA tax unless our shares of common stock are regularly traded on an established securities market located in the United States and the condition in clause (ii) of the immediately preceding sentence is satisfied. For a more detailed discussion of the applicability of the FIRPTA tax to non-U.S. stockholders, see “Material U.S. Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Taxable Non-U.S. Stockholders.”

Distributions to tax-exempt stockholders may be classified as UBTI.

Although generally exempt from U.S. federal income tax, tax-exempt entities may be subject to taxation on their “unrelated business taxable income” (as such term is defined in the Code), or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI, subject to certain exceptions. However, tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under certain sections of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI. Moreover, in certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI. See “Material U.S. Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt Stockholders.”

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may have benefited our stockholders.

In order to maintain our qualification as a REIT under the Code, our charter generally restricts (subject to certain exceptions) any person from actually or constructively owning more than         % (in value) of our common stock or         % (in value) of our outstanding stock of all classes and series. This restriction may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our stock on terms that might be financially attractive to you or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and you. In addition to deterring potential transactions that may be favorable to you, these provisions may also decrease your ability to sell your shares of our common stock.

Risks Relating to this Offering and Ownership of Our Common Stock

If you purchase shares of common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share of our common stock.

We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $         in the book value per share of common stock from the price you pay for our common stock in this offering, based on an assumed initial public offering price of $         per share, the midpoint of the range indicated on the cover of this prospectus. See “Dilution” for further discussion of how your ownership interest in us will be immediately diluted.

There is currently no public market for our common stock and an active trading market for our common stock may never develop following this offering.

Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the NYSE under the symbol “AVIV”. However, an active trading market for our common stock may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling any shares that you buy.

The market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or earnings estimates;

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles;

•	passage of legislation or other regulatory developments that adversely affect us or our industry; and

•	the potential impact of governmental budgets and healthcare reimbursement expenditures.

Market interest rates may have an effect on the value of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to stockholders.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales by us or our existing stockholders of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon the consummation of this offering, all shares of common stock sold in this offering will be freely tradable without restriction (other than the ownership limit and the other restrictions on ownership and transfer of our stock as set forth in our charter), unless the shares are owned by one of our affiliates or subject to the lock-up agreements described below. See “Shares Eligible for Future Sale.”

We, each of our directors and executive officers, Lindsay Goldberg, the Karkomi Estate and certain of our other existing security holders have agreed, with limited exceptions, that we and they will not, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. on behalf of the underwriters, during the period ending 365 days (180 days with respect to Aviv and members of the Karkomi Estate) after the date of this prospectus, among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or file a registration statement with the SEC relating to the offering of any shares of our common stock.

In connection with this offering, we intend to file a registration statement on Form S-8 to register all shares of common stock reserved for issuance under our 2010 Management Incentive Plan and 2013 Long-Term Incentive Plan, and once we register these shares they can be freely sold in the public market after issuance, subject to lock-up provisions discussed above. Certain of our existing stockholders are party to registration rights agreements with us. Pursuant to those agreements, and after the lock-up agreements pertaining to this offering expire, these stockholders will have the right to demand that we register under the Securities Act for resale all or a portion of the approximately              shares of our common stock or OP Units, which would be exchanged for shares of common stock, held by the stockholders who are parties to those agreements. Registration of the sale of these shares of our common stock would facilitate their sale into the public market. If any or all of these holders cause a large number of their shares to be sold in the public market, such sales could reduce the trading price of our common stock and could impede our ability to raise future capital. Certain holders of OP Units, representing             % of the OP Units outstanding immediately prior to this offering, will not be required to enter into the lock-up agreements described under “Shares Eligible For Future Sale – Lock-Up Agreements”. The underwriting agreement prohibits us from exchanging shares of common stock for the OP Units of any such holder during the lock-up period unless the applicable holder enters into a lock-up agreement. However, because such holders have not signed lock-up agreements in advance, such holders of OP Units may, prior to any such exchange, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any OP Units or any securities convertible into or exercisable or exchangeable for OP Units or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the OP Units.

The exercise of any options or the vesting of any restricted stock granted to our directors, executive officers and other employees under our 2010 Management Incentive Plan and 2013 Long-Term Incentive Plan, the issuance of our common stock in connection with facility, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. In addition, future sales of shares of our common stock by us may be dilutive to existing stockholders.

Our cash available for distributions may not be sufficient to make distributions at expected levels.

Our estimated initial annual distributions represent     % of our estimated initial cash available for distributions for the twelve months ending December 31, 2013 as calculated in “Distribution Policy.” We may be unable to pay our estimated initial annual distributions to stockholders out of cash available for distributions as calculated in “Distribution Policy.” If sufficient cash is not available for distributions from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distributions, or to reduce the amount of such distributions. To the extent that we fund distributions from working capital, our cash available for investing purposes will decrease. In the event the underwriters’ overallotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale by us of              shares of common stock will be approximately $         million, or $         million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $         per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses of approximately $         million payable by us.

We intend to contribute the net proceeds to us from this offering to our operating partnership in exchange for OP Units of our operating partnership. Our operating partnership intends to use those net proceeds, together with proceeds of $             million under our New Term Loan, to repay certain indebtedness and to use the remainder, if any, for general corporate purposes, including the potential acquisition of additional properties in the ordinary course of business.

Repayment of existing indebtedness is expected to include repayment of $         million under our Term Loan, $         million under our Acquisition Credit Line and $         million under our 2016 Revolver, after which we intend to terminate each of these facilities. In addition, we expect to pay approximately $         million in connection with the termination of hedging agreements relating to our Term Loan and Acquisition Credit Line. As of December 31, 2012, the outstanding balance under our Term Loan and Acquisition Credit Line was $192.2 million and $18.9 million, respectively, in each case at an interest rate equal to 5.75% with a maturity date of September 2015 and the outstanding balance under our 2016 Revolver was $69.4 million at an interest rate equal to 5.25% with a maturity date of January 2016. The proceeds from our Acquisition Credit Line and our 2016 Revolver were used for general corporate purposes, including the acquisition of properties.

Pending any ultimate use of any portion of the proceeds from this offering, our operating partnership intends to invest the proceeds in a variety of liquid investments, including short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. We intend to pay an initial distribution with respect to the period commencing on the consummation of this offering and ending             , based on a distribution of $         per share for a full quarter. On an annualized basis, this would be $         per share, or an annual distribution rate of approximately     %, based on an assumed initial public offering price of $         per share, the midpoint of the range indicated on the cover of this prospectus. We estimate that this initial annual distribution rate will represent approximately     % of estimated cash available for distribution for the twelve months ending December 31, 2013. We have estimated our cash available for distribution to our common stockholders for the twelve months ending December 31, 2013 based on adjustments to our net income available to common stockholders for the twelve months ended December 31, 2012 as described below. This estimate was based upon our historical operating results, the assumed proceeds of this offering (and use thereof as described in “Use of Proceeds”) and scheduled incremental rents and committed capital expenditures and assumed related financing activities. Except as set forth below, this estimate does not take into account any additional investments and their associated cash flows, unanticipated expenditures we may have to make or other financing activities. In estimating our cash available for distribution to holders of our common stock, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital accounts but does include the reduction in interest expense from the repayment of debt that will be funded with offering proceeds. Any investing and/or financing activities we undertake after this offering may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the twelve-month period following consummation of this offering and believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that our estimated distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions will be at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, liquidity, cash flows and financial condition, the rent we actually receive from our tenants, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, our annual REIT distribution requirements, applicable law and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially and adversely affect us, see “Risk Factors.” If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from working capital, borrow or raise equity or to reduce such distributions. In addition, our charter allows us to issue preferred stock that could have a preference on distributions. Additionally, under certain circumstances, agreements relating to our indebtedness could limit our ability to make distributions to our common stockholders. We intend to redeem all of our currently outstanding preferred stock shortly after the completion of this offering, and we currently have no intention to issue any new shares of preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to our common stockholders.

We anticipate that, at least initially, our distributions will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax purposes for that period. As a result, we expect that a portion of our distributions will represent a return of capital for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the stockholder’s adjusted basis of his or her common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Material U.S. Federal Income Tax Considerations.”

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including net capital gains. For more information, please see “Material U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make those distributions.

The following table describes our net income for the twelve months ended December 31, 2012, and the adjustments we have made in order to estimate our initial cash available for distribution for the twelve months ending December 31, 2013. The table reflects our consolidated information, including the limited partners’ interest in our operating partnership. Following this offering, the OP Units held by limited partners of our operating partnership will be redeemable for cash, subject to our election to acquire the OP Units in exchange for shares of our common stock, on a one-for-one basis.

(in thousands, except per share data)
Net income for the twelve months ended December 31, 2012	$8,593
Add: Real estate depreciation and amortization	26,892
Add: Amortization of deferred financing costs	3,545
Add: Non-cash stock-based compensation expense	1,689
Add: Increases in rental income and interest on secured loans(1)	16,170
Add: Loss on impairment of assets	11,117
Less: Gain on sale of real estate and discontinued operations	(4,586)
Less: Net effect of straight-line rental income	(7,656)
Less: Net effect of rental income from intangible amortization	(1,486)
Add: Net effect of loan reserves	6,531
Add: Non-cash earnout accretion	400
Add: Interest expense related to the debt being repaid in connection with this offering	17,981
Less: Financing fees and incremental interest expense from debt outstanding after this offering for the twelve months ending December 31, 2013(2)	(5,132)

Estimated cash flows from operating activities for the twelve months ending December 31, 2013		74,058
Estimated cash flows from investing activities for the twelve months ending December 31, 2013		—
Estimated cash flows from financing activities for the twelve months ending December 31, 2013		—

Estimated cash available for distribution for the twelve months ending December 31, 2013		74,058

Estimated annual distribution for the twelve months ending December 31, 2013 (including distributions with respect to OP Units)	$

Estimated surplus after distribution
Distribution ratio based on estimated cash available for distribution to our holders of common stock/OP units(3)%

(1)	Increased rent from rental escalators and incremental rent from acquisitions completed during the twelve months ended December 31, 2012	$19,482
	Less: Decrease in rent from leases expiring during the twelve months ended December 31, 2013	(2,474)
	Less: Incremental scheduled interest income	(838)

		$16,170

	Due to the triple net nature of our leases, no additional property-specific operating costs are incurred relating to acquired or developed properties.

(2)	Represents a 0.5% unused credit facility fee on our New Revolver and the undrawn portion of our New Term Loan and interest expense on $ million outstanding under our proposed New Term Loan, as well as incremental interest expense on $100.0 of Senior Notes issued March 28, 2012.

(3)	Calculated as estimated annual distribution divided by our cash available for distribution for the twelve months ending December 31, 2013.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale by us pursuant to this offering of              shares of common stock at an assumed initial public offering price of $         per share, the midpoint of the range set forth on the cover of this prospectus, an anticipated draw of $             million under our New Term Loan in connection with this offering and the application of the net proceeds from this offering and our New Term Loan as described in “Use of Proceeds.”

You should read this table in connection with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed information contained in our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$17,876

Total debt:
2016 Revolver	$69,369
2014 Revolver	—
Acquisition Credit Line(1)	18,925
Term Loan(1)	192,212
New Revolver	—
New Term Loan	—
Other secured debt	21,467
Senior Notes	403,180

Total debt	705,153

Stockholders’ equity
Common stock, $0.01 par value per share; 2,000,000 shares authorized and 358,685 shares issued and outstanding, actual; shares authorized and shares issued and outstanding, as adjusted	4
Preferred stock, $1,000 par value per share; 1,000 shares authorized and 125 shares issued and outstanding, actual; $1,000 par value per share, actual; 10,000,000 shares authorized and 125 shares issued and outstanding, $0.01 par value per share, as adjusted	—
Additional paid-in-capital	375,243
Accumulated deficit	(46,527)
Accumulated other comprehensive loss	(2,152)

Total stockholders’ equity	326,568
Noncontrolling interests	(6,065)

Total equity	320,503

Total capitalization	$1,025,656	$

(1)	We expect to pay approximately $ million in connection with the termination of hedging agreements relating to our Term Loan and Acquisition Credit Line.

DILUTION

If you invest in our common stock in this offering, you will incur immediate dilution to the extent of the difference between the initial public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2012 was approximately $301.6 million, or approximately $             per share. We calculate net tangible book value per share by dividing our net tangible book value, which is equal to our total assets less intangible assets (including lease intangible assets, unamortized debt issuance costs and deferred offering costs) and total liabilities, by the number of shares that would have been outstanding as of December 31, 2012, assuming the exchange of all OP Units for shares of our common stock.

After giving effect to the sale by us of              shares of common stock in this offering and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been approximately $         million, or approximately $         per share of common stock, as of December 31, 2012, assuming an initial public offering price of $         per share, the midpoint of the range set forth on the cover of this prospectus. This represents an immediate increase in net tangible book value of approximately $         per share to existing investors and an immediate dilution in net tangible book value of approximately $         per share to new public investors. The following table illustrates this calculation on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share as of December 31, 2012	$
Increase in net tangible book value per share attributable to this offering

Net tangible book value per share after this offering

Dilution per share to new common stockholders		$

The table below summarizes, as of December 31, 2012, on a pro forma basis after giving effect to this offering, the differences between the number of shares of common stock and OP Units received from us and our operating partnership, the total consideration paid and the average price per share paid by investors in our operating partnership and paid in cash by the new investors purchasing shares in this offering.

	Shares/Units Issued			Total Consideration- Cash/Book Value			Average Price per Share/Unit
	Number	Percentage		Amount	Percentage
	(dollars in thousands, except per share amounts)
Existing stockholders			%	$		%	$
Existing holders of OP Units
New investors				(1)

Total		100.0%		$	100.0%

(1)	Before underwriting discounts and offering expenses.

If the underwriters’ option to purchase additional common stock to cover any overallotment is exercised in full, the pro forma net tangible book value per share as of December 31, 2012 would be approximately $         per share and the dilution in pro forma net tangible book value per share to new common stockholders would be $         per share. Furthermore, the percentage of our common stock held by existing equity owners, net of OP Units converted into common stock for secondary sale by certain investors, would decrease to approximately     % and the percentage of our common stock on a fully-diluted basis held by new common stockholders would increase to approximately     %.

SELECTED FINANCIAL DATA

You should read the following selected historical consolidated data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

The selected historical consolidated financial data as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited historical consolidated financial statements appearing elsewhere in this prospectus. The selected historical financial data as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 have been derived from our audited historical consolidated financial statements which are not included in this prospectus. The historical results are not necessarily indicative of the results to be expected in the future. Certain comparative figures have been reclassified to conform to our current financial statement presentation and to reflect the effect of the classification of certain assets as “discontinued operations.” Historical financial data for periods prior to September 17, 2010 represent the results of operations and financial condition of our operating partnership, Aviv Healthcare Properties Limited Partnership, as predecessor to Aviv REIT.

	Year Ended December 31,
Operating Information	2012	2011	2010	2009	2008
	(in thousands)
Revenues
Rental income	$117,410	$91,012	$84,097	$80,980	$70,823
Interest on secured loans and direct financing lease	4,633	5,193	5,172	3,442	1,801
Interest and other income	1,129	844	133	466	2,012

Total revenues	123,172	97,049	89,402	84,888	74,636
Expenses
Interest expense	50,983	38,667	23,730	27,069	26,809
Depreciation and amortization	26,892	20,272	17,246	16,920	13,957
General and administrative	16,506	11,422	9,823	7,557	7,021
Transaction costs	6,708	5,493	1,578	7,441	855
Loss on impairment of assets	11,117	5,233	96	—	932
Reserve for uncollectible secured loan receivables	6,531	1,512	750	—	—
Change in fair value of derivatives	—	—	(2,931)	(6,988)	8,674
Gain on sale of assets, net	—	(1,171)	(512)	—	—
Loss on extinguishment of debt	28	3,807	2,296	—	—
Other expenses	400	267	—	—	—

Total expenses	119,165	85,502	52,076	51,999	58,248

Income from continuing operations	4,007	11,547	37,326	32,889	16,388
Discontinued operations	4,586	(234)	656	792	485

Net income	8,593	11,313	37,982	33,681	16,873
Distributions and accretion on Class E Preferred Units	—	—	(17,372)	(14,570)	(8,843)
Net income allocable to common units of Partnership/noncontrolling interests	(3,455)	(5,107)	(16,780)	(19,111)	(155)

Net income allocable to stockholders	$5,138	$6,206	$3,830	$—	$7,875

	Year Ended December 31,
Other Information	2012	2011	2010	2009	2008
	(in thousands)
Cash flows provided by operating activities	$44,476	$52,088	$54,680	$40,042	$32,048
Cash flows used in investing activities	(184,690)	(207,056)	(75,117)	(38,493)	(89,075)
Cash flows provided by financing activities	117,228	182,800	17,923	4,632	50,010
FFO(1)	42,177	35,647	54,812	50,601	31,762
Normalized FFO(1)	55,444	46,459	56,505	51,054	41,291
EBITDA(2)	86,464	70,233	78,931	77,639	57,639
Adjusted EBITDA(2)	109,665	93,672	84,743	78,498	68,100

	As of December 31,
Balance Sheet Information	2012	2011	2010	2009	2008
	(in thousands)
Gross real estate investments	$1,102,832	$919,384	$703,049	$636,409	$606,692
Cash and cash equivalents	17,876	40,862	13,029	15,543	9,361
Secured loan receivables, net	32,639	33,031	36,610	28,970	20,361
Total assets	1,099,529	951,421	731,400	665,130	634,367
Senior notes payable and other debt	705,153	600,474	440,576	480,105	463,546
Total liabilities	779,026	704,162	486,244	527,598	519,096
Stockholders’ equity	326,568	241,712	223,767	—	—
Noncontrolling interests	(6,065)	5,547	21,389	1,177	956
Total equity	320,503	247,259	245,156	74,562	77,871
Total liabilities and equity	1,099,529	951,421	731,400	665,130	634,367

(1)	For a discussion of FFO and Normalized FFO, including their limits as financial measures, see “Presentation of Non-GAAP Financial Information.” The following table is a reconciliation of our net income to FFO and Normalized FFO:

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(in thousands)
Net income	$8,593	$11,313	$37,982	$33,681	$16,873
Depreciation and amortization	26,892	20,272	17,246	16,920	13,957
Loss on impairment of assets	11,117	5,233	96	—	932
Gain on sale of assets, net	(4,425)	(1,171)	(512)	—	—

Funds From Operations	42,177	35,647	54,812	50,601	31,762
Loss on extinguishment of debt	28	3,807	2,296	—	—
Reserve for uncollectible loan receivables	6,531	1,512	750	—	—
Transaction costs	6,708	5,493	1,578	7,441	855
Change in fair value of derivatives	—	—	(2,931)	(6,988)	8,674

Normalized Funds From Operations	$55,444	$46,459	$56,505	$51,054	$41,291

For a reconciliation of our cash flows provided by operating activities to FFO and Normalized FFO, see page 13.

(2)	For a discussion of EBITDA and Adjusted EBITDA, including their limits as financial measures, see “Presentation of Non-GAAP Financial Information.” The following table is a reconciliation of our net income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(in thousands)
Net income	$8,593	$11,313	$37,982	$33,681	$16,873
Interest expense, net	50,979	38,648	23,703	27,038	26,809
Depreciation and amortization	26,892	20,272	17,246	16,920	13,957

EBITDA	86,464	70,233	78,931	77,639	57,639
Loss on impairment of assets	11,117	5,233	96	—	932
Gain on sale of assets, net	(4,425)	(1,171)	(512)	—	—
Transaction costs	6,708	5,493	1,578	7,441	855
Write off of straight-line rents	1,553	6,593	2,903	—	—
Stock based compensation	1,689	1,972	1,632	406	—
Loss on extinguishment of debt	28	3,807	2,296	—	—
Reserve for uncollectible loan receivables	6,531	1,512	750	—	—
Change in fair value of derivatives	—	—	(2,931)	(6,988)	8,674

Adjusted EBITDA	$109,665	$93,672	$84,743	$78,498	$68,100

For a reconciliation of our cash flows provided by operating activities to EBITDA and Adjusted EBITDA, see page 14.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. You should read the following discussion with “Special Note Regarding Forward-Looking Statements,” “Selected Financial Data” and the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are a self-administered REIT specializing in the ownership of post-acute and long-term care skilled nursing facilities, or SNFs. We have been in the business of investing in SNFs for over 30 years, including through our predecessors. Our properties are leased through triple-net leases to third-party operators who have responsibility for the operation of the facilities. We receive a cash rental stream from these operators under our leases. Our management team has an extensive track record and knowledge of healthcare real estate. We believe that we own one of the largest and highest-quality SNF portfolios in the United States. As of December 31, 2012, our portfolio consisted of 258 properties in 29 states leased to 38 tenants who represent many of the largest and most experienced operators in the industry. We have a geographically diversified portfolio, with no state representing more than 18.3% of our contractual rent as of December 31, 2012. Our properties are leased to a diversified group of tenants, with no single tenant representing more than 15.1% of our contractual rent as of December 31, 2012.

As a result of our many years of industry experience and excellent reputation in the industry, we have developed strong relationships with, and triple-net lease our properties to, many of the largest and most experienced operators in the United States. We cultivate long-term relationships with our tenants and, as of December 31, 2012, 70% of our properties are leased to tenants with whom we have had a relationship for at least five years, and many of our properties are leased to tenants with whom we have had a relationship for at least ten years. We believe we will continue to access potential new investment opportunities as a result of our relationships with existing tenants and our network of other market-leading operators.

We structure our triple-net leases to generate attractive returns on a long-term basis. Under our triple-net leases, our tenants are responsible for all operating costs and expenses related to the property, including maintenance and repair obligations and other capital expenditures. Our leases typically have initial terms of 10 years or more and include annual rent escalators of approximately 2%. We often enter into lease extensions during the term of the lease in connection with additional acquisitions, reinvestment projects and other opportunities that arise. Leases representing 99% of our contractual rent as of December 31, 2012 are supported by personal and/or corporate guarantees and 88% represent master leases or leases with cross-default provisions, and these provisions provide us with significant credit support for our rents. Our leases also typically require security deposits of several months’ rent. As of December 31, 2012, only 7% of our leases are scheduled to expire before 2018.

We finance investments through borrowings under our credit facilities, unsecured senior notes, issuances of equity securities, project-specific first mortgages or a combination of these methods. We compete with other public and private companies who provide lease and/or mortgage financing to operators of a variety of different types of healthcare properties. While the overall landscape for healthcare finance is competitive, we are disciplined and selective about the investments we make and have a strong track record of identifying qualified operators and attractive markets in which to invest. We have built a high-quality and strategically-diversified portfolio of tenants and properties with $128.4 million of contractual rent for the twelve months ending March 31, 2014 based on leases in place as of February 19, 2013. We also receive income from secured loan receivables and an asset under a direct financing lease, which together have a book value of $43.7 million as of

December 31, 2012. Our scheduled rents for the twelve months ending March 31, 2014 exclude rent due under leases related to five properties that are currently held for sale by us, which are currently under non-binding letters of intent and we anticipate will be sold in the first half of 2013 for an aggregate purchase price of $6.9 million.

Factors Affecting Our Business and the Business of Our Operators

The continued success of our business is dependent on a number of macroeconomic and industry trends. Many of these trends will influence our ongoing ability to find suitable investment properties while other factors will impact our operators’ ability to conduct their operations profitably and meet their obligations to us.

Industry Trends

One of the primary trends affecting our business is the long-term increase in the average age of the U.S. population. This increase in life expectancy is expected to be a primary driver for growth in the healthcare and SNF industry. We believe this demographic trend is resulting in an increased demand for services provided to the elderly. We believe that the low cost healthcare setting of a SNF will benefit our operators and facilities in relation to higher-cost healthcare providers. We believe that these trends will support a growing demand for the services provided by SNF operators, which in turn will support a growing demand for our properties.

The growth in demand for services provided to the elderly has resulted in an increase in healthcare spending. The Centers for Medicare and Medicaid Services, or CMS, and the Office of the Actuary forecast that U.S. healthcare expenditures will increase from approximately $2.7 trillion in 2011 to approximately $4.8 trillion in 2021. Furthermore, according to CMS, national expenditures for SNFs are expected to grow from approximately $151 billion in 2011 to approximately $255 billion in 2021, representing a compound annual growth rate, or CAGR, of 5.4%.

Liquidity and Access to Capital

Our single largest cost is the interest expense we incur on our debt obligations. In order to continue to expand and optimize our capital to expand our portfolio, we rely on access to the capital markets on an ongoing basis. We seek to balance this goal against maintaining ready access to funds to make investments at the time opportunities arise. We have extensive experience in and a successful track record of raising debt and equity capital over the past 30 years.

Our indebtedness outstanding upon the consummation of this offering will be comprised principally of unsecured obligations under the Senior Notes and term loans secured by first mortgages.

Factors Affecting Our Operators’ Profitability

Our revenues are derived from rents we receive from triple-net leases with our operators. Certain economic factors present both opportunities and risks to our operators and, therefore, influence their ability to meet their obligations to us. Our operators’ revenues are largely derived from third-party sources. Therefore, we indirectly rely on these same third-party sources to obtain our rents. The majority of these third-party payments come from the federal Medicare program and state Medicaid programs. Our operators also receive payments from other third-party sources, such as private insurance companies or private-pay residents, but these payments typically represent a small portion of our operators’ revenues. The sources and amounts of our operators’ revenues are determined by a number of factors, including licensed bed capacity, occupancy rates, the healthcare needs of residents and the rate of reimbursement. Changes in the profile of the residents as well as the mix among payor types, including private pay, Medicare and Medicaid, may significantly affect our operators’ profitability and, in turn, their ability to meet their obligations to us. Managing, billing and successfully collecting third-party payments is a relatively complex activity that requires significant experience and is critical to the successful operation of a SNF. While our operators have experienced some volatility in reimbursement rates as a result of the implementation of a new Medicare classification called RUGS IV in 2011 and we are still assessing the impact of that regulatory change, we believe the quality mix of our portfolio and resulting reimbursement rates have remained relatively stable over recent years. In addition, our portfolio occupancy has remained stable over recent years, though we have seen an increase in recent quarters as certain operators have strategically focused on taking beds out of use in order to enhance the privacy of the resident’s rooms and drive overall revenue. As a result of these relatively stable underlying metrics and the recent acquisitions of strongly performing facilities and divestitures of lower performing facilities, we have experienced a gradual increase in our EBITDARM and EBITDAR coverages in recent years.

Components of Our Revenues, Expenses and Cash Flow

Revenues

Our revenues consist primarily of the rents and associated charges we collect from our operators as stipulated in our long-term triple-net leases. In addition to rent under existing leases, a part of our revenues is made up of other cash payments owed to us by our operators. Additionally, we recognize certain non-cash revenues. These other cash and non-cash revenues are highlighted below. While not a significant part of our revenues, we also earn interest from a variety of secured loans outstanding.

•	Rental Income

Rental income represents rent under existing leases that is paid by our operators. In addition, this includes straight-line rental income relating to straight-lining of rents as well as rental income from intangible amortization. Both straight-line rental income and rental income from intangible amortization are explained in further detail below under “—Components of Cash Flow—Cash Provided by Operations.”

Substantially all of our leases have real estate escrow clauses that require our operators to make estimated payments to us to cover their current real estate tax obligations. We collect money for these taxes and are reimbursed by our operators and the net impact after making such payments is included in rental income.

•	Interest on Secured Loans

We earn interest on certain capital advances and secured loans we make to our operators for a variety of purposes, including for capital expenditures at our properties for which we receive additional rent. While we amend our leases to reflect the additional rent owed as a result of these income producing capital expenditures, we recognize the investment as a secured loan for accounting purposes when the lease term exceeds the useful life of the capital expenditure. In addition, we recognize contractual rent associated with direct financing leases, in part, as interest income.

•	Interest and other Income

We sweep our excess cash balances into overnight interest-bearing accounts.

Expenses

We recognize a variety of cash and non-cash charges in our financial statements. Our expenses consist primarily of the interest expense on the borrowings we incur in order to make our investments, depreciation and amortization, and the general and administrative costs associated with operating our business. These interest charges are associated with our Senior Notes, Term Loan, Acquisition Credit Line and 2016 Revolver as well as certain asset specific loans.

•	Interest Expense

We recognize the interest we incur on our existing borrowings as an interest expense. Additionally, we incur non-cash charges that reflect costs incurred with arranging certain debt instruments. We generally recognize these costs over the term of the respective debt instrument for which the costs were incurred.

•	Depreciation and amortization

We incur depreciation and amortization expense on all of our long-lived assets. This non-cash expense is designed under generally accepted accounting principles, or GAAP, to reflect the economic useful lives of our assets.

•	General and Administrative

Our general and administrative costs consist primarily of payroll and payroll related expense, including non-cash stock based compensation. In addition to payroll, we incur accounting, legal and other professional fees as well as certain other administrative costs of running our business, along with certain expenses related to bank charges, franchise taxes, and corporate filing fees. Additionally, when we lease a property, we recognize related rent expense which is included in general and administrative expense. We have incurred increased costs associated with being a public filer since 2011 and expect only moderate increases in such costs following the listing of our common stock.

•	Transaction Costs

Transaction costs include costs incurred related to the acquisition, disposition or transition of real estate investments, inclusive of indemnity expense and other related items.

•	Loss on Impairments

We have implemented a policy that requires management to make quarterly assessments of the market value of our properties relative to the amounts at which we carry them on our balance sheet. This assessment requires a combination of factors. Certain subjective factors such as market condition and property condition are considered as well as lease structure. We consider these results in our assessment of whether potential impairment indicators are present. We utilize subjective financial modeling that compares the sum of the undiscounted cash flows from future contractual rents plus the terminal value against the depreciated book value of an asset. When undiscounted cash flows are less than the depreciated book value of an asset, we record a charge to reflect the asset at its estimated fair value.

•	Reserve for uncollectible secured loan receivables

Management periodically evaluates outstanding secured loans and notes receivable for collectability. When management identifies potential loan impairment indicators, such as nonpayment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator, or other circumstances that may impair full execution of the loan documents, and management believes it is probable that all amounts will not be collected under the contractual terms of the loan, the loan is written down to the present value of the expected future cash flows. Loan impairment is monitored via a quantitative and qualitative analysis including credit quality indicators.

•	Change in Fair Value of Derivatives

We have implemented Accounting Standards Codification (ASC) 815, Derivatives and Hedging (ASC 815), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, ASC 815 requires that changes in a derivative’s fair value be recognized currently in earnings. All of the changes in the fair market values of our derivative instruments are recorded in the consolidated statements of operations and comprehensive income for our interest rate swaps that were terminated in September 2010. In

November 2010, we entered into two interest rate swaps and account for changes in fair value of such hedges through changes in other comprehensive income as a component of equity in our financial statements via hedge accounting.

•	Gain on sale of assets, net

We record any gain resulting from the sale of assets at the time of sale. We record any losses resulting from the sale of assets at the time we enter into a definitive agreement for the sale of the asset.

•	Loss on Extinguishment of Debt

We recognize costs relating to extinguishing debt prior to initial termination dates when we incur them, including the non-cash write-off of deferred financing cost.

Cash Flow

• Cash Provided by Operations

Cash provided by operations is derived largely from net income by adjusting our revenues for those amounts not collected in cash during the period in which the revenue is recognized and for cash collected that was billed in prior periods or will be billed in future periods. Net income is further adjusted by adding back expenses charged in the period that is not paid for in cash during the same period. We make our distributions based largely on cash provided by operations. Key non-cash add-backs, in addition to depreciation and the amortization of deferred financing charges, in deriving cash provided by operations are:

• Straight-line Rental Income (loss)

We recognize straight-line rental income as a result of the accounting treatment of many of our long-term leases that include fixed rent escalation clauses. Because most of our leases contain fixed rent escalations, we “straight-line” our lease revenue recognition. Straight-lining involves spreading the rents we expect to earn during the term of a lease under its escalation clause over the lease term. As a result, during the first half of a lease term with a fixed escalation clause, we accrue a receivable for rents owed but not paid until future periods. During the second half of the lease term, our cash receipts exceed our recognized revenues and we amortize the receivable.

• Rental Income from Intangible Amortization

We incur non-cash rental income adjustments from the amortization of certain intangibles resulting from the required application of purchase accounting in the initial recording of our real estate acquisitions. At the date of acquisition, all assets acquired and liabilities assumed are recorded at their respective fair value, including any value attributable to in-place lease agreements. Any identified above or below market lease intangible asset or liability is amortized over the remaining lease term as a non-cash adjustment to rental income.

• Non-Cash Stock-Based Compensation

We incur non-cash expense associated with the share-based payments to certain employees. The share-based payments are in the form of stock options. Expense is recognized ratably with the vesting schedule based on the grant date fair value of the options.

The following table represents the time-based option awards activity for the years ended December 31, 2012, 2011, and 2010, respectively.

	2012	2011	2010
Outstanding at January 1	23,476	21,866	—
Granted	11,621	1,610	21,866
Exercised	—	—	—
Cancelled/Forfeited	(2,683)	—	—

Outstanding at December 31	32,414	23,476	21,866

Options exercisable at end of period	—	—	—

Weighted average fair value of options granted	$132.93	$112.62	$108.55

The following table represents the time-based option awards outstanding cumulatively life-to-date for the years ended December 31, 2012, 2011, and 2010, respectively, as well as other Plan data:

	2012	2011	2010
Range of exercise prices	$1,000 - $1,139	$1,000 - $1,139	$1,000 - $1,084
Outstanding	32,414	23,476	21,866
Remaining contractual life (years)	8.30	8.71	9.72
Weighted average exercise price	$1,052	$1,011	$1,002

We use the Black-Scholes option pricing model to estimate the grant date fair value of the options. The following table includes the assumptions that were made in estimating the grant date fair value for options awarded in 2012, 2011 and 2010.

	2012	2011	2010
Weighted average dividend yield	7.54%	8.13%	10.28%
Weighted average risk-free interest rate	1.31%	2.02%	2.10%
Weighted average expected life	7 years	7 years	7 years
Weighted average estimated volatility	38.24%	38.10%	38.00%
Weighted average exercise price	$1,133.69	$1,134.76	$1,001.83
Weighted average fair value of options granted (per option)	$173.96	$168.01	$108.55

We recorded non-cash compensation expense of $1.3 million, $1.1 million and $0.3 million for the years ended December 31, 2012, 2011, and 2010, respectively, related to the time-based stock options accounted for as equity awards, as a component of general and administrative expenses in the consolidated statements of operations and comprehensive income.

At December 31, 2012, the total compensation expense related to outstanding, non-vested time based equity option awards that are expected to be recognized as compensation cost in the future aggregates to approximately $1.7 million.

For the year ended December 31,	Options
2013	$971,210
2014	490,052
2015	188,783
2016	33,662

Total	$1,683,707

All unvested options issued under the MIP will become vested upon the consummation of this offering. Any such unvested options will be entitled to be paid accrued dividend equivalents upon vesting, which will be settled, net of withholding, by delivery of shares of our common stock in an amount based on the initial public offering price of our common stock. Accordingly, we expect to recognize a one-time non-cash charge of approximately $10.0 million in the quarter in which we consummate this offering.

•	Non-Cash Loss on Extinguishment of Debt

We incurred certain expense associated with the partial pre-payment of our secured mortgage term loan. Costs associated with the origination of this loan were capitalized and are being ratably expensed over the life of the loan. When we pre-paid this loan in part, we recognized a prorated non-cash expense write-off for the unamortized capitalized debt costs.

•	Reserve for Uncollected Rental Income and Uncollectable Secured Loan Receivable

We incur an expense estimate for a reserve based upon our historical collection record of billed rental income and collections of secured loan receivables.

•	Investing Activities

Cash used in investing activities consists of cash that is used during a period for making new investments, capital expenditures and secured operator loans offset by cash provided by investing activities from net secured loan receivables and sales of real estate investments.

•	Financing Activities

Cash provided by financing activities consists of cash we received from issuances of debt and equity capital. This cash provides the primary basis for the investments in new properties, capital expenditures and secured operator loans. While we may invest a portion of our cash from operations into new investments, as a result of our distribution requirements to maintain our REIT status, it is likely that additional debt or equity issuances will finance the majority of our investment activity. Cash used in financing activities consists of repayment of debt and distributions/dividends paid to partners/stockholders.

Results of Operations

The following is a discussion of the consolidated results of operations, financial position and liquidity and capital resources of Aviv REIT.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

Revenues increased $26.1 million, or 26.9%, from $97.0 million for the year ended December 31, 2011 to $123.2 million for the same period in 2012. The increase in revenue generally resulted from additional rent associated with the acquisitions and investments made during 2012 and acquisitions and investments not owned for the entire period in 2011, offset by an increase in bad debt expense.

Detailed changes in revenues for the year ended December 31, 2012 compared to the same period in 2011 were as follows:

•

Rental income increased $26.4 million, or 29.0%, from $91.0 million for the year ended December 31, 2011 to $117.4 million for the same period in 2012. The increase is primarily due to additional cash rent of approximately $24.9 million associated with the current year acquisitions and rent from 2011 acquisitions and investments not owned for the entire period, and additional income of approximately $5.0 million associated with the decrease in non-recurring straight-line rental income write-offs, offset by a $3.7 million increase in bad debt expense.

•

Interest on secured loans decreased $0.6 million, or 10.8%, from $5.2 million for the year ended December 31, 2011 to $4.6 million for the same period in 2012. This decrease was primarily due to less interest earned in 2012 on loans related to two operators.

•

Interest and other income increased $0.3 million, or 33.8%, from $0.8 million for the year ended December 31, 2011 to $1.1 million for the same period in 2012. The increase was due to $1.1 million of non-recurring termination fee income and indemnity reimbursements in 2012 compared to non-recurring sales proceeds of $810,000 in 2011 from the sale of unoccupied licensed beds at two of our facilities.

Expenses

Expenses increased $33.7 million, or 39.4%, from $85.5 million for the year ended December 31, 2011 to $119.2 million for the same period in 2012. The increases were primarily due to an increase of $12.3 million of interest expense, $6.6 million of depreciation and amortization due to an increase of acquisitions and investment activity in 2012, $5.9 million of loss on impairment for ten facilities, $5.0 million related to the reserve for uncollectible secured loan receivables, and $5.1 million of increased general and administrative expenses.

Detailed changes in our expenses for the year ended December 31, 2012 compared to the same period in 2011 were as follows:

•

Interest expense increased $12.3 million, or 31.9%, from $38.7 million for the year ended December 31, 2011 to $51.0 million for the same period in 2012. The majority of the increase was due to an increase in bond and mortgage interest expense due to the increase in principal balance in 2012.

•

Depreciation and amortization expense increased $6.6 million, or 32.7%, from $20.3 million for the year ended December 31, 2011 to $26.9 million for the same period in 2012. The increase was primarily due to additional depreciation associated with newly acquired facilities in 2012 and a full year of depreciation for 2011 acquisitions that were not owned for the full period.

•

General and administrative expense increased $5.1 million, or 44.5%, from $11.4 million for the year ended December 31, 2011 to $16.5 million for the same period in 2012. These increases were primarily due to $1.4 million increase in office salaries due to new hires in 2012, $0.8 million increase in legal expenses, $0.6 million increase in tax preparation fees related to additional tax services provided in 2012, $0.6 million increase in professional fees related to consulting services, and $0.3 million increase in travel fees. General and administrative expense for 2012 included $2.6 million of non-recurring costs related to litigation, employee recruiting, legal and tax consulting projects and write-offs of state withholding tax receivables owed by certain of the operating partnership’s limited partners relating to income allocated to such partners.

•

Transaction costs increased $1.2 million, or 22.1%, from $5.5 million for the year ended December 31, 2011 to $6.7 million for the same period in 2012. These increases were primarily due to a non-recurring lease termination fee of $2.4 million and an increase in the number of acquisitions in 2012 and related transaction costs, offset by a $2.0 million decrease in indemnity expense related to indemnity payments that were made in 2011 related to two tenants.

•

Loss on impairment expense increased $5.9 million from $5.2 million for the year ended December 31, 2011 to $11.1 million for the same period in 2012. The increase was a result of the anticipated loss on disposition of assets to be sold subsequent to December 31, 2012 based upon market comparables.

•

Reserve for uncollectible secured loan receivables increased $5.0 million from $1.5 million for the year ended December 31, 2011 to $6.5 million for the same period in 2012. This increase is primarily due to the expense incurred in 2012 to reserve against outstanding loan balances of an operator and the write-off of another operator’s loan compared to the same period in 2011.

•

Gain on sale of assets decreased $1.2 million from a gain of $1.2 million for year ended December 31, 2011 to $0 for the same period in 2012. This decrease was due to the sale of non-strategic assets in 2011.

•

Loss on extinguishment of debt decreased $3.8 million from $3.8 million for the year ended December 31, 2011 to $28,000 for the same period in 2012. This cost was a result of prepaying certain corporate indebtedness prior to maturity and the non-cash write-off of deferred financing costs.

•

Other expenses increased $0.1 million, or 50.0%, from $0.3 million for the year ended December 31, 2011 to $0.4 million for the same period in 2012. The increase is due to a full year of amortization on the earnout provision liability related to an acquisition that closed in May 2011.

•

Discontinued operations increased $4.8 million from a $0.2 million loss for the year ended December 31, 2011 to $4.6 million of income for the same period in 2012. The activity in both years is related to four facilities that were sold in 2012. The sales resulted in a gain on sale of $4.4 million in 2012.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

Revenues increased $7.6 million, or 8.6%, from $89.4 million for the year ended December 31, 2010 to $97.0 million for the same period in 2011. The increase in revenue generally resulted from additional rent associated with the acquisitions and investments made during 2011 and 2010 acquisitions and investments not owned for the entire period, offset by the write-off of straight-line rental income as a result of owned assets being transitioned to new operators resulting in new lease agreements.

Detailed changes in revenues for the year ended December 31, 2011 compared to the same period in 2010 were as follows:

•

Rental income increased $6.9 million, or 8.2%, from $84.1 million for the year ended December 31, 2010 to $91.0 million for the same period in 2011. The increase is primarily due to additional cash rent of approximately $13.5 million associated with the current year acquisitions and rent from 2010 acquisitions and developments not owned for the entire period and an increase of $0.7 million associated with rent from reinvestment in existing properties and in-place lease escalators offset by an increase in write-offs of straight-line rental income of approximately $3.7 million as a result of owned assets being transitioned to new operators resulting in new lease agreements for the year ended December 31, 2011 as compared to the same period in 2010 and a decrease of $3.6 million of rental income associated with rent concessions on transitioned properties in 2011 as compared to the same period in 2010.

•	Interest on secured loans remained consistent over the fiscal periods.

•

Interest and other income increased $0.7 million from $0.1 million for the year ended December 31, 2010 to $0.8 million for the same period in 2011. The increase was primarily due to non-recurring $810,000 of sales proceeds from the sale of unoccupied licensed beds at two of our facilities.

Expenses

Expenses increased $33.4 million, or 64.2%, from $52.1 million for the year ended December 31, 2010 to $85.5 million for the same period in 2011. The increases were primarily due to an increase of $15.0 million of interest expense, $5.1 million of loss on impairment for two facilities, $3.9 million of transaction costs in conjunction with the 2011 acquisitions, $3.1 million of depreciation and amortization due to an increase of acquisitions and investment activity in 2011, and $2.9 million related to the change in fair value of derivatives and was recognized in 2010.

Detailed changes in our expenses for the year ended December 31, 2011 compared to the same period in 2010 were as follows:

•

Interest expense increased $15.0 million, or 62.9%, from $23.7 million for the year ended December 31, 2010 to $38.7 million for the same period in 2011. The majority of the increase was due to an increase in the interest rate on our debt associated with our credit facilities and senior notes. Additionally, there was a $1.7 million increase in the amortization of deferred financing fees due to related to costs capitalized for new financings and subsequent amortization.

•

Depreciation expense increased $3.1 million, or 17.5%, from $17.2 million for the year ended December 31, 2010 to $20.3 million for the same period in 2011. The increase was a result of an increase in depreciation expense associated with newly acquired facilities described above in 2011 and a full year of depreciation for 2010 acquisitions that were not owned for the full period.

•

General and administrative expense increased $1.6 million, or 16.3%, from $9.8 million for the year ended December 31, 2010 to $11.4 million for the same period in 2011. These increases were primarily due to $0.7 million increase in office salaries and share based compensation, as well as a $0.3 million increase in insurance premiums, an increase of $0.3 million due to an increase in income tax expense as a result of the merger, and an increase of $0.3 million in licenses and fees as a result of a one-time reduction in the 2010 expense related to a recovery of previously paid amounts.

•

Transaction costs increased $3.9 million, or 248.1%, from $1.6 million for the year ended December 31, 2010 to $5.5 million for the same period in 2011. These increases were primarily due to an increase in acquisitions and investments made during 2011 compared to 2010.

•

Loss on impairment expense increased $5.1 million from $0.1 million for the year ended December 31, 2010 to $5.2 million for the same period in 2011. The increase was a result of the anticipated loss on disposition of assets to be sold subsequent to December 31, 2011 based upon market comparables.

•

Reserve for uncollectible secured loan receivables increased $0.7 million, or 101.6%, from $0.8 million for the year ended December 31, 2010 to $1.5 million for the same period in 2011. This increase is primarily due to the expense incurred in 2011 to reserve against outstanding loan balances of an additional operator compared to the same period in 2010.

•

Income relating to the change in fair value of derivatives decreased $2.9 million from a gain of $2.9 million in the year ended December 31, 2010 to $0 in the same period in 2011. We settled our existing swaps in September 2010 as part of our debt refinancing. We entered into new swap arrangements in November 2010 that have been deemed to be eligible for hedge accounting, and such changes are reported in accumulated other comprehensive income within the consolidated statement of changes in equity, exclusive of ineffectiveness amounts, which are recognized as adjustments to net income.

•

Gain on sale of assets increased $0.7 million, or 128.9%, from $0.5 million for year ended December 31, 2010 to $1.2 million for the same period in 2011. This increase was due to the sale of assets that were held for strategic repositioning.

•

Loss on extinguishment of debt increased $1.5 million, or 65.8%, from $2.3 million for the year ended December 31, 2010 to $3.8 million for the same period in 2011. This cost was a result of prepaying certain corporate indebtedness prior to maturity and the non-cash write-off of deferred financing costs.

•

Other expenses increased $0.3 million from $0 for the year ended December 31, 2010 to $0.3 million for the same period in 2011. The increase is due to the amortization of an earnout provision liability related to an acquisition that closed in May 2011.

•	Discontinued operations are materially consistent period over period.

Liquidity and Capital Resources

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings. We believe that the net cash provided by operations, availability under our New Term Loan and New Revolver and the net proceeds from this offering will be adequate to fund our operating requirements, debt service and the payment of dividends in accordance with REIT requirements of the U.S. federal income tax laws for the next twelve months. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities, property acquisitions and new construction and reinvestment projects, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of additional properties, the issuance of OP Units of our operating partnership.

We intend to repay indebtedness incurred under our credit facilities from time to time, to provide capacity for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of unsecured notes, additional common shares and other securities.

We intend to invest in additional properties and portfolios as suitable opportunities arise and adequate sources of financing are available. We are currently evaluating additional potential investments consistent with the normal course of our business. These potential investments are in various stages of evaluation with both existing and new operators and include acquisitions, construction projects, capital reinvestment projects and other investment opportunities. There can be no assurance as to whether or when any portion of these investments will be completed. Our ability to complete investments is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with the counterparties and our ability to finance the purchase price. We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations and may result in the use of a significant amount of management resources. We expect that future investments in properties will depend on and will be financed by, in whole or in part, our existing cash, borrowings, including under our New Term Loan and New Revolver and unsecured notes or the proceeds from additional issuances of common shares, issuances of OP Units or other securities.

Indebtedness Outstanding

Our indebtedness outstanding is comprised principally of borrowings under our Senior Notes, Term Loan, Acquisition Credit Line, 2014 Revolver and 2016 Revolver. As of December 31, 2012, we had total indebtedness of approximately $705.2 million outstanding, including $400.0 million of indebtedness with respect to our Senior Notes (excluding $3.2 million of net debt premium balance related to the Notes), $192.2 million with respect to our Term Loan, $18.9 million with respect to our Acquisition Credit Line, $69.4 million with respect to our 2016 Revolver and no indebtedness outstanding under our 2014 Revolver. Substantially all of such indebtedness is scheduled to mature in late 2015 or thereafter. We intend to repay and terminate our Term Loan, Acquisition Credit Line, 2014 Revolver and 2016 Revolver using the proceeds of this offering and the New Term Loan and, if necessary, our New Revolver. The proposed terms of our New Revolver and New Term Loan are described under “Description of Indebtedness” on page 109.

Senior Notes

On February 4, 2011, April 5, 2011, and March 28, 2012, we, through Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (the “Issuers”), issued $200 million, $100 million, and $100 million, respectively, of 7 3/4% Senior Notes due 2019 (the “Senior Notes”), in a series of private placements. The Issuers subsequently conducted an exchange offer in which all of the Senior Notes issued in the aforementioned private placements were exchanged for freely tradable notes that have been registered under the Securities Act. The Issuers are majority owned subsidiaries of Aviv REIT. The obligations under the Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Aviv REIT and certain of our existing and, subject to certain exceptions, future subsidiaries.

The Senior Notes are unsecured senior obligations of the Issuers and will mature on February 15, 2019. The Senior Notes bear interest at a rate of 7.75% per annum, payable semiannually to holders of record at the close of business on the February 1 or the August 1 immediately preceding the interest payment dates of February 15 and August 15 of each year. A premium of $2.75 million and $1.00 million was associated with the offering of the $100 million of Senior Notes on April 5, 2011 and the $100 million of Senior Notes on March 28, 2012, respectively. The premium will be amortized as an adjustment to the yield on the Senior Notes over their term. The net proceeds from the offerings of the Senior Notes were used to repay all outstanding indebtedness under our Acquisition Credit Line, partially repay indebtedness outstanding under our Term Loan and, together with proceeds from additional equity investments made by our stockholders, to fund pending investments.

The Senior Notes are redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on or after February 15, 2015, at the redemption prices set forth in the indenture governing the Senior Notes (the “Indenture”), plus accrued and unpaid interest to the applicable redemption date. In addition, prior to February 15, 2015, the Issuers may redeem all or a portion of the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest to the applicable redemption date. At any time, or from time to time, on or prior to February 15, 2014, the Issuers may redeem up to 35% of the principal amount of the Senior Notes, using the proceeds of specific kinds of equity offerings, at a redemption price of 107.75% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date.

The Indenture governing the Senior Notes contains restrictive covenants that, among other things, restrict the ability of Aviv REIT, the Issuers and their restricted subsidiaries to: (i) incur or guarantee additional indebtedness; (ii) incur or guarantee secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments or other restricted payments; (v) sell assets; (vi) create liens on their assets; (vii) enter into transactions with affiliates; (viii) merge or consolidate or sell all or substantially all of their assets; and (ix) pay dividends or other amounts to Aviv REIT. The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Senior Notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal of, premium, if any, and accrued interest on all the then outstanding Senior Notes may become due and payable immediately.

Term Loan and Acquisition Credit Line

On September 17, 2010, we, through an indirectly-owned subsidiary, entered into a five year credit agreement with General Electric Capital Corporation, which was amended and restated on May 31, 2012. The credit agreement provides a $405.0 million mortgage term loan and a $100.0 million acquisition credit line, which we refer to as the “Term Loan” and the “Acquisition Credit Line,” respectively.

Principal payments on the Term Loan are payable in monthly installments. The payment schedule for the Term Loan is based upon a 25-year mortgage style amortization. Interest rates, at our option, are based upon the base rate or Eurodollar rate (0.36% at December 31, 2012, with a 1.25% floor) plus 4.5%. The base rate, as defined in the Credit Agreement, is the rate announced from time to time by Bank of America, N.A. as its “prime rate”. This loan matures on September 17, 2015 with two one-year extension options provided that certain conditions precedent for the extensions are satisfied, including, without limitation, payment of a fee equal to 0.25% of the then existing principal balance of the Term Loan and the Acquisition Credit Line and meeting certain debt service coverage and debt yield tests.

Our Acquisition Credit Line may be used for financing acquisitions and certain property improvements. On each payment date, we pay interest only in arrears on any outstanding principal balance of the Acquisition Credit Line, except after the Acquisition Credit Line draw termination date (described below). Interest rates, at our option, are based upon the base rate or Eurodollar base rate (0.36% at December 31, 2012, with a 1.25% floor) plus 4.5%. The base rate, as defined in the Credit Agreement, is the rate announced from time to time by Bank of

America, N.A. as its “prime rate”. Additionally, an unused fee equal to 1% per annum of the daily unused balance on the Acquisition Credit Line is due monthly. Draws on the Acquisition Credit Line are limited to 70% of the total cost of the applicable acquisition or renovation and draws for renovation projects are further limited to an aggregate of $25.0 million outstanding at any one time. The ability to draw on the Acquisition Credit Line terminates in September 2013 at which time principal and interest are payable until its maturity date in September 2015.

The Term Loan and the Acquisition Credit Line contain customary covenants that include restrictions on the ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, and sell or otherwise transfer certain assets as well as customary events of default. The Term Loan and the Acquisition Credit Line generally require the consolidated borrowers under the facility to maintain a debt service coverage ratio of 1.50:1.00 and a distribution coverage ratio of 1.10:1.00. In addition, we must maintain a debt service coverage ratio of 1.25:1.00 and a debt yield ratio of greater than 17.25%. We are permitted to include cash on hand in calculating our debt yield ratio.

Immediately following any draw on the Acquisition Credit Line, both before and after giving effect to such draw, the consolidated borrowers under the Term Loan and the Acquisition Credit Line must have a pro forma debt yield ratio of at least 18%. Our debt yield ratio is the ratio of (i) either consolidated EBITDA or rental revenue for the most recently completed two fiscal quarter period times two to (ii) the average daily outstanding principal balance of loans outstanding under the Term Loan and the Acquisition Credit Line during the period.

2016 Revolver

On January 31, 2012, we, through an indirectly-owned subsidiary, entered into a $187.5 million secured revolving credit facility with General Electric Capital Corporation (the “2016 Revolver”). On each payment date, we pay interest only in arrears on any outstanding principal balance of the 2016 Revolver. The interest rate under our 2016 Revolver is generally based on LIBOR (subject to a floor of 1.0%) plus 4.25%. The initial term of 2016 Revolver expires on January 31, 2016 with a one-year extension option, provided that certain conditions precedent are satisfied. The proceeds from the 2016 Revolver are available for general corporate purposes. The amount of the 2016 Revolver may be increased, upon lenders’ consent, by up to $87.5 million (resulting in total availability of up to $275 million), provided that certain conditions precedent are satisfied.

The 2016 Revolver is secured by first lien mortgages on certain of our properties, a pledge of the capital stock of our subsidiaries that own such properties and of the holding company of such property-owning subsidiaries and other customary collateral, including an assignment of leases and rents with respect to such mortgaged properties. The borrowing availability under the 2016 Revolver is subject to a borrowing base calculation based on, among other factors, the lesser of (i) 70% of the appraised value of the properties securing the 2016 Revolver, (ii) the aggregate EBITDAR (earnings before interest expense, income taxes, depreciation and amortization, rent expense paid to us and certain other extraordinary items) reported by the tenants of the properties securing the 2016 Revolver for the most recent two fiscal quarters multiplied by 2 divided by 18.6% and (iii) rental revenue from the properties securing the 2016 Revolver for the most recent two fiscal quarters multiplied by 2 divided by 15.5%.

The maximum availability under the 2016 Revolver may be permanently reduced, at the our option, provided that, if such reduction is a partial reduction of the maximum availability under the 2016 Revolver and occurs prior to January 31, 2013, a fee of 0.5% will be due on the amount of such reduction. The outstanding principal under the 2016 Revolver may be repaid in whole or in part without premium or penalty, provided that such prepayments (i) are made in a minimum principal amount of $2,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) are made no more than once per month.

The 2016 Revolver provides that no loans or other extensions of credit can be made under the 2016 Revolver unless the maximum amount available under the 2014 Revolver (based on the borrowing base calculation as of the relevant date) has been drawn.

The 2014 Revolver and 2016 Revolver contain customary covenants that include restrictions on the ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, and sell or otherwise transfer certain assets as well as customary events of default. The 2014 Revolver and 2016 Revolver also require us to comply with specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth requirement. We are permitted to include cash on hand in calculating our leverage ratio under both the 2014 Revolver and 2016 Revolver.

2014 Revolver

In conjunction with the Senior Notes issuance on February 4, 2011, we, through an indirectly-owned subsidiary, entered into a $25 million secured revolving credit facility with Bank of America (the “2014 Revolver”). On each payment date, we pay interest only in arrears on any outstanding principal balance of the 2014 Revolver. The interest rate under our 2014 Revolver is generally based on LIBOR (subject to a floor of 1.0% and subject to our option to elect to use an alternate base rate) plus a margin that is determined by our leverage ratio from time to time. As of December 31, 2012 the interest rates are based upon the base rate (3.25% at December 31, 2012) plus the applicable percentage based on the consolidated leverage ratio (3.25% at December 31, 2012). The foregoing base rate is the highest of (i) the federal funds rate plus 0.5%, (ii) the rate announced by Bank of America as the “prime rate”, and (iii) the eurodollar rate. Additionally, an unused fee equal to 0.5% per annum of the daily unused balance on the Revolver is payable quarterly in arrears. The initial term of the 2014 Revolver expires on February 4, 2014 with a one-year extension option, provided that certain conditions precedent are satisfied. The proceeds from the 2014 Revolver are available for general corporate purposes.

The borrowing availability under the 2014 Revolver is subject to a borrowing base calculation based on, among other factors, the lesser of (i) the amount of a hypothetical mortgage loan based on annualized net revenues (on a pro forma basis for recently acquired properties) and (ii) 65% of the appraised value, in each case, of the properties securing the 2014 Revolver. The maximum availability under the 2014 Revolver may be permanently reduced at our option. We have the right, upon lenders’ consent, to increase the amount of the 2014 Revolver by up to $75.0 million (resulting in total availability of $100.0 million), provided that certain conditions precedent are satisfied.

On January 23, 2012, the outstanding balance of the 2014 Revolver was repaid and the properties securing the facility were released. However, the 2014 Revolver remains effective, and we may transfer properties to our indirectly-owned subsidiary in the future, thereby creating borrowing availability under the facility.

Other Loans

On November 1, 2010, an indirectly-owned subsidiary entered into two acquisition loan agreements on the same terms that provided for borrowings of $7.8 million. Principal and interest payments are due monthly beginning on December 1, 2010 through the maturity date of December 1, 2015. Interest is a fixed rate of 6.00%. These loans are secured by a skilled nursing facility controlled by such subsidiary.

On June 15, 2012, an indirectly-owned subsidiary assumed a HUD loan with a balance of approximately $11.5 million. The loan originated in November 2009 with a maturity date of October 1, 2044, and is based on a 35-year amortization schedule. Interest is at a fixed rate of 5.00%. We are obligated to pay the remaining principal and interest payments of the loan. A premium of $2.5 million was associated with the assumption of debt and will be amortized as an adjustment to interest expense on the HUD loan over its term.

Contractual Obligations

The following table shows the amounts due in connection with the contractual obligations described below as of December 31, 2012 (including future interest payments):

	Payments Due by Period
	Less than 1 Year	1-3 Years		3-5 Years	More than 5 Years	Total
	(in thousands)
Mortgage notes payable and other debt	$22,355	$247,110	(1)	$71,103	$19,141	$359,709
7 3/4% Senior Notes due 2019(2)	31,000	62,000		62,000	436,167	591,167

Total	$53,355	$309,110	(1)	$133,103	$455,308	$950,876

(1)	Primarily relates to indebtedness under our Term Loan and Acquisition Credit Line maturing in September 2015. Does not give effect to any amounts to be drawn under the acquisition credit line which would also mature in September 2015. See “—Term Loan” and “—Acquisition Credit Line” above.
(2)	Reflects $400 million outstanding for our 7 3/4% Senior Notes due 2019.

The following table shows the amounts due in connection with the contractual obligations described below (including future interest payments) on a pro forma basis assuming our the application of the net proceeds of this offering to reduce our indebtedness had occurred as of December 31, 2012:

	Payments Due by Period
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in thousands)
Senior notes payable and other debt	$1,277	$2,553	$8,819	$19,320	$31,969
7 3/4% Senior Notes due 2019	31,000	62,000	62,000	443,917	598,917

Total	$32,277	$64,553	$70,819	$463,237	$630,886

Cash Flows

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

•

Cash provided by operations decreased $7.6 million, or 14.6%, from $52.1 million for the year ended December 31, 2011 to $44.5 million for the same period in 2012. The decrease was primarily due to a decrease in net income for the year ended December 31, 2012 compared to the same period in 2011 and a decrease in the change in assets and liabilities.

•

Cash used in investing activities decreased $22.4 million, or 10.8%, from $207.1 million for the year ended December 31, 2011 to $184.7 million for the same period in 2012. This decrease was primarily due to the decrease in acquisition and investment activity for the year ended December 31, 2012 compared to the same period in 2011.

•

Cash provided by financing activities decreased $65.6 million, or 35.9%, from $182.8 million for the year ended December 31, 2011 to $117.2 million for the same period in 2012. The decrease was primarily due to net debt activity in 2011 exceeding net debt activity in 2012 by $66.5 million.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

•

Cash provided by operations decreased $2.6 million, or 4.7%, from $54.7 million for the year ended December 31, 2010 to $52.1 million for the same period in 2011. The decrease was due to a decrease in net income for the year ended December 31, 2011 compared to the same period in 2010.

•

Cash used in investing activities increased $131.9 million from $75.1 million for the year ended December 31, 2010 to $207.1 million for the same period in 2011. This increase was largely due to the increase in acquisition and investment activity in the year ended December 31, 2011, as compared to the same period in 2010.

•

Cash provided by financing activities increased $164.9 million from $17.9 million for the year ended December 31, 2010 to $182.8 million for the same period in 2011. The increase was primarily due to the $159.9 million increase in outstanding debt and $40.4 million equity issuance during the period used for investment activity. No cash was used to redeem partnership units in 2011 as was the case in the same period in 2010 along with an additional deferred contribution of $35.0 million.

Summary of Significant Accounting Policies

Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Aviv REIT, Aviv Healthcare Properties Limited Partnership, the Operating Partnership, and all controlled subsidiaries and joint ventures. We consider ourselves to control an entity if we are the majority owner of and have voting control over such entity or the power to control a variable interest entity. The portion of the net income or loss attributed to third parties is reported as net income allocable to noncontrolling interests on the consolidated statements of operations and comprehensive income, and such parties’ portion of the net equity in such subsidiaries is reported on the consolidated balance sheets as noncontrolling interests. All significant intercompany balances and transactions have been eliminated in consolidation.

Real Estate Investments

We periodically assess the carrying value of real estate investments and related intangible assets in accordance with ASC 360, Property, Plant, and Equipment (ASC 360), to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. In the event impairment in value occurs and a portion of the carrying amount of the real estate investments will not be recovered in part or in whole, a provision will be recorded to reduce the carrying basis of the real estate investments and related intangibles to their estimated fair value. The estimated fair value of our real estate investments is determined by using customary industry standard methods that include discounted cash flow and/or direct capitalization analysis or estimated cash proceeds received upon the anticipated disposition of the asset from market comparables.

Revenue Recognition

Rental income is recognized on a straight-line basis over the term of the lease when collectibility is reasonably assured. Differences between rental income earned and amounts due under the lease are charged or credited, as applicable, to straight-line rent receivable. Income recognized from this policy is titled straight-line rental income. Additional rents from expense reimbursements for insurance, real estate taxes and certain other expenses are recognized in the period in which the related expenses are incurred and the net impact is reflected in rental income on the consolidated statements of operations and comprehensive income.

Lease Accounting

We, as lessor, make a determination with respect to each of our leases whether they should be accounted for as operating leases or direct financing leases. The classification criteria is based on estimates regarding the fair value of the leased facilities, minimum lease payments, effective cost of funds, the economic life of the facilities, the existence of a bargain purchase option, and certain other terms in the lease agreements. Payments received under operating leases are accounted for in the statements of operations and comprehensive income as rental income for actual rent collected plus or minus a straight-line adjustment for estimated minimum lease escalators. Assets subject to operating leases are reported as real estate investments in the consolidated balance sheets. For facilities leased as direct financing arrangements, an asset equal to our net initial investment is established on the balance sheet titled assets under direct financing leases. Payments received under the financing lease are bifurcated between interest income and principal amortization to achieve a consistent yield over the stated lease term using the interest method. Principal amortization (accretion) is reflected as an adjustment to the asset subject to a financing lease.

All of our leases contain fixed or formula-based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease.

Secured Loan Receivables

Secured loan receivables consist of capital improvement loans and secured loans to operators. Capital improvement loans represent the financing provided by us to the operator for capital improvements, furniture, fixtures, and equipment while the operator is operating the facility. Secured loans to operators represent financing provided by us to operators for working capital needs. Secured loan receivables are carried at their principal amount outstanding. Management periodically evaluates outstanding secured loans and notes receivable for collectability on a loan-by-loan basis. When management identifies potential loan impairment indicators, such as nonpayment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator, or other circumstances that may impair full execution of the loan documents, and management believes it is probable that all amounts will not be collected under the contractual terms of the loan, the loan is written down to the present value of the expected future cash flows. Loan impairment is monitored via a qualitative and quantative analysis including credit quality indicators and it is reasonably possible that a change in the estimate could occur. As of December 31, 2012 and December 31, 2011, secured loan receivable reserves amounted to $0.3 million and $2.2 million, respectively. No other circumstances exist that would suggest that additional reserves are necessary at the balance sheet dates.

Stock-Based Compensation

We follow ASC 718, Stock Compensation (ASC 718), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations and comprehensive income based on their grant date fair values. On September 17, 2010, we adopted a 2010 Management Incentive Plan (the Plan) as part of the transaction with Lindsay Goldberg. A pro-rata allocation of non-cash stock-based compensation expense is made to Aviv REIT and noncontrolling interests for awards granted under the Plan. The Plan’s non-cash stock-based compensation expense by us through December 31, 2011 is summarized in Footnote 9 to our consolidated financial statements.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures (ASC 820), establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1 –	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets;
Level 2 –	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and
Level 3 –	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Our interest rate swaps are valued using models developed internally by the respective counterparty that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy.

Cash and cash equivalents and derivative financial instruments are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. Management estimates the fair value of our long-term debt using a discounted cash flow analysis based upon our current borrowing rate for debt with similar maturities and collateral securing the indebtedness. We had outstanding senior notes payable and other debt obligations with a carrying value of approximately $705.2 million and $600.5 million as of December 31, 2012 and December 31, 2011, respectively. The fair values of debt as of December 31, 2012 and 2011 were $720.8 million and $597.7 million, respectively, based upon interest rates available to us on similar borrowings (Level 3). Management estimates the fair value of its secured loan receivables using a discounted cash flow analysis based upon our current interest rates for secured loan receivables with similar maturities and collateral securing the indebtedness. We had outstanding secured loan receivables with a carrying value of $33.0 million and $36.6 million as of December 31, 2011 and December 31, 2010, respectively. The fair value of secured loan receivables as of December 31, 2012 and 2011 approximate its carrying value based upon interest rates available to us on similar borrowings.

Derivative Instruments

We have implemented ASC 815, Derivatives and Hedging (ASC 815), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, ASC 815 requires that changes in a derivative’s fair value be recognized currently in earnings. Changes in the fair market values of our derivative instruments are recorded in the consolidated statements of operations and comprehensive income if the derivative does not qualify for or we do not elect to apply hedge accounting. If the derivative is deemed to be eligible for hedge accounting, such changes are reported in accumulated other comprehensive income within the consolidated statement of changes in equity, exclusive of ineffectiveness amounts, which are recognized as adjustments to net income. All of the changes in the fair market values of our derivative instruments are recorded in the consolidated statements of operations and comprehensive income for our interest rate swaps that were terminated in September 2010. In November 2010, we entered into two interest rate swaps and account for changes in fair value of such hedges through accumulated other comprehensive (loss) income in equity in our financial statements via hedge accounting. Derivative contracts are not entered into for trading or speculative purposes. Furthermore, we have a policy of only entering into contracts with major financial institutions based upon their credit rating and other factors. Under certain circumstances, we may be required to replace a counterparty in the event that the counterparty does not maintain a specified credit rating.

Income Taxes

For U.S. federal income tax purposes, we elected, with the filing of our initial IRS Form 1120-REIT, U.S. Income Tax Return for Real Estate Investment Trusts, to be taxed as a REIT effective as of the transaction with Lindsay Goldberg that occurred on September 17, 2010. To qualify as a REIT, we must meet certain organizational, income, asset and distribution tests. We currently intend to comply with these requirements and maintain REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and, if the relief provisions under the Code and Treasury regulations do not apply, may not elect REIT status for four subsequent years. However, we may still be subject to federal excise tax. In addition, we may be subject to certain state and local income and franchise taxes. Historically, we and our predecessor have generally only incurred certain state and local income and franchise taxes, but these amounts were immaterial in each of the periods presented. Prior to the transaction with Lindsay Goldberg, our predecessor partnership was a limited partnership and the consolidated operating results were included in the income tax returns of the individual partners. No uncertain income tax positions exist as of December 31, 2011 or December 31, 2010, respectively.

Purchase Accounting

We allocate the purchase price of facilities between net tangible and identified intangible assets acquired and liabilities assumed as a result of purchasing the business and subsequently leasing the business to third party operators. We make estimates of the fair value of the tangible and intangible assets and acquired liabilities using information obtained from multiple sources as a result of preacquisition due diligence, marketing, leasing activities of our diverse operator base, industry surveys of critical valuation metrics such as capitalization rates, discount rates and leasing rates and appraisals obtained as a requirement of the Term Loan (Level 3). We allocate the purchase price of facilities to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of ASC 805, Business Combinations (ASC 805). The determination of fair value involves the use of significant judgment and estimation.

We determine fair values as follows:

•	Other assets acquired and other liabilities assumed are valued at stated amounts, which approximate fair value.

•	Real estate investments are valued using discounted cash flow projections that assume certain future revenue and costs and consider capitalization and discount rates using current market conditions.

•	We allocate the purchase price of facilities to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values.

•	Assumed debt balances are valued at fair value, with the computed discount/premium amortized over the remaining term of the obligation.

We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio, or third party appraisals. The fair value of in-place leases, if any, reflects: (i) above and below-market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset or liability of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods if applicable; (ii) the estimated value of the cost to obtain operators, including operator allowances, operator improvements, and leasing commissions, which is amortized over the remaining life of the associated lease; and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of operator or other customer relationships acquired by considering the nature and extent of existing business relationships with the operator, growth prospects for developing new business with such operator, such operator’s credit quality, expectations of lease renewals with such operator, and the potential for significant, additional future leasing arrangements with such operator. We amortize such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases. The amortization is included in the consolidated statements of operations and comprehensive income in rental income. Generally, our purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

Discontinued Operations

In accordance with ASC 205-20, Presentation of Financial Statements-Discontinued Operations (ASC 205-20), the results of operations to the actual or planned disposition of rental properties are reflected in the consolidated statements of operations and comprehensive income as discontinued operations for all periods presented.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on our consolidated financial position or results of operations.

JOBS Act

Jumpstart Our Business Startups Act of 2012

The JOBS Act permits us, as an “emerging growth company,” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Aviv REIT, Inc.

We were incorporated as a Maryland corporation on July 30, 2010 and operate in a manner intended to allow us to qualify as a REIT for U.S. federal income tax purposes. We are a holding company and our primary asset is our partnership interest in our operating partnership. See “Prospectus Summary—Our Structure.”

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

We entered into a swap arrangement on November 5, 2010 to hedge $200 million of floating rate debt. If LIBOR were to increase by 100 basis points, we do not expect there would be any significant effect on the interest expense on our pro forma variable rate debt as our floating rate credit agreement is subject to a LIBOR floor of 125 basis points. Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure. The fair value of our debt outstanding as of December 31, 2012 was approximately $720.8 million.

OUR INDUSTRY

Healthcare REIT Industry

The healthcare real estate investment trust, or REIT, industry represents a subset of the broader REIT market dedicated to owning and triple-net leasing healthcare real estate assets, including skilled nursing facilities, or SNFs, senior housing communities, hospitals and medical office buildings. According to the Centers for Medicare and Medicaid Services, or CMS, and the Office of the Actuary, at 18% of the U.S. gross domestic product, healthcare is the largest industry in the United States. Total U.S. healthcare expenditures are expected to increase from approximately $2.7 trillion in 2011 to approximately $4.8 trillion in 2021. Healthcare REITs typically provide permanent or long-term financing to healthcare operators in the form of purchase and lease, sale and leaseback transactions, mortgage loans and other financings. Some healthcare REITs specialize in certain segments of the healthcare industry, while others invest across a broader spectrum of healthcare real estate. Healthcare REITs typically seek to diversify their tenant or borrower base across a range of healthcare operators. There are currently 12 publicly traded healthcare REITs representing an aggregate public market capitalization of approximately $73 billion, based on publicly available data as of December 31, 2012.

SNF Industry

Within the healthcare REIT industry, we focus on the acquisition and ownership of post-acute and long-term care SNFs. The SNF real estate industry is large and fragmented. According to CMS, national expenditures for SNF services are expected to grow from approximately $151 billion in 2011 to approximately $255 billion in 2021, representing a compound annual growth rate, or CAGR, of 5.4%. According to the American Health Care Association, there are approximately 15,700 SNFs and 1.7 million beds in the United States, and we estimate that 89% of SNFs are privately-owned as of June 2012. In addition, there are more than 2,400 SNF operators in the United States, according to the National Investment Center for the Seniors Housing & Care Industry (NIC). All of this creates an opportunity for consolidation in the industry.

SNFs Are Need-Based and Provide Comprehensive Services

SNFs care for either short-term post-acute residents recovering from an illness or surgery, who may have been discharged from a hospital and need rehabilitation or restorative care, or long-term residents who need daily skilled nursing care and assistance with numerous activities of daily living. SNFs face limited competition from lower-acuity providers such as assisted living facilities (ALFs), independent living facilities (ILFs) and home health agencies due to the comprehensive services that are offered in SNFs for a comparatively low cost. These lower acuity providers are not typically allowed by state regulations to provide the same services as SNFs. The following is a comparison of services offered by lower-acuity care settings:

	SNFs	ALFs	ILFs	Home Health
Services
Activities of daily living (ADLs)	✓	✓	✓
Therapy	✓	✓		✓
Medication	✓	✓		✓
Meals	✓	✓	✓
Nursing Care—Intermittent	✓			✓
Nursing Care—24-hour	✓
Injections	✓
Catheters	✓
Pain Management	✓
Other Sub-Acute Services	✓

SNFs Are the Low Cost Provider

SNFs provide comprehensive care for a nominal cost. We believe that, because of rising healthcare costs, there will continue to be a focus on the treatment of residents in more cost effective settings, such as SNFs, compared to long-term acute care hospitals, or LTACHs, in-patient rehabilitation facilities, or IRFs, and other post-acute care settings. The majority of the cost structure of a SNF is labor and SNFs typically employ lower cost and less staff than LTACHs and IRFs. SNFs also have significantly less physical plant requirements and are efficiently designed to deliver care, typically with smaller-sized rooms that have single or double occupancy and shared bathrooms.

According to the Medicare Payment Advisory Commission (MedPAC), the cost of providing post-acute services is significantly lower in SNFs. For example, the cost of providing services for tracheotomy patients with a ventilator is on average 61% lower in a SNF than in an IRF and on average 90% lower than in an LTACH. The cost of providing services for respiratory patients with a ventilator is on average 70% lower in a SNF than in an IRF, and on average 89% lower than in an LTACH. The cost of providing services for a joint replacement patient is on average 64% lower in a SNF than in an IRF, and on average 91% lower than in an LTACH.

Average Cost for Higher Acuity Settings

Source: MedPAC

Significant Increase in Current and Near-Term Demand

We believe that the SNF industry will benefit from current and projected near-term demographic trends, driving demand for post-acute and long-term care services. According to the U.S. Census Bureau, the number of Americans age 65 and older, the targeted resident population for post-acute and long-term care SNFs, is expected to increase 36% from 2010 to 2020, representing a CAGR of 3.1%, compared to 0.9% for the total U.S. population over the same period. Even if utilization rates, or the percentage of the U.S. population age 65 and older residing in SNFs, were to remain constant, demand for SNFs is estimated to increase by approximately 500,000 beds based on the population growth from 2010 to 2020.

Population of Age 65+

In ‘000s

Source: U.S. Census Bureau

We believe that the need for SNF services has the potential to increase significantly with the establishment and focus on integrated delivery networks, which seek to care for patients in the most cost efficient setting. We also believe that the ongoing focus on post-acute care in SNFs will continue as Medicare and other payors, including physicians and hospitals, seek to increasingly discharge patients from acute settings to lower cost post-acute settings, in particular SNFs. According to a report prepared for the U.S. Department of Health and Human Services, SNFs receive 41% of discharges from referral sources such as hospitals, physician groups, Accountable Care Organizations and other sources, compared to 10% for IRFs and 2% for LTACHs.

We believe that these trends will support a growing demand for the services provided by SNF operators, which in turn will support a growing demand for our properties.

% Discharged Patients Received from Acute Care Hospitals

Source: Examining Post Acute Care Relationships in an Integrated Hospital System, prepared for U.S. Department of Health and Human Services.

There is significant movement towards the formation of accountable care organizations, which are incentivized to drive patients to the lower cost settings like SNFs, which minimizes acute care utilization and inpatient medical costs that account for approximately one-third of total healthcare spending. As of October 2012, hospitals are being penalized for readmission rates from post-acute providers over a certain minimum threshold. As a result, both Managed Care Organizations, or MCOs, and acute care hospitals are increasingly focused on discharging residents to lower cost providers such as post-acute and long-term care SNFs.

A portion of Medicaid beneficiaries are also eligible for Medicare. These beneficiaries are known as “dual eligibles” and are comprised of low-income seniors and people with disabilities who are enrolled in both Medicaid and Medicare. These individuals tend to consume more healthcare services due to their tendency to have more chronic health issues. Based on CMS and Kaiser Family Foundation data, we estimate there are approximately 9 million dual eligible enrollees which are expected to represent annual spending of approximately $320 billion. CMS is implementing pilot programs, in conjunction with MCOs, to coordinate care for this population of 9 million residents and lower overall spending. We believe this represents a significant opportunity for SNFs over the near and long-term as they continue to play a major role in providing quality care in a cost efficient setting for this chronically ill population.

Limited New Supply

We believe that supply dynamics in the SNF industry are favorable. The SNF industry is insulated from competition by significant barriers to entry including certificates of need and other similar programs, Medicare and Medicaid provider agreements, as well as specialized knowledge and local market expertise. New construction in the SNF industry has been limited. According to NIC, the current number of SNF beds under construction is equal to only 0.6% of the existing SNF inventory of approximately 1.7 million beds. Since 2008, there has been a meaningful decline in SNF bed construction starts. As a result, the number of facilities has remained relatively stable.

We believe that the lack of new supply together with significantly increasing demand will be favorable for our operators and increase the value of our SNFs.

Total SNF Facilities

Source: AHCA

Increasing and Stable Reimbursement and Expenditures for SNFs Over Long Period of Time

SNFs receive a majority of their revenue from state and federally-funded Medicaid and Medicare reimbursement programs. Average daily rates for Medicare payments to SNFs have increased at an annual CAGR of 5.2% from 1999 through 2011, and average daily rates for Medicaid payments to SNFs have increased at a 4.2% CAGR. During the last 5 years, Medicaid and Medicare reimbursement rates are estimated to have increased 3% and 7%, respectively.

Source: Eljay LLC and composite of CMS, AHCA, AQNHC and Avalere Group Data

We believe the government will continue to provide adequate funding to both the Medicare and Medicaid reimbursement for SNFs. According to CMS, national expenditures for Medicare and Medicaid payments to SNFs are expected to grow 84% from approximately $83 billion in 2011 to approximately $152 billion in 2021, representing a CAGR of 6.3%. SNFs represent a small portion of total Medicare and Medicaid expenditures, representing only 6% of total Medicare expenditures, and 10% of total Medicaid expenditures.

($ billions)

Source: CMS

For the fiscal years ended 2008, 2009, and 2010, respectively, CMS increased rates by 3.3%, 3.4%, and (1.1%), respectively. In fiscal year 2011, a new Medicare classification called RUGS IV was implemented that increased rates in excess of the government’s intended effect. These rates were subsequently reduced for fiscal year 2012 to bring the level of reimbursement back to what was intended for fiscal year 2011. Despite this reduction, fiscal year 2012 rates are 3.4% higher than fiscal year 2010 rates. Fiscal year 2013 rates for Medicare are expected to increase by 1.8%.

BUSINESS

Company Overview

We are a self-administered REIT specializing in the ownership and triple-net leasing of post-acute and long-term care skilled nursing facilities, or SNFs. We have been in the business of investing in SNFs for over 30 years, including through our predecessors. Our management team has extensive knowledge of and a track record investing in SNFs and other healthcare real estate. We believe that we own one of the largest and highest-quality portfolios of post-acute and long-term care SNFs in the United States. We generate our cash rental stream by triple-net leasing our properties to third-party operators who have responsibility for the operation of the facilities, including for all operating costs and expenses related to the property, maintenance and repair obligations and other required capital expenditures. Our leases typically include rent escalation provisions designed to provide us with organic growth in our rental stream. As of December 31, 2012, our portfolio consisted of 258 properties in 29 states leased to 38 tenants who represent many of the largest and most experienced operators in the industry. We believe we can continue to achieve attractive returns for our investors by combining a steadily growing rental stream from our existing properties with growth through acquisitions in a large and fragmented industry.

In the last five years, we have acquired 124 properties with 22 tenants in 55 separate transactions ranging in size from less than $1 million to $73 million, for a total of $559.0 million, representing a 17% compound annual growth rate (CAGR) over that period. We have established a track record of working with market-leading operators to support their growth plans through acquisitions. Our experience, reputation and relationships in the SNF industry allow us to acquire properties to which many other investors do not have access. As a result, we have been successful acquiring high-quality properties at valuations that achieve attractive lease yields and strong rent coverage for our diversified portfolio. Because we generate a significant and ongoing pipeline of investment opportunities, our growth has accelerated as we have raised more capital.

We have built a high-quality and strategically diversified portfolio of tenants and properties with $128.4 million of contractual rent for the twelve months ending March 31, 2014 based on leases in place as of February 19, 2013. We also receive income from secured loan receivables and an asset under a direct financing lease, which together have a book value of $43.7 million as of December 31, 2012. Our leases provide us with long-term cash rental streams, with a weighted-average remaining lease term of approximately 8.3 years as of December 31, 2012 and only 7% of our rent expiring over the next 5 years. We are able to proactively manage lease expirations by extending our leases in connection with acquisitions, reinvestment projects and other opportunities. We believe our rental stream is secure because our EBITDARM and EBITDAR coverage ratios were 2.0x and 1.6x, respectively, for the twelve months ended September 30, 2012. We believe these measures are strong indications of our tenants’ ability to comfortably pay the rent under our leases. In addition, our properties have strong occupancy and quality mix, with portfolio occupancy and quality mix of 80.7% and 46.9%, respectively, for the three months ended September 30, 2012. See “Presentation of Portfolio Metrics” for additional information regarding our coverage ratios and other portfolio metrics.

Competitive Strengths

We believe the following strengths serve as the foundation for our business:

Established Healthcare REIT with Expertise Investing in SNFs. We specialize in triple-net leasing post-acute and long-term care SNFs to large and experienced operators. We own one of the largest portfolios of SNFs in the United States and have been investing in SNFs for over 30 years. As of December 31, 2012, 221 of our 258 properties were SNFs, representing 86.9% of our contractual rent. We have established a strong reputation in the SNF industry for experience, knowledge and relationship-oriented investing. In the last five years, we have acquired 124 properties leased to 22 tenants, for a total of $559.0 million. We have extensive experience and expertise regarding the management of our portfolio, which we believe is critical to our success. Our network of market-leading SNF operators has created a pipeline of growth opportunities.

Strategically Diversified Portfolio of High-Quality Properties. We have a diversified portfolio of properties located in 29 states that are triple-net leased on a long-term basis to 38 tenants. We focus on strategically limiting our concentration of properties with tenants and states, with no single tenant representing more than 15.1% of our contractual rent and no state representing more than 18.3% of our contractual rent as of December 31, 2012. We have a strategically balanced portfolio of Medicare and Medicaid revenue which comes from many different reimbursement systems including from the federal government and 28 states. We believe that our diversification helps us generate a stable and steadily growing rental stream. We also pursue a strategy of leasing properties to multiple tenants in each of our markets and multiple properties for each of our tenants, which helps us expand our expertise and relationships in a given market, while also helping us mitigate risk. We focus on continually enhancing the quality of our properties and have established a reinvestment program designed to give our high-quality properties a competitive advantage in their markets. These investments include interior enhancements designed to drive revenues for our operators and exterior enhancements designed to attract residents from the community and key referral sources. We have invested a significant amount of capital in recent years in our existing properties, for which we receive incremental rent, with returns consistent with those we achieve for new acquisitions. We expect this to be a consistent and growing part of our business.

Strong Relationships with Large and Experienced Operators. We have developed strong relationships with many of the largest and most experienced operators in the United States. We have made a long-term commitment to working with operators in a cooperative and supportive manner. Our top ten tenants, which represent 77.6% of our contractual rent as of December 31, 2012, with an average of 82 properties, 11,100 employees and a ten-year relationship with us, averaged approximately $451 million in revenues in 2011. These operators possess the experience, scale and other characteristics that are key factors in driving profitability for them and our properties. Our top ten tenants have strong EBITDAR margins and coverages of 16% and 1.6x, respectively, for our properties, for the twelve months ended September 30, 2012. We cultivate long-term relationships with our tenants and other market-leading operators. Many of our properties are leased to tenants with whom we have had a relationship for at least ten years. Our strong relationships with these operators lead to a significant pipeline of attractive investment opportunities, with approximately 71% of our $559.0 million of acquisitions over the last 5 years completed with existing tenants. We believe we will continue to generate a significant pipeline of investment opportunities as a result of our relationships.

Well-Structured Triple-Net Leases with Strong Coverage. We have strong rent coverage, which is an indication of our tenants’ ability to comfortably pay the rent due under our leases. Our EBITDARM and EBITDAR coverage ratios for the twelve months ended September 30, 2012 were 2.0x and 1.6x, respectively. We believe our coverages achieve the proper balance between maintaining our profitability and providing comfort that our tenants will be able to pay the rent due under our leases. Under our triple-net leases, our tenants are responsible for all operating costs and expenses related to the property, including maintenance and repair obligations and other required capital expenditures. This structure helps insulate us from variability in operator cashflows. We support our ability to generate attractive returns on a long-term basis by structuring our leases with a variety of complementary provisions. Our leases typically have initial terms of 10 years and include annual rent escalators of approximately 2% compounded per annum. These escalator provisions help us achieve a steadily growing cash rental stream. We regularly enter into lease extensions during the term of the lease in connection with additional acquisitions, reinvestment projects and other opportunities that arise from our close tenant relationships. Our lease structures also provide us with key credit support for our rents, with 99% of our contractual rent supported by personal and/or corporate guarantees and 88% supported by master leases or leases with cross-default provisions as of December 31, 2012. Our leases also typically require security deposits of several months’ rent.

Platform Built for Growth with Proven Investment Track Record. We employ 32 people across the organization and are committed to maintaining a growth-oriented infrastructure. We have 11 professionals focused on sourcing, underwriting and executing transactions. Our acquisition team has enabled us to grow our total assets at December 31, 2012 by 96% over the last five years. We have also developed an experienced asset management team of 8 professionals that oversees our properties, preserves our assets and identifies other investments in our existing portfolio that help grow our rental stream. We are disciplined and selective about the investments we make. Our underwriting process includes a thorough assessment of the experience and credit profile of each operator, the quality of the real estate and the demographics of the market in which the property is located. The experience of our management team and our strong working relationships with our tenants have enabled us to invest $97.2 million over the last five years in existing properties and strategic new construction projects, for which we receive incremental rent. We are disciplined and make investments with attractive returns that create long-term value.

Attractive Capital Structure with Capacity for Growth. Following this offering, we believe we will have an attractive capital structure with low leverage that will provide significant capacity to effectuate our growth plans. Our indebtedness is long-term, with a weighted-average maturity of 6.3 years following this offering. We will have significant liquidity, with an undrawn $300.0 million revolving credit line under our New Revolver. In 2011 and 2012, we made a strategic transition to publicly-traded unsecured bonds, with $400.0 million raised in three separate issuances. We have demonstrated our ability to access capital by raising over $2 billion as a private company since 2005 through a diverse combination of institutional equity investments, secured mortgage financing and our issuance of $400.0 million of unsecured bonds.

Experienced Management Team with Significant Tenure and Ownership. Craig M. Bernfield, our Chairman and Chief Executive Officer, has built our company for over 20 years and will be our second largest stockholder with a     % ownership interest following this offering. Our President and Chief Operating Officer, Steven J. Insoft, has been with us for eight years and has more than 20 years of experience as an operator, investor and developer of SNFs and assisted living facilities, or ALFs. Mr. Insoft will hold a     % interest in our company following this offering. Our Chief Financial Officer, James H. Lyman, joined the Company in 2012 with over 30 years of real estate, capital markets and operating experience, including significant public and private REIT experience as a chief financial officer and senior executive. Our other key senior executives and professionals have significant tenure and experience, averaging 10 years with the company and 23 years in their areas of expertise. Our entire management team has specialized knowledge that is critical to the operation and growth of our business.

Growth Strategies

The SNF industry is large and fragmented and we believe that market conditions are favorable for investing in post-acute and long-term care SNFs and for consolidation in the industry. According to the American Health Care Association, the SNF market is comprised of 15,700 facilities and 1.7 million beds and, according to NIC, there are over 2,400 SNF operators in the United States. We estimate that approximately 89% of SNFs are privately owned, and in our experience these owners regularly seek liquidity through the sale of their properties and sale-leaseback transactions. These transactions are attractive to us because they offer conservative property valuations and an alignment of interests with the seller since they continue to operate the property after the acquisition is completed. We have an extensive network of relationships with SNF operators and owners and an experienced team of professionals that specialize in SNFs. We believe our reputation and knowledge will provide us with a significant competitive advantage to further consolidate the ownership of post-acute and long-term care SNF properties.

The primary elements of our growth strategy are to:

Continue to Source Investments from Existing Relationships. Our tenants represent many of the largest and most experienced operators of SNFs in the United States. These market-leading operators have a demonstrated desire, as well as the resources and ability to grow, and our strong relationships with these operators lead directly to acquisition and other investment opportunities. These operators own many of the facilities they operate which gives us a significant opportunity to grow our portfolio through sale-leaseback transactions. These transactions are attractive to the operators because they provide liquidity to grow their businesses. Approximately 71% of our $559.0 million of acquisitions over the last 5 years were completed with existing tenants. We believe we can continue to expand our relationships with our tenants, who collectively operate over 900 properties throughout the United States. As a result, we believe we will continue to identify attractive acquisition, sale-leaseback, reinvestment, new construction and other investment opportunities in our operators’ existing markets, as well as new markets.

Identify Additional Operator Relationships. We seek to expand our portfolio by capitalizing on the network of relationships with market-leading operators we have built in the SNF industry over the past 30 years. We focus on operator relationships that meet our investment criteria and we believe our experience in the industry helps us to identify these high-quality operators. This strategy has resulted in approximately 29% of our acquisitions over the last 5 years being completed with 11 new tenants who now operate 51 of our properties. Our reputation as experts in the industry has allowed us to generate a significant pipeline of attractive opportunities to grow our portfolio with some of the largest and most experienced operators in the United States.

Generate Additional Rent Through Ongoing Property Reinvestment Program. We are committed to owning and acquiring high-quality properties. We have developed a programmatic approach to reinvesting in our properties to maintain and enhance their quality over the long-term, to help our operators achieve a competitive advantage in their markets and to generate an attractive return on our invested capital. These investments include interior enhancements such as therapy gyms and specialty care units designed to drive revenues for our operators, and exterior enhancements, such as lighting, signage and architectural features, designed to attract residents from the community and key referral sources. We are able to identify and complete a significant volume of these investments, through which we are able to generate additional rents at returns consistent with those we achieve with new acquisitions and help our tenants enhance their profitability. In connection with these investments, we obtain lease extensions, which drive our long-term rental stream. We also maintain a pipeline of new construction projects, with established operator relationships, to grow our portfolio with state-of-the-art properties.

Further Enhance Our Franchise and Position as an Industry Leader. We are committed to further developing our reputation and franchise in the SNF industry. We frequently sponsor and speak at industry conferences and similar events and focus on opportunities to prominently align ourselves with other leaders in the post-acute and long-term care SNF and healthcare real estate industry. Mr. Bernfield, our Chairman and Chief Executive Officer, serves on the board of directors, and we are one of five Premier Partners, of NIC, one of our industry’s leading organizations. We also host an annual conference for our operators to share best practices and ideas, which generates additional investment opportunities for us. As a result of our efforts, there is significant awareness of the Aviv franchise in the SNF industry, which results in SNF owners and operators approaching us with a significant pipeline of attractive investment opportunities.

Strategically Pursue Opportunities to Invest in Complementary Healthcare Properties. We intend to continue to capitalize on our management team’s extensive knowledge of healthcare properties, as well as our strong relationships with our tenants, to supplement our core strategy of acquiring and investing in post-acute and long-term care SNFs. We opportunistically acquire complementary healthcare properties, such as ALFs, and independent living facilities, or ILFs, which collectively represented 10.5% of our contractual rents as of December 31, 2012. In addition, we have also acquired long-term acute-care hospital and traumatic brain injury facilities, which collectively represented 2.6% of our contractual rents as of December 31, 2012, with experienced operators that meet our criteria for quality and experience and we believe have the ability and desire to grow with us. We believe the acquisition of these properties on a strategic basis helps us continue to generate attractive returns, complement our existing portfolio and further expand and strengthen our industry relationships.

Our Portfolio

As of December 31, 2012, our portfolio consisted of 258 properties, comprised of 221 skilled nursing facilities, 22 assisted living facilities, 13 traumatic brain injury facilities, one long-term acute care hospital and one land parcel for development, with approximately 19,700 beds in 29 states triple-net leased to 38 operators.

Our portfolio consisted of 253 owned properties (including one property under development), three properties that we lease and sublease to a third-party operator, one property in which we hold a leasehold security interest from a third-party operator and one new construction property in which we hold a security interest. Our EBITDARM and EBITDAR coverage ratios for the twelve months ended September 30, 2012 were 2.0x and 1.6x, respectively, and our operators’ EBITDAR margins at our properties averaged 16%. For the three months ended September 30, 2012, our portfolio occupancy was 80.7% and our quality mix was 46.9%.

The following table provides certain information regarding our top ten operators as of December 31, 2012:

	Founded	Properties		2011 Revenue	Employees
		Aviv	Total
				(in millions)
Daybreak	2001	47	70	$243	4,300
Saber	2001	30	64	253	6,000
EmpRes	1997	17	47	265	3,500
Preferred Care	1992	15	106	534	9,900
Maplewood	2006	5	5	12	400
Sun Mar	1986	13	26	226	2,500
Benchmark	2000	15	21	63	1,700
Deseret	2006	18	25	57	1,400
Genesis	1985	11	426	2,746	78,000
Reliance	1998	4	27	109	3,500
Top 10 Average	1997	18	82	451	11,100

We monitor the credit quality of our operators on an ongoing basis. For example, on a quarterly basis, we review quarterly the financial statements of our properties, paying special attention to trends in key metrics, liquidity measures and health surveys. Our review and analysis is accompanied by a formal quarterly conference call with each operator’s key personnel in order to provide better insight into the current state of operations. Furthermore, we perform an onsite inspection of each of our properties on an annual or biennial basis, following which we make recommendations to our operators related to building improvements and reinvestment opportunities.

We lease our properties to a diversified group of 38 operators with no single operator representing more than 15.1% of our contractual rent as of December 31, 2012. The following table sets forth information about our properties as of December 31, 2012:

Operator Diversification
Operator(1)	Number of Properties	Number of Beds	Percentage of Contractual Rent
Daybreak	47	3,705	15.1%
Saber	30	2,365	14.8%
EmpRes	17	1,404	9.9%
Preferred Care	15	1,402	7.7%
Maplewood	5	407	7.1%
Sun Mar	13	1,345	7.1%
Benchmark	15	1,197	5.8%
Deseret	18	889	3.9%
Genesis	11	881	3.5%
Reliance(2)	4	460	2.7%
New Beginnings	4	425	2.4%
Bridgemark	4	475	2.1%
CareMeridian	13	150	1.9%
Trillium	8	467	1.7%
Markleysburg	4	329	1.4%
HI-Care	3	250	1.3%
Ridgecrest	2	175	1.2%
Covenant Care	2	224	0.9%
Advocat	1	154	0.8%
Heyde	3	203	0.8%
Concepts	3	306	0.8%
JK&L	2	104	0.8%
Lion	1	162	0.7%
Safe Haven	2	124	0.7%
Physician’s Hospital Group	1	30	0.7%
NuCare	1	94	0.6%
Ultracare	3	139	0.6%
Transitions	1	135	0.6%
Homestead	6	348	0.6%
Trinity Healthcare	1	134	0.4%
Orion	1	93	0.4%
Prestige	1	95	0.4%
LTP Generations	2	97	0.3%
Health Dimensions	1	90	0.3%
ConvaCare	1	40	0.0%
Fountain	1	78	0.0%
RAMM	1	111	0.0%
Prestige Care(3)	9	621	0.0%
Other(4)	1	0	0.0%

Total	258	19,708	100.0%

(1)	Throughout this prospectus, we refer to operators by their commonly-known trade names; however, each operator may operate through a variety of legal entities, some or all of which may not be under common ownership and properties may not be subject to master leases or cross-defaulted.
(2)	The lease for four of the five properties leased to ConvaCare was transitioned to Reliance effective January 1, 2013.
(3)	The initial annual contracted rent under the Prestige Care lease is $4.0 million, with payments beginning in April 2013.
(4)	Reflects one closed facility that is held for sale.

We have a geographically diversified portfolio of properties located in 29 states with no state representing more than 18.3% of our contractual rent as of December 31, 2012. The following table sets forth information about our properties as of December 31, 2012:

State Diversification
State	Number of Properties	Number of Beds	Percentage of Contractual Rent(1)
Texas	58	4,702	18.3%
California	34	2,268	16.2%
Ohio	17	1,143	9.9%
Connecticut	5	407	7.1%
Missouri	15	1,197	5.8%
Arkansas	11	1,129	5.6%
Pennsylvania	10	1,134	4.3%
New Mexico	9	760	4.0%
Illinois	8	827	3.7%
Kansas	16	836	3.4%
Massachusetts	9	682	2.6%
Florida	6	398	2.4%
Arizona	5	478	2.3%
Wisconsin	5	387	1.6%
Idaho(2)	5	402	1.6%
Nebraska	3	312	1.3%
Iowa	7	347	1.3%
Washington(2)	11	630	1.2%
Oregon(2)	6	393	1.2%
Nevada	3	241	0.9%
Kentucky	1	154	0.8%
Michigan	2	188	0.8%
Minnesota	3	155	0.7%
Indiana	1	30	0.7%
Oklahoma	3	139	0.6%
Montana	2	110	0.5%
Virginia	1	97	0.5%
Tennessee	1	102	0.4%
Utah	1	60	0.3%

Total	258	19,708	100.0%

(1)	In the case where the facilities’ master lease includes more than one state, rent was allocated proportionately by number of beds.
(2)	The lease for nine properties located in Idaho, Washington and Oregon was transitioned to Prestige Care effective October 1, 2012, with rental payments beginning in April 2013.

Lease Expiration

The following table sets forth information regarding the expiration dates of our leases as of December 31, 2012:

Year	Number of Properties with Leases Expiring		Percentage of Contractual Rent
2013	2		0.4%
2014	2		0.2%
2015	9		2.7%
2016	6		2.6%
2017	17		1.1%
2018	18		10.1%
2019	5		1.6%
2020	31		11.2%
2021	89		33.4%
2022	47		21.1%
Thereafter	31		15.6%

Total	257	(1)	100.0%

(1)	Does not include one closed facility that is held for sale.

Competition

The market for making investments in healthcare facilities is highly competitive and fragmented. We compete with other public and private companies who provide lease and/or mortgage financing to operators of a variety of different types of healthcare properties. We also face competition leasing available properties to prospective operators. We compete with these other companies based on reputation, purchase price and financing alternatives offered and the relationship that develops during the term of the lease. We believe there has been a trend in our industry over the last few years of companies pursuing large portfolio transactions. In addition, we believe our industry has also experienced a trend over the last few years of companies seeking to diversify into other asset classes and away from SNFs. In contrast, we have focused on smaller and middle-market transactions, primarily involving SNFs. We have experience identifying and underwriting the abilities of qualified local, regional and national operators. We have established a track record of working with market-leading operators to support their growth plans through acquisitions. Our experience, reputation and relationships in the SNF industry allow us to acquire properties to which other investors do not have access.

Regulation

Typically, operators of SNFs receive significant funding from governmental programs and are regulated by the states and the federal government. Operators of SNFs are subject to federal and state laws that regulate the type and quality of the nursing care provided, ancillary services (e.g., respiratory, occupational, physical and infusion therapies), qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment, distribution of pharmaceuticals, reimbursement and rate setting and operating policies. In addition, most, if not all, of our operators are subject to extensive laws and regulations pertaining to healthcare fraud and abuse, including kickbacks and false claims. The following discussion describes certain material U.S. federal and state healthcare laws and regulations that may affect our operations and those of our operators. However, the discussion does not address all applicable federal, state and local healthcare laws and regulations that could affect our operations and those of our operators.

Licensing and Certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically surveyed by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure or certification may prevent a facility from operating or result in a suspension of reimbursement payments until all licensure or certification issues have been resolved and the necessary licenses or certification are obtained or reinstated. Facilities may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. State licensing laws require operators of SNFs and other healthcare facilities to comply with extensive standards governing operations. State agencies administering those laws regularly inspect such facilities and investigate complaints. Transfers of operations of SNFs and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate.

Certificate of Need. Some states require that SNFs obtain governmental approval, in the form of a Certificate of Need, or CON, or similar certification, that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. CON laws in those states that have them generally require an applicant to demonstrate the need for constructing a new facility, expanding an existing facility, changing the ownership or control of an existing licensed facility, or terminating services that have been approved through the CON process. The CON laws and regulations may restrict our ability to add new facilities or expand an existing facility’s size or services. In addition, CON laws may constrain our ability to lease a particular property to a new operator.

Medicare and Medicaid Certification. A significant portion of the revenues of our operators that operate SNFs is derived from participation in government-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification to participate in these programs could result in a loss of funding from such programs. Medicare and Medicaid laws also require operators of SNFs to comply with extensive standards governing operations. Federal and state agencies administering those laws regularly inspect such facilities and investigate complaints. From time to time, our operators are notified of potential penalties, financial or otherwise, relating to facilities operated by them, and such penalties have been imposed from time to time. If they are unable to cure deficiencies which have been identified or which are identified in the future, such sanctions may be imposed and if imposed may adversely affect our operators’ revenues, which may affect their ability to meet their obligations to us.

Fraud and Abuse Laws and Regulations. There are various highly complex federal and state laws governing a wide array of referrals, financial relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit financial inducements for referrals, filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. All healthcare providers, including SNFs, are subject to the Federal Anti-Kickback Statute, which generally prohibits persons from offering, providing, soliciting, or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. SNFs are also subject to the Federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law generally prohibits the submission of claims to Medicare for payment if the claim results from a physician referral for certain designated services and the physician has a financial relationship with the health service provider that does not qualify under one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on kickbacks, physician self-referrals and submission of claims apply to state Medicaid programs, and may also apply to private payors under state laws. Further, healthcare providers, including, but not limited to, SNFs are subject to substantial financial penalties under the Civil Monetary Penalties Act and the Federal False Claims Act and, in particular, actions under the Federal False Claims Act’s “whistleblower” provisions. Private enforcement of healthcare fraud has increased due in large part to amendments to the Federal False Claims Act that encourage private individuals to sue on behalf of the government. These whistleblower suits brought by private individuals, known as qui tam actions, may be filed by almost anyone, including present and former patients, nurses and other employees. Such whistleblower actions have been brought against nursing facilities on the basis of the alleged failure of the nursing facility to meet applicable regulations relating to its operations. Significantly, if a claim is successfully adjudicated, the Federal False Claims Act provides for treble damages and penalties up to $11,000 per claim. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally funded healthcare programs or result in the imposition of treble damages and fines or other penalties. Governments are also devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Office of the Inspector General of the U.S. Department of Health and Human Services has announced a number of new and ongoing initiatives to study instances of potential Medicare and Medicaid overbilling and/or fraud in SNFs. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally-funded healthcare programs. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government’s recovery. Because of these incentives, these so-called “whistleblower” suits have become more frequent. The violation of any of these laws or regulations by an operator may result in the imposition of treble damages and fines or other penalties, which may affect that operator’s ability to meet its obligations to us or to continue operating the facility. Also, the Health Reform Laws (discussed in greater detail below) revise healthcare fraud and abuse provisions that will affect our operators. Specifically, the Health Reform Laws allow for up to treble damages under the Federal False Claims Act for violations related to state–based health insurance exchanges authorized by the Health Reform Laws, which will be implemented beginning in 2014. The Health Reform Laws also impose new civil monetary penalties for false statements or actions that lead to delayed inspections, with penalties of up to $15,000 per day for failure to grant timely access and up to $50,000 for a knowing violation. Additionally, the Health Reform Laws require certain entities—including providers, suppliers, Medicaid managed care organizations, Medicare Advantage organizations, and prescription drug program sponsors—to report and return overpayments to the appropriate payer by the later of (a) sixty (60) days after the date the overpayment was “identified,” or (b) the date that the “corresponding cost report” is due. The entity also must notify the payer in writing of the reason for the overpayment. A violation of these requirements may result in criminal liability, civil liability under the FCA, and/or exclusion from the federal healthcare programs. On February 14, 2012, CMS published a proposed rule implementing the Health Reform Laws requirement that healthcare providers and suppliers report and return self-identified overpayments by the later of 60 days after the date the overpayment was identified, or the date any corresponding cost report is due, if applicable. The Health Reform Laws also amend the Federal Anti–Kickback Statute to state that any items or services “resulting from” a violation of the Anti–Kickback Statute constitutes a “false or fraudulent claim” under the Federal False Claims Act. The Health Reform Laws also provide for additional funding to investigate and prosecute healthcare fraud and abuse. Accordingly, the increased penalties under the Health Reform Laws for fraud and abuse violations may have a negative impact on our operators in the event that the government brings an enforcement action or subjects them to penalties.

Other Laws. Other laws that impact how our operators conduct their operations include: federal and state laws designed to protect the confidentiality and security of patient health information; state and local licensure laws; laws protecting consumers against deceptive practices; laws generally affecting our operators’ management of property and equipment and how our operators generally conduct their operations, such as fire, health and safety, and environmental laws; federal and state laws affecting assisted living facilities mandating quality of services and care, and quality of food service; resident rights (including abuse and neglect laws); and health standards set by the federal Occupational Safety and Health Administration. For example, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) provides for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the regulations, healthcare providers often must undertake significant operational and technical implementation efforts. Operators also may face significant financial exposure if they fail to maintain the privacy and security of medical records and other personal health information about individuals. The Health Information Technology for Economic and Clinical Health (“HITECH”) Act, passed in February 2009, strengthened the HHS Secretary’s authority to impose civil money penalties for HIPAA violations occurring after February 18, 2009. HITECH directs the HHS Secretary to provide for periodic audits to ensure covered entities and their business associates (as that term is defined under HIPAA) comply with the applicable HITECH requirements, increasing the likelihood that a HIPAA violation will result in an enforcement action. CMS issued an interim Final Rule which conformed HIPAA enforcement regulations to the HITECH Act, increasing the maximum penalty for multiple violations of a single requirement or prohibition to $1.5 million. Higher penalties may accrue for violations of multiple requirements or prohibitions. HIPAA violations are also potentially subject to criminal penalties.

Legislative and Regulatory Developments. Because all of our properties are used as healthcare properties, we will be impacted by the risks associated with the healthcare industry, including healthcare reform. The Patient Protection and Affordable Care Act (“PPACA”) and the Health Care and Education Reconciliation Act of 2010, which amends PPACA (collectively, the “Health Reform Laws”) and the June 28, 2012 United States Supreme Court ruling upholding the individual mandate of the Health Reform Laws and partially invalidating the expansion of Medicaid (further discussed below), may have a significant impact on Medicare, Medicaid, other federal healthcare programs, and private insurers, which impact the reimbursement amounts received by SNFs and other healthcare providers. The Health Reform Laws could have a substantial and material adverse effect on all parties directly or indirectly involved in the healthcare system. Together, the Health Reform Laws make the most sweeping and fundamental changes to the U.S. healthcare system undertaken since the creation of Medicare and Medicaid and contain various provisions that may directly impact us or our operators. These new laws include a large number of health-related provisions that are scheduled to take effect over the next four years, including expanding Medicaid eligibility, requiring most individuals to have health insurance, establishing new regulations on health plans, establishing health insurance exchanges and modifying certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste, including through new tools to address fraud and abuse. Because all of our properties are used as healthcare properties, we will be impacted by the risks associated with the healthcare industry, including healthcare reform. While the expansion of healthcare coverage may result in some additional demand for services provided by operators, reimbursement levels may be lower than the costs required to provide such services, which could materially adversely affect the ability of operators to generate profits and pay rent under their lease agreements with us and thereby could materially adversely affect our business, financial position or results of operations. The Health Reform Laws also enhance certain fraud and abuse penalty provisions that could apply to our operators in the event of one or more violations of the federal healthcare regulatory laws. In addition, there are provisions that impact the health coverage that we and our operators provide to our respective employees. Furthermore, regulatory proposals and rules are released on an ongoing basis that may have an impact on the healthcare system in general and the skilled nursing and long-term care industries in particular. We cannot predict whether the existing Health Reform Laws, or future healthcare reform legislation or regulatory changes, will have a material impact on our operators’ or tenants’ property or business. If the operations, cash flows or financial condition of our operators are materially adversely impacted by the Health Reform Laws or future legislation, our revenue and operations may be adversely affected as well.

On July 29, 2011, CMS released its final rule regarding 2012 Medicare payment rates for SNFs, which became effective October 1, 2011. The rule recalibrated the method of calculating Medicare reimbursement rates, and caused the reimbursement rates for SNFs to be reduced by approximately 11.1% on a system-wide basis for fiscal year 2012. On June 28, 2012, the United States Supreme Court upheld the individual mandate of the Health Reform Laws but partially invalidated the expansion of Medicaid. The ruling on Medicaid expansion will allow States not to participate in the expansion—and to forego funding for the Medicaid expansion—without losing their existing Medicaid funding. Given that the federal government substantially funds the Medicaid expansion, it is unclear whether any state will pursue this option, although at least some appear to be considering this option at this time. Despite the Supreme Court’s decision to uphold the Health Reform Laws, the House of Representatives voted to repeal the Health Reform Laws in full. We cannot predict whether any of these or future attempts to repeal or amend the Health Reform Laws will be successful, nor can we predict the impact that such a repeal or amendment would have on our operators.

Additionally, provisions of Title VI of the Health Care Reform Laws are designed to increase transparency and program integrity of SNFs. Specifically, SNFs will be required to institute compliance and ethics programs. Additionally, the Health Reform Laws make it easier for consumers to file complaints against nursing homes by mandating that states establish complaint websites. The provisions calling for enhanced transparency will increase the administrative burden and costs on these providers. Regulatory proposals and rules are released on an ongoing basis that may have an impact on the healthcare system in general and the skilled nursing and long-term care industries in particular. We cannot predict whether any legislative or regulatory proposals will be adopted or, if adopted, what effect, if any, these proposals would have on our operators. In 2007, CMS instituted a Special Focus Facility, or SFF, initiative to stimulate improvement in the quality of care for SNFs with a history of compliance difficulties. Properties are identified based on SNFs that have more problems than other

SNFs (about twice the average number of deficiencies), more serious problems than most SNFs and a pattern of problems that has persisted over a long period of time (generally three years). CMS requires that SFFs be visited by survey teams twice as frequently as other nursing homes (about twice per year). Within approximately 24 months after a facility is identified as a SFF, CMS expects one of three outcomes: improvement and graduation from the list; termination from participation in Medicare; or an extension of time to continue showing improvement. Five of our properties have been identified by CMS as SFFs, two of which are classified as showing significant improvement, two of which are classified as not showing significant improvement and one of which was recently identified as a SFF.

Environmental Matters

In addition to environmental risks relating to releases of hazardous substances, our properties are subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes, including medical wastes. Certain of our properties utilize above or underground storage tanks to store heating oil for use at the properties. Other properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. Our leases obligate our operators to comply with applicable environmental laws and to indemnify us if their noncompliance results in losses or claims against us. An operator’s failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the operator and thus adversely affect their ability to meet their obligations to us.

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. We also may be liable under certain of these laws for damage that occurred prior to our ownership of a property or at a site where we sent wastes for disposal. The failure to properly remediate a property may also adversely affect our ability to lease, sell or rent the property or to borrow funds using the property as collateral.

In connection with the ownership of our current or past properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we typically engage a consultant to conduct a limited environmental assessment of each property prior to acquisition and oversee our properties in accordance with environmental laws. Most of our leases require operators to conduct all activities in compliance with environmental laws and to indemnify the owner for any harm caused by the failure to do so. We are not aware of any environmental issues that are expected to have a material impact on the operations of any of our properties. See “Risk Factors—Risks Relating to Our Business and Operations.”

Insurance

Under the terms of our leases, our operators are required to maintain comprehensive general liability, fire, flood, earthquake, boiler and machinery, nursing home or long-term care professional liability and extended coverage insurance with respect to our properties with policy specifications, limits and deductibles set forth in the lease agreement or other written agreement between us and the operator. In some limited situations, we have agreed in our leases to pay half of the cost of earthquake insurance. We believe that our properties are covered by adequate insurance provided by reputable companies and with commercially reasonable deductibles and limits. Our leases provide that insurance premiums are the responsibility of the operator, and our operators are responsible for any increases in premiums. In addition, we carry contingent property and liability coverage for our properties encumbered by the existing credit facility.

Employees

As of December 31, 2012, we had 29 full-time employees and 3 part-time employees. None of our employees is represented by a union.

Offices

Our corporate headquarters are located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606. We believe that our current offices are adequate for our present and future business operations.

Legal Proceedings

In January 2013, Aviv REIT reached a settlement of certain litigation matters in the Delaware Chancery Court and the Circuit Court of Cook County, Illinois relating to an adjustment to the distributions of cash flows of our operating partnership among the classes of limited partners that existed prior to the investment of Aviv REIT. See Note 14 to our audited consolidated financial statements included in this prospectus.

We are involved in various unresolved legal actions and proceedings, which arise in the normal course of our business. Although the outcome of a particular proceeding can never be predicted, we do not believe that the result of any of these matters will have a material adverse effect on our business, operating results, liquidity, or financial positions.

MANAGEMENT

Directors, Executive Officers and Key Employees

Set forth below are the names, ages (as of December 31, 2012) and positions of Aviv REIT’s directors, executive officers, key employees and director nominees:

Name	Age	Position

Craig M. Bernfield	51	Chairman of the Board and Chief Executive Officer

Steven J. Insoft	48	President and Chief Operating Officer

James H. Lyman	54	Chief Financial Officer and Treasurer

Leticia Chavez	44	Executive Vice President, Administration

Samuel H. Kovitz	49	Executive Vice President, General Counsel and Secretary

Donna M. O’Neill	51	Chief Accounting Officer

Joshua J. Kochek	34	Vice President, Investments

Steven R. Levin	54	Vice President, Real Estate

Michael W. Dees	39	Director

Alan E. Goldberg	58	Director

Robert D. Lindsay	57	Director

Ari Ryan	37	Director

J. Russell Triedman	43	Director

Norman R. Bobins	70	Director Nominee

Susan R. Lichtenstein	55	Director Nominee

Mark B. McClellan	49	Director Nominee

Sharon O’Keefe	60	Director Nominee

Mark J. Parrell	46	Director Nominee

Ben W. Perks	70	Director Nominee

James H. Roth	55	Director Nominee

The following are biographical summaries of the experience of Aviv REIT’s directors, executive officers and key employees.

Craig M. Bernfield. Mr. Bernfield is our Chief Executive Officer and has served in such capacity since he co-founded Aviv Healthcare Properties Limited Partnership in 2005. Since September 2010, Mr. Bernfield has also served as the Chairman of our board of directors. Prior to co-founding our company, Mr. Bernfield was Chief Executive Officer and President of Karell Capital Ventures, Inc., or KCV, which he joined in 1990. KCV managed the entities that were combined in 2005 in connection with the formation of our predecessor partnership. Mr. Bernfield has been an investor in the nursing home industry for approximately 20 years and was the co-founder of some of the entities that were combined in 2005. Mr. Bernfield received a J.D. degree from The University of Chicago Law School and a B.S. degree in Finance from the College of Business at the University of Illinois at Urbana-Champaign. Mr. Bernfield brings extensive business, managerial and leadership experience to our board of directors. With over 20 years of experience as an investor in the SNF industry, Mr. Bernfield provides the board of directors with a vital understanding and appreciation of our business and the industry. His position as co-founder and Chief Executive Officer of our company also makes Mr. Bernfield uniquely qualified to serve as the Chairman of our board of directors.

Steven J. Insoft. Mr. Insoft is our President and Chief Operating Officer and has served in such capacity since 2012, while previously serving as Chief Financial Officer and Treasurer. Prior to joining our company in 2005, Mr. Insoft spent eight years as a Vice President and Senior Investment Officer of Nationwide Health Properties, Inc., a publicly-traded REIT. Before that, he was President and Chief Financial Officer of CMI Senior Housing & Healthcare, Inc., a privately-held nursing home and assisted living facility operations and development company, for seven years. Mr. Insoft received an M.B.A. from Columbia University and a B.S.E. in Electrical Engineering from the University of Pennsylvania.

James H. Lyman. Mr. Lyman is our Chief Financial Officer and Treasurer and has served in such capacity since 2012. Prior to joining the company in May 2012, Mr. Lyman served as the founder and principal of Perseus LLC, an investment management and advisory company providing advisory and capital raising services to real estate clients. From 2007 to 2009, he served as a senior executive of Duke Realty Corporation, a publicly-traded REIT, where he managed the private equity fundraising program. In addition, Mr. Lyman has served as Chief Financial Officer for Strategic Hotel Capital, Inc. and Urban Shopping Centers, Inc., both NYSE-listed REITs, and as a real estate investment banker at Merrill Lynch & Co., where he took numerous companies public and advised clients on public and private capital raising. Mr. Lyman received an M.B.A from Columbia University and a B.A. in Urban and Regional Planning from University of Illinois at Urbana-Champaign.

Leticia Chavez. Ms. Chavez is our Executive Vice President, Administration. Ms. Chavez was present at the formation of Aviv in 2005. Prior to that she was with Karell Capital Ventures, the predecessor entity to Aviv, which she joined in 1988. Ms Chavez is responsible for administration, human resources and business management. She also has extensive involvement with operator and asset management matters.

Samuel H. Kovitz. Mr. Kovitz is our Executive Vice President, General Counsel and Secretary. Mr. Kovitz was present at the formation of Aviv in 2005. Prior to that, Mr. Kovitz was Vice President and General Counsel of Karell Capital Ventures, the predecessor entity to Aviv, which he joined in 1996. From 1988 to 1996, he practiced law at Rudnick & Wolfe. Mr. Kovitz received a J.D. degree from Northwestern University and a B.S. degree in Accounting from the College of Business at the University of Illinois at Urbana-Champaign.

Donna M. O’Neill. Ms. O’Neill is our Chief Accounting Officer and has served in such capacity since 2012, while previously serving as Senior Vice President, Finance. Prior to joining the company in 2008, Ms. O’Neill served as Vice President Finance and Principal Accounting Officer at Northfield Laboratories, Inc. from 2006 and as its Controller from 2004, where she was responsible for oversight of accounting and financial reporting. Ms. O’Neill received a B.S. degree in Finance and an M.B.A. degree in Management Information Systems from DePaul University.

Joshua J. Kochek. Mr. Kochek is our Vice President, Investments. Prior to joining Aviv in 2008, Mr. Kochek served as Vice President of healthcare lending at Bank of America, where he specialized in senior housing and long-term care. Before that, he served in various healthcare lending capacities at LaSalle Bank and GE Healthcare Financial Services. Mr. Kochek received a Bachelor’s in Finance from the University of Kentucky.

Steven R. Levin. Mr. Levin is our Vice President, Real Estate. Prior to joining Aviv in 2011, Mr. Levin was the President of Continental Wingate Development Company where he focused on development and construction activities, concentrating on healthcare and senior housing. Mr. Levin attended the Boston Architectural Center.

Michael W. Dees. Mr. Dees has served as a member of our board of directors since September 2010. Mr. Dees has been with Lindsay Goldberg since 2004, serving as Principal before becoming Partner in 2009. Previously, he worked at Morgan Stanley in the mergers and acquisitions and the Capital Partners groups in New York and in the Real Estate Private Equity group in Tokyo. Mr. Dees currently serves as a director of Bell

Nursery Holdings, LLC, Crane & Co., Inc., OTLG C.V., Weener Plastik GmbH, NuStar Asphalt LLC and Value Place Holdings LLC. Mr. Dees’ experience advising growth-oriented companies and his position with an affiliate of Aviv REIT’s largest stockholder, LG Aviv L.P., qualify him for service on our board of directors.

Alan E. Goldberg. Mr. Goldberg has served as a member of our board of directors since September 2010. Mr. Goldberg is a Co-Managing Partner of Goldberg Lindsay & Co., LLC, which he co-founded in 2001. Previously, he served as Chairman and Chief Executive Officer of Morgan Stanley Private Equity from February 1998 to January 2001. Mr. Goldberg joined Morgan Stanley in 1978. Mr. Goldberg currently serves as a director of FAPS Holdings, Inc., Maine Beverage Company, LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Brightstar Corp., Petrologistics L.P., Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, and Pacific Architects and Engineers Incorporated. He also serves as a trustee of Yeshiva University. Mr. Goldberg has previously served as a director of EnergySolutions, Inc. and Smurfit-Stone Container Corporation. Mr. Goldberg’s years of business, financial, managerial, executive and board experience across a broad spectrum of industries make him a valuable member of our board of directors. He also indirectly controls (together with Robert D. Lindsay) Aviv REIT’s largest stockholder, LG Aviv L.P.

Robert D. Lindsay. Mr. Lindsay has served as a member of our board of directors since September 2010. Mr. Lindsay is a Co-Managing Partner of Goldberg Lindsay & Co., LLC, which he co-founded in 2001. In addition, Mr. Lindsay serves as the Managing General Partner of Bessemer Holdings, which he joined in 1991. Prior to Bessemer Holdings, Mr. Lindsay was a Managing Director at Morgan Stanley Private Equity. He also serves as President and CEO of Bessemer Securities LLC, a director of The Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A., and as a director of Pike Electric Corporation, FAPS Holdings, Inc., Maine Beverage Company, LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group LLC, Bell Nursery Holdings, LLC, Brightstar Corporation, Petrologistics L.P., Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, Pacific Architects, Engineers Incorporated and NuStar Asphalt LLC. He also serves as a trustee of the Cold Spring Harbor Biological Laboratory. Mr. Lindsay has previously served as director of EnergySolutions, Inc. Mr. Lindsay’s years of business, financial, managerial, executive and board experience across a broad spectrum of industries make him a valuable member of our board of directors. He also indirectly controls (together with Alan E. Goldberg) Aviv REIT’s largest stockholder, LG Aviv L.P.

Ari Ryan. Mr. Ryan has served as a member of our board of directors since September 2010. Mr. Ryan is an independent real estate investor and developer and entrepreneur. Mr. Ryan participates in real estate syndications and financing and as a consultant to start up enterprises of all types. He currently manages a private commercial and residential real estate portfolio and serves on the board of directors of the Friends of the Israel Defense Forces, Western Region. Mr. Ryan is the grandson of the late Zev Karkomi, our co-founder. Mr. Ryan’s entrepreneurial experience in the real estate industry and his familial connection to our co-founder make him a valuable member of our board of directors.

J. Russell Triedman. Mr. Triedman has served as a member of our board of directors since September 2010. Mr. Triedman also serves as a Partner at Lindsay Goldberg LLC, which he joined in 2001. Previously, he worked as a Principal at Bessemer Holdings from 2000 to 2001. He also worked as a Director at Fox Paine & Company, LLC, a San Francisco-based private equity firm, in the mergers and acquisitions and high yield finance groups at Cravath, Swaine & Moore LLP and in the private equity group of Brown Brothers Harriman & Co. Mr. Triedman also serves as a director of Continental Energy Systems LLC, Pike Electric Corporation, Pacific Architects and Engineers Incorporated, NuStar Asphalt LLC and Value Place Holdings LLC. Mr. Triedman’s experience advising growth-oriented companies and his position with an affiliate of Aviv REIT’s largest stockholder, LG Aviv L.P., qualify him for service on our board of directors.

Composition of the Board after this Offering

Our board of directors currently consists of six directors. We expect that our board of directors following the offering will be comprised of each of the directors named above, other than Mr. Lindsay and Mr. Ryan, and the director nominees named below. Upon the consummation of this offering, we expect that our board of directors will consist of eleven individuals and that each of our outside directors will satisfy the NYSE’s listing standards for independence. In making its determination that each of our directors other than Mr. Bernfield is independent, our board considered (i) with respect to the directors affiliated with Lindsay Goldberg, the ownership of common stock by Lindsay Goldberg and (ii) with respect to Mr. Bobins, (1) the fact that he serves as the non-executive chairman of The PrivateBank and Trust Company, one of the lenders under our Term Loan, Acquisition Credit Line and 2016 Revolver and one of the proposed lenders under our New Revolver and New Term Loan, (2) that, while he was serving as a member of the advisory board to our company, he facilitated the introduction of our company to Lindsay Goldberg for which he received a cash payment from Lindsay Goldberg and a 1% profits interest in LG Aviv L.P., the legal entity through which Lindsay Goldberg holds its interest in Aviv REIT, and (3) the fact that he continues to serve as a consultant to Lindsay Goldberg.

Norman R. Bobins. Mr. Bobins will be appointed to our board of directors upon consummation of this offering. Mr. Bobins was named Non-Executive Chairman of The PrivateBank and Trust Company, a bank subsidiary of PrivateBancorp, Inc., in July 2008. From May 2007 until October 2007, Mr. Bobins was Chairman of the Board of LaSalle Bank Corporation and thereafter served as Chairman Emeritus until July 2008. From 2003 to 2007, he was President and Chief Executive Officer of LaSalle Bank Corporation. From 2006 to 2007, he was President and Chief Executive Officer of ABN AMRO North America. Mr. Bobins also serves on the boards of directors of SIMS Metal Management, AAR CORP., AGL Resources Inc., Transco Inc. and RREEF America REIT II, Inc. In the past five years, Mr. Bobins also served on the board of Hyatt Hotels Corporation. Mr. Bobins’ years of banking experience, his financial and accounting knowledge and his service as a director of other public companies all qualify him for service on our board of directors.

Susan R. Lichtenstein. Ms. Lichtenstein will be appointed to our board of directors upon consummation of this offering. Since May 2010, Ms. Lichtenstein has been Senior Vice President, Corporate Affairs, Chief Legal Officer and Secretary of Hill-Rom Holdings, Inc., a leading provider of patient support systems and other medical technical equipment for hospitals and post-acute care settings. Prior to joining Hill-Rom, Ms. Lichtenstein was Senior Vice President and General Counsel of Baxter International Inc. since April 2005. Prior to joining Baxter, she served as General Counsel to the governor of Illinois. Ms. Lichtenstein currently serves on the boards of RUSH University Medical Center, the Civic Consulting Alliance of Chicago, Olin-Sang-Ruby Union Institute and the Midwest Region of the Anti-Defamation League. She is a member of The Economic Club of Chicago, The Chicago Network, and is a steering committee member of the Senior Businesswomen’s Forum. Ms. Lichtenstein’s experience in corporate, government and private law practice qualifies her for service on our board of directors.

Mark B. McClellan, M.D., Ph.D. Dr. McClellan will be appointed to our board of directors upon consummation of this offering. Since 2007, Dr. McClellan has acted as senior fellow and director of the Engelberg Center for Health Care Reform, as well as the Leonard D. Schaeffer Chair in Health Policy Studies at the Brookings Institution. He previously served as an administrator of the Centers for Medicare & Medicaid Services from 2004 to 2006 and as commissioner of the Food and Drug Administration from 2002 to 2004. Dr. McClellan has served in two presidential administrations, including as a member of the Council of Economic Advisers, as a senior director for health care policy and as deputy assistant secretary of the Treasury for economic policy. Dr. McClellan previously was an associate professor of economics and associate professor of medicine with tenure at Stanford University. Dr. McClellan is the chair of the FDA’s Reagan-Udall Foundation. He is a member of the Institute of Medicine of the National Academy of Sciences and is a research associate at the National Bureau of Economic Research. He holds an M.D. from the Harvard-MIT Division of Health Sciences and Technology and a Ph.D. in Economics from MIT. Dr. McClellan’s years of experience providing practical solutions to achieve high-quality, innovative, affordable health care with particular emphasis on identifying opportunities on the national, state and local levels make him a valuable member of our board of directors.

Sharon O’Keefe. Ms. O’Keefe will be appointed to our board of directors upon consummation of this offering. Ms. O’Keefe is the President of the University of Chicago Medical Center (UCMC), a position she has held since February 2011. Previously, she served as President at Loyola University Medical Center, where she served from 2009 until her appointment at UCMC, and as Chief Operating Officer at Barnes-Jewish Hospital from 2002 until 2009. She currently serves on the National Institutes of Health Advisory board for Clinical Research and Finance Committee, the Illinois Hospital Association Board of Trustees, the University Healthcare Consortium board, the board of CURE: Citizens United for Research in Epilepsy and the board of Vocera Communications. Her experience as a nationally recognized authority on hospital operations, health care quality, patient satisfaction and employee engagement qualifies her to serve on our board of directors.

Mark J. Parrell. Mr. Parrell will be appointed to our board of directors upon consummation of this offering. Mr. Parrell is the Executive Vice President and Chief Financial Officer of Equity Residential, a NYSE-listed multifamily residential property REIT, which is a position he has held since October 2007. From August 2005 until October 2007, Mr. Parrell served as the Equity Residential’s Senior Vice President and Treasurer, and from February 2003 to July 2005 he served as First Vice President in the capital markets group. Mr. Parrell’s experience as an executive of a growth-oriented S&P 500 REIT and U.S. finance background qualify him for service on our board of directors.

Ben W. Perks. Mr. Perks will be appointed to our board of directors upon consummation of this offering. Mr. Perks was the Executive Vice President and Chief Financial Officer of Navigant Consulting, Inc., a NYSE-listed company, from May 2000 until his retirement in August 2007. Prior to joining Navigant Consulting, Mr. Perks was with PricewaterhouseCoopers LLP for 32 years, including 22 years as a Partner in the Audit and Financial Advisory Services groups. Mr. Perks’ years of public company financial and accounting experience qualify him for service on our board of directors.

James H. Roth. Mr. Roth will be appointed to our board of directors upon consummation of this offering. Mr. Roth has served as Chief Executive Officer of Huron Consulting Group Inc. a strategy, technology and operations consulting company, since July 2009, was elected to Huron’s board of directors in November 2009, and was appointed as President of Huron in March 2011. Previously, he served as practice group leader of Huron’s Higher Education Consulting practice from the inception of Huron in 2002 until he became CEO. Mr. Roth has more than 30 years of consulting experience working with many of the premier research universities and academic medical centers. His consulting, managerial and executive experience qualifies him to serve on our board of directors.

Nomination of Directors

Pursuant to the Investment Agreement, so long as Lindsay Goldberg holds at least 27.5% of our common stock (assuming all partnership units of our operating partnership are exchanged for shares of our common stock), Lindsay Goldberg will have the right to nominate three directors to our board of directors, subject to stockholder vote. The right to nominate directors decreases as follows (in each case assuming all partnership units of our operating partnership are exchanged for shares of our common stock):

•	if Lindsay Goldberg owns less than 27.5%, but at least 18.0%, then it will be entitled to nominate two directors;

•	if Lindsay Goldberg owns less than 18.0%, but at least 10%, then it will be entitled to nominate one director;

•	if Lindsay Goldberg owns less than 10%, then it will no longer be able to nominate any directors.

Board Leadership Structure

Due to our Chairman’s service as Chief Executive Officer of our company, he does not meet the NYSE’s standards for independence. Recognizing the importance of highly independent and empowered directors, the board of directors has determined to appoint a Lead Independent Director. The Lead Independent Director will be selected by the independent directors, and the independent directors intend to elect Mr. Perks, the chair of the audit committee, to serve as the Lead Independent Director upon the consummation of this offering. The Lead Independent Director’s responsibilities will include, among others, presiding at the meetings of independent directors, advising the Chairman as to the quality, quantity and timeliness of information sent to the board and serving as the principal liaison and facilitator between the independent directors and the Chairman.

Board Committees

Upon the consummation of this offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the NYSE. Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditors, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that U.S. federal securities laws require to be included in our annual proxy statement. We expect that Mr. Perks will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC, and Mr. Bobins and Mr. Parrell will serve as members of this committee.

Compensation Committee

The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans and produce an annual report on executive compensation for inclusion in our proxy statement. We expect that Mr. Roth will chair our compensation committee and Ms. O’Keefe and Mr. Triedman will serve as members of this committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, a code of ethics and policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and U.S. federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management; evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. We expect that Ms. Lichtenstein will chair our nominating and corporate governance committee and Mr. Dees and Dr. McClellan will serve as members of this committee.

Code of Ethics

Upon the consummation of this offering, our board of directors will adopt a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on insider information and reporting of violations to the code. Upon adoption, a copy of our code of ethics will be posted on our website at www.avivreit.com.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees will participate on the compensation committee.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.” The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, trustee, officer, employee or agent of our company or of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement reasonably evidences the expenses and includes, is accompanied or is preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of our company.

In addition, our charter and bylaws provide for indemnification of our directors and officers, as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability,” and our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership, as discussed under “Description of the Partnership Agreement of our Operating Partnership—Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stock Ownership Guidelines

We anticipate implementing stock ownership guidelines for our Chief Executive Officer and other senior executives. Our executives will be required to maintain equity ownership of a number of shares whose value equals a multiple of his or her base salary. We expect that our CEO will be required to hold five times his base salary, while each of our named executive officers will be required to hold three times his or her base salary. The executives will have five years to achieve these guidelines.

We also anticipate implementing stock ownership guidelines for our directors. We expect that our directors will be required to maintain equity ownership of a number of shares whose value equals five times his or her base annual cash retainer. The directors will have five years to achieve these guidelines. Lindsay Goldberg’s stock ownership will be attributed to Messrs. Dees, Goldberg and Triedman for purposes of these guidelines.

Executive Compensation

The following discussion and analysis of the compensation arrangements of our named executive officers (defined in 2012 as our Chairman and Chief Executive Officer, our President and Chief Operating Officer and our Executive Vice President, General Counsel and Secretary) and our directors should be read together with the tables and related footnote disclosures detailed below under the headings “Executive Compensation” and “Director Compensation.” The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ, potentially materially, from the anticipated programs described below. Following the consummation of this offering, our compensation committee will oversee the implementation of our compensation program and, together with our board of directors, will periodically evaluate the need for revisions to ensure our compensation program, including compensation for the remainder of 2013, is consistent and competitive with the companies with which we compete for executive talent.

Compensation Program Objectives

The primary goal of our executive compensation program is to attract, motivate and retain top-caliber talent needed to lead us in achieving business success. Our compensation approach has traditionally been reflective of the operation of our business as a closely held private company and the compensation tools available to us in that structure. Historically, the principal owners have been solely responsible for setting and adjusting the overall design of our pay programs for the named executive officers. Our Chairman and Chief Executive Officer has negotiated executive compensation packages as part of the hiring process and reviewed each executive’s compensation as part of the annual performance review and budgeting process.

Evolution of Our Compensation Program

Our compensation philosophy is to provide market median compensation opportunity levels which can only be achieved upon satisfaction of our operating and financial goals and objectives. We have implemented a performance-based compensation program to ensure that our executives only receive competitive levels of compensation if our financial and operating goals are met and/or exceeded.

We retained Pay Governance LLC, the “Consultant,” to assist us in assessing competitive market pay levels and program designs. In establishing compensation opportunity levels for our executive officers for 2012, the Consultant gathered compensation data from a number of sources:

•	proxy data obtained from publicly-traded healthcare industry REITs or real estate companies;

•	proxy data obtained from publicly-traded REITs or real estate companies of similar size to us, as measured by market capitalization; and

•

survey data obtained from the NAREIT Compensation Survey, which includes more than 100 participating companies, which was adjusted to include participants of similar size and/or industry/asset focus to us.

We believe that the comparator groups (which we define as publicly-traded REITs and real estate companies of relevant industry and/or size scope) constitute a critical component of the market where we compete for executive talent. At the time of our 2011 executive compensation review, our two comparator groups were comprised of the following organizations:

Publicly-Traded Health Care Industry REITs and Real Estate Companies*

• Health Care REIT Inc.	• Omega Healthcare Investors Inc.

• Healthcare Realty Trust Inc.	• Sabra Health Care

• LTC Properties Inc.	• Senior Housing Properties Trust

• Medical Properties Trust Inc.	• Universal Health Realty Income Trust

• National Health Investors Inc.

*	In addition to these nine companies, we also reviewed pay design practices for two other industry peers, HCP, Inc. and Ventas, who are too large to use in direct pay level comparisons.

Publicly-Traded REITs and Real Estate Companies of Similar Size to Us:

• Cousins Properties Inc.	• Pebblebrook Hotel Trust

• EastGroup Properties Inc.	• Pennsylvania Real Estate Investment Trust

• First Potomac Realty Trust	• Saul Centers Inc.

• Getty Realty Group	• Sovran Self Storage Inc.

• Government Properties Income Trust	• Strategic Hotels & Resorts, Inc.

• Hersha Hospitality Trust	• U-Store-It Trust

• Lexington Realty Trust

After the consummation of this offering, we anticipate that our compensation committee will consider changes to executive compensation to reflect our new ownership structure and market practices for publicly-traded companies. At this time, we anticipate maintaining our compensation philosophy of targeting executive pay to approximate the median of a competitive market, defined by reference to other publicly-traded real estate companies of a similar size, and delivering the majority of executive compensation opportunity through performance-based programs designed to provide that our executives earn competitive pay only if our performance warrants.

While our compensation committee has not yet determined the details of our compensation programs, we anticipate that (i) our annual incentive program will reflect prevalent practices among our competitive market and provide our named executive officers the opportunity to earn cash incentive awards based on the level of achievement of pre-defined measures of our financial performance that we believe are most closely linked to stockholder value and (ii) our named executive officers will have the vast majority of their annual incentive opportunity tied to these pre-defined measures. We anticipate that our compensation committee will also implement a long-term incentive program that provides named executive officers the opportunity to earn shares of our stock primarily upon our achievement of competitive total shareholder return in comparison to defined groups and/or indices of publicly-traded real estate companies over a three-year performance period. A small portion of the total award opportunity may be granted in the form of time-based restricted stock units in order to provide appropriate future shareholder alignment among the executive team and serve to retain our talent. At this time, to provide an estimated median award opportunity over the applicable performance periods, we anticipate the target award grant level for each named executive officer will be no more than one or two times base salary. We expect the ultimate value of any of these awards, if any, will be directly tied to future relative total shareholder return, future share price and dividend performance. See the description of our proposed long-term incentive program below under “—2013 Long-Term Incentive Plan.”

We anticipate the following compensation structure for our named executive officers and our Chief Financial Officer and Treasurer for 2013:

Name and Principal Position	Salary	Target Annual Incentive Opportunity	Target Annual Long-Term Incentive Award Opportunity (1)
Craig M. Bernfield Chairman and Chief Executive Officer	$625,000	$781,300	$900,000
Steven J. Insoft President and Chief Operating Officer	$395,000	$316,000	$700,000
Samuel H. Kovitz Executive Vice President, General Counsel and Secretary	$310,000	$155,000	$250,000
James H. Lyman Chief Financial Officer and Treasurer	$325,000	$227,500	$450,000

(1)	As discussed above, it is anticipated that long-term equity incentives will be based primarily upon our achievement of competitive total shareholder return in comparison to defined groups and/or indices of publicly-traded real estate companies over a three-year performance period. The number of shares subject to the award will be calculated based on the market price of our common stock at the time of grant.

Each officer has the opportunity to earn a maximum of 200% of his target annual incentive and target annual long-term incentive award, depending on performance.

Current Executive Compensation Components

Our 2012 executive compensation program consisted of the following elements, each of which is described in more detail below:

Element	Description	Rationale
Base salary	• Based on position-specific responsibilities and performance • Paid at a rate established at the beginning of each year	• Required to deliver competitive pay and attract and retain required talent

Annual incentive	• Opportunity to earn a percentage of base salary based upon performance against pre-determined company and individual performance objectives	• Provide compensation opportunity that encourages strong performance and focuses individuals on key goals • Provide competitive earning opportunity

Equity

1. Class D Units 2. Phantom Class C Units 3. Management Incentive Plan (MIP)	• Differentiated equity awards granted based on level of responsibility, seniority and/or ability to influence value creation	• Aligns executives with stockholder value creation • Provides a long-term incentive vehicle to provide additional performance-based pay opportunity • Creates a retention mechanism

Benefits and Perquisites	• Consistent with those offered to all employees	• Executives should not receive preferential perquisite, health or welfare treatment

Base Salary

Salaries for named executive officers are established based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual, internal equity among executive officers, individual performance, and other relevant subjective factors. Base salaries have historically been reviewed annually and adjustments made where deemed appropriate, or at other times to reflect significant changes in job responsibilities or market conditions.

Annual Incentive Awards

For fiscal year 2012, cash awards were earned under our annual incentive program. Target annual incentive opportunities were set based on our employee pay structure and internal equity considerations. Incentive awards will be paid in lump sum by March 15th of 2013.

The table below illustrates the annual incentive award opportunity levels for our named executive officers, as a percent of base salary.

	Threshold	Target	High	Portion of Award Tied to Corporate Performance
Craig M. Bernfield	25%	50%	75%	100%
Steven J. Insoft	12.5%	25%	37.5%	80%
Samuel H. Kovitz	12.5%	25%	37.5%	65%

All employees had the opportunity to earn a maximum of 150% of their target award, depending on performance.

The measures used for the determination of the award were largely objective and reflect the applicable named executive officer’s role in the overall success of our business. Individual performance is assessed during formal mid-year and annual reviews.

All employees had some portion of their annual incentive opportunity tied to the performance of the business as a whole. The corporate performance goals used in determining 2012 annual incentives are set forth below.

Weighting (as a % of Total Corporate Component)
AFFO Growth	60%
EBITDARM Coverage	15%
New Investment	25%

Equity Awards

Class D Unit Awards

Messrs. Insoft and Kovitz, along with a number of our employees, have been granted Class D units in our operating partnership.

Mr. Insoft received a grant of 2,000 Class D units in January of 2006 following his commencement of employment with us. His award of 2,000 Class D units reflected his relative status in the organization as the Senior Vice President, Finance, in consideration of the size of the awards provided to other employees and expectations for him to become the Chief Financial Officer and contribute to our long-term success. We also intended for his award to provide a meaningful retention value.

The Class D units vest as follows:

•	20% vested on December 31, 2010;

•	40% vested on December 31, 2011; and

•	the remaining 40% vest upon the earlier of:

•	expiration of a lock-up period with respect an “initial public offering” by us; and

•

at the time of certain “fundamental transactions” involving Aviv Healthcare Properties Limited Partnership; subject to the named executive officer’s employment with us through the applicable vesting date.

Mr. Kovitz received a grant of 2,500 Class D units in August 2005. Mr. Kovitz was, and is, a key contributor to our company’s future growth objectives. His award of 2,500 Class D units reflected this relative status within our company and our desire to align his interests with those of investors and retain him.

Phantom Class C Units

In 2007, Mr. Insoft was also granted phantom Class C units in our operating partnership with a value equal to 5% of the Class C units as of any date. Mr. Insoft was granted the phantom Class C units as part of discussions related to his hiring, given our desire for him to participate in an equity-based arrangement that would align him with investors. The final value and terms and conditions of the grant itself were finalized after his hiring date. The grant was made in November of 2007 in recognition of our goals to align him with investors and his anticipated role as CFO. In addition, we wanted to recognize the value of unvested awards that Mr. Insoft was forfeiting at his prior employer in his decision to join our organization.

All of the phantom Class C units granted vested on or prior to December 31, 2012 and 60% were settled in Class C Units.

Management Incentive Plan

Each of our named executive officers was granted awards under our Management Incentive Program (MIP), which was adopted in 2010 in conjunction with our Lindsay Goldberg recapitalization. Outstanding awards granted under the MIP have two components, which are described in the table below.

MIP Award Type	Description	Vesting Treatment
Time-Based Nonqualified Stock Options	Option to purchase shares of Aviv REIT, Inc. at a price established at the time of grant, subject to time-based vesting	Annually in 25% tranches over 4 years beginning on 1st anniversary of grant date, with accelerated vesting upon a “liquidity event,” subject to employment with us through the applicable vesting date

Performance-Based Nonqualified Stock Options	Option to purchase shares of Aviv REIT, Inc. at a price established at the time of grant, subject to performance-based vesting	Fully upon a “liquidity event,” provided that Lindsay Goldberg has achieved a 15% internal rate of return on its investment in us, subject to employment with us through such date

In connection with this offering, all options outstanding under the MIP, representing options to purchase              shares with a weighted average exercise price of $             per share, will be fully-vested. In addition, named executive officers were entitled to receive dividend equivalents on their options awarded under the MIP. During 2012, dividend equivalents were paid on time-based options on (i) the date of vesting, with respect to any portion of a time-based option that was unvested on the date the dividend equivalent was accrued, and (ii) the last day of the calendar quarter in which such dividends were paid to our stockholders, with respect to any portion of a time-based option vested as of the date the dividend equivalent was accrued. Dividend equivalents accrued and unpaid prior to the consummation of this offering in the approximate amount of $            million will be paid in shares of our common stock, net of applicable withholding of approximately $            million, as follows:

MIP Award Type	Dividend Equivalent Payment Date
Unvested portion of time-based option that becomes vested in connection with consummation of this offering	Date of consummation of this offering

Portion of time-based option that was vested prior to the consummation of this offering	Earlier of (i) April 1, 2013 and (ii) three business days following named executive officer’s termination of employment

Performance-based option	Date of consummation of this offering

No dividend equivalents will be paid for any MIP options with respect to periods after the date of this offering.

Management Equity Interests in LG Aviv L.P.

In connection with this offering, the holders of option awards under the MIP will receive a new class of units of LG Aviv L.P., the legal entity through which Lindsay Goldberg holds its interest in Aviv REIT, equal to the number of options held by such persons immediately prior to the consummation of this offering. Under the limited partnership agreement of LG Aviv L.P., the units are entitled to receive an aggregate distribution amount equal to 14.9% of the dividend distributions LG Aviv L.P. receives in respect of its shares of our common stock. The distribution amount will be paid ratably to each holder of such units on the distribution date in the proportion that the total number of units held by such holder bears to the total outstanding units of the same class. Any units payments will be paid if at all, on the earlier of (i) the last day of the calendar quarter in which dividends were paid to our stockholders and (ii) three business days following the named executive officer’s termination of employment with us.

Establishment of 2013 Long-Term Incentive Plan

Upon the consummation of this offering, and in order to help facilitate implementation of our future compensation programs as a public company, we intend to adopt the Aviv REIT, Inc. 2013 Long-Term Incentive Plan, or 2013 Long-Term Incentive Plan. The 2013 Long-Term Incentive Plan will be structured with a view to providing our compensation committee with flexibility to structure a compensation program that provides a range of potential incentive awards to our executive officers, directors, employees and consultants generally, on a going-forward basis. For example, the plan will provide our compensation committee with the discretion to determine the portion of each executive officer’s total compensation that will consist of awards under the plan, the forms and mix of the awards, and the service-based requirements and/or performance goals the officer will have to satisfy to receive the awards. The compensation philosophy and objectives adopted by our compensation committee after we are a public company will likely determine the structure of the awards granted by our compensation committee pursuant to the new incentive plan.

For a more detailed discussion of the 2013 Long-Term Incentive Plan, see “—Executive Compensation—2013 Long-Term Incentive Plan” below.

Benefits and Perquisites

Each of our named executive officers participates in the retirement and health/welfare benefit plans generally available to all employees. In 2012, we did not offer any perquisites to our named executive officers.

Tax Implications

Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by AAM, which is a subsidiary of Aviv REIT, Inc., and not by Aviv REIT, Inc. As a result, we believe that we are not currently subject to the $1 million compensation deduction limit under Section 162(m) of the Code.

Executive Compensation

The following table sets forth the compensation paid to (i) our Chairman and Chief Executive Officer and (ii) our President and Chief Operating Officer and (iii) our Executive Vice President, General Counsel and Secretary, each of whom was serving as an executive officer on December 31, 2012.

Summary Compensation Table

The following table sets forth the annual base salary, bonus, long-term equity incentive awards and other compensation earned by or granted with respect to our named executive officers during 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Craig M. Bernfield	2012	$590,000	$0	$325,104	$265,500	$0	$1,180,604
Chairman and Chief Executive Officer	2011	$500,092	$0	$616,102	$375,075	$0	$1,491,269

Steven J. Insoft	2012	$362,500	$0	$149,763	$92,443	$0	$604,706
President and Chief Operating Officer	2011	$306,591	$0	$188,194	$114,975	$0	$609,760

Samuel H. Kovitz	2012	$300,000	$0	$68,761	$83,250	$0	$452,011
Executive Vice President, General Counsel and Secretary	2011	$287,000	$0	$105,570	$107,625	$0	$500,195

(1)	Reflects the value of the time-based MIP awards that were granted in each year. While the time-based options have a grant date fair market value for financial reporting purposes, the performance-based options have a grant date fair value but it is impossible to know at the time of grant the likelihood of vesting due to the return threshold and employment requirements. Accordingly, the value of the performance-based options are not reflected above, but the number of shares and exercise price applicable to such options are reflected in the “Outstanding Equity Awards at Fiscal Year End” table below.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning unexercised options held by the named executive officers at December 31, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options-Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price	Option Expiration Date
Craig M. Bernfield	4,584	22,918	$1,000.00	—
	102	510	$1,083.93	—
	49	536	$1,124.22	—
	124	1,359	$1,138.93	—
	840	9,235	$1,138.93	—
	—	2,977	$1,126.16	—
	—	2,505	$1,125.93	—

Steven J. Insoft	2,445	12,223	$1,000.00	—
	55	273	$1,083.93	—
	26	286	$1,124.22	—
	66	724	$1,138.93	—
	212	2,335	$1,138.93	—
	—	1,379	$1,126.16	—
	—	1,146	$1,125.93	—

Samuel H. Kovitz	1,039	5,195	$1,000.00	—
	23	115	$1,083.93	—
	11	121	$1,124.22	—
	28	308	$1,138.93	—
	136	1,498	$1,138.93	—
	—	627	$1,126.16	—
	—	533	$1,125.93	—

Potential Payments Upon Change of Control

As described above, the following will result from certain change in control transactions:

•	40% of the Class D units held by each named executive officer will become vested upon the earlier of:

•	expiration of a lock-up period with respect to an “initial public offering” by us; and

•	at the time of certain “fundamental transactions” involving Aviv Healthcare Properties Limited Partnership.

•	Unvested time-based options under the MIP become vested upon a “liquidity event,” subject to employment with us through such date.

•

Performance-based options under the MIP become fully vested upon a “liquidity event,” provided that Lindsay Goldberg has achieved a 15% internal rate of return on its investment in us, subject to employment with us through such date.

2013 Long-Term Incentive Plan

In connection with the consummation of this offering, we intend to adopt the Aviv REIT, Inc. 2013 Long-Term Incentive Plan. The purposes of the plan will be to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors will be eligible to participate in the plan. Under the plan,              shares of our common stock will be available for issuance.

The plan will be administered by our compensation committee, which will interpret the plan and have broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.

Type and Amount of Awards

The plan allows us to grant the following types of awards:

•	options (non-qualified and incentive stock options);

•	stock appreciation rights, or SARs;

•	restricted stock;

•	unrestricted stock;

•	restricted stock units; and

•	performance units.

In any calendar year, no participant may be granted awards for options, SARs, restricted stock, unrestricted stock, restricted stock units, or performance units (or any other award that is determined by reference to the value of shares of our common stock or appreciation in the value of such shares) that exceed, in the aggregate, 500,000 underlying shares of our common stock. With respect to awards which are not based on the fair market value of our common stock, no participant may receive cash or shares of our common stock with a fair market value at the time of settlement that exceeds $4 million.

The following are descriptions of the types of awards allowed under the plan:

Stock Options. Options may be granted by our compensation committee and may be either nonqualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by our compensation committee (and incentive stock options are subject to further statutory restrictions that are set forth in the plan). The exercise price for all stock options granted under the plan will be determined by our compensation committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan will be determined by our compensation committee, but may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by our compensation committee in the applicable stock option agreement. Each option gives the participant the right to receive a number of shares of our common stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), shares of our common stock (if approved by our compensation committee), or any combination of cash and shares of such common stock.

Stock Appreciation Rights, or SARs. All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options granted under the plan). A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over a specified price, known as the strike price, fixed by our compensation committee, which will not be less than 100% of the fair market value of our common stock on the grant date of the SAR. Payment may be made in any manner as determined by our compensation committee.

Restricted Stock, Unrestricted Stock and Restricted Stock Units. Restricted stock is our common stock that is forfeitable until the restrictions lapse. Unrestricted stock is our common stock that is not subject to time-based, performance or other restrictions. Restricted stock units are rights granted as an award to receive shares of our common stock, cash or any combination thereof, conditioned upon the satisfaction of restrictions imposed by our compensation committee. Our compensation committee will determine the restrictions for each award and the purchase price in the case of restricted stock, if any. Restrictions on the restricted stock and restricted stock units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted stock units, the occurrence of a specific event. Vesting of restricted stock and restricted stock units is conditioned upon the participant’s continued employment. Participants do not have voting rights in restricted stock units. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Performance Units. Performance units are any grant of (1) a bonus consisting of cash the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by our compensation committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of our common stock or any combination thereof. Our compensation committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Change of Control

Our compensation committee may, in order to maintain a participant’s rights in the event of any change of control of our company, (1) make any adjustments to an outstanding award to reflect such change of control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the compensation committee may cancel any outstanding awards (whether or not vested and whether or not any performance goals or any performance period is met) as of the date of the change of control in exchange for a payment in cash, stock of the corporation resulting from the change of control or no payment at all, depending upon the value of such award. Our compensation committee may include further provisions in any award agreement as it may deem desirable regarding a change of control, including, but not limited to, providing for accelerated vesting or payment of an award upon a change of control.

Termination of Employment

With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any reason other than cause, disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service due to disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination and thereafter will be cancelled and forfeited to us. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options or SARs will immediately be cancelled and forfeited to us.

Unless the applicable award agreement provides otherwise, (1) with respect to restricted stock, in the event of a participant’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest, and (3) all performance units and unvested restricted stock units will be forfeited upon termination for any reason. Unrestricted stock is fully vested and nonforfeitable on the date it is granted.

Amendment and Termination

Unless the plan is earlier terminated by our board of directors, the plan will automatically terminate on the date which is ten years following the effective date of the plan. Awards granted before the termination of the plan may extend beyond that date in accordance with their terms. Our compensation committee is permitted to amend the plan or the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent and no such action or amendment may violate rules under Section 409A of the Code regarding the form and timing of payment of deferred compensation. Our board of directors must approve any increase in the number of shares issuable under the plan. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NYSE.

Transferability

Unless otherwise determined by our compensation committee, awards granted under the plan are not transferable except by will or the laws of descent and distribution. Our compensation committee will have sole discretion to permit the transfer of an award to certain family members and other entities specified in the plan.

Adjustments

In the event a stock dividend, stock split, reorganization, recapitalization, spin-off, or other similar event affects shares such that our compensation committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, the compensation committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards. Our board of directors must approve any increase in the number of shares issuable under the plan. Stockholder approval of any such adjustment will be obtained if required to comply with applicable law or the rules of the NYSE.

401(k) Plan

We maintain a 401(k) plan for our eligible employees, including our named executive officers. We have not historically made matching contributions or profit sharing contributions to the 401(k) plan. An employee’s deferrals under our 401(k) plan are 100% vested and nonforfeitable when made to the plan.

Director Compensation

Upon the consummation of this offering, each of our non-employee directors (excluding Messrs. Dees, Goldberg and Triedman) will receive the following as compensation for services as a director: an initial equity grant of restricted stock with a grant-date fair value of $135,000, an annual cash retainer of $50,000 and an annual equity grant with a grant-date fair value of $65,000 for the director’s initial 12 months of service. The equity awards granted to our directors will be made pursuant to our 2013 Long-Term Incentive Plan. The restricted stock awards that will be granted to our directors upon completion of this offering are expected to vest in three equal installments, with the first installment vesting on May 15, 2014 and the second and third installments vesting on the second and third anniversaries of the date of grant, respectively, subject to the director’s continued service on our board of directors. Our Lead Independent Director will receive an additional annual equity grant with a grant-date fair value of $10,000. The director who serves as chair of the audit committee will receive an additional annual cash retainer of $15,000, and the directors who serve as chairs of the compensation committee and the nominating and corporate governance committee each will receive an additional annual cash retainer of $7,500. Neither Messrs. Dees, Goldberg and Triedman nor Mr. Bernfield, our Chief Executive Officer, will receive compensation for their services as directors. We will not provide any per-meeting compensation to any of our directors. All members of our board of directors will be reimbursed for their reasonable costs and expenses incurred in attending our board meetings.

We anticipate implementing stock ownership guidelines for our directors. We expect that our directors will be required to maintain equity ownership of a number of shares whose value equals five times his or her base annual cash retainer. The directors will have five years to achieve these guidelines. Lindsay Goldberg’s stock ownership will be attributed to Messrs. Dees, Goldberg and Triedman for purposes of these guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000, and a member of our board of directors or nominee, an executive officer or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. We have not implemented a formal written policy relating to the review, approval or ratification of related party transactions, though we plan to adopt a written policy upon the consummation of this offering. However, in practice all such related party transactions are reported to, and approved by, our full board of directors. Our board of directors will consider all relevant facts and circumstances when deliberating such transactions, including whether the terms of the transaction are fair to us and whether the transaction is consistent with, and contributes to, our growth strategy.

The following is a summary of related party transactions since January 1, 2009, other than compensation arrangements which are described under the sections of this prospectus entitled “Management—Executive Compensation” and “Management—Director Compensation.” The related party transactions listed below were all approved by our board of directors.

Strategic Equity Transaction with Lindsay Goldberg

In 2010, we consummated a strategic equity transaction with an affiliate of Lindsay Goldberg LLC (“Lindsay Goldberg”) through which Aviv REIT was formed. Lindsay Goldberg is a private equity investment firm with approximately $9 billion of capital under management that focuses on partnering with entrepreneurial management teams and closely held and family-owned businesses. The firm typically invests in companies in North America and Western Europe in the manufacturing, energy, financial and business services industries. Lindsay Goldberg has an investment structure that permits ownership for up to 20 years.

In connection with the transaction and subsequent investments, Lindsay Goldberg has invested $376.8 million to support our growth and purchase of interests from certain of our limited partners. As a result of the transaction, Lindsay Goldberg owns a majority of the equity of Aviv REIT. Pursuant to the terms of an investment agreement to be entered into in connection with this offering between Aviv and Lindsay Goldberg (the “Investment Agreement”), Lindsay Goldberg has agreed, among other things, that, while the Investment Agreement is in effect, in connection with any merger to which we are a party, a sale of all or substantially all of our assets, plans of liquidation involving Aviv REIT, or issuances of our capital stock, in each case, to the extent such matter is submitted to a vote of stockholders or included in a consent solicitation of our stockholders, it will cast the number of the total votes it is entitled to cast which represent its implied ownership percentage of the operating partnership in its sole and absolute discretion and will cast any votes in excess of such amount for and against such proposal in the same proportions as our other stockholders that are unaffiliated with Lindsay Goldberg. In connection with the elimination of dividend rights for options issued under our 2010 Management Incentive Plan in connection with this offering, holders of those options will receive a profits interest entitling them to a portion of the dividends received by Lindsay Goldberg following this offering. See “Management—Executive Compensation—Equity Awards—Management Equity Interests in LG Aviv L.P.”

Loans to Mr. Insoft

On November 1, 2007, Steven Insoft, our President and Chief Operating Officer, was granted phantom partnership units in Aviv Healthcare Properties Limited Partnership equal to a percentage of the value of units held by certain of the limited partners. The award vests ratably over time and may be settled in cash or in class C units of Aviv Healthcare Properties Limited Partnership. On September 17, 2010 and December 31, 2010, Mr. Insoft’s award was settled in part and Mr. Insoft was awarded class C units representing the vested portion of his award. In addition, we paid Mr. Insoft an amount of cash representing the taxes due on the vested portion of his award. In exchange, Mr. Insoft executed promissory notes payable to us in the aggregate principal amount of $311,748 that accrued interest at the then-applicable long-term Federal rate. On April 29, 2011, Mr. Insoft repaid the promissory notes in full. The aggregate amount repaid was $315,421. From the date of issuance to the date of repayment, Mr. Insoft paid an aggregate of $5,788 of interest on the notes.

Security Deposit Indemnification Agreements

Prior to 2002, certain of the entities that were combined in connection with the formation of our predecessor partnership distributed security deposits paid by certain of their tenants to the owners of those entities in exchange for an agreement by those owners to repay the amounts distributed if and when the applicable tenant became entitled to a return of the security deposit or the deposit was otherwise applied under the applicable lease. These arrangements were kept in place in connection with the formation of our predecessor partnership. As of December 31, 2012, entities controlled by Mr. Bernfield were obligated to potentially reimburse approximately $300,000 and certain members of the Karkomi Estate were obligated to potentially reimburse approximately $2.2 million and other limited partners were obligated to potentially reimburse approximately $780,000.

Sales of Partnership Units

From time to time, our predecessor partnership issued and sold Class E Units and accompanying warrants which were exercisable for Class A Units to JER Aviv Acquisition, LLC, or JER, in connection with investments made by our predecessor partnership. JER constituted a related party at the time such transactions occurred. In particular, on January 2, 2009, our predecessor partnership sold 689,832 Class E Units and accompanying warrants which are exercisable for 689,832 Class A Units to JER for an aggregate purchase price of $6,898,320. On April 17, 2009, our predecessor partnership sold 2,046,306 Class E Units and accompanying warrants which are exercisable for 2,046,306 Class A Units to JER for an aggregate purchase price of $20,463,060. All of the Class E Units held by JER, and certain of the Class F Units held by the Karkomi Estate, were purchased by Aviv REIT and redeemed in connection with our strategic equity transaction with Lindsay Goldberg.

In November 2007, Mr. Insoft was granted phantom Class C Units in our predecessor partnership with a value equal to 5% of the Class C Units as of any date. Of the original phantom Class C Units granted, 80% were vested as of December 31, 2011 and 60% were settled in Class C Units. The remaining 20% of such phantom Class C Units vested on December 31, 2012.

Conversion of Operating Partnership Units

Immediately prior to the consummation of this offering, we will effect certain transactions with our operating partnership which will simplify our capital structure. See “Prospectus Summary—Our Structure.”

Related Person Transactions Policy

Upon the consummation of this offering, we will adopt a related person transactions policy to address the reporting, review, approval and ratification of transactions with related persons (as defined in Item 404(a) of Regulation S-K under the Securities Act). Directors interested in a related person transaction will be required to recuse themselves from any vote of a related person transaction in which they have an interest. A related person transaction will be defined in accordance with Item 404(a) of Regulation S-K. Related person transactions will be reviewed and/or ratified by the audit committee.

Management Equity Interests in LG Aviv L.P.

In connection with this offering, holders of option awards under the MIP will receive new equity interests in LG Aviv L.P., the legal entity through which Lindsay Goldberg holds its interest in Aviv REIT, as described above under the section of this prospectus entitled “Management – Executive Compensation – Equity Awards – Management Equity Interests in LG Aviv L.P.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates. Our overall investment objectives are to maximize returns for our stockholders and to seek to increase cash flow, provide quarterly cash distributions, maximize the value of our properties and acquire properties with cash flow growth potential. Additionally, we will seek to reinvest in our properties and selectively construct new properties. Our business is focused primarily on healthcare properties, principally SNFs, and activities directly related thereto. We have not established a specific policy regarding the relative priority of our investment objectives, although we expect to continue to focus our investments primarily on healthcare properties and, in particular, SNFs. We currently lease our properties to our operators pursuant to long-term triple-net leases which require the operator to bear all of the costs associated with the property. For a discussion of our portfolio and our business and other strategic objectives, see “Business.”

We expect to pursue our investment objectives through the ownership of properties by our subsidiaries, but may also make investments in other entities, including joint ventures. We currently intend to focus on acquiring SNFs in those areas in which we own and also strategically select new markets when opportunities are available that meet our investment criteria. We anticipate that future investment activity will be focused primarily in the United States, but will not be limited to any geographic area. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. Provided we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset.

We may enter into joint ventures from time to time, if we determine that doing so would be the most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

We do not have a specific policy as to the amount or percentage of our assets which will be invested in any specific property or leased to any particular operator, but anticipate that our real estate investments will continue to be diversified among a relatively large number of facilities and operators. As of December 31, 2012, our portfolio of investments consists of 258 properties located in 29 states leased to 38 operators.

From time to time, we may make investments or agree to terms that support the objectives of our operators without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase, Sale and Construction of Properties

Our policy is to acquire properties primarily for the generation of current income and long-term value. We will sell certain properties where our management determines such properties do not fit our strategic objectives or where such action would be in the best interest of our stockholders. From time to time, we may also engage in strategic new construction. This may involve replacing or renovating properties in our portfolio or identifying new sites or land on which to build new buildings that present an attractive opportunity and complement our existing portfolio.

Investments in Real Estate Mortgages

While we will emphasize equity real estate investments in healthcare real estate properties, we may invest in mortgages and other real estate interests consistent with the rules applicable to REITs. The mortgages in which we may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. Investments in real estate mortgages are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the gross income and asset requirements required for REIT qualification, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we would generally divest appropriate securities before any such registration would be required.

Financing Policies

We expect to employ leverage in our capital structure in amounts that we determine from time to time. Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur nor do they restrict the form in which our indebtedness will be taken (including secured or unsecured debt, recourse or non-recourse debt, cross collateralized debt, etc.). We may from time to time modify our leverage profile in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may, without stockholder approval, borrow under our credit facilities, issue debt or equity securities, including additional partnership units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in joint ventures, issue other types of securities, or employ a combination of these methods.

Other Policies

We may, but do not presently intend to, make investments other than as previously described. We may offer shares of our common stock or other equity or debt securities in exchange for cash or property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for cash or property. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Capital Stock.” We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests for us to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of our stockholders.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. We currently have outstanding capital improvement loans and secured loans to operators. We also may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold or we may consider making loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we currently intend to in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include, but are not limited to, fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. Our board of directors may, in the future, adopt a lending policy without notice to or the vote of our stockholders.

Reporting Policies

Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. Upon the consummation of this offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

Conflict of Interest and Self-Dealing Policies

Upon the consummation of this offering, our board of directors will adopt a code of ethics that applies to all of our directors, officers and employees. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on insider information and reporting of violations to the code. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders.

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely because of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the contract or transaction by a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding common stock and all named executive officers and directors, individually and as a group. There were two record holders of our common stock as of December 31, 2012.

The address for each of our executive officers, directors and director nominees is c/o Aviv REIT, Inc., 303 West Madison Street, Suite 2400, Chicago, IL 60606.

	Shares/OP Units Beneficially Owned Prior to This Offering(1)		Shares/OP Units Beneficially Owned After This Offering (Assuming No Exercise of the Overallotment Option)(1)
Name of Beneficial Owner	Number	Percent(2)	Number	Percent(3)(4)
Named Executive Officers, Directors and Director Nominees:
Craig M. Bernfield(5)
Steven J. Insoft(6)
Samuel H. Kovitz
Michael W. Dees
Alan E. Goldberg(7)
Robert D. Lindsay(7)
Ari Ryan(8)
J. Russell Triedman
Norman R. Bobins(9)
Susan R. Lichtenstein
Mark B. McClellan
Sharon O’Keefe
Mark J. Parrell
Ben W. Perks(10)
James H. Roth
All named executive officers, directors and director nominees as a group (15 persons)(11)
5% Stockholders:
LG Aviv L.P.(7)
Alan E. Goldberg(12)
Robert D. Lindsay(12)
Karkomi Estate(13)

*	Less than 1%
(1)	In accordance with SEC rules, beneficial ownership includes: (i) all shares the investor actually owns beneficially or of record; (ii) all shares over which the investor has or shares voting or dispositive control; and (iii) all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days). The ratios for converting various classes of units in our operating partnership into OP Units in connection with this offering have been determined assuming an initial public offering price of $ per share, the midpoint of the range indicated on the cover of this prospectus.
(2)	Assumes a total of OP Units are outstanding immediately prior to this offering.
(3)	Assumes a total of shares of our common stock and OP Units are outstanding immediately after the consummation of this offering and, comprised of shares of common stock and OP Units which may be redeemed, at our option, for cash or exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage for each individual, entity or for directors and executive officers as a group assumes that none of the OP Units (other than the OP Units held by such individual, entity or group) are exchanged for shares of our common stock.

(4)	Following the consummation of this offering, on a fully-diluted basis, Mr. Bernfield and certain related persons will own % of our common stock, Mr. Insoft will own % of our common stock, our directors and executive officers as a group will own % of our common stock, LG Aviv L.P. will own % of our common stock and the Karkomi Estate will own % of our common stock.
(5)	Includes shares of restricted stock, OP Units and options. A total of of such OP Units are held by Mr. Bernfield subject to a phantom unit award grant to Mr. Insoft and of such OP Units are held by Craig M. Bernfield REIT, L.L.C., of which Mr. Bernfield is the sole member. A total of of such OP Units are held by Aviv REIT. Mr. Bernfield, as Chairman and Chief Executive Officer of Aviv REIT, has shared control over Aviv REIT. By virtue of his position, he may be deemed to have beneficial ownership of securities beneficially owned by Aviv REIT. Mr. Bernfield expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(6)	Includes shares of restricted stock, OP Units and options. A total of of such OP Units are held by Steven J. Insoft Investments, L.L.C., which is 99% owned by Mr. Insoft and 1% owned by his wife, Susan M. Insoft. Such OP Units are also pledged as collateral to secure a loan in favor of Mr. Insoft.
(7)

LG Aviv L.P. is the direct owner of the shares. Mr. Lindsay and Mr. Goldberg indirectly have shared control over LG Aviv L.P. LG Aviv L.P. disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The address for LG Aviv L.P. is c/o Lindsay Goldberg LLC, 630 Fifth Avenue, 30th Floor, New York, New York, 10111.

(8)	Includes OP Units that are held by Mr. Ryan subject to a phantom Unit award grant to Mr. Insoft. Mr. Ryan holds OP Units through various trusts and limited liability companies, of which he is the sole beneficial owner. Such units are also pledged as collateral to secure various loans.
(9)	Represents options issued to Mr. Bobins under our 2010 Management Incentive Plan.
(10)	Represents options issued to Mr. Perks under our 2010 Management Incentive Plan.
(11)	Includes shares of restricted stock and OP Units.
(12)	Mr. Lindsay and Mr. Goldberg indirectly have shared control over LG Aviv L.P. By virtue of this relationship, they may be deemed to have or share beneficial ownership of securities held by LG Aviv L.P. Mr. Lindsay and Mr. Goldberg expressly disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The address for Mr. Lindsay and Mr. Goldberg is c/o Lindsay Goldberg LLC, 630 Fifth Avenue, 30th Floor, New York, New York 10111.
(13)	Includes (i) OP Units held by the Zev Karkomi Revocable Trust, the trustees of which are Shifra Karkomi, Ari Ryan and Fred Brody, including OP Units that are held by the Zev Karkomi Revocable Trust subject to a restricted stock unit grant to Mr. Insoft, (ii) OP Units held by the SK 2009-C Annuity Trust u/a/d 10/1/09, the trustees of which are Ari Ryan and Leticia Chavez, and (iii) OP Units held by other members of the Karkomi Estate. The address of the Zev Karkomi Revocable Trust, the SK 2009-C Annuity Trust u/a/d 10/1/09 and the other members of the Karkomi Estate is c/o Aviv REIT, Inc., 303 W. Madison Street, Suite 2400, Chicago, IL 60606.

DESCRIPTION OF INDEBTEDNESS

Following the anticipated application of the net proceeds of this offering, we anticipate that we would have had total indebtedness of approximately $         million as of December 31, 2012, based on an initial public offering price of $         per share, the midpoint of the range indicated on the cover of this prospectus, including $400.0 million of indebtedness with respect to our Senior Notes (excluding $3.2 million of net debt premium balance related to the Notes).

Senior Notes

On February 4, 2011, April 5, 2011, and March 28, 2012, we, through Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (the “Issuers”), issued $200 million, $100 million, and $100 million, respectively, of 7 3/4% Senior Notes due 2019 (the “Senior Notes”), in a series of private placements. The Issuers subsequently conducted an exchange offer in which all of the Senior Notes issued in the aforementioned private placements were exchanged for freely tradable notes that have been registered under the Securities Act. The Issuers are majority owned subsidiaries of Aviv REIT. The obligations under the Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by Aviv REIT and certain of our existing and, subject to certain exceptions, future subsidiaries.

The Senior Notes are unsecured senior obligations of the Issuers and will mature on February 15, 2019. The Senior Notes bear interest at a rate of 7.75% per annum, payable semiannually to holders of record at the close of business on the February 1 or the August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. A premium of $2.75 million and $1.00 million was associated with the offering of the $100 million of Senior Notes on April 5, 2011 and the $100 million of Senior Notes on March 28, 2012, respectively. The premium will be amortized as an adjustment to the yield on the Senior Notes over their term. The net proceeds from the offering of the Senior Notes were used to repay all outstanding indebtedness under our Acquisition Credit Line, partially repay indebtedness outstanding under our Term Loan, and together with proceeds from additional equity investments made by our stockholders, to fund pending investments.

The Senior Notes are redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on or after February 15, 2015, at the redemption prices set forth in the indenture governing the Senior Notes (the “Indenture”), plus accrued and unpaid interest to the applicable redemption date. In addition, prior to February 15, 2015, the Issuers may redeem all or a portion of the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest to the applicable redemption date. At any time, or from time to time, on or prior to February 15, 2014, the Issuers may redeem up to 35% of the principal amount of the Senior Notes, using the proceeds of specific kinds of equity offerings, at a redemption price of 107.75% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date.

The Indenture governing the Senior Notes contains restrictive covenants that, among other things, restrict the ability of Aviv REIT, the Issuers and their restricted subsidiaries to: (i) incur or guarantee additional indebtedness; (ii) incur or guarantee secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments or other restricted payments; (v) sell assets; (vi) create liens on their assets; (vii) enter into transactions with affiliates; (viii) merge or consolidate or sell all or substantially all of their assets; and (ix) pay dividends or other amounts to Aviv REIT. The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Senior Notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal of, premium, if any, and accrued interest on all the then outstanding Senior Notes may become due and payable immediately.

New Revolving Credit Facility and Term Loan

We anticipate that an affiliate of Bank of America, N.A. will act as administrative agent and joint lead arranger, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as syndication agent and joint lead arranger, and an affiliate of RBC Capital Markets and SunTrust Bank will act as a joint arranger under a proposed secured revolving credit facility allowing borrowings of up to $300.0 million (the “New Revolver”) and a proposed secured delayed-draw term loan allowing borrowings of up to $100.0 million (the “New Term Loan”). We expect the New Revolver and the New Term Loan to have a term of three years, with a one-year extension option for the New Revolver provided that certain conditions precedent are satisfied. In addition, we expect the borrowings available under the New Term Loan to be convertible into borrowings under the New Revolver in the first year of the facility, allowing us to increase the availability under the New Revolver by $100.0 million. We also expect the New Revolver to have an accordion feature that may allow us to increase the availability thereunder by an additional $100.0 million to $500.0 million. We intend to use the New Revolver and the New Term Loan principally to refinance existing debt, fund acquisitions, redevelop and expand current properties and for other general corporate purposes.

The New Revolver and the New Term Loan are expected to bear interest at the rate of LIBOR plus a margin of 235 basis points to 300 basis points, depending on our leverage ratio. The amount available for us to borrow under the New Revolver will be subject to the lesser of the aggregate mortgageability amount for each of the properties that form the borrowing base of the facility and the aggregate collateral value amount of the borrowing base assets. The New Revolver and the New Term Loan may be repaid from time to time at our option, and amounts repaid under the New Revolver may be redrawn. An unused fee equal to 35 basis points or 50 basis points of the unused balance on the New Revolver is due quarterly. An unused fee equal to 50 basis points of the unused balance on the New Term Loan during the first 60 days following the loan closing is due upon the expiration of such 60 day period.

Our operating partnership’s ability to borrow under the New Revolver and the New Term Loan will be subject to our ongoing compliance with a number of customary restrictive covenants, including:

•	a leverage ratio (defined as consolidated total indebtedness to total asset value) of less than 60%,

•	a minimum fixed charge coverage ratio (defined as consolidated earnings before interest, taxes, depreciation and amortization to consolidated fixed charges) of 1.50:1.00,

•	a minimum tangible net worth equal to at least $350.0 million plus 80% of the net proceeds of any additional equity issuances, and

•	a minimum rent coverage ratio of greater than or equal to 1.30:1.00.

Under the New Revolver and the New Term Loan, our distributions may not exceed the greater of (i) 95% of our Adjusted FFO or (ii) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to qualify and maintain our status as a REIT).

We expect that we and certain of our subsidiaries will guarantee the obligations under the New Revolver and the New Term Loan and that certain of our subsidiaries will pledge specified assets (including real property), stock and other interests as collateral for the obligations.

The availability of these facilities is subject to closing conditions that are expected to include, among other things, satisfactory review by lenders of appraisals, environmental reports, engineering reports, seismic reports, title insurance reports, surveys and flood zone determinations, successful completion of this offering, absence of material adverse effect, payment of fees, and the negotiation, execution and delivery of definitive documentation satisfactory to Bank of America, N.A. and the other lenders. There can be no assurance that all of the closing conditions will be satisfied.

Other Loans

On November 1, 2010, a subsidiary of Aviv Financing III entered into two acquisition loan agreements on the same terms that provided for borrowings of $7.8 million. Principal and interest payments are due monthly beginning on December 1, 2010 through the maturity date of December 1, 2015. Interest is a fixed rate of 6.00%. These loans are collateralized by a skilled nursing facility controlled by Aviv Financing III.

On June 15, 2012, a subsidiary of Aviv Financing III assumed a HUD loan with a balance of approximately $11.5 million. The loan originated in November 2009 with a maturity date of October 1, 2044, and is based on a 35-year amortization schedule. We are obligated to pay the remaining principal and interest payments of the loan. A premium of $2.5 million was associated with the assumption of debt and will be amortized as an adjustment to interest expense on the HUD loan over its term.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws as in effect upon completion of this offering. On                     , 2013, we filed amendments to our charter providing for the increase in our authorized capital stock and a             -for-one split of our common stock. The provisions of our charter and bylaws described below will be in effect upon closing of this offering. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to              shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which 125 shares are classified and designated as shares of 12.5% Series A Redeemable Cumulative Preferred Stock. Our charter authorizes our board of directors to approve amendments to our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. Upon the consummation of this offering,              shares of our common stock (including shares of restricted stock) will be issued and outstanding (            shares if the underwriters’ overallotment option is exercised in full) and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of our company.

We intend to declare regular quarterly dividends on our common stock in an amount equal to at least 90% of our REIT taxable income. Since Aviv REIT made the election to be taxed as a REIT effective as of its taxable year ending December 31, 2010, it has declared quarterly dividends in the aggregate amount of $23.2 million and $27.9 million for the years ended December 31, 2011 and 2012, respectively. We are subject to certain restrictions regarding the payment of cash dividends under the indenture governing our Senior Notes and the credit agreements relating to our 2014 Revolver, 2016 Revolver, Term Loan and Acquisition Credit Line.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, shares of our common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of our stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

As of December 31, 2012, we had outstanding 125 shares of $1,000 par value 12.5% Series A Redeemable Cumulative Preferred Stock (the “Series A Preferred Stock”) held by 125 holders. The holders of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 12.5% per annum of the liquidation preference, and we generally may not declare or pay, or set apart for payment, any dividend or other distribution on any shares of our stock ranking junior to our Series A Preferred Stock as to dividends, including our common stock, or redeem, repurchase or otherwise make payments on any such shares, unless full, cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or set apart for payment for all past dividend periods. The holders of the Series A Preferred Stock generally do not have voting rights except in limited circumstances including certain amendments to our charter and the authorization or issuance of equity securities senior to or on parity with the Series A Preferred Stock. At our election, the Series A Preferred Stock is redeemable, in whole or in part, for an amount equal to its liquidation preference, plus any accrued and unpaid dividends, plus a redemption premium which declines over time. The Series A Preferred Stock is not convertible into shares of any other class or series of stock. The Series A Preferred Stock is entitled to a liquidation preference of $1,000 per share plus all accrued and unpaid dividends thereon and any redemption premium then in effect. The Series A Preferred Stock will be senior to all other classes and series of shares of our stock as to the payment of dividends and the payment of assets on liquidation. We intend to redeem all shares of our Series A Preferred Stock shortly after the completion of this offering.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Subject to the rights of holders of any outstanding shares of Series A Preferred Stock, our charter authorizes our board of directors to approve amendments to our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the rights of holders of any outstanding shares of Series A Preferred Stock, the additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations — Taxation of Aviv REIT — Requirements for REIT Qualification — General.”

Upon completion of this offering, our charter will contain restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and in continuing to qualify as a REIT. We designed these restrictions solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover defense. The relevant sections of our charter will provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than         % (in value) of our outstanding common stock or         % (in value) of all classes and series of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.” In addition, different ownership limits will apply to Lindsay Goldberg, Mr. Bernfield, our Chairman and Chief Executive Officer, together with certain of his affiliates, family members and estates and trusts, and the Karkomi Estate (and members thereof). These limits will allow Lindsay Goldberg, Mr. Bernfield (together with certain of his affiliates, family members and estates and trusts) and the Karkomi Estate (and members thereof), to hold up to         ,          and          shares of our common stock, respectively (which shall be adjusted proportionately in the event of any stock split or stock dividend).

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than         % (in value) of our outstanding common stock or         % (in value) of all classes and series of our outstanding stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually or constructively, our stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of         % (in value) of our outstanding common stock or         % (in value) of all classes and series of our outstanding stock and thereby violate the applicable ownership limit.

Our charter will provide that our board of directors, subject to certain limits including the directors’ duties under applicable law, upon receipt of certain representations and agreements, shall exempt, prospectively or retroactively, a person from either or both of the ownership limits and, if necessary, establish a different limit on ownership for such person if, among other conditions:

•

our board of directors obtains such representations and undertakings as it determines, in its sole and absolute discretion, are reasonably necessary to determine that no individual will now or in the future own, beneficially or constructively, shares in excess of either of the ownership limits; and

•

such person does not and represents that it will not own, actually or constructively, more than a     % interest (by vote or number of shares, or by interest in assets or net profit, as applicable) in a tenant of ours (or a subtenant of any such tenant, or a tenant of any entity owned in whole or in part by us).

Our charter will further provide that our board of directors subject to certain limits including the directors’ duties under applicable law, upon receipt of certain representations and undertakings may exempt, prospectively or retroactively, a person from either or both of the ownership limits if, among other conditions:

•

our board of directors obtains such representations and undertakings as it determines, in its sole and absolute discretion, are reasonably necessary to determine that no individual’s beneficial or constructive ownership of such shares of our stock will result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or to otherwise fail to qualify as a REIT; and

•

such person does not and represents that it will not own, actually or constructively, more than a     % interest (by vote or number of shares, or by interest in assets or net profit, as applicable) in a tenant of ours (or a subtenant of any such tenant, or a tenant of any entity owned in whole or in part by us), unless the revenue derived (and expected to continue to be derived) from such tenant is sufficiently small such that, in the judgment of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT.

As a condition of either of these exemptions, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and any other agreements representations and undertakings as our board of directors determines are necessary or advisable to make the determinations above. Notwithstanding the receipt of any such ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with granting a waiver or establishing an excepted holder limit or at any other time, our board of directors may increase one or both of the ownership limits for one or more persons and decrease one or both of the ownership limits for all other persons, except that a decreased ownership limit will not be effective for any person whose percentage ownership of our stock exceeds the decreased ownership limit until the person’s percentage ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Upon consummation of this offering, our charter will prohibit:

•

any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant would cause us to fail to satisfy any the gross income requirements imposed on REITs under the Code); and

•

any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid by such prohibited owner to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, and the intended transferee will acquire no rights in the shares. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Except as otherwise provided by the Investment Agreement, pursuant to which Lindsay Goldberg may be entitled to repurchase the shares causing the violation, shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a devise or gift, the last sale price reported on the NYSE on the day of the devise or gift) and (2) the last sale price reported on the NYSE on the date we accept, or our designee accepts, such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

Except as otherwise provided by the Investment Agreement, if we do not buy the shares, the trustee must sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. The trustee is required to sell such shares pursuant to an orderly liquidation of the shares in a manner determined by the trustee to result in an orderly liquidation of the shares and to maximize the net proceeds from such orderly liquidation. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating such person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required for REIT qualification.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws, as in effect upon completion of this offering. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be increased or decreased by a majority of our entire board of directors and will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL (which we expect will be upon the consummation of this offering) and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Each of our directors will be elected by our common stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors will be elected by a plurality of the votes cast.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes of series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

No Stockholder Rights Plan

We do not have a stockholder rights plan. In the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if our board of directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person, other than the corporation or any subsidiary, who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

Pursuant to the statute, our board of directors has by resolution exempted any business combination between us and any other person or entity from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person or entity. Our bylaws provide that this resolution may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with such resolution, or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, and this provision of our bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Maryland Unsolicited Takeovers Act

Title 3, Subtitle 8 of the MGCL permits Maryland corporations that are subject to the Exchange Act and have at least three independent directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject, even if such provisions may be inconsistent with the corporation’s charter and bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board may be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible (which we expect will be upon the consummation of this offering), vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office for the full term of the class of directors in which the vacancy occurred.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is declared advisable by our board of directors and is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter generally provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that our charter’s provisions regarding removal of directors and restrictions on ownership and transfer of our stock, and the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, holders of outstanding Series A Preferred Stock may be entitled to vote as a separate class on certain amendments to our charter, whether by merger, consolidation, transfer of all or substantially all of our assets or otherwise, that materially and adversely affects any right, preference, privilege voting power of the Series A Preferred Stock or increases the number of authorized shares of Series A Preferred Stock. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Bylaw Amendments

Except for the provisions of our bylaws relating to the exemptions from the business combination act and the control share act, and the vote required to amend such provisions (which may be amended only by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock), our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated or such other business and has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including a provision in our bylaws opting out of the control share acquisition provisions of the MGCL. See “—Business Combinations,” “—Control Share Acquisitions” and “—Maryland Unsolicited Takeovers Act.”

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, managing member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers as described in “Management—Indemnification Agreements.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

The following is a summary of the material terms of the partnership agreement of our operating partnership, Aviv Healthcare Properties Limited Partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General Management

Our operating partnership is a Delaware limited partnership that was formed on July 30, 2010. We are the sole general partner of our operating partnership and as such we will have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancing, selection of tenants, a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners will have no power to remove the general partner without the general partner’s consent.

We are under no obligation to give priority to the interests of our stockholders or the interests of the limited partners of our operating partnership in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders and the limited partners, we will endeavor, in good faith, to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

All of our business activities, including all activities pertaining to the acquisition or disposition of properties, will be conducted through our operating partnership, and our operating partnership will be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Distributions

The partnership agreement provides that holders of OP Units are entitled to receive quarterly distributions of available cash (1) first, with respect to any class of OP Units that is entitled to any preference in distribution, in accordance with the rights of such class of OP Unit (and, within such class, pro rata according to their respective percentage interests) and (2) second, with respect to any class of OP Units that is not entitled to any preference in distribution, in accordance with the rights of such class of OP Unit (and, within such class, pro rata according to their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP Units holding the same class of OP Units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of OP Units taking into consideration the requirements of Section 704(c). See “Material U.S. Federal Income Tax Considerations.”

Redemption Rights

Upon consummation of this offering, each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP Units held by such limited partner in exchange for a cash amount equal to the number of tendered OP Units multiplied by the price of a share of our common stock, unless the terms of such OP Units or a separate agreement entered into between our operating partnership and the holder of such OP Units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, if authorized by our board of directors and subject to the restrictions on the ownership and transfer of our common stock imposed by our charter, elect to acquire some or all of the tendered OP Units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP Unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP Units. In addition, we may exchange OP Units for shares of our common stock prior to the date on which OP Units may be eligible for redemption in connection with the exercise of registration rights by certain holders of OP Units. However, we have agreed with the underwriters not to exchange OP Units for shares of our common stock during the lock-up period ending 180 days after the date of this prospectus unless the applicable holder of OP Units enters into a lock-up agreement. See “Shares Eligible for Future Sale—Lock-Up Agreements” and “Underwriting.”

Transferability of General Partner Interest; Extraordinary Transactions

We will not be able to voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership, including our limited partner interest, without the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries), unless the transfer is made in connection with any merger or sale of all or substantially all of the assets or stock of our company and

•

as a result of such transaction all limited partners will receive, or have the right to elect to receive, for each OP Unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each OP Unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We may also merge with or into or consolidate with another entity without the consent of the limited partners if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the general partner’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may transfer all or any portion of our directly or indirectly held general partnership interest to an affiliate, and following such transfer may withdraw as the general partner.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of shares of our stock other than in connection with a redemption of OP Units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of shares of common stock, OP Units, or in the case of an issuance of preferred stock, preferred OP Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Management Liability and Indemnification

Neither we nor our directors and officers will be liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person for willful misconduct or a knowing violation of the law, any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or, in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors have duties under applicable Maryland law to act in good faith, with a reasonable belief that their actions are in our best interests, with the care of an ordinarily prudent person in a like position under similar circumstances. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors to us. We will be under no obligation to give priority to the interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly acknowledge that we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, we will have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of the operating partnership commenced on July 30, 2010 and will continue until terminated in the following circumstances:

•

a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•

an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•

the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all OP Units that the general partner has authorized; or

•

the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may only be proposed by the general partner. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest); or

•	modify the limited liability of a limited partner.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•

reflect the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement and to amend the list of unit holders in connection with such admission, substitution, withdrawal or removal;

•

reflect a change (i) that does not adversely affect the limited partners in any material respect or (ii) that is required to effect the intent of the provisions of the partnership agreement or otherwise contemplated by the partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	reflect such changes as are determined by us in our sole discretion to be necessary or appropriate for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements;

•	reflect the transfer of all or any part of a partnership interest among us and any qualified REIT subsidiary;

•	to modify the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement by the Code or applicable income tax regulations under the Code); and

•	reflect an amendment that in our sole discretion is necessary or desirable in connection with the issuance of any partnership units or adoption of any equity incentive plan.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (for example, restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock.

We will have approximately                  shares of our common stock outstanding after the consummation of this offering (approximately              shares if the underwriters exercise their overallotment option in full) and approximately                  OP Units of our operating partnership (approximately              OP Units if the underwriters exercise their overallotment option in full), which will be redeemable for cash or, in our sole and absolute discretion, exchangeable for shares of our common stock beginning one year after the consummation of this offering. The              shares of common stock sold in this offering (             shares if the underwriters exercise their overallotment option in full) will be freely transferable without restriction (subject to the ownership limit and the other restrictions on ownership and transfer of our stock in our charter), unless purchased by our affiliates. The OP Units to be outstanding immediately following the consummation of this offering, which are “restricted securities” under Rule 144 of the Securities Act of 1933, or Rule 144, as well as any other shares and OP Units held by our affiliates, may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144.

Lock-Up Agreements

We, each of our directors and executive officers, Lindsay Goldberg, the Karkomi Estate and certain of our other existing security holders have each entered into lock-up agreements pursuant to which they have generally agreed, subject to certain exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, including OP Units, for a period of at least 365 days (180 days with respect to Aviv and members of the Karkomi Estate) from the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. Certain holders of OP Units, representing             % of the OP Units outstanding immediately prior to this offering, will not be required to enter into the lock-up agreements described above. The underwriting agreement prohibits us from exchanging shares of common stock for the OP Units of any such holder during the 180-day lock-up period unless the applicable holder enters into a lock-up agreement. However, because such holders have not signed lock-up agreements in advance, subject to the terms of the partnership agreement governing our operating partnership, such holders of OP Units may, prior to any such exchange, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any OP Units or any securities convertible into or exercisable or exchangeable for OP Units or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the OP Units. See “Underwriting.”

After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Rule 144

In general, under Rule 144 of the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Rule 144 does not supersede the contractual obligations of our security holders set forth in the lock-up agreements described above.

Rule 701

Generally, an employee, officer, director or consultant who purchased shares of our common stock before the effective date of the registration statement of which this prospectus is a part, or who holds options as of that date, pursuant to a written compensatory plan or contract, may rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these persons who are not our affiliates may generally sell their eligible securities, commencing 90 days after the effective date of the registration statement of which this prospectus is a part, without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. These persons who are our affiliates may generally sell their eligible securities under Rule 701, commencing 90 days after the effective date of the registration statement of which this prospectus is a part, without having to comply with Rule 144’s one-year holding period restriction.

Neither Rule 144 nor Rule 701 supersedes the contractual obligations of our security holders set forth in the lock-up agreements described above or the ownership limit and the other restrictions in our charter on the ownership and transfer of our stock.

Sale of Restricted Shares

The             shares of our common stock (including shares issuable upon exchange of outstanding OP Units) that are expected to be outstanding upon the consummation of this offering will become eligible for sale, pursuant to Rule 144 or Rule 701, without registration approximately as follows:

•	shares of common stock will be immediately eligible for sale in the public market without restriction;

•

             OP Units will become eligible for redemption for cash or, in our sole and absolute discretion, exchangeable for shares of our common stock one year after the consummation of this offering. See “Description of the Partnership Agreement of Our Operating Partnership—Redemption Rights.”

The above does not take into consideration the effect of the lock-up agreements described above.

Equity Compensation

Subsequent to consummation of this offering, we intend to file a registration statement on Form S-8 to register the shares of common stock that will be reserved for issuance under our 2010 Management Incentive Plan and 2013 Long-Term Incentive Plan. Shares registered under this registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, unless these shares are subject to vesting restrictions with us or are otherwise subject to the contractual obligations set forth in the lock-up agreements described above.

Registration Rights

The following is a summary of the material terms of a registration rights agreement to which we are a party. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Pursuant to a registration rights agreement between us and Lindsay Goldberg, we have agreed that at any time after the consummation of our initial public offering, subject to the lock-up agreement entered into by Lindsay Goldberg, if Lindsay Goldberg or its permitted assigns requests that we effect the registration of the shares of our common stock held by them, we will promptly use our commercially reasonable efforts to effect the registration of those shares under the Securities Act of 1933. We are obligated to effect up to two such registrations on SEC Form S-11 and, if we are eligible to use SEC Form S-3, we are obligated to effect an unlimited number of registrations of at least $1 million each on such form, including “shelf” registrations. We may delay the filing or effectiveness of any registration statement for a period of up to 90 days under certain circumstances, including if we determine that the registration would interfere with or require premature disclosure of a material transaction or litigation.

In addition, the registration rights agreement provides that if we propose to register shares of our common stock, we must give notice to Lindsay Goldberg of our intention to do so and must include in the registration shares of our common stock held by Lindsay Goldberg, subject to our right to reduce the number of shares so included if the managing underwriter advises us that the inclusion of the shares that Lindsay Goldberg desires to include in such registration would interfere with the successful marketing of the shares to be offered and sold by us.

The registration rights agreement also gives Mr. Bernfield and the Karkomi Estate, and their respective affiliates, family members and estates and trusts, registration rights that are the same as those provided to Lindsay Goldberg described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, holding, and disposition of our stock. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “Aviv REIT,” “we,” “our,” and “us” mean only Aviv REIT, Inc., and not its subsidiaries, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents or partnership agreements. This discussion is for your general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or to you, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker dealer;

•	a regulated investment company or a REIT;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a person who, as a nominee, holds our stock on behalf of another person;

•	a partnership or other entity classified as a partnership (or disregarded entity) for U.S. federal income tax purposes;

•	a person holding our stock indirectly through other vehicles, such as partnerships, trusts, or other entities; and

•	except to the extent discussed below:

-	a tax-exempt organization; and

-	a non-U.S. investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and non-U.S. tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Aviv REIT

We made the election to be taxed as a REIT effective as of our taxable year ending December 31, 2010. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner.

The law firm of Sidley Austin LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. We expect to receive an opinion of Sidley Austin LLP to the effect that, commencing with our taxable year ending December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed methods of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Sidley Austin LLP will be based on various factual assumptions relating to our organization and operation, and will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, and the past, present, and future conduct of our business operations as well as factual representations and covenants from current owners of Aviv REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sidley Austin LLP or us that we will so qualify for any particular year. The opinion of Sidley Austin LLP, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, will be expressed as of the date issued, and will not cover subsequent periods. Opinions of counsel impose no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, asset ownership, distribution levels, and diversity of stock ownership, various qualification requirements imposed on REITs by the Code, compliance with which has not been and will not be reviewed by our tax counsel. In addition, our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis, which may not be reviewed by our tax counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for REIT Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

The maximum rate at which most taxable non-corporate U.S. stockholders are taxed on qualifying corporate dividends is 20% (the same as the current rate for long-term capital gains). With limited exceptions, however, dividends received by stockholders from us, or from other entities that are taxed as REITs, are generally not eligible for such 20% rate, and instead are taxed at rates applicable to ordinary income. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•

We will generally be taxed at regular corporate rates on any income, including net capital gains, that we do not distribute during or within a specified time period after the calendar year in which such income is earned.

•	We may be subject to the “alternative minimum tax.”

•

If we earn net income from “prohibited transactions,” which generally are sales or other dispositions of property, other than foreclosure property, that is included in our inventory or held by us primarily for sale to customers in the ordinary course of business, we will be subject to a tax at the rate of 100% of such net income. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on net income from “prohibited transactions,” but such net income from the sale or other disposition of such foreclosure property may be subject to corporate income tax at the highest applicable rate, which is currently 35%. We may receive, but do not anticipate receiving, any income from foreclosure property. See “—Foreclosure Property” below.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•

If we should fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy the reporting requirements described in Section 856(c)(6) of the Code and our failure of such test or tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to 100% of the greater of the amount of gross income by which we fail either the 75% gross income test or the 95% gross income test, multiplied by a fraction which is our taxable income over our gross income determined with certain modifications.

•

Similarly, if we should fail to satisfy any of the asset tests described below (other than a de minimis failure of the 5% and 10% asset tests described below), but nonetheless maintain our qualification as a REIT because we satisfy our reporting and disposition requirements in Section 856(c)(7) of the Code and our failure to satisfy a test or tests is due to reasonable cause and not due to willful neglect, we will be subject to an excise tax equal to the greater of (i) $50,000 for each taxable year in which we fail to satisfy any of the asset tests or (ii) the amount of net income generated by the assets that caused the failure (for the period from the start of such failure until the failure is resolved or the assets that caused the failure are disposed of), multiplied by the highest corporate tax rate.

•

If we should fail to meet certain minimum distribution requirements during any calendar year, which is an amount equal to or greater than the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any such taxable income from prior periods that is undistributed, we would be subject to an excise tax at the rate of 4% on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	If we fail to satisfy certain requirements for REIT qualification, other than the gross income tests and asset tests, we will generally be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for REIT Qualification—General.”

•

A 100% tax may be imposed with respect to certain items of income and expense that are directly or constructively paid between a REIT and a TRS if and to the extent that the IRS establishes that such items were not based on market rates.

•

If we acquire appreciated assets from a corporation taxable under subchapter C of the Code, in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	Certain of our subsidiaries may be subchapter C corporations, the earnings of which will be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and non-U.S. income, property, and other taxes on our and our subsidiaries’ assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification  — General

The Code defines a REIT as a corporation, trust or association that has filed (and not revoked) an election to be treated as a REIT, and:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as such term is defined in the Code to include specified tax-exempt entities); and

(7) that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxable as a REIT.

We believe that we have been organized, have operated, and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7), inclusive, during the relevant time periods. Our charter provides restrictions on ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements, as described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor continuing compliance with the share ownership requirements described in (5) and (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Code provides relief from violations of certain of the REIT requirements, if a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation (see “—Income Tests” and “—Asset Tests” below). If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a direct or indirect partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, such as our operating partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% asset test described below), and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income in the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Our Operating Partnership.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with entities treated as partnerships for U.S. federal income tax purposes in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Income Tests” and “—Asset Tests.”

Taxable Subsidiaries. REITs, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS, of the REIT. Once made, such an election would also automatically apply to any of the TRS’s subsidiaries of which the TRS owns more than 35% of the voting power or value. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the REIT and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders.

We currently own an interest in one TRS. On January 3, 2011, we formed Aviv Healthcare Capital Corporation, a Delaware corporation that is wholly-owned by us. We have elected to treat Aviv Healthcare Capital Corporation as a TRS for U.S. federal income tax purposes.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of its TRSs or other taxable subsidiary corporations in determining its compliance with the REIT requirements, a TRS may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).

However, a TRS may not directly or indirectly operate or manage a health care facility. The Code defines a “health care facility” generally to mean a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility that extends medical or nursing or ancillary services to patients and that is operated by a provider that is eligible for participation in the Medicare program with respect to such facility. If the IRS were to treat a REIT’s subsidiary corporation as directly or indirectly operating or managing a health care facility, such subsidiary would not qualify as a TRS, which could jeopardize the REIT’s qualification. We may engage in activities indirectly through a TRS as necessary or convenient to avoid recognizing income from services that would jeopardize our REIT status if we engaged in the activities directly. It is not currently contemplated, however, that we will engage in material activities through a TRS.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS and its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, as discussed below under “—Penalty Tax,” the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s operators that are not conducted on an arm’s length basis.

Income Tests

In order to qualify and maintain our qualification as a REIT, we must satisfy annually two gross income requirements. First, at least 95% of our gross income for each taxable year, but excluding gross income from “prohibited transactions” and certain hedging transactions, must be derived from: (1) dividends; (2) interest; (3) rents from real property; (4) gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) which is not described in

Section 1221(a)(1) of the Code; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) non-contingent amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (8) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code; and (9) certain mineral royalty income.

Second, at least 75% of our gross income for each taxable year, but excluding gross income from certain hedging transactions and prohibited transactions, must be derived from: (1) rents from real property; (2) interest on obligations secured by mortgages on real property or on interests in real property; (3) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code; (4) dividends or other distributions on, and gain from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) non-contingent amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (8) gain from the sale or disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code; and (9) qualified temporary investment income.

Rents from Real Property. Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions, including the following, are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” if it constitutes more than 15% of the total rent received under the lease. We have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. There can be no assurance, however, that the IRS will not assert that rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT.

Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the operators of such property, other than through an “independent contractor” from which the REIT derives no revenues and that satisfies certain other requirements. We and our affiliates are permitted, however, to perform only services that are “usually or customarily rendered” in connection with the rental of space for occupancy and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to operators of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Furthermore, except in certain instances, such as in connection with the operation or management of a health care facility, we are generally permitted to provide services to operators or others through a TRS without disqualifying the rental income received from operators for purposes of the REIT income requirements. In addition, we generally may not, and will not, charge rent that is based in whole or in part on the income or profits of any person, except for rents that are based on a percentage of the operator’s gross receipts or sales. Rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured (i) if an operator is a corporation, by vote or value, in the operator’s equity, or (ii) if an operator is not a corporation, by our interest in such entity’s assets or net profits. Rental income derived from certain health care facilities leased to a TRS and operated by an “eligible independent contractor” (as such term is defined in Section 856(d)(9) of the Code) will also qualify as rents from real property. Operators may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as an operator’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as rents from real property. We believe that substantially all of our gross income will qualify as rents from real property.

Interest Income. It is possible that we will be paid interest on loans secured by real property. Interest income generally qualifies under the 95% gross income test (described above), and interest on loans secured by real property generally qualifies under the 75% gross income test (described above), provided that, in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on the loan may nevertheless qualify under the 75% gross income test, subject to limitations in the event that the principal amount of the loan outstanding during a given taxable year exceeds the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured in a manner such that the income generated through such loans should be treated as qualifying income under the 75% gross income test.

Dividend Income. We may, but do not expect to, directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Hedging Transactions. Any income or gain we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of the 75% gross income or the 95% gross income test, and therefore will be disregarded for purposes of such tests, provided that specified requirements are met, including that the instrument hedges risks associated with indebtedness issued or to be issued by us or our pass-through subsidiaries incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. If the specified requirements are not met, the income and gain from hedging transactions will generally constitute non-qualifying income both for purposes of the 75% gross income test and the 95% gross income test.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal corporate income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that would adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy the Gross Income Test. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if: (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply and we retain our REIT status, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets.

A. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below, while securities that do qualify for purposes of the 75% asset test are generally not subject to the additional asset tests.

B. Second, of our investments that are not included in the 75% asset class or securities of TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

C. Third, of our investments that are not included in the 75% asset class or securities of TRSs, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. This 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for the purposes of the 10% asset test, the determination of our interest in the assets of an entity treated as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

D. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of the REIT’s total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for “straight debt,” satisfies other conditions described below, or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by us that is issued by another REIT is not a qualifying asset, except for the 10% asset test.

Certain relief provisions are available to REITs that fail to satisfy the asset requirements. One such provision allows a REIT which fails one or more of the asset requirements (other than de minimis violations of the 5% and 10% asset tests as described below) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Violations of the 10% and 5% asset tests will be considered to be de minimis, and a REIT may maintain its qualification if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets as of the end of the quarter in which such measurement is made, and $10 million and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt.” Generally, straight debt includes any written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the interest rate and payment dates are not subject to certain prohibited contingencies and (ii) the debt is not convertible into equity. However, straight debt excludes securities owned by a REIT (or one of its TRSs) that also owns other securities of the same issuer and that do not qualify as straight debt (unless the value of those other securities equals, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities). Other securities that will not violate the 10% asset test include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments on any obligation made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership to a REIT is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

We believe that our holdings of assets have complied, and will continue to comply, with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that any of our assets or our interests in other securities violate the REIT asset requirements.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of:

-	90% of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains); and

-	90% of the (after tax) net income, if any, from foreclosure property (as described below);

•	minus:

-	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such taxable year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is made pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains), we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long- term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders would then increase their adjusted basis in our stock by the difference between (i) the designated amounts included in their taxable income as long-term capital gains and (ii) the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of retained income on which we have paid corporate income tax. We intend to make adequate and timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

If our taxable income for a particular year is subsequently determined to have been understated, or if our deduction for dividends paid is subsequently determined to have been overstated, we may be able to rectify any resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held “primarily for sale to customers in the ordinary course of a trade or business”. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

We will be subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests and will not be subject to the 100% tax on income derived from prohibited transactions. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that we acquire as the result of having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on indebtedness that such property secured; and

•	for which we acquired the related lease or indebtedness at a time when default was not imminent or anticipated; and

•	for which we make a proper election to treat the property as a foreclosure property.

Foreclosure property also includes certain qualified health care property acquired by a REIT as the result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease). For purposes of this rule, a “qualified healthcare property” means any real property (or any personal property incident thereto) that is, or that is necessary or incidental to the use of, a health care facility (as defined above). Qualified healthcare property generally ceases to be foreclosure property at the end of the second taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department. Other foreclosure property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department.

Notwithstanding the timing rules set forth above, a grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (as applied without the explicit qualification of income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

on which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that we conduct, other than through certain independent contractors from whom the REIT itself does not derive or receive any income (disregarding any income derived with respect to a qualified health care facility, provided that such income is derived (i) pursuant to a lease in effect at the time we acquire the facility, (ii) through renewal of such a lease according to its terms or (iii) through a lease entered into on substantially similar terms).

We do not believe that our leasing of nursing homes increases the risk that we will fail to qualify as a REIT. There can be no assurance, however, that our income from foreclosure property will not be significant or that we will not be required to pay a significant amount of tax on that income.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our operators by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure to Qualify

Specified cure provisions are available to us in the event we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would such distributions be required to be made. In this situation, any distributions to non-corporate stockholders will, to the extent of our current and accumulated earnings and profits, generally be taxable at capital gains rates and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the taxable year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Our Operating Partnership

General

We hold and will continue to hold substantially all of our real estate assets through a single “operating partnership” that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for U.S. federal income tax purposes is a “pass-through” entity that is not subject to U.S. federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, we would include in our income our proportionate share of these income items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we would include our proportionate share of the assets held by our operating partnership. Consequently, to the extent that we hold an equity interest in our operating partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in our operating partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat our operating partnership as an association or publicly traded partnership taxable as a corporation, as opposed to a partnership, for U.S. federal income tax purposes, the operating partnership would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Aviv REIT—Income Tests” and “Taxation of REITs in General—Asset Tests,” which in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Aviv REIT —Income Tests,” “Taxation of REITs in General—Asset Tests” and “Taxation of REITs in General—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. Furthermore, partners in the operating partnership would be treated as stockholders, rather than as partners, and any distributions to such persons would consequently be treated as ordinary dividends. Finally, any change in the status of our operating partnership for U.S. federal income tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect other economic or legal arrangements among the partners. These rules may apply to a contribution of property by us to our operating partnership. To the extent that the operating partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules will apply to the contribution by us to our operating partnership of the cash proceeds received in offerings of our stock. As a result, partners, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Sale of Properties

Our share of any gain realized by our operating partnership or any other pass-through subsidiary on the sale of any property held as inventory or “primarily for sale to customers in the ordinary course of business” will be treated as income from a prohibited transaction that is subject to a 100% excise tax. See “Taxation of Aviv REIT—Asset Tests,” “Taxation of Aviv REIT—Taxation of REITs in General” and “Taxation of Aviv REIT—Prohibited Transactions.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all of the facts and circumstances of the particular transaction. Our operating partnership and our other pass-through subsidiaries generally intend to hold their interests in properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, financing and leasing the properties, and to make occasional sales of the properties, including peripheral land, as are consistent with our investment objectives.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

General. The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders. A “U.S. stockholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or an entity treated as a corporation) for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions. Provided that we qualify as a REIT, distributions made to our U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Any distribution of deficiency dividends will be treated as having been made out of our current accumulated earnings and profits, whether or not it would otherwise so qualify. With limited exceptions, ordinary dividends received from REITs are not eligible for taxation at the preferential income tax rates (20% maximum U.S. federal income tax rate) applicable to qualified dividend income. Non-corporate stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in a prior taxable year in which the REIT was subject to corporate level income tax (less the amount of tax), (2) dividends received by the REIT from TRSs or other taxable C corporations, or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from us that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat stockholders of a REIT as having received, for U.S. federal income tax purposes, undistributed capital gains of the REIT as well as a corresponding credit and basis adjustment for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20%

in the case of non-corporate U.S. stockholders, and 35% in the case of corporate U.S. stockholders. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock and then to common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends, such capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits in the manner described above.

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. Therefore, any gain (or loss) recognized by such stockholder on the subsequent disposition of such shares will be increased (or decreased) accordingly. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will generally be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Our Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between (i) the sum of the fair market value of any property received and the amount of cash received in such disposition, and (ii) the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s transaction cost, increased by the excess of any retained net capital gains deemed distributed to the stockholder (as discussed above), reduced by the amount of any returns of capital and taxes paid on any such retained net capital gains. In general, capital gains recognized by individual stockholders upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than 12 months, and will be taxed at ordinary income rates if the stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder (but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our stock by a stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent sale or other disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties are imposed by the Code for failure to comply with these requirements.

You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Tax on Net Investment Income. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for a taxable year or (ii) the excess of the U.S. person’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business, and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Taxation of Taxable Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to taxable non-U.S. stockholders. A “non-U.S. stockholder” is any holder of our common stock other than a U.S. stockholder.

The following discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation. This discussion does not address non-U.S. stockholders who hold our stock through a partnership or other pass-through entity. Non-U.S. stockholders are urged to consult their tax advisors regarding the federal, state, local and non-U.S. tax consequences of owning our stock.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. withholding tax at the rate of 30%, subject to reduction or elimination by an applicable income tax treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, (1) the non-U.S. stockholder generally will be subject to U.S. tax with respect to such dividends at graduated rates in the same manner as U.S. stockholders, (2) such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder, and (3) the income may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the case of a non-U.S. stockholder that is a corporation.

If our stock does not constitute a USRPI, as described below under “—Dispositions of Our Stock,” the portion of dividends received by non-U.S. stockholders in excess of our earnings and profits will generally not be subject to U.S. income tax. However, if it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to U.S. withholding tax at the rate of 30%, subject to reduction or elimination by an applicable income tax treaty. In such event, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld on any portion of a distribution that was subsequently determined to be, in fact, in excess of our earnings and profits.

If our stock constitutes a USRPI, distributions by us to a non-U.S. stockholder in excess of the sum of the stockholder’s (i) share of our earnings and profits and (ii) basis in our stock will be treated as gain from the sale or exchange of such stock and will be taxed at the rate, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (for example, an individual or a corporation, as the case may be). The collection of this tax will be enforced by a creditable withholding tax imposed at a rate of 10% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent that it is attributable to gains from dispositions of USRPIs held by us directly, by lower-tier REITs, or through pass-through subsidiaries (“USRPI capital gains”), will, except as discussed below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax on the amount of a distribution at a rate currently equal to 35% to the extent the distribution is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying USRPI asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see “—Taxation of Taxable Non-U.S. Stockholders—Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. We expect that our stock will be treated as regularly traded on an established securities market following this offering.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will be a USRPHC. Our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. We believe that we are currently a domestically controlled qualified investment entity and, therefore, the sale of our stock by a non-U.S. stockholder should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will continue to be a domestically controlled qualified investment entity.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale or other disposition of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) the selling non-U.S. stockholder held 5% or less of our outstanding stock of that class at all times during a specified testing period. As noted above, we believe that our stock will be treated as regularly traded on an established securities market following this offering.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S.. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain, subject to reduction or elimination by an applicable income tax treaty.

HIRE Act. Legislation enacted in 2010 will generally impose a 30% withholding tax on U.S. source payments, such as dividends on our shares, and the gross proceeds from the disposition of such shares paid to (1) a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are non-U.S. entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-financial foreign entities unless such an entity either provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements (although, under regulations described below, the non-financial foreign entity may be exempt from such withholding even if it does not provide such certification or comply with such other requirements). An intergovernmental agreement between the United States and an applicable non-U.S. country may modify such requirements. The IRS and the U.S. Treasury Department have released regulations that provide for the phased implementation of the tax, pursuant to which the tax will apply to dividends paid with respect to our stock after December 31, 2013, and proceeds from the sale, exchange or other taxable disposition of shares of our stock occurring after December 31, 2016. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our shares.

Estate Tax. Aviv REIT stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. Distributions from us and income from the sale of our stock should not give rise to UBTI to a tax-exempt stockholder, provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business.

Tax-exempt stockholders that are social clubs, voluntary employees’ beneficiary associations, supplemental unemployment compensation benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or our becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and non-U.S. tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could materially adversely affect an investment in our stock.

State, Local and Non-U.S. Taxes

We and our subsidiaries and stockholders may be subject to state, local or non U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders. We report to our U.S. stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability, provided that the required information is timely filed with the IRS.

We will be required to furnish annually to the IRS and to holders of our common shares information relating to the amount of dividends paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Stockholders. The proceeds of a disposition of our stock by a non-U.S. stockholder to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a non-U.S. person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a non-U.S. partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a non-U.S. partnership that is engaged in the conduct of a U.S. trade or business, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or non-U.S. broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. stockholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as IRS Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Number of Shares
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc
RBS Securities Inc.
CSCA Capital Advisors, LLC

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:

Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been approved for listing on the New York Stock Exchange under the trading symbol “AVIV.”

We, each of our directors and executive officers, Lindsay Goldberg, the Karkomi Estate and certain of our other existing security holders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., on behalf of the underwriters, we and they will not, during the period ending 365 days (180 days with respect to Aviv and members of the Karkomi Estate) after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we, our directors and officers, the Karkomi Estate and Lindsay Goldberg agree that, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., on behalf of the underwriters, none of us, our directors and officers, the Karkomi Estate and Lindsay Goldberg will, during the applicable restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters; or

•

the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•

with respect to our directors and officers, the Karkomi Estate and Lindsay Goldberg, the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the applicable restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the applicable restricted period; or

•

with respect to Lindsay Goldberg, any distribution, exchange or transfer of shares of common stock beneficially owned by LG Aviv, L.P. to any direct or indirect general or limited partner of LG Aviv, L.P., provided that (i) the transferee of such shares of common stock will be required to execute a lock-up agreement and (ii) no public announcement or filing under the Exchange Act is required or voluntarily made in connection with such distribution, exchange or transfer; or

•

with respect to the Karkomi Estate, (1) any transfer or assignment of shares of common stock to affiliates of the Karkomi Estate, (2) any transfer or assignment to Ari Ryan, Shifra Karkomi or Susie Karkomi, any trust for the direct or indirect benefit of Ari Ryan, Shifra Karkomi, Susie Karkomi or any of them or the “immediate family” of any of them or (3) any transfer by operation of law, provided that with respect to any transfers pursuant to clauses (1) and (2) above (i) any such transfer shall not involve a disposition for value (annuity payments to a GRAT annuitant beneficiary are not transfers for value), (ii) no public announcement or filing under the Exchange Act is required or voluntarily made in connection with such transfer or assignment (clause (ii) will not apply to annuity payments to a GRAT annuitant beneficiary or remainder interests of a remainder beneficiary of a GRAT) and (iii) the transferee of such shares of Common Stock will be required to execute a lock-up agreement.

Certain annuity payments to be made by several trusts that currently hold OP Units to or for the benefit of Shifra Karkomi, Susan Karkomi and Ari Ryan will require a transfer of OP Units during the 180-day lock-up period applicable to the Karkomi Estate. It is expected that the first payment will be made within 60 days of the date of this prospectus and the second payment will be made by July 14, 2013. Because OP Units are convertible into shares of common stock at our option, these transfers of OP Units are expected to require a filing with the SEC with respect to a change in beneficial ownership of shares of common stock represented by such OP Units. The lock-up agreements with the Karkomi Estate allow for these transfers to be made. Although there will be a change in beneficial ownership of these shares of common stock, beneficial ownership is expected to transfer to Shifra Karkomi Susan Karkomi and Ari Ryan, and who, as beneficiaries of the Karkomi Estate, have themselves signed lock-up agreements with the underwriters in connection with this offering.

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., on behalf of the underwriters, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Certain holders of OP Units, representing             % of the OP Units outstanding immediately prior to this offering, will not be required to enter into the lock-up agreements described above. The underwriting agreement prohibits us from exchanging shares of common stock for the OP Units of any such holder during the 180-day lock-up period unless the applicable holder enters into a lock-up agreement. However, because such holders have not signed lock-up agreements in advance, subject to the terms of the partnership agreement governing our operating partnership, such holders of OP Units may, prior to any such exchange, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any OP Units or any securities convertible into or exercisable or exchangeable for OP Units or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the OP Units.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters or their affiliates are arrangers, lenders and/or agents under our various credit facilities. In addition, certain affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates and RBC Capital Markets, LLC served as joint book-running managers, Citigroup Global Markets Inc. served as senior co-manager and CSCA Capital Advisors, LLC served as co-manager for the placement of our 7 3/4% Senior Notes. Certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated also served as lead arranger, sole book manager and letter of credit issuer for the $25 million senior secured revolving credit facility entered into in February 2011. We anticipate that certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as administration agent, joint lead arranger and sole bookrunner, an affiliate of RBC Capital Markets, LLC and SunTrust Bank will act as a joint lead arranger, and affiliates of Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and RBS Securities Inc. will act as co-documentation agents, and each will be a lender, under our New Revolver and New Term Loan.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to

Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the common stock and certain other matters of Maryland law will be passed upon for us by Venable LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York. In addition, the summary of legal matters contained in the section of this prospectus under “Material U.S. Federal Income Tax Considerations” is based on the opinion of Sidley Austin LLP.

EXPERTS

The consolidated financial statements and schedules of Aviv REIT, Inc. and Subsidiaries and of Aviv Healthcare Properties Limited Partnership and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and, accordingly, file annual, quarterly and periodic reports and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. Our SEC filings, including our registration statement, are also available to you free of charge on the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, in the manner described above.

We maintain a website on the Internet with the address of www.avivreit.com. We are not incorporating by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or have been omitted because sufficient information has been included in the notes to the Consolidated Financial Statements.

AVIV REIT, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and the Stockholders

Aviv REIT, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Aviv REIT, Inc. and Subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules listed in the accompanying index to the financial statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviv REIT, Inc. and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                     /s/ Ernst & Young LLP

Chicago, Illinois

February 26, 2013

AVIV REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2012	2011
Assets
Real estate investments
Land	$119,224,819	$102,925,122
Buildings and improvements	968,074,506	777,249,381
Construction in progress	4,483,684	28,293,083
Assets under direct financing leases	11,049,120	10,916,181

	1,102,832,129	919,383,767
Less accumulated depreciation	(119,371,113)	(96,796,028)

Net real estate investments	983,461,016	822,587,739
Cash and cash equivalents	17,876,319	40,862,023
Straight-line rent receivable, net	36,101,861	29,926,203
Tenant receivables, net	3,483,534	6,007,800
Deferred finance costs, net	14,651,265	13,142,330
Secured loan receivables, net	32,638,780	33,031,117
Other assets	11,315,865	5,864,045

Total assets	$1,099,528,640	$951,421,257

Liabilities and equity
Senior notes payable and other debt	$705,153,415	$600,473,578
Accounts payable and accrued expenses	24,207,814	18,124,167
Tenant security and escrow deposits	18,278,172	15,739,917
Other liabilities	31,386,742	34,824,629
Deferred contribution	—	35,000,000

Total liabilities	779,026,143	704,162,291
Equity:
Stockholders’ equity
Common stock (par value $0.01; 358,685 and 262,239 shares outstanding, respectively)	3,586	2,622
Additional paid-in-capital	375,242,869	264,960,352
Accumulated deficit	(46,526,886)	(21,382,823)
Accumulated other comprehensive loss	(2,151,670)	(1,867,759)

Total stockholders’ equity	326,567,899	241,712,392
Noncontrolling interests	(6,065,402)	5,546,574

Total equity	320,502,497	247,258,966

Total liabilities and equity	$1,099,528,640	$951,421,257

See accompanying notes to consolidated financial statements.

AVIV REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31
	2012	2011	2010
Revenues
Rental income	$117,409,622	$91,011,558	$84,097,016
Interest on secured loans and financing lease	4,633,476	5,193,144	5,171,971
Interest and other income	1,128,958	843,794	133,286

Total revenues	123,172,056	97,048,496	89,402,273
Expenses
Interest expense	50,982,727	38,666,855	23,729,753
Depreciation and amortization	26,891,811	20,271,762	17,246,373
General and administrative	16,506,013	11,422,407	9,822,647
Transaction costs	6,707,803	5,493,099	1,578,225
Loss on impairment of assets	11,116,862	5,232,805	96,000
Reserve for uncollectible secured loan receivables	6,531,506	1,512,305	750,000
Change in fair value of derivatives	—	—	(2,931,309)
Gain on sale of assets, net	—	(1,170,991)	(511,552)
Loss on extinguishment of debt	28,244	3,806,513	2,295,562
Other expenses	400,353	266,902	—

Total expenses	119,165,319	85,501,657	52,075,699

Income from continuing operations	4,006,737	11,546,839	37,326,574
Discontinued operations	4,586,692	(233,715)	656,146

Net income	8,593,429	11,313,124	37,982,720
Distributions and accretion on Class E Preferred Units	—	—	(17,371,893)
Net income allocable to common units of Partnership/noncontrolling interests	(3,455,081)	(5,107,353)	(16,779,731)

Net income allocable to stockholders	$5,138,348	$6,205,771	$3,831,096

Net income	$8,593,429	$11,313,124	$37,982,720
Unrealized (loss) gain on derivative instruments	(475,990)	(7,391,774)	4,094,432

Total comprehensive income	$8,117,439	$3,921,350	$42,077,152

Net income allocable to stockholders	$5,138,348	$6,205,771	$3,831,096
Unrealized (loss) gain on derivative instruments, net of noncontrolling interest portion of $192,079, $3,335,860 and $1,906,277, respectively	(283,911)	(4,055,914)	2,188,155

Total comprehensive income allocable to stockholders	$4,854,437	$2,149,857	$6,019,251

Earnings per common share:
Basic:
Income from continuing operations allocable to stockholders	$7.22	$26.38	$15.33
Discontinued operations, net of noncontrolling interests	8.27	(0.53)	1.62

Net income allocable to stockholders	$15.49	$25.85	$16.95

Diluted:
Income from continuing operations allocable to stockholders	$7.17	$26.12	$15.17
Discontinued operations, net of noncontrolling interests	8.21	(0.53)	1.60

Net income allocable to stockholders	$15.38	$25.59	$16.77

Weighted average shares used in computing earnings per common share:
Basic	331,606	240,103	226,001
Diluted	334,017	242,518	228,382

See accompanying notes to consolidated financial statements.

AVIV REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2012, 2011 and 2010

	Stockholders’ Equity
	Common Stock				Accumulated
	Shares	Amount	Additional Paid-In- Capital	Accumulated Deficit	Other Comprehensive income (loss)	Total Stockholders’ Equity	Partners’ Equity	Noncontrolling Interests	Total Equity
Balance at January 1, 2010	—	$—	$—	$—	$—	$—	$73,385,093	$1,177,015	$74,562,108
Net income	—	—	—	—	—	—	30,583,743	230,305	30,814,048
Non-cash unit-based compensation	—	—	—	—	—	—	304,500	—	304,500
Distributions to partners and accretion on Class E	—	—	—	—	—	—	(68,635,411)	—	(68,635,411)
Preferred Units and other
Capital contributions	—	—	—	—	—	—	—	268,902	268,902
Redemption of warrants	—	—	—	—	—	—	(17,001,453)	—	(17,001,453)
Reclassification of equity at Merger date	—	—	—	—	—	—	(18,636,472)	18,636,472	—

Subtotal at September 17, 2010 (Merger—See Note 1)	—	—	—	—	—	—	—	20,312,694	20,312,694
Non-cash stock (unit)-based compensation	—	—	337,598	—	—	337,598	—	989,900	1,327,498
Distributions to partners	—	—	—	—	—	—	—	(5,251,962)	(5,251,962)
Capital contributions	227,041	2,270	234,977,172	—	—	234,979,442	—	94,548	235,073,990
Cost of raising capital	—	—	(11,475,771)	—	—	(11,475,771)	—	—	(11,475,771)
Unrealized gain on derivative instruments	—	—	—	—	2,188,155	2,188,155	—	1,906,277	4,094,432
Dividends to stockholders	—	—	—	(6,092,935)	—	(6,092,935)	—	—	(6,092,935)
Net income	—	—	—	3,831,096	—	3,831,096	—	3,337,576	7,168,672

Balance at December 31, 2010	227,041	2,270	223,838,999	(2,261,839)	2,188,155	223,767,585	—	21,389,033	245,156,618
Non-cash stock (unit)-based compensation	—	—	1,121,705	—	—	1,121,705	—	850,200	1,971,905
Distributions to partners	—	—	—	—	—	—	—	(18,883,909)	(18,883,909)
Capital contributions	35,198	352	39,999,648	—	—	40,000,000	—	419,757	40,419,757
Unrealized loss on derivative instruments	—	—	—	—	(4,055,914)	(4,055,914)	—	(3,335,860)	(7,391,774)
Dividends to stockholders	—	—	—	(25,326,755)	—	(25,326,755)	—	—	(25,326,755)
Net income	—	—	—	6,205,771	—	6,205,771	—	5,107,353	11,313,124

Balance at December 31, 2011	262,239	2,622	264,960,352	(21,382,823)	(1,867,759)	241,712,392	—	5,546,574	247,258,966
Non-cash stock-based compensation	—	—	1,283,481	—	—	1,283,481	—	406,000	1,689,481
Distributions to partners	—	—	—	—	—	—	—	(15,637,752)	(15,637,752)
Capital contributions	96,446	964	108,999,036	—	—	109,000,000	—	356,774	109,356,774
Unrealized loss on derivative instruments	—	—	—	—	(283,911)	(283,911)	—	(192,079)	(475,990)
Dividends to stockholders	—	—	—	(30,282,411)	—	(30,282,411)	—	—	(30,282,411)
Net income	—	—	—	5,138,348	—	5,138,348	—	3,455,081	8,593,429

Balance at December 31, 2012	358,685	$3,586	$375,242,869	$(46,526,886)	$(2,151,670)	$326,567,899	$—	$(6,065,402)	$320,502,497

See accompanying notes to consolidated financial statements.

AVIV REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2012	2011	2010
Operating activities
Net income	$8,593,429	$11,313,124	$37,982,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,935,303	20,847,084	17,853,799
Amortization of deferred financing costs	3,544,515	2,664,934	1,008,059
Accretion of debt premium	(414,488)	(197,873)	—
Change in fair value of derivatives	—	—	(2,931,309)
Straight-line rental (income) loss, net	(7,656,484)	466,595	(3,056,430)
Rental income from intangible amortization, net	(1,486,167)	(1,365,836)	(3,681,109)
Non-cash stock-based compensation	1,689,481	1,971,905	1,631,998
Gain on sale of assets, net	(4,425,246)	(1,170,991)	(511,552)
Non-cash loss on extinguishment of debt	41,507	3,806,513	1,437,233
Loss on impairment of assets	11,116,862	6,091,721	96,000
Reserve for uncollectible loan receivables	6,531,506	1,426,149	750,000
Accretion of earn-out provision for previously acquired real estate investments	400,353	266,902	—
Changes in assets and liabilities:
Due from related parties	—	—	15,816
Tenant receivables	(771,454)	(6,103,511)	(317,123)
Other assets	(5,873,305)	2,596,091	177,666
Accounts payable and accrued expenses	5,020,583	6,146,173	3,357,961
Tenant security deposits and other liabilities	1,229,745	3,329,333	866,527

Net cash provided by operating activities	44,476,140	52,088,313	54,680,256
Investing activities
Purchase of real estate investments	(172,865,598)	(181,214,201)	(54,884,043)
Proceeds from sales of real estate investments	31,932,981	1,510,000	4,085,825
Payment of earn-out provision for previously acquired real estate investments	—	—	(9,600,731)
Capital improvements	(13,557,595)	(9,363,787)	(5,650,797)
Development projects	(27,975,621)	(21,406,147)	(2,232,333)
Secured loan receivables received from others	14,632,195	14,337,711	9,286,270
Secured loan receivables funded to others	(16,856,546)	(10,919,787)	(16,120,838)

Net cash used in investing activities	(184,690,184)	(207,056,211)	(75,116,647)

See accompanying notes to consolidated financial statements.

AVIV REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended December 31
	2012	2011	2010
Financing activities
Borrowings of debt	$267,761,094	$404,928,032	$442,789,570
Repayment of debt	(174,126,563)	(244,832,497)	(482,522,690)
Payment of financing costs	(5,143,395)	(9,607,704)	(10,567,931)
Payment for swap termination	—	—	(3,380,160)
Capital contributions	109,000,000	40,419,757	235,342,892
Deferred contribution	(35,000,000)	35,000,000	—
Cost of raising capital	—	—	(11,475,771)
Redemption of Class E Preferred Units and warrants	—	—	(92,001,451)
Redemption of Class F Units	—	—	(23,602,649)
Cash distributions to partners	(16,484,404)	(19,484,658)	(36,658,452)
Cash dividends to stockholders	(28,778,392)	(23,622,483)	—

Net cash provided by financing activities	117,228,340	182,800,447	17,923,358

Net (decrease) increase in cash and cash equivalents	(22,985,704)	27,832,549	(2,513,033)
Cash and cash equivalents:
Beginning of year	40,862,023	13,029,474	15,542,507

End of year	$17,876,319	$40,862,023	$13,029,474

Supplemental cash flow information
Cash paid for interest	$46,710,692	$29,025,490	$20,983,000
Supplemental disclosure of noncash activity
Accrued dividends payable to stockholders	$9,887,855	$8,383,836	$6,092,935
Accrued distributions payable to partners	$3,799,439	$4,646,091	$5,246,840
Write-off of straight-line rent receivable, net	$1,552,481	$7,093,438	$3,367,164
Write-off of in-place lease intangibles, net	$19,446	$35,536	$1,392,034
Write-off of deferred financing costs, net	$41,507	$3,806,513	$1,235,969
Write-off of debt discount	$—	$—	$202,307
Assumed debt	$11,459,794	$—	$—

See accompanying notes to consolidated financial statements.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Operations and Formation

Aviv REIT, Inc., a Maryland corporation, and Subsidiaries (the REIT) is the sole general partner of Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, and Subsidiaries (the Partnership). The Partnership is a majority owned subsidiary that owns all of the real estate properties. In these footnotes, the Company refers generically to Aviv REIT, Inc., the Partnership, and their subsidiaries. The Partnership was formed in 2005 and directly or indirectly owned or leased 258 properties, principally skilled nursing facilities, across the United States at December 31, 2012. The Company generates the majority of its revenues by entering into long-term triple-net leases with qualified local, regional, and national operators. In addition to the base rent, leases provide for operators to pay the Company an ongoing escrow for real estate taxes. Furthermore, all operating and maintenance costs of the buildings are the responsibility of the operators. Substantially all depreciation expense reflected in the consolidated statements of operations and comprehensive income relates to the ownership of real estate properties. The Company manages its business as a single business segment as defined in Accounting Standards Codification (ASC) 280, Segment Reporting.

The Partnership is the general partner of Aviv Healthcare Properties Operating Partnership I, L.P. (the Operating Partnership), a Delaware limited partnership, and Aviv Healthcare Capital Corporation, a Delaware company. The Operating Partnership has five wholly owned subsidiaries: Aviv Financing I, LLC (Aviv Financing I), a Delaware limited liability company; Aviv Financing II, LLC (Aviv Financing II), a Delaware limited liability company; Aviv Financing III, LLC (Aviv Financing III), a Delaware limited liability company; Aviv Financing IV, LLC (Aviv Financing IV), a Delaware limited liability company; and Aviv Financing V, LLC (Aviv Financing V), a Delaware limited liability company.

On September 17, 2010, the predecessor to the Partnership entered into an agreement (the Merger Agreement), by and among the REIT, Aviv Healthcare Merger Sub LP, a Delaware limited partnership of which the REIT is the general partner (Merger Sub), Aviv Healthcare Merger Sub Partner LLC, a Delaware limited liability company and a wholly owned subsidiary of the REIT, and the predecessor to the Partnership. Pursuant to the Merger Agreement, the predecessor to the Partnership merged (the Merger) with and into Merger Sub, with Merger Sub continuing as the surviving entity with the identical name (the Surviving Partnership). Following the Merger, the REIT remains as the sole general partner of the Surviving Partnership and the Surviving Partnership, as the successor to the predecessor to the Partnership, became the general partner of the Operating Partnership.

All of the business, assets and operations will continue to be held by the Operating Partnership and its subsidiaries. The REIT’s equity interest in the Surviving Partnership will be linked to future investments in the REIT, such that future equity issuances by the REIT (pursuant to the Stockholders Agreement, the REIT’s management incentive plan or otherwise as agreed between the parties) will result in a corresponding increase in the REIT’s equity interest in the Surviving Partnership. The REIT is authorized to issue 2 million shares of common stock (par value $0.01) and 1,000 shares of preferred stock (par value $1,000). As a result of the common control of the REIT (which was newly formed) and the predecessor to the Partnership, the Merger, for accounting purposes, did not result in any adjustment to the historical carrying value of the assets or liabilities of the Partnership. The REIT was funded in September 2010 with approximately $235 million from its stockholders. The REIT contributed the net proceeds of its capital raise to the Partnership in exchange for Class G Units in the Partnership. Periods prior to September 17, 2010 represent the results of operations and financial condition of the Partnership, as predecessor to the Company. On January 4, 2011, an additional 8,857 shares of common stock were issued by the REIT in connection with a $10 million equity contribution by the REIT’s stockholders. An additional 26,341 shares of common stock were issued by the REIT on October 28, 2011 concurrent with a $30 million equity contribution by the REIT’s stockholders. An additional 30,730 shares of common stock were issued by the REIT on January 23, 2012 in connection with a $35 million equity contribution by the REIT’s stockholders on December 27, 2011. The contribution received prior to year end and the issuance

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

of the shares is recognized as a liability as of December 31, 2011 as the shares of common stock were not issued in the three months ended March 31, 2012. An additional 35,519 shares of common stock were issued by the REIT on March 28, 2012 concurrent with the $40 million equity contribution by the REIT’s stockholders. On July 24, 2012, an additional 30,197 shares of common stock were issued by the REIT concurrent with the $34 million equity contribution by the REIT’s stockholders. At December 31, 2012, there were 358,685 shares of common stock and 125 shares of preferred stock outstanding. Dividends on each outstanding share of preferred stock accrue on a daily basis at the rate of 12.5% per annum of the sum of $1,000 plus all accumulated and unpaid dividends thereon which are in arrears. The REIT makes annual distributions on the preferred shares in the aggregate amount of $15,625 per year. With respect to the payment of dividends or other distributions and the distribution of the REIT’s assets upon dissolution, liquidation, or winding up, the preferred stock will be senior to all other classes and series of stock of the REIT. The preferred stock has not been shown separately in the consolidated balance sheets, is immaterial, and included in additional paid-in-capital.

The operating results of the Partnership are allocated based upon the respective economic interests therein. As of December 31, 2012 and 2011, the REIT owned 64.46% and 57.0% of the Partnership, respectively. The REIT’s weighted-average ownership of the Partnership for the years ended December 31, 2012 and 2011 were 62.51% and 54.9%, respectively.

2. Summary of Significant Accounting Policies

Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the REIT, the Partnership, the Operating Partnership, and all controlled subsidiaries. The Company considers itself to control an entity if it is the majority owner of and has voting control over such entity or the power to control a variable interest entity. The portion of the net income or loss attributed to third parties is reported as net income allocable to noncontrolling interests on the consolidated statements of operations and comprehensive income, and such parties’ portion of the net equity in such subsidiaries is reported on the consolidated balance sheets as noncontrolling interests. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less. The Company maintains cash and cash equivalents in United States banking institutions that exceed amounts insured by the Federal Deposit Insurance Corporation. The Company believes the risk of loss from exceeding this insured level is minimal.

Real Estate Investments

The Company periodically assesses the carrying value of real estate investments and related intangible assets in accordance with ASC 360, Property, Plant, and Equipment (ASC 360), to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In the event impairment in value occurs and a portion of the carrying amount of the real estate investments will not be recovered in part or in whole, a provision will be recorded to reduce the carrying basis of the real estate investments and related intangibles to their estimated fair value. The estimated fair value of the Company’s rental properties is determined by using customary industry standard methods that include discounted cash flow and/or direct capitalization analysis (Level 3) or estimated cash proceeds received upon the anticipated disposition of the asset from market comparables (Level 2). As part of the impairment evaluation during 2012, the buildings in the following locations were impaired to reflect the estimated fair values (Level 2).

Youngtown, AZ	$1,634,701
Fall River, MA	141,204
Cincinnati, OH	90,000
West Chester, OH	3,414,228
Zion, IL	1,000,000
Bremerton, WA	150,169
Columbus, TX	1,421,941
Benton Harbor, MI	491,113
Omaha, NE	742,383
Searcy, AR	1,897,763
Cathlamet, WA	93,098
Methuen, MA	40,262

$11,116,862

As part of the impairment evaluation during 2011, three buildings were impaired for approximately $6.1 million to reflect the difference between the book value and the fair value (Level 2) including $0.9 million included in discontinued operations. As part of the impairment evaluation during 2010, a building in Hometown, Texas was impaired for $96,000 to reflect the difference between the book value and fair value (Level 2). The property was sold on December 31, 2010, with an immaterial gain subsequent to the impairment of $96,000 previously taken.

Buildings and building improvements are recorded at cost and have been assigned useful lives up to 40-year lives and are depreciated on the straight-line method. Personal property, furniture, and equipment have been assigned the shorter of the estimated useful lives up to 10 years and are depreciated on the straight-line method.

The Company may advance monies to its lessees for the purchase, generally, of furniture, fixtures, or equipment or other purposes. Required minimum lease payments due from the lessee increase to provide for the repayment of such amounts over a stated term. These advances in the instance where the depreciable life of the newly purchased asset is less than the remaining lease term are reflected as secured loan receivables on the consolidated balance sheets, and the incremental lease payments are bifurcated between principal and interest over the stated term. In the instance where the depreciable life of the newly purchased assets is longer than the remaining lease term, the purchase is recorded as property when such assets are deemed to be owned by the Company. In other instances, explicit secured loans are made to lessees for working capital and other funding needs and provide for monthly principal and interest payments generally ranging from 5 to 10 years.

Purchase Accounting

The Company allocates the purchase price of facilities between net tangible and identified intangible assets acquired and liabilities assumed as a result of the Company purchasing the business and subsequently leasing the business to unrelated third party operators. The Company makes estimates of the fair value of the tangible and intangible assets and acquired liabilities using information obtained from multiple sources as a result of preacquisition due diligence, marketing, leasing activities of the Company’s operator base, industry surveys of critical valuation metrics such as capitalization rates, discount rates and leasing rates and appraisals obtained as a

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

requirement of the Term Loan (Level 3). The Company allocates the purchase price of facilities to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of ASC 805, Business Combinations (ASC 805). The determination of fair value involves the use of significant judgment and estimation.

The Company determines fair values as follows:

•	Real estate investments are valued using discounted cash flow projections that assume certain future revenue and costs and consider capitalization and discount rates using current market conditions.

•	The Company allocates the purchase price of facilities to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values.

•	Other assets acquired and other liabilities assumed are valued at stated amounts, which approximate fair value.

•	Assumed debt balances are valued at fair value, with the computed discount/premium amortized over the remaining term of the obligation.

The Company determines the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within the Company’s portfolio, or third party appraisals. The fair value of in-place leases, if any, reflects: (i) above and below-market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset or liability of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods if applicable; (ii) the estimated value of the cost to obtain operators, including operator allowances, operator improvements, and leasing commissions, which is amortized over the remaining life of the associated lease; and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. The Company also estimates the value of operator or other customer relationships acquired by considering the nature and extent of existing business relationships with the operator, growth prospects for developing new business with such operator, such operator’s credit quality, expectations of lease renewals with such operator, and the potential for significant, additional future leasing arrangements with such operator. The Company amortizes such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases. The amortization is included in the consolidated statements of operations and comprehensive income in rental income. Generally, the Company’s purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

Prior to the Merger on September 17, 2010, Aviv Asset Management, L.L.C. (AAM) was a nonconsolidated management company to the Partnership based on the application of appropriate accounting guidance (as discussed in Footnote 12). Upon the Merger, AAM became a consolidated entity of the Company and is presented as such for all periods included herein with all periods shown at historical cost (carryover basis with no adjustments to fair value). This treatment is in accordance with ASC 805 due to the fact that AAM was under common control prior and subsequent to the Merger.

Revenue Recognition

Rental income is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured. Differences between rental income earned and amounts due under the lease are charged or credited, as applicable, to straight-line rent receivable, net. Income recognized from this policy is titled straight-line rental income. Additional rents from expense reimbursements for insurance, real estate taxes, and certain other expenses are recognized in the period in which the related expenses are incurred and the net impact is reflected in rental income on the consolidated statements of operations and comprehensive income.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Below is a summary of the components of rental income for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
Cash rental income	$108,266,971	$89,735,803	$77,339,853
Straight-line rental income (loss)	7,656,484	(90,081)	3,076,054
Rental income from intangible amortization	1,486,167	1,365,836	3,681,109

Total rental income	$117,409,622	$91,011,558	$84,097,016

During the years ended December 31, 2012 , 2011, and 2010 straight-line rental (loss) income includes a write-off (expense) of straight-line rent receivable, net of approximately $1.5 million, $7.1 million, and $3.4 million, respectively, due to the early termination of leases and replacement of operators.

Lease Accounting

The Company, as lessor, makes a determination with respect to each of its leases whether they should be accounted for as operating leases or direct financing leases. The classification criteria is based on estimates regarding the fair value of the leased facilities, minimum lease payments, effective cost of funds, the economic life of the facilities, the existence of a bargain purchase option, and certain other terms in the lease agreements. Payments received under operating leases are accounted for in the statements of operations and comprehensive income as rental income for actual rent collected plus or minus a straight-line adjustment for estimated minimum lease escalators. Assets subject to operating leases are reported as real estate investments in the consolidated balance sheets. For facilities leased as direct financing arrangements, an asset equal to the Company’s net initial investment is established on the balance sheet titled assets under direct financing leases. Payments received under the financing lease are bifurcated between interest income and principal amortization to achieve a consistent yield over the stated lease term using the interest method. Principal amortization (accretion) is reflected as an adjustment to the asset subject to a financing lease. Such accretion was approximately $0.1 million, $0.1 million, and $0.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

All of the Company’s leases contain fixed or formula-based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease.

Deferred Finance Costs

Deferred finance costs are being amortized using the straight-line method, which approximates the interest method, over the term of the respective underlying debt agreement.

Secured Loan Receivables

Secured loan receivables consist of capital improvement loans and secured loans to operators. Capital improvement loans represent the financing provided by the Company to the operator to acquire furniture, fixtures, and equipment while the operator is operating the facility. Secured loans to operators represent financing provided by the Company to operators for working capital needs. Secured loan receivables are carried at their principal amount outstanding. Management periodically evaluates outstanding secured loans and notes receivable for collectability on a loan-by-loan basis. When management identifies potential loan impairment indicators, such as nonpayment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator, or other circumstances that may impair full execution of the loan documents, and

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

management believes it is probable that all amounts will not be collected under the contractual terms of the loan, the loan is written down to the present value of the expected future cash flows. Loan impairment is monitored via a quantitative and qualitative analysis including credit quality indicators and it is reasonably possible that a change in estimate could occur in the near term. As of December 31, 2012 and 2011, respectively, secured loan receivable reserves amounted to approximately $0.3 million and $2.2 million, respectively. No other circumstances exist that would suggest that additional reserves are necessary at the balance sheet dates.

Stock-Based Compensation

The Company follows ASC 718, Stock Compensation (ASC 718), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations and comprehensive income based on their grant date fair values. On September 17, 2010, the Company adopted a 2010 Management Incentive Plan (the Plan) as part of the Merger transaction. A pro- rata allocation of non-cash stock-based compensation expense is made to the Company and noncontrolling interests for awards granted under the Plan. The Plan’s non-cash stock-based compensation expense by the Company through December 31, 2012 is summarized in Footnote 9.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures (ASC 820), establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets;

•

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s interest rate swaps are valued using models developed by the respective counterparty that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy.

Cash and cash equivalents and derivative financial instruments are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. Management estimates the fair value of its long-term debt using a discounted cash flow analysis based upon the Company’s current borrowing rate for debt with similar maturities and collateral securing the indebtedness. The Company had outstanding senior notes payable and other debt obligations with a carrying value of approximately $705.2 million and $600.5 million as of December 31, 2012 and 2011, respectively. The fair values of debt as of December 31, 2012 and 2011 were $720.8 million and $597.7 million, respectively, based upon interest rates available to the Company on similar borrowings (Level 3). Management estimates the fair value of its secured loan receivables using a discounted cash flow analysis based upon the Company’s current interest rates for secured loan receivables with similar maturities and collateral securing the indebtedness. The Company had outstanding secured loan receivables with a carrying value of approximately $32.6 million and $33.0 million as

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

of December 31, 2012 and 2011, respectively. The fair values of secured loan receivables as of December 31, 2012 and 2011 approximate their carrying value based upon interest rates available to the Company on similar borrowings.

Derivative Instruments

In the normal course of business, a variety of financial instrument are used to manage or hedge interest rate risk. The Company has implemented ASC 815, Derivatives and Hedging (ASC 815), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, ASC 815 requires that changes in a derivative’s fair value be recognized currently in earnings. Changes in the fair market values of the Company’s derivative instruments are recorded in the consolidated statements of operations and comprehensive income if the derivative does not qualify for or the Company does not elect to apply hedge accounting. If the derivative is deemed to be eligible for hedge accounting, such changes are reported in accumulated other comprehensive income within the consolidated statement of changes in equity, exclusive of ineffectiveness amounts, which are recognized as adjustments to net income. All of the changes in the fair market values of our derivative instruments are recorded in the consolidated statements of operations and comprehensive income for our interest rate swaps that were terminated in September 2010. In November 2010, we entered into two interest rate swaps and account for changes in fair value of such hedges through accumulated other comprehensive (loss) income in equity in our financial statements via hedge accounting. Derivative contracts are not entered into for trading or speculative purposes. Furthermore, the Company has a policy of only entering into contracts with major financial institutions based upon their credit rating and other factors. Under certain circumstances, the Company may be required to replace a counterparty in the event that the counterparty does not maintain a specified credit rating.

Income Taxes

For federal income tax purposes, the Company elected, with the filing of its initial Form 1120 REIT, U.S. Income Tax Return for U.S. Real Estate Investment Trusts, to be taxed as a Real Estate Investment Trust (REIT) effective at the time of the Merger. To qualify as a REIT, the Company must meet certain organizational, income, asset and distribution tests. The Company currently is in compliance with these requirements and intends to maintain REIT status. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not elect REIT status for four subsequent years. However, the Company may still be subject to federal excise tax. In addition, the Company may be subject to certain state and local income and franchise taxes. Historically, the Company and its predecessor have generally only incurred certain state and local income and franchise taxes, but these amounts were immaterial in each of the periods presented. Prior to the Merger, the Partnership was a limited partnership and the consolidated operating results were included in the income tax returns of the individual partners. No uncertain income tax positions exist as of December 31, 2012 and 2011, respectively. The real estate investments of the Company have an income tax basis of approximately $812,833,004 and $611,116,546 (unaudited) as of December 31, 2012 and 2011, respectively.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Dividends paid to common stockholders, for federal income tax purposes, are as follows:

	Year Ended December 31, 2012	Year Ended December 31, 2011
Per Share:
Ordinary income	$1.39	$56.46
Return of capital	74.44	14.28

Totals	$75.83	$70.74

Risks and Uncertainties

The Company is subject to certain risks and uncertainties affecting the healthcare industry as a result of healthcare legislation and continuing regulation by federal, state, and local governments. Additionally, the Company is subject to risks and uncertainties as a result of changes affecting operators of nursing home facilities due to the actions of governmental agencies and insurers to limit the growth in cost of healthcare services.

Discontinued Operations

In accordance with ASC 205-20, Presentation of Financial Statements-Discontinued Operations (ASC 205-20), the results of operations to the actual or planned disposition of rental properties are reflected in the consolidated statements of operations and comprehensive income as discontinued operations for all periods presented.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on the Company’s consolidated financial position or results of operations.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (ASU 2011-05). The guidance in ASU 2011-05 is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2011 and requires the components of net income and other comprehensive income and total comprehensive income for each period. The Company incorporated the provisions of this update to its consolidated financial statements effective January 1, 2012.

3. Rental Property Activity

The Company had the following rental property activity during the year ended December 31, 2012 as described below:

•	In January 2012, Aviv Financing II acquired a land parcel in Ohio from an unrelated third party for a purchase price of $275,000. The Company financed this purchase through cash.

•

In March 2012, Aviv Financing I acquired a property in Nevada from an unrelated third party for a purchase price of approximately $4,800,000. The Company financed this purchase through cash and borrowings of $3,339,000 under the Acquisition Credit Line (see Footnote 7).

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•

In March 2012, Aviv Financing I acquired a property in Ohio from an unrelated third party for a purchase price of approximately $2,500,000. The Company financed this purchase through cash and borrowings of $1,750,000 under the Acquisition Credit Line (see Footnote 7).

•

In March 2012, Aviv Financing I acquired seven properties in Iowa and one property in Nebraska from an unrelated third party for a purchase price of approximately $16,200,000. The Company financed this purchase through cash and borrowings of $10,360,000 under the Acquisition Credit Line (see Footnote 7).

•

In April 2012, Aviv Financing V acquired fifteen properties in Texas from an unrelated third party for a purchase price of $72,700,000. The Company financed the purchase through cash and borrowings of $37,500,000 under the 2016 Revolver (see Footnote 7).

•

In April 2012, Aviv Financing I acquired one property in Florida from an unrelated third party for a purchase price of $4,936,000. The Company financed the purchase through cash and borrowings of $3,455,200 under the Acquisition Credit Line (see Footnote 7).

•	In April 2012, Aviv Financing II sold two properties in Arkansas to an unrelated third party for a sales price of $10,180,000 and recognized a net gain of approximately $438,000.

•	In April 2012, Aviv Financing III sold a property in Arkansas to an unrelated third party for a sales price of $17,100,000 and recognized a net gain of approximately $4,306,300.

•	In April 2012, Aviv Financing II sold a property in Massachusetts to an unrelated third party for a sales price of $7,500,000, and recognized a net loss of approximately $319,000.

•

In May 2012, Aviv Financing V acquired one property in Wisconsin from an unrelated third party for a purchase price of $2,500,000. The Company financed the purchase through cash and borrowings of $1,750,000 under the 2016 Revolver (see Footnote 7).

•	In May 2012, Aviv Financing V acquired one vacant land parcel in Texas from an unrelated third party for a purchase price of $60,000. The Company financed the purchase through cash.

•

In June 2012, Aviv Financing III acquired a property in Connecticut from an unrelated third party for a purchase price of $16,000,000. The Company financed the purchase through the assumption of the seller’s loan of approximately $11,460,000 and cash.

•	In July 2012, Aviv Financing II acquired a property in Indiana from an unrelated third party for a purchase price of $8,400,000. The Company financed the purchase through cash.

•	In August 2012, Aviv Financing II acquired a property in Idaho from an unrelated third party for a purchase price of $6,000,000. The Company financed the purchase through cash.

•	In September 2012, Aviv Financing II acquired a property in California from an unrelated third party for a purchase price of approximately $1,162,000. The Company financed the purchase through cash.

•

In September 2012, Aviv Financing V acquired a property in Kentucky from an unrelated third party for a purchase price of approximately $9,925,000. The Company financed the purchase through borrowings under the 2016 Revolver (see Footnote 7).

•	In October 2012, Aviv Financing II acquired a property in Wisconsin from an unrelated third party for a purchase price of $7,600,000. The Company financed this purchase through cash.

•	In October 2012, Aviv Financing I sold a property in Washington to an unrelated third party for a sales price of $330,000 and recognized a net loss of approximately $18,300.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•	In October 2012, Aviv Financing II sold a portion of a vacant land parcel in Ohio to an unrelated third party for a sales price of $140,429 and recognized a net gain of approximately $1,350.

•	In November 2012, Aviv Financing II acquired a property in Texas from an unrelated third party for a purchase price of $5,000,000. The Company financed this purchase through cash.

•	In November 2012, Aviv Financing II acquired four properties in Florida from an unrelated third party for a purchase price of $14,100,000. The Company financed this purchase through cash.

•	In November 2012, Aviv Financing II sold a property in Idaho to an unrelated third party for a sales price of $750,000 and recognized a net gain of approximately $27,700.

•	In November 2012, Aviv Financing II sold a property in Texas to an unrelated third party for a sales price of $200,000 and recognized a net loss of approximately $2,000.

•	In December 2012, Aviv Financing I acquired a vacant land parcel in Texas from an unrelated third party for a purchase price of $92,561. The Company financed the purchase through cash.

•	In December 2012, Aviv Financing II acquired a property in California from an unrelated third party for a purchase price of $975,000. The Company financed the purchase through cash.

•	In December 2012, Aviv Financing II acquired a property in Ohio from an unrelated third party for a purchase price of approximately $7,600,000. The Company financed the purchase through cash.

•	In December 2012, Aviv Financing II acquired two properties in Oklahoma from an unrelated third party for a purchase price of approximately $3,500,000. The Company financed this purchase through cash.

The following table illustrates the effect on total revenues and net income as if we had consummated the acquisitions during the years ended 2012 and 2011 as of January 1, 2011 (unaudited):

	For the Year Ended December 31,
	2012	2011
Total revenues	$132,997,084	$117,864,250
Net income	16,491,617	22,599,439

For the year ended December 31, 2012, revenues attributable to the acquired assets was approximately $11.4 million, and net income attributable to the acquired assets was approximately $6.4 million, respectively, recognized in the consolidated statements of operations and comprehensive income.

Related to the above business combinations, the Company incurred approximately $1,795,000 of acquisition costs included in transaction costs on the consolidated statements of operations and comprehensive income. In accordance with ASC 805, the Company allocated the approximate net purchase price paid for these properties acquired in 2012 as follows using Level 2 and Level 3 inputs as a result of the Company purchasing the business and subsequently leasing the business to unrelated third party operators:

Land	$20,831,000
Buildings and improvements	148,307,000
Furniture, fixtures and equipment	15,188,000
Mortgages and other notes payable assumed	(11,460,000)

Borrowings and available cash	$172,866,000

For the business combinations in 2012, the Company’s purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following summarizes the Company’s construction in progress at:

	December 31, 2012	December 31, 2011
Beginning Balance, January 1, 2012 and 2011, respectively	$28,293,083	$2,580,110
Additions	25,334,504	25,712,973
Sold/withdrawn development projects	(8,038,072)	—
Placed in service	(41,105,831)	—

	$4,483,684	$28,293,083

During 2012 and 2011, the Company capitalized expenditures for improvements related to various development projects. In 2012, the Company placed into service three additions and two remodels to three properties located in Washington and two development properties located in Connecticut. In accordance with ASC 835 Capitalization of Interest (ASC 835), the Company capitalizes interest based on the average cash balance of construction in progress for the period using the weighted-average interest rate on all outstanding debt, which approximated 6.8% for the year ended December 31, 2012. The balance of capitalized interest within construction in progress at December 31, 2012 and 2011 was $71,514 and $682,273, respectively. The amount capitalized during the year ended December 31, 2012 and 2011, relative to interest incurred was $1,051,987 and $374,970, respectively.

The Company had the following rental property activity during the year ended December 31, 2011 as described below:

•

In January 2011, Aviv Financing I acquired a property in Kansas from an unrelated third party for a purchase price of $3,045,000. The Company financed this purchase through cash and borrowings of $2,131,000 under the Acquisition Credit Line (see Footnote 7).

•	In March 2011, Aviv Financing II acquired a property in Pennsylvania from an unrelated third party for a purchase price of approximately $2,200,000. The Company financed this purchase through cash.

•	In March 2011, Aviv Financing II acquired a property in Ohio from an unrelated third party for a purchase price of approximately $9,581,000. The Company financed this purchase through cash.

•

In March 2011, Aviv Financing II acquired a property in Florida from an unrelated third party for a purchase price of approximately $10,000,000. The Company financed this purchase through borrowings of $10,200,000 under the 2014 Revolver (see Footnote 7).

•	In April 2011, Aviv Financing II acquired three properties in Ohio from an unrelated third party for a purchase price of $9,250,000. The Company financed this purchase through cash.

•	In April 2011, Aviv Financing II acquired a property in Kansas from an unrelated third party for a purchase price of $1,300,000. The Company financed this purchase through cash.

•	In April 2011, Aviv Financing II acquired a property in Texas from an unrelated third party for a purchase price of $2,093,000. The Company financed this purchase through cash.

•	In April 2011, Aviv Financing II acquired three properties in Texas from an unrelated third party for a purchase price of $8,707,000. The Company financed this purchase through cash.

•	In May 2011, Aviv Financing II acquired three properties in Kansas from an unrelated third party for a purchase price of $2,273,000. The Company financed this purchase through cash.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•	In May 2011, Aviv Financing II acquired a property in Missouri from an unrelated third party for a purchase price of $5,470,000. The Company financed this purchase through cash.

•

In May 2011, Aviv Financing II acquired a property in Connecticut from an unrelated third party for a purchase price of $12,000,000. In addition, as part of this acquisition, the Company recognized an approximate $3,333,000 addition to the purchase price as per the guidance within ASC 805 as it relates to the earn-out provision defined at closing (Level 3). The Company financed this purchase through cash.

•

In August 2011, Aviv Financing II acquired a property in Pennsylvania from an unrelated third party for a purchase price of $6,100,000. The Company financed this purchase through borrowings under the 2014 Revolver (see Footnote 7).

•

In August 2011, Aviv Financing II acquired a property in Connecticut from an unrelated third party for a purchase price of $5,500,000. The Company financed this purchase through borrowings under the 2014 Revolver (see Footnote 7).

•

In September 2011, Aviv Financing I acquired a property in Ohio from an unrelated third party for a purchase price of $3,200,000. The Company financed this purchase through borrowings under the 2014 Revolver (see Footnote 7).

•

In November 2011, Aviv Financing I acquired a property in Oklahoma from an unrelated third party for a purchase price of $3,300,000. The Company financed this purchase through cash and borrowings of $1,940,000 under the Acquisition Credit Line (see Footnote 7).

•	In November 2011, Aviv Financing I sold three vacant land parcels in Massachusetts to unrelated third parties for a sales price of $1,360,000 and recognized a gain of approximately $1,110,000.

•

In November 2011, Aviv Financing I acquired five properties in Kansas from an unrelated third party for a purchase price of $10,800,000. The Company financed this purchase through cash and borrowings of $7,560,000 under the Acquisition Credit Line (see Footnote 7).

•

In November 2011, Aviv Financing I acquired seven properties in Pennsylvania and Ohio from an unrelated third party for a purchase price of $50,142,813. The Company financed this purchase through cash and borrowings of approximately $37,340,000 under the Acquisition Credit Line (see Footnote 7).

•

In November 2011, Aviv Financing I acquired a property in Pennsylvania from an unrelated third party for a purchase price of $6,657,187. The Company financed this purchase through cash. In December 2011, the Company added borrowings of approximately $4,660,000 under the Acquisition Credit Line (see Footnote 7) in connection with this property.

•

In December 2011, Aviv Financing I acquired eleven properties in California and Nevada from an unrelated third party for a purchase price of $24,845,100. The Company financed this purchase through cash and borrowings of $17,392,000 under the Acquisition Credit Line (see Footnote 7).

•

In December 2011, Aviv Financing I acquired a property in Arkansas from an unrelated third party for a purchase price of $4,750,000. The Company financed this purchase through cash and borrowings of $3,325,000 under the Acquisition Credit Line (see Footnote 7).

•	In December 2011, Aviv Financing I sold a vacant land parcel in Massachusetts to an unrelated third party for a sales price of $150,000 and recognized a gain of approximately $60,000.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Related to the above business combinations, the Company incurred approximately $2,824,000 of acquisition costs included in transaction costs on the consolidated statements of operations and comprehensive income. In accordance with ASC 805, the Company allocated the approximate net purchase price paid for these properties acquired in 2011 as follows (excludes the earn-out provision discussed above) using Level 2 and Level 3 inputs as a result of the Company purchasing the business and subsequently leasing the business to unrelated third party operators:

Land	$26,264,000
Buildings and improvements	148,914,000
Furniture, fixtures and equipment	7,567,000
Above market leases	42,000
Below market leases	(2,437,000)
Lease intangibles	864,000

Borrowings and available cash	$181,214,000

For the business combinations in 2011, other than the acquisition in December for a purchase price of $24,845,100, the Company’s purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

The Company had the following rental property activity during the year ended December 31, 2010 as described below:

•

In March 2010, Aviv Financing III recognized an additional $8,121,000 addition to the purchase price for the August 2008 acquisitions of eight properties in California and Oregon from an unrelated third party as per the guidance within ASC 805. The addition is related to the earn-out provision defined at closing. Such $8,121,000 additions along with $1,480,000 previously accrued amounts at December 31, 2009 related to the acquisitions of two properties in April 2009 in California and Nevada under Aviv Financing I, were paid out in the amount of approximately $9,601,000.

•	In June 2010, Aviv Financing III acquired a property in Tennessee from an unrelated third party for a purchase price of approximately $3,380,000. The Company financed this purchase through cash.

•

In July 2010, Aviv Financing I disposed of two properties in California to an unrelated third party for a total selling price of approximately $3,988,000, which resulted in a gain on disposal of approximately $582,000. The proceeds from the sale were primarily used to pay down a portion of the existing Credit Facility (see Footnote 7) by approximately $3,883,000.

•

In September 2010, Aviv Financing I acquired a property in Virginia from an unrelated third party for a purchase price of approximately $5,000,000. The Company financed this purchase through borrowings of approximately $3,162,000 under the Revolver (see Footnote 7).

•

In October 2010, Aviv Financing I acquired four properties in Missouri from various unrelated third parties for a purchase price of approximately $10,460,000. The Company financed this purchase through borrowings of approximately $7,718,000 under the 2014 Revolver (see Footnote 7).

•

In November 2010, Aviv Financing III acquired a property in California from an unrelated third party for a purchase price of approximately $11,500,000. The Company financed this purchase through borrowings of approximately $7,800,000 under an acquisition loan.

•	In December 2010, Aviv Financing III acquired a property in Connecticut from an unrelated third party for a purchase price of approximately $2,600,000. The Company financed this purchase through cash.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•

In December 2010, Aviv Financing I acquired four properties in Kansas, Texas and Connecticut, from unrelated third parties for a purchase price of approximately $21,944,000. The Company financed this purchase through borrowings of approximately $15,666,000 under the 2014 Revolver (see Footnote 7).

•	In December 2010, Aviv Financing I sold a property located in Texas to an unrelated third party for a sales price of approximately $96,000.

Related to the above business combinations, the Company incurred approximately $618,000 of acquisition costs included in transaction costs on the consolidated statements of operations and comprehensive income. In accordance with ASC 805, the Company allocated the approximate net purchase price of these properties acquired in 2010 as follows using Level 2 and Level 3 inputs as a result of the Company purchasing the business and subsequently leasing the business to unrelated third party operators:

Land	$7,094,000
Buildings and improvements	52,087,000
Furniture, fixtures and equipment	3,824,000

Borrowings and available cash	$63,005,000

For the business combinations in 2010, the Company’s purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

The Company considers renewals on above- or below-market leases when ascribing value to the in-place lease intangible liabilities at the date of a property acquisition. In those instances where the renewal lease rate pursuant to the terms of the lease does not adjust to a current market rent, the Company evaluates whether the stated renewal rate is above or below current market rates and considers the past and current operations of the property, the current rent coverage ratio of the operator, and the number of years until potential renewal option exercise. If renewal is considered probable based on these factors, an additional lease intangible liability is recorded at acquisition and amortized over the renewal period.

4. Secured Loan Receivables

The following summarizes the Company’s secured loan receivables at December 31, 2012 and 2011:

	2012			2011
	Capital Improvement Loan Receivables	Secured Operator Loan Receivables	Total Loan Receivables	Capital Improvement Loan Receivables	Secured Operator Loan Receivables	Total Loan Receivables
Beginning balance	$13,605,932	$19,425,185	$33,031,117	$11,671,669	$24,938,969	$36,610,638
New loans issued	8,706,763	13,364,945	22,071,708	4,073,410	6,846,377	10,919,787
Reserve for uncollectible secured loans	—	(5,589,013)	(5,589,013)	—	(1,426,150)	(1,426,150)
Loan write offs	—	(942,495)	(942,495)	(86,156)	—	(86,156)
Loan amortization and repayments	(2,953,210)	(12,979,327)	(15,932,537)	(2,052,991)	(10,934,011)	(12,987,002)

	$19,359,485	$13,279,295	$32,638,780	$13,605,932	$19,425,185	$33,031,117

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Interest income on secured loans and financing leases for the years ended December 31, 2012 and 2011:

	2012	2011	2010
Capital improvement loan receivable	$1,385,721	$1,214,390	$1,252,745
Secured operator loan receivables	1,808,682	2,557,552	2,516,604
Direct financing lease	1,439,073	1,421,202	1,402,622

	$4,633,476	$5,193,144	$5,171,971

The Company’s reserve on a loan-by-loan basis for uncollectible secured loan receivables balances at December 31, 2012 and 2011 was approximately $0.3 million and $2.2 million, respectively and any movement in the reserve is reflected in reserve for uncollectible loan receivables in the consolidated statements of operations and comprehensive income. The gross balance of secured loan receivables for which a reserve on a loan-by-loan basis for uncollectible secured loan receivables has been applied was approximately $3.1 million and $8.9 million at December 31, 2012 and 2011, respectively.

During 2012 and 2011, the Company funded loans for both working capital and capital improvement purposes to various operators. All loans held by the Company accrue interest and are recorded as interest income unless the loan is deemed impaired in accordance with Company policy. The payments received from the operator cover both interest accrued as well as amortization of the principal balance due. Any payments received from the operator made outside of the normal loan amortization schedule are considered principal prepayments and reduce the outstanding loan receivables balance.

5. Deferred Finance Costs

The following summarizes the Company’s deferred finance costs at December 31, 2012 and 2011:

	2012	2011
Gross amount	$20,995,022	$15,952,760
Accumulated amortization	(6,343,757)	(2,810,430)

Net	$14,651,265	$13,142,330

Amortization of deferred financing costs is reported in the interest expense line item in the consolidated statements of operations and comprehensive income.

The estimated annual amortization of the deferred finance costs for each of the five succeeding years is as follows:

2013	$3,657,207
2014	3,385,569
2015	2,968,456
2016	1,515,842
2017	1,462,537
Thereafter	1,661,654

Total	$14,651,265

During the year ended December 31, 2012, the Company wrote-off deferred financing costs of approximately $53,000 with approximately $12,000 of accumulated amortization associated with the Term Loan (see Footnote 7) pay down for a net recognition as loss on extinguishment of debt of approximately $41,000, including approximately $13,000 recognized in discontinued operations.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During the year ended December 31, 2011, the Company wrote-off deferred financing costs of approximately $4.3 million with approximately $0.5 million of accumulated amortization associated with the Term Loan (see Footnote 7) pay down for a net recognition as loss on extinguishment of debt of $3.8 million.

6. Lease Intangibles

The following summarizes the Company’s lease intangibles classified as part of other assets or other liabilities at December 31, 2012 and 2011, respectively:

	Assets
	2012			2011
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Above market leases	$6,641,851	$(3,175,449)	$3,466,402	$7,501,851	$(3,339,335)	$4,162,516
In-place lease assets	651,730	(65,173)	586,557	651,730	—	651,730
Operator relationship	212,416	(16,993)	195,423	212,416	—	212,416

	$7,505,997	$(3,257,615)	$4,248,382	$8,365,997	$(3,339,335)	$5,026,662

	Liabilities
	2012			2011
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Below market leases	$25,695,395	$(16,281,397)	$9,413,998	$26,525,395	$(14,929,137)	$11,596,258

Amortization expense for in-place lease assets and operator relationship was $0.1 million, $0 million, and $0 million for the years ended December 31, 2012, 2011, and 2010 and is included as a component of depreciation and amortization in the consolidated statements of operations and comprehensive income. Amortization expense for the above market leases intangible asset for the years ended December 31, 2012, 2011, and 2010 was approximately $0.6 million, $0.6 million, and $0.7 million respectively, and is included as a component of rental income in the consolidated statements of operations and comprehensive income. Accretion for the below market leases intangible liability for the years ended December 31, 2012, 2011, and 2010 was approximately $2.0 million, $2.0 million, and $2.5 million, respectively, and is included as a component of rental income in the consolidated statements of operations and comprehensive income.

For the year ended December 31, 2012, the Company wrote-off above market leases intangible assets of approximately $0.9 million with accumulated amortization of approximately $0.7 million, and below market leases intangible liability of approximately $0.8 million with accumulated accretion of approximately $0.7 million, for a net recognition of approximately $19,000 gain in rental income from intangible amortization, respectively.

For the year ended December 31, 2011, the Company wrote-off above market leases intangible assets of approximately $0.9 million with accumulated amortization of approximately $0.3 million, and below market leases intangible liability of approximately $1.7 million with accumulated accretion of approximately $1.2 million, for a net recognition of approximately $35,000 loss in rental income from intangible amortization, respectively.

For the year ended December 31, 2010, the Company wrote-off in-place lease intangible assets of approximately $2.9 million with accumulated amortization of approximately $1.5 million, and in-place lease intangible liabilities of approximately $8.5 million with accumulated accretion of approximately $5.1 million, for a net recognition of approximately $2.0 million in rental income from intangible amortization, respectively.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The estimated annual amortization expense of the identified intangibles for each of the five succeeding years and thereafter is as follows:

Year ending December 31,	Assets	Liabilities
2013	$563,490	$1,850,338
2014	471,763	1,065,783
2015	425,524	891,331
2016	390,943	868,301
2017	325,678	724,453
Thereafter	2,070,984	4,013,792

	$4,248,382	$9,413,998

7. Senior Notes Payable and Other Debt

The Company’s senior notes payable and other debt consisted of the following:

	December 31, 2012	December 31, 2011
Senior Notes (interest rate of 7.75% on December 31, 2012 and 2011, respectively), inclusive of $3.2 million and $2.6 million net premium balance, respectively	$403,180,433	$302,552,127
Term Loan (interest rates of 5.75% on December 31, 2012 and 2011, respectively)	192,212,350	196,943,393
Acquisition Credit Line (interest rates of 5.75% on December 31, 2012 and 2011, respectively)	18,925,200	72,216,570
Construction loan (interest rates of 5.95% on December 31, 2012 and 2011, respectively)	—	6,073,802
2016 Revolver (interest rate 5.25% on December 31, 2012	69,368,589	—
2014 Revolver (interest rate of 6.50% on December 31, 2012 and 2011, respectively)	—	15,000,000
Acquisition loans (interest rates of 6.00% on December 31, 2012 and 2011, respectively)	7,584,974	7,687,686
HUD Loan (interest rate of 5.00% on December 31, 2012), inclusive of $2.5 million premium balance	13,881,869	—

Total	$705,153,415	$600,473,578

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Senior Notes

On February 4, 2011, April 5, 2011, and March 28, 2012 Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (the Issuers) issued $200 million, $100 million and $100 million of 7.75% Senior Notes due in 2019 (the Senior Notes), respectively. The REIT is a guarantor of the Issuers’ Senior Notes. The Senior Notes are unsecured senior obligations of the Issuers and will mature on February 15, 2019. The Senior Notes bear interest at a rate of 7.75% per annum, payable semiannually to holders of record at the close of business on the February 1 or the August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing August 15, 2011. A premium of approximately $2.75 million and $1.0 million was associated with the offering of the $100 million of Senior Notes on April 5, 2011 and the $100 million of Senior Notes on March 28, 2012, respectively. The premium will be amortized as an adjustment to the yield on the Senior Notes over their term. The Company used the proceeds, amongst other things, to pay down approximately $87.7 million of the Acquisition Credit Line, $5.5 million of the 2016 Revolver and $6.1 million of the Construction Loan during 2012 and $201.6 million on the Term Loan and the balance of $28.7 million on the Acquisition Credit Line during 2011.

Term Loan

Principal payments on the Term Loan are payable in monthly installments beginning on November 1, 2010. The payment schedule for the Term Loan is based upon a 25-year mortgage style amortization as defined in the Credit Agreement. Interest rates, at the Company’s option, are based upon the base rate or Eurodollar base rate (0.36% and 0.37% at December 31, 2012 and 2011 with a 1.25% floor, respectively) plus 4.5%. The base rate, as defined in the Credit Agreement, is the rate announced from time to time by the Base Rate Bank as its “prime rate”. The Base Rate Bank is Bank of America, N.A. The balance outstanding on the Term Loan as of December 31, 2012 and 2011 was $192.2 million and $196.9 million, respectively. This loan matures in September 2015 and has two one-year extensions.

The Acquisition Credit Line

Under the Credit Agreement, the Company also has a $100 million Acquisition Credit Line. On each payment date, the Company shall pay interest only in arrears on any outstanding principal balance of the Acquisition Credit Line. Interest rates, at the Company’s option, are based upon the base rate or Eurodollar base rate (0.36% and 0.37% at December 31, 2012 and 2011 with a 1.25% floor, respectively) plus 4.5%. The base rate, as defined in the GE Credit Agreement, is the rate announced from time to time by the Base Rate Bank as its “prime rate”. The Base Rate Bank is Bank of America, N.A. Additionally, an unused fee equal to 1% per annum of the daily unused balance on the Acquisition Credit Line is due monthly.

The Company incurred $679,767 in prepayment penalties associated with an $87.7 million pay down in March 2012, which is recognized as interest expense in the consolidated statements of operations and comprehensive income. As of December 31, 2012 and 2011, approximately $18.9 million and $72.2 million had been drawn on the Acquisition Credit Line, respectively. The ability to draw on the Acquisition Credit Line terminates in September 2013 at which time principal and interest are payable until its maturity date in September 2015.

2014 Revolver

In conjunction with the Senior Notes issuance on February 4, 2011, the Company, under Aviv Financing IV, LLC, entered into a $25 million revolver with Bank of America (the 2014 Revolver). On each payment date, the Company pays interest only in arrears on any outstanding principal balance of the 2014 Revolver. The interest

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

rate under the Company’s 2014 Revolver is generally based on LIBOR (subject to a floor of 1.0% and subject to the Company’s option to elect to use a prime base rate) plus a margin that is determined by the Company’s leverage ratio from time to time. As of December 31, 2012 the interest rates are based upon the base rate (3.25% at December 31, 2012 and 2011, respectively) plus the applicable percentage based on the consolidated leverage ratio (3.25% at December 31, 2012 and 2011, respectively). The base rate is the rate announced by Bank of America as the “prime rate”. Additionally, an unused fee equal to 0.5% per annum of the daily unused balance on the 2014 Revolver is due monthly. The 2014 Revolver commitment terminates and matures in February 2014 with a one-year extension option, provided that certain conditions precedent are satisfied. On January 23, 2012, the outstanding balance was repaid and the properties securing the 2014 Revolver were released. However, the 2014 Revolver remains effective, and we may add properties to Aviv Financing IV, LLC in the future, thereby creating borrowing availability under the facility.

2016 Revolver

On January 31, 2012, the Company, under Aviv Financing V, L.L.C., entered into a $187.5 million secured revolving credit facility (the 2016 Revolver). On each payment date, the Company pays interest only in arrears on any outstanding principal balance of the 2016 Revolver. The interest rate under the 2016 Revolver is generally based on LIBOR (subject to a floor of 1.0%) plus 4.25%. The initial term of the 2016 Revolver expires in January 2016 with a one-year extension option, provided that certain conditions precedent are satisfied. The amount of the 2016 Revolver may be increased by up to $87.5 million (resulting in total availability of up to $275 million), provided that certain conditions precedent are satisfied. The 2016 Revolver had an outstanding balance of $69.4 million as of December 31, 2012.

Other Loans

On November 1, 2010, a subsidiary of Aviv Financing III entered into two acquisition loan agreements on the same terms that provided for borrowings of approximately $7.8 million. Principal and interest payments are due monthly beginning on December 1, 2010 through the maturity date of December 1, 2015. Interest is a fixed rate of 6.00%. These loans are collateralized by a skilled nursing facility controlled by Aviv Financing III. The balance outstanding on these loans at December 31, 2012 and 2011 was approximately $7.6 million and $7.7 million, respectively.

On November 12, 2010, a subsidiary of Aviv Financing III entered into a construction loan agreement that provides for borrowings up to $6.4 million. Interest-only payments at the prime rate (3.25% at December 31, 2011) plus 0.38%, or a minimum of 5.95%, are due monthly from December 1, 2010 through April 1, 2012. The loan was repaid on March 28, 2012.

On June 15, 2012, a subsidiary of Aviv Financing III assumed a HUD loan with a balance of approximately $11.5 million. Interest is at a fixed rate of 5.00%. The loan originated in November 2009 with a maturity date of October 1, 2044, and is based on a 35-year amortization schedule. The Company is obligated to pay the remaining principal and interest payments of the loan. A premium of $2.5 million was associated with the assumption of debt and will be amortized as an adjustment to interest expense on the HUD loan over its term.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Future annual maturities of all debt obligations for five fiscal years subsequent to December 31, 2012 and thereafter, are as follows:

2013	$4,916,078
2014	5,533,014
2015	210,364,133
2016	70,152,675
2017	832,862
Thereafter	413,354,653

$705,153,415

8. Partnership Equity and Incentive Program

In conjunction with the formation of the Partnership, the Partnership issued 10,323,213 Class A Units and 3,294,733 Class B Units in exchange for all ownership interests of the roll-up contributed to the Partnership in 2005. The Partnership issued an additional 3,144,010 Class A Units and 1,228,372 Class B Units in 2006. The Class A Units issued as a result of the formation of the Partnership have a par value of $10.00 per unit, while Class A Units issued on December 29, 2006, as a result of the addition of additional properties have a par value of $11.49 per unit. Operating distributions accrue at the rate of 10% per year for Class A Units or as defined in the Partnership Agreement. The Class A Units have a distribution preference, which decreases ratably after the full return of capital to the Class A Unitholders through distributions, and also have a liquidation preference and a profit interest in the event of sale, disposition, or refinancing as defined in the Agreement of Limited Partnership (the Partnership Agreement).

Also in connection with the formation of the Partnership, the Partnership awarded Class C Unit profit interests. These Class C Units do not have a par value, and no capital was contributed in consideration for their issuance. These Class C Units were issued to the General Partner of the Partnership, which is owned by two parties that have significant ownership holdings in the Partnership.

When operating distributions are paid in full to the Class A Units as described above, the Class B and Class C Units receive all excess distributions, with 40% to Class B Unitholders and 60% to the Class C Unitholders until the Class B Units receive approximately $2.9 million in any partnership year to the extent that all Class B Units have been issued per the Partnership Agreement. After reaching this threshold, the remaining distributions are allocated 100% to the Class C Unitholders.

The Class D Units represent profit interests in the Partnership, which may be granted periodically to employees of AAM. A total of 10,000 Class D Units have been authorized. A total of 8,050 and 8,050 Class D Units are outstanding at December 31, 2012 and 2011, respectively. The Class D Units are not entitled to any distributions of the Partnership, except in the event of sale, disposition, or refinancing as defined. Class C Units also have an interest in these proceeds. The terms of the Class D Units were amended at the Merger. Part of the Class D Units are defined as performance-based awards under ASC 718 and require employment of the recipient on the date of sale, disposition, or refinancing (Liquidity Event). If the employee is no longer employed on such date, the award is forfeited. For accounting purposes, the grant date fair value will be recognized as an expense when a Liquidity Event becomes imminent and such fair value on the grant date was determined to be $0.9 million. The remainder of the Class D Units are time-based awards under ASC 718 and such fair value determined on the grant date is recognized over the vesting period. During 2011 and 2010, 1,610 and 3,220 of the time-based Class D Units vested, respectively resulting in the recognition of approximately $0.4 million and $0.9 million, respectively in expense.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Distributions accrued in accordance with declaration to the Partnership’s partners are summarized as follows for the years ended December 31:

	Class A	Class B	Class C	Class D	Class E	Class F	Class G
2012	$9,002,269	$1,879,208	$2,541,232	$—	$—	$2,215,043	$27,954,667
2011	$6,733,720	$2,894,457	$7,040,689	$—	$—	$2,215,044	$23,162,935
2010	$13,594,547	$2,894,457	$12,683,113	$—	$5,342,466	$3,792,881	$6,092,935

Weighted-average Units outstanding are summarized as follows for the years ended December 31:

	Class A	Class B	Class C	Class D	Class E	Class F	Class G
2012	13,467,223	4,523,145	2	8,050	—	2,684,900	331,606
2011	13,467,223	4,523,145	2	8,050	—	2,684,900	240,103
2010	13,467,223	4,523,145	2	7,386	5,342,489	4,597,432	65,338

The Partnership had established an officer incentive program linked to its future value. Awards vest annually over a five-year period assuming continuing employment by the recipient. The awards can be settled in Class C Units or cash at the Company’s discretion at the settlement date of December 31, 2012. For accounting purposes, expense recognition under the program commenced in 2008, and the related expense for the years ended December 31, 2012, 2011, and 2010 was approximately $0.4 million, $0.4 million and $0.4 million, respectively.

As a result of the Merger on September 17, 2010, such incentive program was modified such that 40% of the previously granted award settled immediately on the Merger date with another 20% vesting and settling on December 31, 2010. The remaining 40% will vest equally on December 31, 2011 and December 31, 2012, and will settle in 2018, subject to the terms and conditions of the amended incentive program agreement. In accordance with ASC 718, Compensation – Stock Compensation (ASC 718), such incentive program was expensed through general and administrative expenses as non-cash compensation on the consolidated statements of operations and comprehensive income through the ultimate vesting date of December 31, 2012.

9. Option Awards

On September 17, 2010, the Company adopted a 2010 Management Incentive Plan (the Plan) as part of the Merger transaction. Two thirds of the options granted are performance based awards whose criteria for vesting is tied to a future liquidity event (as defined) and also contingent upon meeting certain return thresholds (as defined). At this time the Company does not believe it is probable that these options will vest and therefore has not recorded any expense in the December 31, 2012, 2011 or 2010 consolidated financial statements in accordance with ASC 718. The cumulative value associated with all performance based award options of the Company aggregates to approximately $7.4 million as of December 31, 2012. One third of the options granted were time based awards and the service period for these options is four years with shares vesting at a rate of 25% ratably from the grant date.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table represents the time based option awards activity for the years ended December 31, 2012, 2011, and 2010.

	2012	2011	2010
Outstanding at January 1	23,476	21,866	—
Granted	11,621	1,610	21,866
Exercised	—	—	—
Cancelled/Forfeited	(2,683)	—	—

Outstanding at December 31	32,414	23,476	21,866

Options exercisable at end of period	—	—	—
Weighted average fair value of options granted	$132.93	$112.62	$108.55

The following table represents the time based option awards outstanding cumulatively life-to-date for the years ended December 31, 2012, 2011, and 2010 as well as other Plan data:

	2012	2011	2010
Range of exercise prices	$1,000 - $1,139	$1,000 - $1,139	$1,000 - $1,084
Outstanding	32,414	23,476	21,866
Remaining contractual life (years)	8.30	8.71	9.72
Weighted average exercise price	$1,052	$1,011	$1,002

The Company has used the Black-Scholes option pricing model to estimate the grant date fair value of the options. The following table includes the assumptions that were made in estimating the grant date fair value for options awarded in 2012, 2011, and 2010.

	2012 Grants	2011 Grants	2010 Grants
Weighted average dividend yield	7.54%	8.13%	10.28%
Weighted average risk-free interest rate	1.31%	2.02%	2.10%
Weighted average expected life	7 years	7 years	7 years
Weighted average estimated volatility	38.24%	38.10%	38.00%
Weighted average exercise price	$1,133.69	$1,134.76	$1,001.83
Weighted average fair value of options granted (per option)	$173.96	$168.01	$108.55

The Company recorded non-cash compensation expenses of approximately $1.3 million, $1.1 million and $0.3 million for the years ended December 31, 2012, 2011 and 2010, related to the time based stock options accounted for as equity awards, as a component of general and administrative expenses in the consolidated statements of operations and comprehensive income, respectively.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

At December 31, 2012, the total compensation cost related to outstanding, non-vested time based equity option awards that are expected to be recognized as compensation cost in the future aggregates to approximately $1.7 million.

For the year ended December 31,	Options
2013	$971,210
2014	490,052
2015	188,783
2016	33,662

Total	$1,683,707

Dividend equivalent rights associated with the Plan amounted to $2.3 million, $2.2 million, and $0.6 million for the years ended December 31, 2012, 2011, and 2010, respectively. These dividend rights will be paid in four installments as the option vests.

10. Minimum Future Rentals

The Company’s real estate investments are leased under noncancelable triple-net operating leases. Under the provisions of the leases, the Company receives fixed minimum monthly rentals, generally with annual increases, and the operators are responsible for the payment of all operating expenses, including repairs and maintenance, insurance, and real estate taxes of the property throughout the term of the leases.

At December 31, 2012, future minimum annual rentals to be received under the noncancelable lease terms are as follows:

2013	$127,666,617
2014	131,221,348
2015	131,725,358
2016	131,808,617
2017	130,086,336
Thereafter	566,509,011

$1,219,017,287

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11. Quarterly Results of Operations (Unaudited)

The following is a summary of our unaudited quarterly results of operations for the years ended December 31, 2012 and 2011 (in thousands) including the effects of discontinued operations. The sum of individual quarterly amounts may not agree to the annual amounts included in the consolidated statements of income due to rounding.

	Year Ended December 31, 2012
	1st Quarter(1)	2nd Quarter(2)	3rd Quarter(3)	4th Quarter(4)
Total revenues	$29,231	$31,109	$31,502	$31,330

Net income	$6,016	$3,613	$1,767	$(2,803)

Net income allocable to stockholders	$3,560	$2,255	$1,130	$(1,807)

Earnings per common share allocable to stockholders
Basic	$10.45	$6.86	$3.22	$(5.04)
Diluted	$10.36	$6.86	$3.20	$(5.04)

	Year Ended December 31, 2011
	1st Quarter(5)	2nd Quarter	3rd Quarter(6)	4th Quarter(7)
Total revenues	$20,835	$25,835	$22,994	$27,384

Net income	$1,716	$7,002	$314	$2,281

Net income allocable to stockholders	$933	$3,809	$171	$1,293

Earnings per common share allocable to stockholders
Basic	$3.90	$16.14	$0.73	$5.08
Diluted	$3.87	$15.97	$0.72	$5.03

(1)	The results include $0.7 million of impairment in the first quarter.
(2)	The results include $3.7 million of impairment in the second quarter.
(3)	The results include $1.8 million of impairment and $2.8 million of reserve for uncollectible loan receivables in the third quarter.
(4)	The results include $5.0 million of impairment and $0.2 million of reserve for uncollectible loan receivables in the fourth quarter.
(5)	The results include $3.0 million in straight-line rent write-offs and $3.1 million in deferred financing costs write-offs in connection with the senior note issuance during the first quarter.
(6)	The results include $3.5 million in straight-line rent write-offs, $2.2 million of indemnity expense related to an operator transition, and $0.9 million of impairment recognized in the third quarter.
(7)	The results include $5.2 million of impairment recognized in the fourth quarter.

12. Related Parties

Related party receivables and payables represent amounts due from/to various affiliates of the Company, including advances to members of the Company, amounts due to certain acquired companies and limited liability companies for transactions occurring prior to the formation of the Company, and various advances to entities controlled by affiliates of the Company’s management. An officer of the Company received a loan of approximately $0.3 million, which has been paid off in full as of April 29, 2011. An officer of the Company

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

funded approximately $2.0 million at December 31, 2012 in connection with the distribution settlement (see Note 14). The amount is recognized as part of other liabilities as of December 31, 2012, and has been subsequently distributed. There are no other related party receivables or payables as of December 31, 2012, other than amounts owed from the Partnership to the REIT for accrued distributions.

The Partnership had entered into a management agreement, as amended, effective April 1, 2005, with AAM, an entity affiliated by common ownership. Under the management agreement, AAM had been granted the exclusive right to oversee the portfolio of the Partnership, providing, among other administrative services, accounting and all required financial services; legal administration and regulatory compliance; investor, operator, and lender relationship services; and transactional support to the Partnership. Except as otherwise provided in the Partnership Agreement, all management powers of the business and affairs of the Partnership were exclusively vested in the General Partner. The annual fee for such services equaled six-tenths of one percent (0.6%) of the aggregate fair market value of the properties as determined by the Partnership and AAM annually. This fee arrangement was amended as discussed below. In addition, the Partnership reimbursed AAM for all reasonable and necessary out-of-pocket expenses incurred in AAM’s conduct of its business, including, but not limited to, travel, legal, appraisal, and brokerage fees, fees and expenses incurred in connection with the acquisition, disposition, or refinancing of any property, and reimbursement of compensation and benefits of the officers and employees of AAM. This agreement was terminated on September 17, 2010 when the Merger occurred, effectively consolidating AAM into the Company, and eliminating the necessity for reimbursement.

On October 16, 2007, the Company legally acquired AAM through a Manager Contribution and Exchange Agreement dated October 16, 2007 (the Contribution Agreement). As stipulated in the Contribution Agreement and the Second Amended and Restated Agreement of Limited Partnership on October 16, 2007 (Partnership Agreement), the Company issued a new class of Company Unit, Class F Units, as consideration to the contributing members of AAM. The contributing members of AAM served as the general partner of the Partnership. With respect to distributions other than to the holders of the Class G Units, the Class F Units have subordinated payment and liquidity preference to the Class E Units (which were subsequently cancelled) but are senior in payment and liquidity preference, where applicable, to the Class A, B, C, and D Units of the Partnership. The Class F Units paid in quarterly installments an annual dividend of 8.25% of the preliminary face amount of approximately $53.7 million (of which half were subsequently redeemed). The preliminary pricing was based upon trading multiples of comparably sized publicly traded healthcare REITs. The ultimate Class F Unit valuation is subject to a true-up formula at the time of a Liquidity Event, as defined in the Partnership Agreement.

For accounting purposes, prior to the Merger, AAM had not been consolidated by the Company, nor had any value been ascribed to the Class F Units issued due to the ability of the Class E Unitholders prior to the Merger to unwind the acquisition as described below. Such action was outside the control of the Company, and accordingly, the acquisition is not viewed as having been consummated. The dividends earned by the Class F Unitholders were reflected as a component of management fees as described above. Prior to the Merger, the fee for management services to the Company was equal to the dividend earned on the Class F Unit.

Under certain circumstances, the Partnership Agreement did permit the Class E Unitholders to unwind this transaction and required the Company to redeem the Class F Units by returning to the affiliates all membership interests in AAM. On September 17, 2010, the Company settled the investment with JER Aviv Acquisition, LLC (JER), the sole Class E Unitholder, and cancelled all outstanding Class E Units. For accounting purposes, this treatment triggered the retroactive consolidation of AAM by the Company.

The original and follow-on investments of Class E Unitholders were made subject to the Unit Purchase Agreement and related documents (UPA) between the Company and JER dated May 26, 2006. The UPA did not

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

give either party the right to settle the investment prior to May 26, 2011. However, the UPA did have an economic arrangement as to how either party could settle the arrangement on or after that date. This economic construct guided the discussions and negotiations of settlement. The UPA allowed the Company to call the E Units and warrants any time after May 26, 2011 as long as it provided JER with a 15% IRR from date of inception. The IRR would be calculated factoring interim distributions as well as exit payments. The units were settled for approximately $92.0 million contemporaneous with the Merger. A portion of the settlement related to outstanding warrants held by JER and originally issued in connection with the E units issuance.

Coincident with the Merger, 50% of the Class F Unit was purchased and settled by the Company for approximately $23.6 million and is reported as a component of distributions to partners and accretion on Class E Preferred Units in the consolidated statements of changes in equity. The remaining Class F Units will pay in quarterly installments an annual dividend of 9.38% of the face amount of approximately $23.6 million.

13. Derivatives

During the periods presented, the Company was party to various interest rate swaps, which were purchased to fix the variable interest rate on the denoted notional amount under the original debt agreements.

At December 31, 2012, the Company is party to two interest rate swaps, with identical terms for $100 million each. They were purchased to fix the variable interest rate on the denoted notional amount under the Term Loan which was obtained in September 2010, and qualify for hedge accounting. For presentational purposes they are shown as one derivative due to the identical nature of their economic terms.

Total notional amount	$ 200,000,000
Fixed rates	6.49% (1.99% effective swap base rate plus 4.5% spread per credit agreement)
Floor rate	1.25%
Effective date	November 9, 2010
Termination date	September 17, 2015
Asset balance at December 31, 2012 (included in other assets)	$ —
Asset balance at December 31, 2011 (included in other assets)	$ —
Liability balance at December 31, 2012 (included in other liabilities)	$ (3,773,332)
Liability balance at December 31, 2011 (included in other liabilities)	$ (3,297,342)

The fair value of each interest rate swap agreement may increase or decrease due to changes in market conditions but will ultimately decrease to zero over the term of each respective agreement.

For the years ended December 31, 2012, 2011, and 2010, the Partnership recognized approximately $0, $0, and $2.9 million of net income, respectively, in the consolidated statements of operations and comprehensive income related to the change in the fair value of interest rate swap agreements where the Partnership did not elect to apply hedge accounting. Such instruments that did not elect to apply hedge accounting were settled at the Merger date.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table provides the Company’s derivative assets and liabilities carried at fair value as measured on a recurring basis as of December 31, 2012 (dollars in thousands):

	Total Carrying Value at December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$—	$—	$—	$—
Derivative liabilities	(3,773)	—	(3,773)	—

	$(3,773)	$—	$(3,773)	$—

The Company’s derivative assets and liabilities include interest rate swaps that effectively convert a portion of the Company’s variable rate debt to fixed rate debt. The derivative positions are valued using models developed by the respective counterparty that use as their basis readily observable market parameters (such as forward yield curves) and are classified within Level 2 of the valuation hierarchy. The Company considers its own credit risk as well as the credit risk of its counterparties when evaluating the fair value of its derivatives.

14. Commitments and Contingencies

The Company had a contractual arrangement with an operator to reimburse quality assurance fees levied by the California Department of Health Care Services from August 1, 2005 through July 31, 2008. The Company was obligated to reimburse the fees to the operator if and when the state withheld these fees from the operator’s Medi-Cal reimbursements associated with 5 facilities that were formerly leased to Trinity Health Systems. The total possible obligation for these fees was $1.4 million, which the Company has paid. Judicial proceedings initiated by the Company seeking declaratory relief for these fees were settled on July 24, 2012 which provided for recovery of such amounts from the State of California. The approximate settlement of $756,000 is recognized in interest and other income.

During 2011, the Company entered into a contractual arrangement with an operator in one of its facilities to reimburse any liabilities, obligations or claims of any kind or nature resulting from the actions of the former operator in such facility, Brighten Health Care Group. The Company is obligated to reimburse the fees to the operator if and when the operator incurs such expenses associated with certain Indemnified Events, as defined therein. The total possible obligation for these fees is estimated to be $2.3 million, of which approximately $1.8 million has been paid to date. The remaining $0.5 million was accrued as a component of other liabilities in the consolidated balance sheets.

In late 2011, after a dispute with certain of its limited partners, the Partnership filed a declaratory judgment motion in the Delaware Chancery Court seeking confirmation that an adjustment to the distributions of cash flows of the Partnership was made in accordance with the partnership agreement following the investment in the Partnership by the Company and related financing transactions. The dispute relates to the relative distributions among classes of limited partners that existed prior to the investment by the Company. In November 2012, certain limited partners (including Ari Ryan, one of our directors, and other members of the estate of Zev Karkomi, one of our co-founders) filed suit in the Circuit Court of Cook County, Illinois against the Company, the Partnership and Mr. Bernfield alleging that the adjustment described above was improper and adding certain fiduciary duty claims against the Company and Mr. Bernfield in connection with the adjustment and certain equity incentive programs implemented in connection with the investment in the Partnership by the Company, the terms of which were approved by several of the plaintiffs in the Illinois action. In January 2013, the Company reached a settlement with the defendant in the Delaware action and the plaintiffs in the Illinois action. The settlement releases the Company, the Partnership and Mr. Bernfield in exchange for a partial reallocation of

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

relative distributions among classes of limited partners, which reallocation will be funded by the limited partners that previously received such distributions or offset against distributions otherwise due. No additional amounts are payable by the Company, the Partnership or Mr. Bernfield and, accordingly, the settlement is not expected to have a material impact on the Company or the Partnership.

The Company is involved in various unresolved legal actions and proceedings, which arise in the normal course of our business. Although the outcome of a particular proceeding can never be predicted, we do not believe that the result of any of these other matters will have a material adverse effect on our business, operating results, liquidity or financial position.

15. Concentration of Credit Risk

As of December 31, 2012, the Company’s portfolio of investments consisted of 258 healthcare facilities, located in 29 states and operated by 38 third party operators. At December 31, 2012, approximately 54.5% (measured as a percentage of total assets) were leased by five private operators: Saber Health Group (16.2%), Daybreak Healthcare (13.4%), EmpRes (9.6%), Maplewood (8.1%), and SunMar (7.2%). No other operator represents more than 6.3% of our total assets. The five states in which the Company had its highest concentration of total assets were Texas (17.0%), California (15.4%), Ohio (8.5%), Connecticut (8.1%), and Pennsylvania (6.6%), at December 31, 2012.

For the year ended December 31, 2012, the Company’s rental income from operations totaled approximately $117.4 million, of which approximately $19.1 million was from Daybreak Healthcare (16.2%), $16.5 million from Saber Health Group (14.0%), and $12.3 million from EmpRes (10.4%). No other operator generated more than 8.3% of the Company’s rental income from operations for the year ended December 31, 2012.

Below is a summary of unaudited financial information as of and for the year ended December 31, 2011 for the two lessees (operators) of our properties whose total assets, in the aggregate, exceeds 10% of the Company’s total assets at December 31, 2012. Financial performance under the terms of lease agreements with these lessees is, by agreement, guaranteed by the entities whose financial data is as follows:

	Saber Health Group (1)	Daybreak Healthcare (1)
Financial position
Current assets	$60,101,714	$20,268,519
Noncurrent assets	14,836,834	33,730,570
Current liabilities	42,805,808	43,808,258
Noncurrent liabilities	35,822,405	48,613,081
(Deficit) equity	(3,749,665)	(38,422,250)
Results of operations
Revenues	$253,149,467	$243,231,294
Gross profit	12,852,928	5,338,258
Income from continuing operations	11,765,523	1,869,985
Net income	5,942,277	2,065,042

(1)	Represents the financial information as of December 31, 2011 as the December 31, 2012 financial information was not available as of and for the year ended December 31, 2012 at the time of this filing.

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

16. Discontinued Operations

ASC 205-20 requires that the operations and associated gains and/or losses from the sale or planned disposition of components of an entity, as defined, be reclassified and presented as discontinued operations in the Company’s consolidated financial statements for all periods presented. In April 2012, the Company sold three properties in Arkansas and one property in Massachusetts to unrelated third parties. Below is a summary of the components of the discontinued operations for the respective periods:

	Year Ended December 31,
	2012	2011	2010
Total revenues	$269,932	$1,260,671	$1,163,559
Expenses:
Interest expense	(27,104)	(8,123)	(1,090)
Depreciation and amortization	(1,958)	(575,322)	(607,426)
Gain on sale of assets, net	4,425,246	—	—
Loss on extinguishment of debt	(13,264)	—	—
Other (expenses) income	(66,160)	(910,941)	101,103

Total gains (expenses)	4,316,760	(1,494,386)	(507,413)

Discontinued operations	$4,586,692	$(233,715)	$656,146

AVIV REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

17. Earnings Per Common Share

The following table shows the amounts used in computing the basic and diluted earnings per common share.

	For the Year Ended December 31,
	2012	2011	2010
Numerator for basic and diluted earnings per share:
Income from continuing operations attributable to common stockholders	$2,395,785	$6,333,974	$3,464,817
Discontinued operations, net of noncontrolling interests	2,742,563	(128,203)	366,279

Net income attributable to common stockholders	$5,138,348	$6,205,771	$3,831,096

Denominator:
Denominator for basic earnings per share-weighted average shares	331,606	240,103	226,001
Effective dilutive securities:
Stock options	2,411	2,415	2,381

Denominator for diluted earnings per share—adjusted weighted average shares	334,017	242,518	228,382

Basic earnings per share:
Income from continuing operations attributable to common stockholders	$7.22	$26.38	$15.33
Discontinued operations, net of noncontrolling interests	8.27	(0.53)	1.62

Net income attributable to common stockholders	$15.49	$25.85	$16.95

Diluted earnings per share:
Income from continuing operations attributable to common stockholders	$7.17	$26.12	$15.17
Discontinued operations, net of noncontrolling interests	8.21	(0.53)	1.60

Net income attributable to common stockholders	$15.38	$25.59	$16.77

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Accounts Receivable and Secured Loans Receivable Allowance for Doubtful Accounts

	Balance at Beginning of Year	Charged to (Recovered from) Costs and Expenses	Deductions and Write-offs	Balance at End of Year
Allowance for uncollectible accounts receivable
Year ended December 31, 2012	$79,812	$3,948,446	$(3,224,821)	$803,437
Year ended December 31, 2011	—	79,812	—	79,812
Year ended December 31, 2010	223,803	(40,459)	(183,344)	—
Allowance for uncollectible secured loan receivable
Year ended December 31, 2012	$2,176,149	$6,531,506	$(8,390,603)	$317,052
Year ended December 31, 2011	750,000	1,512,305	(86,156)	2,176,149
Year ended December 31, 2010	28,828	721,172	—	750,000

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND INVESTMENTS

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
SunBridge Care/Rehab - Broadway	(a	)	(3)	Methuen	MA	$31,469	$495,552	$—	$(170,262)	$26,002	$330,757	$(165,260)	1910	1993	40 years
SunBridge - Colonial Heights	(a	)	(3)	Lawrence	MA	63,160	958,681	—	(225,000)	63,160	733,681	(348,499)	1963	1993	40 years
SunBridge - Fall River	(c	)		Fall River	MA	90,707	1,308,677	—	(1,399,384)	—	—	—		1993	40 years
SunBridge Care Center - Glenwood	(a	)	(3)	Lowell	MA	82,483	1,210,652	—	(252,510)	82,483	958,142	(455,117)	1964	1993	40 years
SunBridge - Hammond House	(a	)	(3)	Worchester	MA	42,062	663,598	488,598	(663,598)	42,062	488,598	(232,084)	1965	1993	40 years
SunBridge for North Reading	(a	)	(3)	North Reading	MA	113,195	1,567,397	—	(252,500)	113,195	1,314,897	(624,576)	1966	1993	40 years
Robbin House Nursing and Rehab	(c	)		Quincy	MA	66,000	1,051,668	—	(1,117,668)	—	—	—		1993	40 years
SunBridge Care Center - Rosewood	(a	)	(3)	Fall River	MA	31,893	512,984	—	(283,705)	12,593	248,579	(175,980)	1882	1993	40 years
SunBridge Care/Rehab-Sandalwood	(a	)	(3)	Oxford	MA	64,435	940,982	497,782	(192,500)	64,435	1,246,264	(421,667)	1966	1993	40 years
SunBridge - Spring Valley	(a	)	(3)	Worchester	MA	71,084	1,030,725	—	(205,000)	71,084	825,725	(392,219)	1960	1993	40 years
SunBridge Care/Rehab -Town Manor	(c	)		Lawrence	MA	89,790	1,305,518	—	(1,395,308)	—	—	—		1993	40 years
SunBridge Care/Rehab -Woodmill	(a	)	(3)	Lawrence	MA	61,210	946,028	—	(235,000)	61,210	711,028	(337,738)	1965	1993	40 years
SunBridge Care/Rehab -Worcester	(c	)		Worchester	MA	92,512	1,374,636	—	(1,467,148)	—	—	—		1993	40 years
Countryside Community	(a	)	(2)	South Haven	MI	221,000	4,239,161	12,959	—	221,000	4,252,120	(954,835)	1975	2005	40 years
Pepin Manor	(a	)	(2)	Pepin	WI	318,000	1,569,959	332,808	—	318,000	1,902,767	(366,240)	1978	2005	40 years
Highland Health Care Center	(a	)	(2)	Highland	IL	189,921	1,723,523	—	—	189,921	1,723,523	(418,563)	1963	2005	40 years
Nebraska Skilled Nursing/Rehab	(a	)	(2)	Omaha	NE	211,000	6,694,584	—	(1,510)	209,490	6,694,584	(1,697,031)	1971	2005	40 years
Casa Real	(a	)	(2)	Santa Fe	NM	1,029,800	2,692,295	676,474	—	1,029,800	3,368,769	(810,849)	1985	2005	40 years
Clayton Nursing and Rehab	(a	)	(2)	Clayton	NM	41,000	790,476	—	—	41,000	790,476	(260,927)	1960	2005	40 years
Country Cottage Care/Rehab Center	(a	)	(2)	Hobbs	NM	9,000	671,536	—	—	9,000	671,536	(258,739)	1963	2005	40 years
Bloomfield Nursing/Rehab Center	(a	)	(2)	Bloomfield	NM	343,800	4,736,296	—	—	343,800	4,736,296	(1,101,548)	1985	2005	40 years
Espanola Valley Center	(a	)	(2)	Espanola	NM	216,000	4,143,364	—	—	216,000	4,143,364	(1,059,431)	1984	2005	40 years
Sunshine Haven Lordsburg	(a	)	(2)	Lordsburg	NM	57,041	1,881,927	—	—	57,041	1,881,927	(404,557)	1972	2005	40 years
Silver City Care Center	(a	)	(2)	Silver City	NM	305,000	5,843,505	—	—	305,000	5,843,505	(1,319,974)	1984	2005	40 years
Raton Nursing and Rehab Center	(a	)	(2)	Raton	NM	128,000	1,509,456	—	—	128,000	1,509,456	(479,297)	1985	2005	40 years
Red Rocks Care Center	(a	)	(2)	Gallup	NM	329,000	3,952,779	—	—	329,000	3,952,779	(970,842)	1978	2005	40 years
Heritage Villa Nursing/Rehab	(a	)	(2)	Dayton	TX	18,000	435,568	9,400	—	18,000	444,968	(123,815)	1964	2005	40 years
Wellington Oaks Nursing/Rehab	(a	)	(2)	Ft. Worth	TX	137,000	1,147,400	(9,400)	—	137,000	1,138,000	(330,345)	1963	2005	40 years
Seven Oaks Nursing and Rehab	(a	)	(2)	Bonham	TX	63,000	2,583,389	—	—	63,000	2,583,389	(622,170)	1970	2005	40 years
Birchwood Nursing and Rehab	(a	)	(2)	Cooper	TX	96,000	2,726,580	8,304	—	96,000	2,734,884	(644,167)	1966	2005	40 years
Smith Nursing and Rehab	(a	)	(2)	Wolfe City	TX	49,000	1,010,304	(8,304)	—	49,000	1,002,000	(258,656)	1946	2005	40 years
Blanco Villa Nursing and Rehab	(a	)	(3)	San Antonio	TX	341,847	1,931,216	951,592	—	341,847	2,882,808	(655,011)	1969	2005	40 years
Forest Hill Nursing Center	(a	)		Ft. Worth	TX	87,904	1,764,129	—	(1,852,033)	—	—	—		2005	40 years
Garland Nursing and Rehab	(a	)	(3)	Garland	TX	56,509	1,058,409	1,357,939	—	56,509	2,416,348	(372,041)	1964	2005	40 years
Hillcrest Nursing and Rehab	(a	)	(3)	Wylie	TX	209,992	2,683,768	528,248	—	209,992	3,212,016	(650,831)	1975	2005	40 years
Mansfield Nursing and Rehab	(a	)	(3)	Mansfield	TX	486,958	2,142,550	(17,723)	—	486,958	2,124,827	(544,951)	1964	2005	40 years
Westridge Nursing and Rehab	(a	)	(3)	Lancaster	TX	625,790	1,847,633	(15,270)	—	625,790	1,832,363	(529,559)	1973	2005	40 years
Clifton Nursing and Rehab	(a	)	(5)	Clifton	TX	125,000	2,974,643	—	—	125,000	2,974,643	(765,834)	1995	2005	40 years
Brownwood Nursing and Rehab	(a	)	(2)	Brownwood	TX	140,000	3,463,711	1,522,390	—	140,000	4,986,101	(852,249)	1968	2005	40 years
Irving Nursing and Rehab	(a	)	(2)	Irving	TX	137,000	1,248,284	(10,284)	—	137,000	1,238,000	(333,444)	1972	2005	40 years
Stanton Nursing and Rehab	(a	)	(3)	Stanton	TX	261,000	1,017,599	11,707	—	261,000	1,029,306	(266,393)	1972	2005	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Valley Mills Nursing and Rehab	(a	)	(3)	Valley Mills	TX	34,000	1,091,210	(8,977)	—	34,000	1,082,233	(270,269)	1971	2005	40 years
Hometown Care Center	(a	)	(3)	Moody	TX	13,000	328,263	—	(341,263)	—	—	—		2005	40 years
Shuksan Healthcare Center	(a	)	(3)	Bellingham	WA	61,000	491,085	1,983,432	—	61,000	2,474,517	(340,787)	1965	2005	40 years
Orange Villa Nursing and Rehab	(a	)	(3)	Orange	TX	97,500	1,948,490	17,468	—	97,500	1,965,958	(486,690)	1973	2005	40 years
Pinehurst Nursing and Rehab	(a	)	(3)	Orange	TX	98,500	2,072,051	22,567	—	98,500	2,094,618	(535,694)	1955	2005	40 years
Wheeler Nursing and Rehab	(a	)	(2)	Wheeler	TX	17,000	1,369,290	—	—	17,000	1,369,290	(360,544)	1982	2005	40 years
North Pointe Nursing and Rehab	(a	)	(4)	Watauga	TX	1,061,000	3,845,890	—	—	1,061,000	3,845,890	(881,609)	1999	2005	40 years
ABC Health Center	(a	)	(2)	Harrisonville	MO	143,500	1,922,391	122,010	—	143,500	2,044,401	(451,064)	1970	2005	40 years
Camden Health Center	(a	)	(2)	Harrisonville	MO	189,000	2,531,961	68,462	—	189,000	2,600,423	(559,855)	1977	2005	40 years
Cedar Valley Health Center	(a	)	(2)	Rayton	MO	252,000	3,375,981	58,200	—	252,000	3,434,181	(819,610)	1978	2005	40 years
Monett Healthcare Center	(a	)	(2)	Monett	MO	259,000	3,469,761	(26,381)	—	259,000	3,443,380	(795,952)	1976	2005	40 years
White Ridge Health Center	(a	)	(2)	Lee’s Summit	MO	292,250	3,914,964	32,514	—	292,250	3,947,478	(886,786)	1986	2005	40 years
The Orchards Rehab/Care Center	(a	)	(3)	Lewiston	ID	201,000	4,319,316	505,634	—	201,000	4,824,950	(1,173,299)	1958	2005	40 years
SunBridge for Payette	(a	)	(3)	Payette	ID	179,000	3,165,530	(26,331)	—	179,000	3,139,199	(642,696)	1964	2005	40 years
Magic Valley Manor-Assisted Living	(b	)	(3)	Wendell	ID	177,000	405,331	1,005,334	—	177,000	1,410,665	(196,339)	1911	2005	40 years
McCall Rehab and Living Center	(a	)		McCall	ID	213,000	675,976	(5,624)	(883,352)	—	—	—	1965	2005	40 years
Menlo Park Health Care	(a	)	(3)	Portland	OR	112,000	2,205,297	184,777	—	112,000	2,390,074	(653,452)	1959	2005	40 years
Burton Care Center	(a	)	(3)	Burlington	WA	115,000	1,169,629	85,957	—	115,000	1,255,586	(271,239)	1930	2005	40 years
Columbia View Care Center	(a	)	(3)	Cathlamet	WA	49,200	504,900	(0)	(93,098)	38,246	422,756	(135,952)	1965	2005	40 years
Pinehurst Park Terrace	(a	)		Seattle	WA	—	360,236	—	(360,236)	—	—	—		2005	40 years
Grandview Healthcare Center	(a	)	(3)	Grandview	WA	19,300	1,155,216	14,917	—	19,300	1,170,133	(383,322)	1964	2005	40 years
Hillcrest Manor	(a	)	(3)	Sunnyside	WA	102,000	1,638,826	6,856,674	—	102,000	8,495,500	(649,404)	1970	2005	40 years
Evergreen Foothills Center	(a	)	(3)	Phoenix	AZ	500,000	4,537,644	—	—	500,000	4,537,644	(1,340,585)	1997	2005	40 years
Evergreen Hot Springs Center	(a	)	(3)	Hot Springs	MT	103,500	1,942,861	19,412	—	103,500	1,962,273	(446,117)	1963	2005	40 years
Evergreen Polson Center	(a	)	(3)	Polson	MT	121,000	2,357,612	(19,412)	—	121,000	2,338,200	(570,439)	1971	2005	40 years
Evergreen Sun City Center	(a	)	(3)	Sun City	AZ	476,231	5,697,720	60,161	—	476,231	5,757,881	(1,385,966)	1985	2005	40 years
Sunset Gardens at Mesa	(b	)	(3)	Mesa	AZ	123,000	1,640,673	(13,547)	—	123,000	1,627,126	(375,124)	1974	2005	40 years
Evergreen Mesa Christian Center	(a	)	(3)	Mesa	AZ	466,000	6,231,061	(46,614)	(615,000)	466,000	5,569,447	(1,526,643)	1973	2005	40 years
Evergreen The Dalles Center	(a	)	(2)	The Dalles	OR	200,000	3,831,789	91,952	—	200,000	3,923,741	(841,322)	1964	2005	40 years
Evergreen Vista Health Center	(a	)	(2)	LaGrande	OR	281,000	4,783,790	248,354	—	281,000	5,032,144	(1,029,198)	1961	2005	40 years
Whitman Health and Rehab Center	(a	)	(2)	Colfax	WA	231,000	6,271,162	38,289	—	231,000	6,309,451	(1,287,203)	1985	2005	40 years
Fountain Retirement Hotel	(b	)	(3)	Youngtown	AZ	101,300	1,939,835	169,696	(1,634,700)	4,550	571,581	(479,533)	1971	2005	40 years
Gilmer Care Center	(a	)	(3)	Gilmer	TX	257,000	2,992,894	362,306	—	257,000	3,355,200	(725,838)	1967	2005	40 years
Columbus Nursing and Rehab Center	(a	)	(2)	Columbus	WI	352,000	3,476,920	301,848	—	352,000	3,778,768	(761,893)	1950	2005	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
San Juan Rehab and Care Center	(a	)	(3)	Anacortes	WA	625,000	1,184,855	2,041,630	—	625,000	3,226,485	(713,654)	1965	2005	40 years
Infinia at Faribault	(a	)	(3)	Faribault	MN	70,000	1,484,598	102,124	—	70,000	1,586,722	(411,328)	1958	2005	40 years
Infinia at Owatonna	(a	)	(3)	Owatonna	MN	125,000	2,321,296	(19,308)	—	125,000	2,301,988	(544,998)	1963	2005	40 years
Infinia at Willmar	(a	)	(3)	Wilmar	MN	70,000	1,341,155	19,645	—	70,000	1,360,800	(327,063)	1998	2005	40 years
Infinia at Florence Heights	(a	)	(2)	Omaha	NE	413,000	3,516,247	4,352	(742,383)	310,538	2,880,678	(941,217)	1999	2005	40 years
Infinia at Ogden	(a	)	(3)	Ogden	UT	233,800	4,478,450	600,246	—	233,800	5,078,696	(1,018,039)	1977	2005	40 years
Prescott Manor Nursing Center	(a	)	(3)	Prescott	AR	43,500	1,461,860	209,056	—	43,500	1,670,916	(479,048)	1965	2005	40 years
Star City Nursing Center	(a	)	(3)	Star City	AR	28,000	1,068,891	80,125	—	28,000	1,149,016	(265,375)	1969	2005	40 years
Westview Manor of Peabody	(a	)	(3)	Peabody	KS	22,000	502,177	137,682	—	22,000	639,859	(119,708)	1963	2005	40 years
Orchard Grove Extended Care Center	(a	)	(2)	Benton Harbor	MI	166,000	3,185,496	439,904	(491,113)	138,744	3,161,543	(778,747)	1971	2005	40 years
Marysville Care Center	(a	)		Marysville	CA	281,000	1,319,608	—	(1,600,608)	—	—	—		2005	40 years
Yuba City Care Center	(a	)		Yuba City	CA	177,385	2,129,584	—	(2,306,969)	—	—	—		2005	40 years
Lexington Care Center	(a	)	(3)	Lexington	MO	151,000	2,943,170	325,142	—	151,000	3,268,312	(772,950)	1970	2005	40 years
Twin Falls Care Center	(a	)	(3)	Twin Falls	ID	448,000	5,144,793	—	—	448,000	5,144,793	(1,162,858)	1961	2005	40 years
Gordon Lane Care Center	(a	)	(2)	Fullerton	CA	2,982,000	3,648,346	—	—	2,982,000	3,648,346	(810,876)	1966	2005	40 years
Sierra View Care Center	(a	)	(3)	Baldwin Park	CA	868,400	1,748,141	6,377	—	868,400	1,754,518	(449,472)	1938	2005	40 years
Villa Maria Care Center	(a	)	(4)	Long Beach	CA	139,600	766,778	—	(906,378)	—	—	—		2005	40 years
High Street Care Center	(a	)	(3)	Oakland	CA	246,000	684,695	11,776	—	246,000	696,471	(162,108)	1961	2005	40 years
MacArthur Care Center	(a	)	(3)	Oakland	CA	246,000	1,415,776	(11,776)	—	246,000	1,404,000	(441,460)	1960	2005	40 years
Pomona Vista Alzheimer’s Center	(a	)	(3)	Ponoma	CA	403,000	954,853	—	—	403,000	954,853	(247,312)	1959	2005	40 years
Rose Convalescent Hospital	(a	)	(4)	Baldwin Park	CA	1,308,000	486,043	—	—	1,308,000	486,043	(146,130)	1963	2005	40 years
Country Oaks Nursing Center	(a	)	(3)	Ponoma	CA	1,393,000	2,426,180	—	—	1,393,000	2,426,180	(555,496)	1964	2005	40 years
Evergreen Nursing/Rehab Center	(a	)	(3)	Effingham	IL	317,388	3,461,794	—	—	317,388	3,461,794	(807,416)	1974	2005	40 years
Deseret at Hutchinson	(a	)	(2)	Hutchinson	KS	180,000	2,546,991	—	—	180,000	2,546,991	(619,799)	1963	2005	40 years
Northridge Healthcare/Rehab	(a	)		Little Rock	AR	465,000	3,011,597	55,321	(3,531,918)	—	—	—	1969	2005	40 years
Doctors Nursing and Rehab Center	(a	)	(3)	Salem	IL	125,000	4,663,792	900,000	—	125,000	5,563,792	(1,129,755)	1972	2005	40 years
Woodland Hills Health/Rehab	(a	)		Little Rock	AR	270,000	4,006,007	—	(4,276,007)	—	—	—	1979	2005	40 years
North Richland Hills	(a	)		North Richland Hills	TX	980,458	—	5,067,466	(6,047,924)	—	—	—		2005	40 years
Chenal Heights	(a	)	(2)	Little Rock	AR	1,411,446	—	7,330,169	—	1,411,446	7,330,169	(1,348,438)	2008	2006	40 years
Willis Nursing and Rehab	(a	)	(2)	Willis	TX	212,000	2,407,367	—	—	212,000	2,407,367	(456,924)	1975	2006	40 years
Blanchette Place Care Center	(a	)	(3)	St. Charles	MO	1,300,000	10,777,312	3,586	—	1,300,000	10,780,898	(1,856,609)	1994	2006	40 years
Cathedral Gardens Care Center	(a	)	(3)	St. Louis	MO	1,600,000	9,524,876	51,229	—	1,600,000	9,576,105	(1,698,129)	1979	2006	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Heritage Park Skilled Care	(a	)	(3)	Rolla	MO	1,200,000	7,840,918	775,182	—	1,200,000	8,616,100	(1,330,566)	1993	2006	40 years
Oak Forest Skilled Care	(a	)	(3)	Ballwin	MO	550,000	3,995,129	42,870	—	550,000	4,037,999	(718,435)	2004	2006	40 years
Richland Care and Rehab	(a	)	(3)	Olney	IL	350,000	2,484,264	—	—	350,000	2,484,264	(497,646)	2004	2006	40 years
Bonham Nursing and Rehab	(a	)	(3)	Bonham	TX	76,000	1,129,849	—	—	76,000	1,129,849	(202,688)	1969	2006	40 years
Columbus Nursing and Rehab	(a	)		Columbus	TX	150,000	1,808,552	—	(1,958,552)	—	—	—	1974	2006	40 years
Denison Nursing and Rehab	(a	)	(2)	Denison	TX	178,000	1,945,000	—	—	178,000	1,945,000	(350,737)	1958	2006	40 years
Falfurrias Nursing and Rehab	(a	)	(2)	Falfurias	TX	92,000	1,065,000	—	—	92,000	1,065,000	(209,239)	1974	2006	40 years
Houston Nursing and Rehab	(a	)	(2)	Houston	TX	228,000	2,451,893	39,464	—	228,000	2,491,357	(441,065)	1976	2006	40 years
Kleburg County Nursing/Rehab	(a	)	(3)	Kingsville	TX	315,000	3,688,676	594,778	—	315,000	4,283,454	(664,566)	1947	2006	40 years
Terry Haven Nursing and Rehab	(a	)	(3)	Mount Vernon	TX	180,000	1,970,861	—	—	180,000	1,970,861	(386,090)	2004	2006	40 years
Deseret at Mansfield	(b	)	(3)	Mansfield	OH	146,000	2,689,968	15,748	—	146,000	2,705,716	(450,288)	1980	2006	40 years
Clarkston Care Center	(a	)	(3)	Clarkston	WA	161,633	7,038,367	5,514,068	—	161,633	12,552,435	(1,629,385)	1970	2006	40 years
Highland Terrace Nursing Center	(a	)	(3)	Camas	WA	592,776	3,921,159	6,257,608	—	592,776	10,178,767	(1,202,776)	1970	2006	40 years
Richland Rehabilitation Center	(a	)	(3)	Richland	WA	693,000	9,307,000	145,819	—	693,000	9,452,819	(1,562,767)	2004	2006	40 years
Evergreen Milton-Freewater Center	(a	)	(2)	Milton Freewater	OR	700,000	5,403,570	—	—	700,000	5,403,570	(971,800)	1965	2006	40 years
Douglas Rehab and Care Center	(a	)	(3)	Matoon	IL	250,000	2,390,779	1,248,778	(13,246)	250,000	3,626,311	(456,150)	1963	2006	40 years
Hillside Living Center	(a	)	(3)	Yorkville	IL	560,000	3,073,603	1	(3,168)	560,000	3,070,436	(597,477)	1963	2006	40 years
Arbor View Nursing / Rehab Center	(a	)		Zion	IL	147,000	5,235,290	130,209	(5,512,500)	—	(1)	—	1970	2006	40 years
Ashford Hall	(a	)	(3)	Irving	TX	1,746,000	11,418,567	113,706	(142,702)	1,746,000	11,389,571	(1,963,546)	1964	2006	40 years
Belmont Nursing and Rehab Center	(a	)	(3)	Madison	WI	480,000	1,861,061	6,207	—	480,000	1,867,268	(396,012)	1974	2006	40 years
Blue Ash Nursing and Rehab Center	(a	)	(3)	Cincinnati	OH	125,000	6,278,450	447,530	(90,000)	123,200	6,637,780	(1,353,591)	1969	2006	40 years
West Chester Nursing/Rehab Center	(a	)		West Chester	OH	375,000	5,663,460	368,689	(3,554,657)	94,855	2,757,637	(1,107,494)	1965	2006	40 years
Wilmington Nursing/Rehab Center	(a	)	(3)	Willmington	OH	125,000	6,078,450	472,388	—	125,000	6,550,838	(1,312,900)	1951	2006	40 years
Extended Care Hospital of Riverside	(a	)	(2)	Riverside	CA	1,091,000	5,646,826	—	(26,375)	1,091,000	5,620,451	(1,469,592)	1967	2006	40 years
Heritage Manor	(a	)	(2)	Monterey Park	CA	1,585,508	9,274,154	—	(23,200)	1,585,508	9,250,954	(2,143,023)	1965	2006	40 years
French Park Care Center	(a	)	(2)	Santa Ana	CA	1,076,447	5,983,614	596,442	—	1,076,447	6,580,056	(1,133,944)	1967	2006	40 years
North Valley Nursing Center	(a	)	(2)	Tujunga	CA	613,800	5,031,473	—	(25,382)	613,800	5,006,091	(1,035,817)	1967	2006	40 years
Villa Rancho Bernardo Care Center	(a	)	(2)	San Diego	CA	1,425,347	9,652,911	65,349	(57,067)	1,425,347	9,661,193	(1,729,787)	1994	2006	40 years
Austin Nursing Center	(a	)	(3)	Austin	TX	1,501,040	4,504,643	1,725,687	—	1,501,040	6,230,330	(753,699)	2007	2007	40 years
Dove Hill Care Center and Villas	(a	)	(3)	Hamilton	TX	58,397	5,781,296	—	—	58,397	5,781,296	(865,917)	1998	2007	40 years
Brighten at Medford	(a	)		Medford	MA	2,365,610	6,612,915	291,913	(9,270,437)	—	1	—	1978	2007	40 years
Brighten at Ambler	(a	)	(3)	Ambler	PA	370,010	5,111,673	(652,999)	—	370,010	4,458,674	(693,396)	1963	2007	40 years
Brighten at Broomall	(a	)	(3)	Broomall	PA	607,870	3,930,013	590,503	—	607,870	4,520,516	(777,066)	1955	2007	40 years
Brighten at Bryn Mawr	(a	)	(3)	Bryn Mawr	PA	708,300	6,352,474	1,468,774	—	708,300	7,821,248	(1,171,986)	1972	2007	40 years
Brighten at Julia Ribaudo	(a	)	(3)	Lake Ariel	PA	369,050	7,559,765	730,412	—	369,050	8,290,177	(1,339,352)	1980	2007	40 years
Good Samaritan Nursing Home	(a	)	(3)	Avon	OH	393,813	8,856,210	108,495	—	393,813	8,964,705	(1,575,023)	1964	2007	40 years
Belleville Illinois	(a	)	(3)	Belleville	IL	670,481	3,431,286	—	—	670,481	3,431,286	(522,068)	1978	2007	40 years
Homestead Various Leases (b)	(a	)	(3)		TX	345,197	4,352,982	5,504	—	345,197	4,358,486	(673,347)		2007	40 years
Byrd Haven Nursing Home	(a	)	(3)	Searcy	AR	772,501	2,413,388	131,823	(1,897,763)	49,279	1,370,670	(419,949)	1961	2008	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Evergreen Arvin Healthcare	(a	)	(2)	Arvin	CA	900,000	4,764,928	783,736	—	1,028,705	5,419,959	(692,938)	1984	2008	40 years
Evergreen Bakersfield Healthcare	(a	)	(2)	Bakersfield	CA	1,000,000	12,154,112	1,820,236	—	1,153,135	13,821,213	(1,593,216)	1987	2008	40 years
Evergreen Lakeport Healthcare	(a	)	(2)	Lakeport	CA	1,100,000	5,237,033	876,918	—	1,256,514	5,957,437	(778,985)	1987	2008	40 years
New Hope Care Center	(a	)	(2)	Tracy	CA	1,900,000	10,293,920	1,687,692	—	2,172,271	11,709,341	(1,374,418)	1987	2008	40 years
Olive Ridge Care Center	(a	)	(2)	Oroville	CA	800,000	8,609,470	2,138,439	—	925,065	10,622,844	(1,246,297)	1987	2008	40 years
Twin Oaks Health & Rehab	(a	)	(2)	Chico	CA	1,300,000	8,397,558	1,341,477	—	1,488,063	9,550,972	(1,225,410)	1988	2008	40 years
Evergreen Health & Rehab	(a	)	(2)	LaGrande	OR	1,400,000	808,374	295,533	—	1,587,353	916,554	(149,521)	1975	2008	40 years
Evergreen Bremerton Health & Rehab	(a	)		Bremerton	WA	650,000	1,366,315	0	(2,016,315)	—	—	—	1969	2008	40 years
Four Fountains	(a	)	(3)	Belleville	IL	989,489	5,007,411	—	—	989,489	5,007,411	(578,259)	1972	2008	40 years
Brookside Health & Rehab	(a	)	(3)	Little Rock	AR	750,690	4,421,289	1,613,473	—	750,690	6,034,762	(734,788)	1969	2008	40 years
Skilcare Nursing Center	(a	)	(3)	Jonesboro	AR	417,050	7,007,007	148,119	—	417,050	7,155,126	(898,122)	1973	2008	40 years
Stoneybrook Health & Rehab Center	(a	)	(3)	Benton	AR	250,231	3,170,134	312,823	—	250,230	3,482,958	(441,799)	1968	2008	40 years
Trumann Health & Rehab	(a	)	(3)	Trumann	AR	166,821	3,587,185	103,952	—	166,820	3,691,138	(453,532)	1971	2008	40 years
Deseret at McPherson	(a	)	(2)	McPherson	KS	92,000	1,874,920	—	—	92,000	1,874,920	(225,292)	1970	2008	40 years
Mission Nursing Center	(a	)	(3)	Riverside	CA	230,000	1,209,976	—	—	230,000	1,209,976	(149,498)	1957	2008	40 years
New Byrd Haven Nursing Home	(a	)	(3)	Searcy	AR	—	10,213,112	629,701	—	629,701	10,213,112	(1,177,199)	2009	2009	40 years
Evergreen Health & Rehab of Petaluma	(a	)	(2)	Petaluma	CA	748,668	2,459,910	—	—	748,668	2,459,910	(363,728)	1969	2009	40 years
Evergreen Mountain View Health & Rehab	(a	)	(2)	Carson City	NV	3,454,723	5,942,468	—	—	3,454,723	5,942,468	(631,450)	1977	2009	40 years
Little Rock Health and Rehab	(a	)		Little Rock	AR	471,169	4,778,831	7,612,989	(12,862,989)	—	—	—	1971	2009	40 years
Hidden Acres Health Care	(a	)	(3)	Mount Pleasant	TN	67,413	3,312,587	—	—	67,413	3,312,587	(227,391)	1979	2010	40 years
Community Care and Rehab	(a	)	(1)	Riverside	CA	1,648,067	9,851,932	—	—	1,648,067	9,851,932	(710,856)	1965	2010	40 years
Heritage Gardens of Portageville	(a	)	(4)	Portageville	MO	223,658	3,088,802	—	—	223,658	3,088,802	(195,580)	1995	2010	40 years
Heritage Gardens of Greenville	(a	)	(4)	Greenville	MO	118,925	2,218,776	—	—	118,925	2,218,776	(143,730)	1990	2010	40 years
Heritage Gardens of Senath	(a	)	(4)	Senath	MO	108,843	2,773,194	265,743	—	108,843	3,038,937	(195,911)	1980	2010	40 years
Heritage Gardens of Senath South	(a	)	(4)	Senath	MO	72,805	1,854,998	—	—	72,805	1,854,998	(122,326)	1980	2010	40 years
The Carrington	(a	)	(3)	Lynchburg	VA	705,888	4,294,112	—	—	705,888	4,294,112	(248,419)	1994	2010	40 years
Arma Care Center	(a	)	(2)	Arma	KS	57,452	2,897,772	—	—	57,452	2,897,772	(171,754)	1970	2010	40 years
Yates Center Nursing and Rehab	(a	)	(2)	Yates	KS	54,340	2,990,435	—	—	54,340	2,990,435	(176,388)	1967	2010	40 years
Great Bend Health & Rehab Center	(a	)	(3)	Great Bend	KS	111,482	4,588,518	299,535	—	111,482	4,888,053	(349,923)	1965	2010	40 years
Maplewood at Norwalk	(b	)	(3)	Norwalk	CT	1,589,950	1,010,050	15,792,103	—	1,589,950	16,802,153	(83,716)	1983	2010	40 years
Carrizo Springs Nursing & Rehab	(a	)	(3)	Carrizo Springs	TX	45,317	1,954,683	—	—	45,317	1,954,683	(126,306)	1965	2010	40 years
Maplewood at Orange	(b	)	(2)	Orange	CT	1,133,533	11,155,287	2,131,478	—	1,133,533	13,286,765	(729,962)	1999	2010	40 years
Wellington Leasehold	(a	)	(3)	Wellington	KS	—	—	2,000,000	—	—	2,000,000	(121,575)	1957	2010	21 years
St. James Nursing & Rehab	(a	)	(3)	Carrabelle	FL	1,144,155	8,855,845	—	—	1,144,155	8,855,845	(501,574)	2009	2011	40 years
University Manor	(a	)	(3)	Cleveland	OH	886,425	8,694,575	—	—	886,425	8,694,575	(428,928)	1982	2011	40 years
Grand Rapids Care Center	(a	)	(3)	Grand Rapids	OH	288,249	1,516,629	—	—	288,249	1,516,629	(75,009)	1993	2011	40 years
Bellevue Care Center	(a	)	(3)	Bellevue	OH	282,354	3,440,207	—	—	282,354	3,440,207	(158,585)	1988	2011	40 years
Orchard Grove Assisted Living	(b	)	(3)	Bellevue	OH	282,354	3,440,207	—	—	282,354	3,440,207	(158,585)	1998	2011	40 years
Woodland Manor Nursing and Rehabilitation	(a	)	(5)	Conroe	TX	576,518	2,090,586	280,458	—	576,518	2,371,044	(133,274)	1975	2011	40 years
Fredericksburg Nursing and Rehabilitation	(a	)	(5)	Fredericksburg	TX	326,731	3,046,370	—	—	326,731	3,046,370	(146,543)	1970	2011	40 years
Jasper Nursing and Rehabilitation	(a	)	(5)	Jasper	TX	113,083	2,554,020	28,500	—	113,083	2,582,520	(116,740)	1972	2011	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Legacy Park Community Living Center	(a	)	(4)	Peabody	KS	33,420	1,266,580	—	—	33,420	1,266,580	(64,381)	1963	2011	40 years
Lakewood Senior Living of Pratt	(a	)	(3)	Pratt	KS	18,503	502,901	312,315	—	18,503	815,216	(33,659)	1964	2011	40 years
Lakewood Senior Living of Seville	(a	)	(3)	Wichita	KS	93,731	896,938	150,903	—	93,731	1,047,841	(56,025)	1977	2011	40 years
Lakewood Senior Living of Haviland	(a	)	(3)	Haviland	KS	112,480	648,771	16,293	—	112,480	665,064	(39,040)	1971	2011	40 years
Oak Manor Nursing and Rehabilitation	(a	)	(5)	Commerce	TX	224,899	1,867,793	443,861	—	224,899	2,311,654	(111,312)	1963	2011	40 years
Loma Linda Healthcare	(a	)	(3)	Moberly	MO	913,017	4,556,983	—	—	913,017	4,556,983	(222,847)	1987	2011	40 years
Maplewood at Newtown	(b	)	(3)	Newtown	CT	4,941,584	7,058,416	3,332,745	—	6,314,004	9,018,741	(439,668)	2000	2011	40 years
Chatham Acres Nursing Home	(a	)	(3)	Chatham	PA	203,431	1,996,569	2,499,534	—	203,431	4,496,103	(105,016)	1873	2011	40 years
Transitions Healthcare Gettysburg	(a	)	(3)	Gettysburg	PA	241,994	5,858,005	347,001	—	241,994	6,205,006	(245,949)	1950	2011	40 years
Maplewood at Darien	(b	)	(3)	Darien	CT	2,430,458	3,069,542	12,368,599	—	2,430,458	15,438,141	(158,177)	2012	2011	40 years
Crawford Manor	(a	)	(3)	Cleveland	OH	119,877	3,080,123	—	—	119,877	3,080,123	(109,649)	1994	2011	40 years
Aviv Asset Management	(d	)		Chicago	IL	—	—	991,040	—	—	991,040	(236,577)
Aviv Healthcare Properties LP			-2	Chicago	IL	—	—	53,750	—	—	53,750	—
Skagit Aviv	(e	)	(3)	Mt. Vernon	WA	—	—	422,205	(422,205)	—	—	—			40 years
Chatham Acres	(e	)	(3)	Chatham	PA	—	—	—	—	—	—	—	1873	2011	40 years
Amberwood Manor Nursing Home Rehabilitation	(a	)	(3)	New Philadelphia	PA	450,642	3,264,346	—	—	450,642	3,264,346	(101,044)	1962	2011	40 years
Caring Heights Community Care & Rehabilitation Center	(a	)	(3)	Coroapolis	PA	1,546,079	10,018,012	—	—	1,546,079	10,018,012	(311,362)	1983	2011	40 years
Dunmore Healthcare Group	(a	)	(3)	Dunmore	PA	398,110	6,812,777	—	—	398,110	6,812,777	(213,709)	2002	2011	40 years
Eagle Creek Healthcare Group	(a	)	(3)	West Union	OH	1,055,733	5,774,130	—	—	1,055,733	5,774,130	(180,081)	1981	2011	40 years
Edison Manor Nursing & Rehabilitation	(a	)	(3)	New Castle	PA	393,475	8,246,253	—	—	393,475	8,246,253	(259,686)	1982	2011	40 years
Indian Hills Health & Rehabilitation Center	(a	)	(3)	Euclid	OH	852,677	8,425,268	—	—	852,677	8,425,268	(261,573)	1989	2011	40 years
Milcrest Nursing Center	(a	)	(3)	Marysville	OH	735,942	2,169,369	—	—	735,942	2,169,369	(69,107)	1968	2011	40 years
Scranton Healthcare Center	(a	)	(5)	Scranton	PA	1,120,202	5,536,985	—	—	1,120,202	5,536,985	(169,217)	2002	2011	40 years
Deseret Nursing & Rehabilitation at Colby	(a	)	(5)	Colby	KS	569,437	2,798,928	—	—	569,437	2,798,928	(85,013)	1974	2011	40 years
Deseret Nursing & Rehabilitation at Kensington	(a	)	(5)	Kensington	KS	279,893	1,418,766	—	—	279,893	1,418,766	(45,603)	1967	2011	40 years
Deseret Nursing & Rehabilitation at Onaga	(a	)	(5)	Onaga	KS	86,863	2,866,488	—	—	86,863	2,866,488	(86,984)	1959	2011	40 years
Deseret Nursing & Rehabilitation at Oswego	(a	)	(5)	Oswego	KS	183,378	839,678	—	—	183,378	839,678	(27,869)	1960	2011	40 years
Deseret Nursing & Rehabilitation at Smith Center	(a	)	(5)	Smith Center	KS	106,166	1,650,402	—	—	106,166	1,650,402	(51,515)	1960	2011	40 years
Burford Manor	(a	)	(3)	Davis	OK	80,000	3,220,000	—	—	80,000	3,220,000	(100,042)	1969	2011	40 years
Care Meridian Cowan Heights	(h	)	(5)	Santa Ana	CA	219,887	1,129,422	—	—	219,887	1,129,422	(37,231)	1989	2011	40 years
Care Meridian Escondido	(h	)	(5)	Escondido	CA	169,913	1,139,416	—	—	169,913	1,139,416	(38,230)	1990	2011	40 years
Care Meridian Fresno-Marks	(h	)	(5)	Fresno	CA	269,862	1,709,125	—	—	269,862	1,709,125	(54,722)	1990	2011	40 years
Care Meridian La Habra Heights	(h	)	(5)	La Habra	CA	199,898	1,339,314	—	—	199,898	1,339,314	(43,228)	1990	2011	40 years
Care Meridian Sacramento	(h	)	(5)	Elk Grove	CA	219,887	1,649,155	—	—	219,887	1,649,155	(53,223)	1992	2011	40 years
Care Meridian Oxnard	(h	)	(5)	Oxnard	CA	99,949	1,219,375	—	—	99,949	1,219,375	(40,229)	1994	2011	40 years
Care Meridian Santiago Canyon	(h	)	(5)	Silverado	CA	549,718	1,039,468	—	—	549,718	1,039,468	(37,981)	1999	2011	40 years
Care Meridian Marin	(h	)	(5)	Fairfax	CA	319,836	2,148,899	—	—	319,836	2,148,899	(65,717)	2000	2011	40 years
Care Meridian Gilroy	(h	)	(5)	Gilroy	CA	1,089,442	1,759,099	—	—	1,089,442	1,759,099	(55,972)	2000	2011	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Care Meridian Artesia	(h	)	(5)	Artesia	CA	179,908	1,389,288	—	—	179,908	1,389,288	(44,477)	2002	2011	40 years
Care Meridian Las Vegas	(a	)	(5)	Las Vegas	NV	759,611	7,776,017	—	—	759,611	7,776,017	(229,632)	2004	2011	40 years
Sandalwood Healthcare	(a	)	(3)	Little Rock	AR	1,040,000	3,710,000	697,485	—	1,040,000	4,407,485	(129,404)	1996	2011	40 years
Bath Creek			(3)	Cuyahoga Falls	OH	—	—	—	—	—	—	—	2013	2012	40 years
Astoria Health and Rehab	(a	)	(5)	Germantown	OH	330,000	2,170,000	270,551	—	330,000	2,440,551	(59,462)	1996	2012	40 years
Gardnerville Health and Rehab	(a	)	(3)	Gardnerville	NV	1,237,736	3,562,264	—	—	1,237,736	3,562,264	(86,792)	2000	2012	40 years
North Platte Care Centre	(a	)/(b)	(3)	North Platte	NE	236,520	2,128,680	46,884	—	236,520	2,175,564	(70,305)	1984	2012	40 years
Fair Oaks Care Centre	(b	)	(3)	Shenandoah	IA	68,121	401,679	—	—	68,121	401,679	(9,719)	1997	2012	40 years
Crest Haven Care Centre	(a	)	(3)	Creston	IA	72,333	1,466,667	57,681	—	72,333	1,524,348	(36,983)	1964	2012	40 years
Premier Estates Rock Rapids	(b	)	(3)	Rock Rapids	IA	82,782	2,282,418	—	—	82,782	2,282,418	(53,907)	1998	2012	40 years
Rock Rapids Care Centre	(a	)	(3)	Rock Rapids	IA	113,270	2,349,130	151,239	—	113,270	2,500,369	(56,421)	1976	2012	40 years
Elmwood Care Centre	(a	)/(b)	(3)	Onawa	IA	227,383	1,732,817	180,025	—	227,383	1,912,842	(50,232)	1961	2012	40 years
Sunny Knoll Care Centre	(a	)	(3)	Rockwell City	IA	62,483	2,092,116	(0)	—	62,483	2,092,116	(49,915)	1966	2012	40 years
New Hampton Care Centre	(a	)	(3)	New Hampton	IA	144,180	2,739,420	31,015	—	144,180	2,770,435	(69,998)	1967	2012	40 years
Monte Siesta	(a	)	(4)	Austin	TX	770,000	5,230,000	—	—	770,000	5,230,000	(121,323)	1964	2012	40 years
Silver Pines	(a	)	(4)	Bastrop	TX	480,000	3,120,000	—	—	480,000	3,120,000	(88,384)	1987	2012	40 years
Spring Creek	(a	)	(4)	Beaumont	TX	300,000	700,000	—	—	300,000	700,000	(18,770)	1969	2012	40 years
Riverview	(a	)	(4)	Boerne	TX	780,000	3,470,000	—	—	780,000	3,470,000	(96,046)	1994	2012	40 years
Bluebonnet	(a	)	(4)	Karnes City	TX	420,000	3,130,000	—	—	420,000	3,130,000	(92,930)	1994	2012	40 years
Cottonwood	(a	)	(4)	Denton	TX	240,000	2,060,000	—	—	240,000	2,060,000	(49,789)	1969	2012	40 years
Regency Manor	(a	)	(4)	Floresville	TX	780,000	6,120,000	—	—	780,000	6,120,000	(157,503)	1995	2012	40 years
DeLeon	(a	)	(4)	DeLeon	TX	200,000	2,800,000	—	—	200,000	2,800,000	(68,241)	1974	2012	40 years
Spring Oaks	(a	)	(4)	Lampasas	TX	360,000	4,640,000	—	—	360,000	4,640,000	(117,091)	1990	2012	40 years
Lynwood	(a	)	(4)	Levelland	TX	300,000	3,800,000	—	—	300,000	3,800,000	(109,087)	1990	2012	40 years
Sienna	(a	)	(4)	Odessa	TX	350,000	8,050,000	—	—	350,000	8,050,000	(169,601)	1974	2012	40 years
Deerings	(a	)	(4)	Odessa	TX	280,000	8,420,000	35,029	—	280,000	8,455,029	(179,140)	1975	2012	40 years
Terrace West	(a	)	(4)	Midland	TX	440,000	5,860,000	—	—	440,000	5,860,000	(139,107)	1975	2012	40 years
Lake Lodge	(a	)	(4)	Lake Worth	TX	650,000	4,610,000	—	—	650,000	4,610,000	(114,016)	1977	2012	40 years
Nolan	(a	)	(4)	Sweetwater	TX	190,000	4,210,000	—	—	190,000	4,210,000	(118,415)	2010	2012	40 years
Langdon Hall	(b	)	(5)	Bradenton	FL	390,000	4,546,000	60,125	—	390,000	4,606,125	(97,833)	1985	2012	40 years
Mount Washington Residence	(b	)	(5)	Eau Claire	WI	1,040,000	1,460,000	133,120	—	1,040,000	1,593,120	(34,575)	1930	2012	40 years
Maplewood at Danbuy	(b	)	(1)	Danbury	CT	1,918,801	14,081,199	—	—	1,918,801	14,081,199	(228,086)	1968	2012	40 years
Rivercrest Specialty Hospital	(i	)	(3)	Mishawaka	IN	328,000	8,072,000	—	—	328,000	8,072,000	(109,865)	1991	2012	40 years
Safe Haven Hospital and Care Center	(a	)	(3)	Pocatello	ID	470,000	5,530,000	163,871	—	470,000	5,693,871	(64,724)	1970	2012	40 years
Care Meridian Pleasanton	(h	)	(3)	Pleasanton	CA	410,647	751,184	970,201	—	410,647	1,721,385	(7,512)	2012	2012	40 years
Highlands Nursing and Rehabilitation Center	(a	)	(3)	Louisville	KY	440,893	9,484,107	—	—	440,893	9,484,107	(75,810)	1977	2012	40 years
Seven Oaks Nursing & Rehabilitation	(a	)	(4)	Glendale	WI	1,620,000	5,980,000	—	—	1,620,000	5,980,000	(28,792)	1994	2012	40 years
Inola Health Care Center	(a	)	(3)	Inola	OK	520,000	2,480,000	—	—	520,000	2,480,000	—	1990	2012	40 years
Avondale Cottage of Pryor	(b	)	(3)	Pryor	OK	100,000	400,000	—	—	100,000	400,000	—	2000	2012	40 years
Nesbit Living and Recovery Center	(a	)	(4)	Seguin	TX	600,000	4,400,000	—	—	600,000	4,400,000	(12,917)	1958	2012	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Care Meridian Granite Bay	(h	)	(3)	Granite Bay	CA	540,000	435,000	—	—	540,000	435,000	—	1978	2012	40 years
The Woodlands at Robinson	(a	)	(3)	Ravenna	OH	660,000	6,940,000	—	—	660,000	6,940,000	—	2000	2012	40 years
The Harbor House of Ocala	(b	)	(4)	Dunnellon, FL	FL	690,000	3,510,000	—	—	690,000	3,510,000	(9,375)	1993	2012	40 years
The Harmony House at Ocala	(b	)	(4)	Ocala, FL	FL	500,000	2,800,000	—	—	500,000	2,800,000	(7,084)	1984	2012	40 years
The Haven House at Ocala	(b	)	(4)	Dunnellon, FL	FL	490,000	2,610,000	—	—	490,000	2,610,000	(6,625)	1991	2012	40 years
Seaside Manor Ormond Beach	(b	)	(4)	Ormond Beach, FL	FL	630,000	2,870,000	—	—	630,000	2,870,000	(8,104)	1996	2012	40 years
Eagle Lake Nursing and Rehabilitation	(e	)	(3)	Eagle Lake	TX	92,561	—	598,944	—	92,561	598,944	—	2013	2012	40 years

						$124,030,596	$917,645,734	$121,527,310	$(71,420,631)	$119,224,819	$972,558,190	$(119,371,113)

Assets under direct financing leases

Description	Type of Asset		Encumbrances	City	State	Initial Cost to Company	Accretion/ Amortization	Impairment/ Dispositions	Gross Amount Carried at December 31, 2012	Year of Construction	Date Acquired
Fountain Lake	(a	)	(2)	Hot Springs	AR	$10,418,738	$630,382	$—	$11,049,120	2007	2008

						$10,418,738	$630,382	$—	$11,049,120

(a)	Skilled Nursing Facilities (SNFs)
(b)	Assisted Living Facilities (ALFs)
(c)	Vacant Land
(d)	Assets relating to corporate office space
(e)	Devlopmental asset
(f)	Includes six properties all located in Texas
(g)	The aggregate cost for federal income tax purposes of the real estate as of December 31, 2012 is $812,833,004 (unaudited)
(h)	Traumatic Brain Injury Center (TBIs)
(i)	Long Term Acute Care

Encumbrances:
(1)	Standalone first mortgage
(2)	Primary GE Credit Facility
(3)	Unencumbered
(4)	BAML Revolving Credit Facility
(5)	GE Acquisition Line

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

	For the Years Ended December 31,
	2012	2011	2010
Reconciliation of real estate:
Carrying cost:
Balance at beginning of period	$919,383,767	$703,049,477	$636,409,268
Additions during period:
Acquisitions	184,325,392	186,078,338	63,005,000
Development of rental properties and capital expenditures	42,447,824	36,686,682	7,815,209
Dispositions:
Sale of assets	(32,207,992)	(339,009)	(4,084,000)
Impairment(i)	(11,116,862)	(6,091,721)	(96,000)

Balance at end of period	$1,102,832,129	$919,383,767	$703,049,477

Accumulated depreciation:
Balance at beginning of period	$96,796,028	$75,948,944	$58,673,377
Additions during period:
Depreciation expense	26,809,645	20,847,084	17,853,799
Dispositions:
Sale of assets	(4,234,560)	—	(578,232)

Balance at end of period	$119,371,113	$96,796,028	$75,948,944

(i)	Represents the write-down of carrying cost and accumulated depreciation on assets where impairment charges were taken.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and the Partners

Aviv Healthcare Properties Limited Partnership and Subsidiaries

We have audited the accompanying consolidated balance sheets of Aviv Healthcare Properties Limited Partnership and Subsidiaries (the Partnership) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules listed in the accompanying index to the financial statements. These financial statements and schedules are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviv Healthcare Properties Limited Partnership and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                         /s/ Ernst & Young LLP

Chicago, Illinois

February 26, 2013

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2012	2011
Assets
Real estate investments
Land	$119,224,819	$102,925,122
Buildings and improvements	968,074,506	777,249,381
Construction in progress	4,483,684	28,293,083
Assets under direct financing leases	11,049,120	10,916,181

	1,102,832,129	919,383,767
Less accumulated depreciation	(119,371,113)	(96,796,028)

Net real estate investments	983,461,016	822,587,739
Cash and cash equivalents	15,534,373	39,203,727
Straight-line rent receivable, net	36,101,861	29,926,203
Tenant receivables, net	3,483,534	6,007,800
Deferred finance costs, net	14,651,265	13,142,330
Secured loan receivables, net	32,638,780	33,031,117
Other assets	11,315,865	5,864,045

Total assets	$1,097,186,694	$949,762,961

Liabilities and equity
Secured notes payable and other debt	$705,153,415	$600,473,578
Accounts payable and accrued expenses	24,207,814	18,124,167
Tenant security and escrow deposits	18,278,172	15,739,917
Other liabilities	29,045,796	33,167,333
Deferred contribution	—	35,000,000

Total liabilities	776,685,197	702,504,995
Equity:
Partners’ equity	324,274,829	250,555,308
Accumulated other comprehensive loss	(3,773,332)	(3,297,342)

Total equity	320,501,497	247,257,966

Total liabilities and equity	$1,097,186,694	$949,762,961

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31
	2012	2011	2010
Revenues
Rental income	$117,409,622	$91,011,558	$84,097,016
Interest on secured loans and financing lease	4,633,476	5,193,144	5,171,971
Interest and other income	1,128,958	843,794	133,286

Total revenues	123,172,056	97,048,496	89,402,273

Expenses
Interest expense	50,982,727	38,666,855	23,729,753
Depreciation and amortization	26,891,811	20,271,762	17,246,373
General and administrative	16,506,013	11,422,407	9,822,647
Transaction costs	6,707,803	5,493,099	1,578,225
Loss on impairment of assets	11,116,862	5,232,805	96,000
Reserve for uncollectible secured loan receivables	6,531,506	1,512,305	750,000
Change in fair value of derivatives	—	—	(2,931,309)
Gain on sale of assets, net	—	(1,170,991)	(511,552)
Loss on extinguishment of debt	28,244	3,806,513	2,295,562
Other expenses	400,353	266,902	—

Total expenses	119,165,319	85,501,657	52,075,699

Income from continuing operations	4,006,737	11,546,839	37,326,574
Discontinued operations	4,586,692	(233,715)	656,146

Net income	8,593,429	11,313,124	37,982,720
Distributions and accretion on Class E Preferred Units	—	—	(17,371,893)
Net income allocable to noncontrolling interests	—	—	(241,622)

Net income allocable to common units	$8,593,429	$11,313,124	$20,369,205

Net income allocable to common units	$8,593,429	$11,313,124	$37,982,720
Unrealized (loss) gain on derivative instruments	(475,990)	(7,391,774)	4,094,432

Total comprehensive income allocable to common units	$8,117,439	$3,921,350	$42,077,152

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2012, 2011 and 2010

		Accumulated Other
	Partners’	Comprehensive	Noncontrolling	Total
	Equity	Income (Loss)	Interests	Equity
Balance at January 1, 2010	$73,385,093	$—	$1,177,015	$74,562,108
Net income	37,741,098	—	241,622	37,982,720
Non-cash stock based compensation	1,631,998	—	—	1,631,998
Distributions to partners and accretion on Class E Preferred Units and other	(79,980,308)	—	—	(79,980,308)
Redemption of warrants	(17,001,453)	—	—	(17,001,453)
Capital contributions	223,597,219	—	268,902	223,866,121
Unrealized gain on derivative instruments	—	4,094,432	—	4,094,432
Capital contributions of noncontrolling interests	1,687,539	—	(1,687,539)	—

Balance at December 31, 2010	241,061,186	4,094,432	—	245,155,618
Non-cash stock-based compensation	1,971,905	—	—	1,971,905
Distributions to partners	(44,210,664)	—	—	(44,210,664)
Capital contributions	40,419,757	—	—	40,419,757
Unrealized loss on derivative instruments	—	(7,391,774)	—	(7,391,774)
Net income	11,313,124	—	—	11,313,124

Balance at December 31, 2011	250,555,308	(3,297,342)	—	247,257,966
Non-cash stock-based compensation	1,689,481	—	—	1,689,481
Distributions to partners	(45,920,163)	—	—	(45,920,163)
Capital contributions	109,356,774	—	—	109,356,774
Unrealized loss on derivative instruments	—	(475,990)	—	(475,990)
Net income	8,593,429	—	—	8,593,429

Balance at December 31, 2012	$324,274,829	$(3,773,332)	$—	$320,501,497

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2012	2011	2010
Operating activities
Net income	$8,593,429	$11,313,124	$37,982,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,935,303	20,847,084	17,853,799
Amortization of deferred financing costs	3,544,515	2,664,934	1,008,059
Accretion of debt premium	(414,488)	(197,873)	—
Change in fair value of derivatives	—	—	(2,931,309)
Straight-line rental (income) loss, net	(7,656,484)	466,595	(3,056,430)
Rental income from intangible amortization, net	(1,486,167)	(1,365,836)	(3,681,109)
Non-cash stock-based compensation	1,689,481	1,971,905	1,631,998
Gain on sale of assets, net	(4,425,246)	(1,170,991)	(511,552)
Non-cash loss on extinguishment of debt	41,507	3,806,513	1,437,233
Loss on impairment of assets	11,116,862	6,091,721	96,000
Reserve for uncollectible loan receivables	6,531,506	1,426,149	750,000
Accretion of earn-out provision for previously acquired real estate investments	400,353	266,902	—
Changes in assets and liabilities:
Due from related parties	—	—	15,816
Tenant receivables	(771,454)	(6,103,511)	(317,123)
Other assets	(5,873,305)	2,596,091	177,666
Accounts payable and accrued expenses	5,020,583	6,146,173	3,357,961
Tenant security deposits and other liabilities	546,095	1,672,037	866,527

Net cash provided by operating activities	43,792,490	50,431,017	54,680,256

Investing activities
Purchase of real estate investments	(172,865,598)	(181,214,201)	(54,884,043)
Proceeds from sales of real estate investments	31,932,981	1,510,000	4,085,825
Payment of earn-out provision for previously acquired real estate investments	—	—	(9,600,731)
Capital improvements	(13,557,595)	(9,363,787)	(5,650,797)
Development projects	(27,975,621)	(21,406,147)	(2,232,333)
Secured loan receivables received from others	14,632,195	14,337,711	9,286,270
Secured loan receivables funded to others	(16,856,546)	(10,919,787)	(16,120,838)

Net cash used in investing activities	(184,690,184)	(207,056,211)	(75,116,647)

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended December 31
	2012	2011	2010
Financing activities
Borrowings of debt	$267,761,094	$404,928,032	$442,789,570
Repayment of debt	(174,126,563)	(244,832,497)	(482,522,690)
Payment of financing costs	(5,143,395)	(9,607,704)	(10,567,931)
Payment for swap termination	—	—	(3,380,160)
Capital contributions	109,000,000	40,419,757	223,866,121
Deferred contribution	(35,000,000)	35,000,000	—
Redemption of Class E Preferred Units and warrants	—	—	(92,001,451)
Redemption of Class F Units	—	—	(23,602,649)
Cash distributions to partners	(45,262,796)	(43,107,141)	(36,658,452)

Net cash provided by financing activities	117,228,340	182,800,447	17,922,358

Net (decrease) increase in cash and cash equivalents	(23,669,354)	26,175,253	(2,514,033)
Cash and cash equivalents:
Beginning of year	39,203,727	13,028,474	15,542,507

End of year	$15,534,373	$39,203,727	$13,028,474

Supplemental cash flow information
Cash paid for interest	$46,710,692	$29,025,490	$20,983,000

Supplemental disclosure of noncash activity
Accrued distributions payable to partners	$13,687,294	$13,029,927	$11,339,775
Write-off of straight-line rent receivable, net	$1,552,481	$7,093,438	$3,367,164
Write-off of in-place lease intangibles, net	$19,446	$35,536	$1,392,034
Write-off of deferred financing costs, net	$41,507	$3,806,513	$1,235,969
Write-off of debt discount	$—	$—	$202,307
Assumed debt	$11,459,794	$—	$—

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Operations and Formation

Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, and Subsidiaries (the Partnership) was formed in 2005 and directly or indirectly owned or leased 258 properties, principally skilled nursing facilities, across the United States at December 31, 2012. The Partnership generates the majority of its revenues by entering into long-term triple-net leases with qualified local, regional, and national operators. In addition to the base rent, leases provide for operators to pay the Partnership an ongoing escrow for real estate taxes. Furthermore, all operating and maintenance costs of the buildings are the responsibility of the operators. Substantially all depreciation expense reflected in the consolidated statements of operations and comprehensive income relates to the ownership of real estate properties. The Partnership manages its business as a single business segment as defined in Accounting Standards Codification (ASC) 280, Segment Reporting.

The Partnership is the general partner of Aviv Healthcare Properties Operating Partnership I, L.P. (the Operating Partnership), a Delaware limited partnership, and Aviv Healthcare Capital Corporation, a Delaware company. The Operating Partnership has five wholly owned subsidiaries: Aviv Financing I, LLC (Aviv Financing I), a Delaware limited liability company; Aviv Financing II, LLC (Aviv Financing II), a Delaware limited liability company; Aviv Financing III, LLC (Aviv Financing III), a Delaware limited liability company; Aviv Financing IV, LLC (Aviv Financing IV), a Delaware limited liability company; and Aviv Financing V, LLC (Aviv Financing V), a Delaware limited liability company.

On September 17, 2010, the predecessor to the Partnership entered into an agreement (the Merger Agreement), by and among Aviv REIT, Inc. (the REIT), a Maryland corporation, Aviv Healthcare Merger Sub LP (Merger Sub), a Delaware limited partnership of which the REIT is the general partner, Aviv Healthcare Merger Sub Partner LLC, a Delaware limited liability company and a wholly owned subsidiary of the REIT, and the Partnership. Effective on such date, the REIT is the sole general partner of the Partnership. Pursuant to the Merger Agreement, the predecessor to the Partnership merged (the Merger) with and into Merger Sub, with Merger Sub continuing as the surviving entity with the identical name (the Surviving Partnership). Following the Merger, the REIT remains as the sole general partner of the Surviving Partnership and the Surviving Partnership, as the successor to the predecessor to the Partnership, became the general partner of the Operating Partnership.

All of the business, assets and operations will continue to be held by the Operating Partnership and its subsidiaries. The REIT’s equity interest in the Surviving Partnership will be linked to future investments in the REIT, such that future equity issuances by the REIT (pursuant to the Stockholders Agreement, the REIT’s management incentive plan or otherwise as agreed between the parties) will result in a corresponding increase in the REIT’s equity interest in the Surviving Partnership. The REIT is authorized to issue 2 million shares of common stock (par value $0.01) and 1,000 shares of preferred stock (par value $1,000). At December 31, 2012, there are 358,685 shares of common stock and 125 shares of preferred stock outstanding.

As a result of the common control of the REIT (which was newly formed) and the predecessor to the Partnership, the Merger, for accounting purposes, did not result in any adjustment to the historical carrying value of the assets or liabilities of the Partnership. The REIT was funded in September 2010 with approximately $235 million from its stockholders, and such amounts, net of costs, was contributed to the Partnership in September 2010 in exchange for Class G Units in the Partnership. An additional $75 million was contributed by the REIT’s stockholders during 2011, of which $35 million was recognized as a contribution in January 2012. Additionally, the REIT’s stockholders contributed $40 million and $34 million on March 28, 2012 and July 24, 2012, respectively. As of December 31, 2012 and 2011, the REIT owned 64.46% and 57.0% of the Partnership, respectively. The REIT’s weighted average ownership of the Partnership for the years ended December 31, 2012 and 2011 were 62.51% and 54.9%, respectively.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

2. Summary of Significant Accounting Policies

Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Partnership, the Surviving Partnership, the Operating Partnership, and all controlled subsidiaries. The Partnership considers itself to control an entity if it is the majority owner of and has voting control over such entity or the power to control a variable interest entity. The portion of the net income or loss attributed to third parties is reported as net income allocable to noncontrolling interests on the consolidated statements of operations and comprehensive income, and such parties’ portion of the net equity in such subsidiaries is reported on the consolidated balance sheets as noncontrolling interests. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less. The Partnership maintains cash and cash equivalents in United States banking institutions that exceed amounts insured by the Federal Deposit Insurance Corporation. The Partnership believes the risk of loss from exceeding this insured level is minimal.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Real Estate Investments

The Partnership periodically assesses the carrying value of real estate investments and related intangible assets in accordance with ASC 360, Property, Plant, and Equipment (ASC 360), to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. In the event impairment in value occurs and a portion of the carrying amount of the real estate investments will not be recovered in part or in whole, a provision will be recorded to reduce the carrying basis of the real estate investments and related intangibles to their estimated fair value. The estimated fair value of the Partnership’s rental properties is determined by using customary industry standard methods that include discounted cash flow and/or direct capitalization analysis (Level 3) or estimated cash proceeds received upon the anticipated disposition of the asset from market comparables (Level 2). As part of the impairment evaluation during 2012, the buildings in the following locations were impaired to reflect the estimated fair values (Level 2).

Youngtown, AZ	$1,634,701
Fall River, MA	141,204
Cincinnati, OH	90,000
West Chester, OH	3,414,228
Zion, IL	1,000,000
Bremerton, WA	150,169
Columbus, TX	1,421,941
Benton Harbor, MI	491,113
Omaha, NE	742,383
Searcy, AR	1,897,763
Cathlamet, WA	93,098
Methuen, MA	40,262

$11,116,862

As part of the impairment evaluation during 2011, three buildings were impaired for approximately $6.1 million to reflect the difference between the book value and the fair value (Level 2) including $0.9 million included in discontinued operations. As part of the impairment evaluation during 2010, a building in Hometown, Texas was impaired for $96,000 to reflect the difference between the book value and fair value (Level 2). The property was sold on December 31, 2010, with an immaterial gain subsequent to the impairment of $96,000 previously taken.

Buildings and building improvements are recorded at cost and have been assigned useful lives up to 40-year lives and are depreciated on the straight-line method. Personal property, furniture, and equipment have been assigned the shorter of the estimated useful lives up to 10 years and are depreciated on the straight-line method.

The Partnership may advance monies to its lessees for the purchase, generally, of furniture, fixtures, or equipment or other purposes. Required minimum lease payments due from the lessee increase to provide for the repayment of such amounts over a stated term. These advances in the instance where the depreciable life of the newly purchased asset is less than the remaining lease term are reflected as secured loan receivables on the consolidated balance sheets, and the incremental lease payments are bifurcated between principal and interest over the stated term. In the instance where the depreciable life of the newly purchased assets is longer than the remaining lease term, the purchase is recorded as property when such assets are deemed to be owned by the Partnership. In other instances, explicit secured loans are made to lessees for working capital and other funding needs and provide for monthly principal and interest payments generally ranging from 5 to 10 years.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Purchase Accounting

The Partnership allocates the purchase price of facilities between net tangible and identified intangible assets acquired and liabilities assumed as a result of the Partnership purchasing the business and subsequently leasing the business to third party operators. The Partnership makes estimates of the fair value of the tangible and intangible assets and acquired liabilities using information obtained from multiple sources as a result of preacquisition due diligence, marketing, leasing activities of the Partnership’s operator base, industry surveys of critical valuation metrics such as capitalization rates, discount rates and leasing rates and appraisals obtained as a requirement of the Term Loan (Level 3). The Partnership allocates the purchase price of facilities to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of ASC 805, Business Combinations (ASC 805). The determination of fair value involves the use of significant judgment and estimation.

The Partnership determines fair values as follows:

•	Real estate investments are valued using discounted cash flow projections that assume certain future revenue and costs and consider capitalization and discount rates using current market conditions.

•	The Partnership allocates the purchase price of facilities to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values.

•	Other assets acquired and other liabilities assumed are valued at stated amounts, which approximate fair value.

•	Assumed debt balances are valued at fair value, with the computed discount/premium amortized over the remaining term of the obligation.

The Partnership determines the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within the Partnership’s portfolio, or third party appraisals. The fair value of in-place leases, if any, reflects: (i) above and below-market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset or liability of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods if applicable; (ii) the estimated value of the cost to obtain operators, including operator allowances, operator improvements, and leasing commissions, which is amortized over the remaining life of the associated lease; and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. The Partnership also estimates the value of operator or other customer relationships acquired by considering the nature and extent of existing business relationships with the operator, growth prospects for developing new business with such operator, such operator’s credit quality, expectations of lease renewals with such operator, and the potential for significant, additional future leasing arrangements with such operator. The Partnership amortizes such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases. The amortization is included in the consolidated statements of operations and comprehensive income in rental income. Generally, the Partnership’s purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

Prior to the Merger on September 17, 2010, Aviv Asset Management, L.L.C. (AAM) was a nonconsolidated management company to the Partnership based on the application of appropriate accounting guidance (as discussed in Footnote 12). Upon the Merger, AAM became a consolidated entity of the Company and is presented as such for all periods included herein with all periods shown at historical cost (carryover basis with no adjustments to fair value). This treatment is in accordance with ASC 805 due to the fact that AAM was under common control prior and subsequent to the Merger.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Revenue Recognition

Rental income is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured. Differences between rental income earned and amounts due under the lease are charged or credited, as applicable, to straight-line rent receivable, net. Income recognized from this policy is titled straight-line rental income. Additional rents from expense reimbursements for insurance, real estate taxes, and certain other expenses are recognized in the period in which the related expenses are incurred and the net impact is reflected in rental income on the consolidated statements of operations and comprehensive income.

Below is a summary of the components of rental income for the years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010
Cash rental income	$108,266,971	$89,735,803	$77,339,853
Straight-line rental income (loss)	7,656,484	(90,081)	3,076,054
Rental income from intangible amortization	1,486,167	1,365,836	3,681,109

Total rental income	$117,409,622	$91,011,558	$84,097,016

During the years ended December 31, 2012, 2011, and 2010 straight-line rental (loss) income includes a write-off (expense) of straight-line rent receivable, net of approximately $1.5 million, $7.1 million, and $3.4 million, respectively, due to the early termination of leases and replacement of operators.

Lease Accounting

The Partnership, as lessor, makes a determination with respect to each of its leases whether they should be accounted for as operating leases or direct financing leases. The classification criteria is based on estimates regarding the fair value of the leased facilities, minimum lease payments, effective cost of funds, the economic life of the facilities, the existence of a bargain purchase option, and certain other terms in the lease agreements. Payments received under operating leases are accounted for in the statements of operations and comprehensive income as rental income for actual rent collected plus or minus a straight-line adjustment for estimated minimum lease escalators. Assets subject to operating leases are reported as real estate investments in the consolidated balance sheets. For facilities leased as direct financing arrangements, an asset equal to the Partnership’s net initial investment is established on the balance sheet titled assets under direct financing leases. Payments received under the financing lease are bifurcated between interest income and principal amortization to achieve a consistent yield over the stated lease term using the interest method. Principal amortization (accretion) is reflected as an adjustment to the asset subject to a financing lease. Such accretion was approximately $0.1 million, $0.1 million, and $0.1 million for the years ended December 31, 2012, 2011, and 2010, respectively.

All of the Partnership’s leases contain fixed or formula-based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease.

Deferred Finance Costs

Deferred finance costs are being amortized using the straight-line method, which approximates the interest method, over the term of the respective underlying debt agreement.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Secured Loan Receivables

Secured loan receivables consist of capital improvement loans and secured loans to operators. Capital improvement loans represent the financing provided by the Company to the operator to acquire furniture, fixtures, and equipment while the operator is operating the facility. Secured loans to operators represent financing provided by the Company to operators for working capital needs. Secured loan receivables are carried at their principal amount outstanding. Management periodically evaluates outstanding secured loans and notes receivable for collectability on a loan-by-loan basis. When management identifies potential loan impairment indicators, such as nonpayment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator, or other circumstances that may impair full execution of the loan documents, and management believes it is probable that all amounts will not be collected under the contractual terms of the loan, the loan is written down to the present value of the expected future cash flows. Loan impairment is monitored via a quantitative and qualitative analysis including credit quality indicators and it is reasonably possible that a change in estimate could occur in the near term. As of December 31, 2012 and 2011, respectively, secured loan receivable reserves amounted to approximately $0.3 million and $2.2 million, respectively. No other circumstances exist that would suggest that additional reserves are necessary at the balance sheet dates.

Stock-Based Compensation

The Partnership follows ASC 718, Stock Compensation (ASC 718), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations and comprehensive income based on their grant date fair values. On September 17, 2010, the Partnership adopted a 2010 Management Incentive Plan (the Plan) as part of the Merger transaction. A pro- rata allocation of non-cash stock-based compensation expense is made to the Partnership and noncontrolling interests for awards granted under the Plan. The Plan’s non-cash stock-based compensation expense by the Partnership through December 31, 2012 is summarized in Footnote 9.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures (ASC 820), establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets;

•

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Partnership’s interest rate swaps are valued using models developed by the respective counterparty that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy.

Cash and cash equivalents and derivative financial instruments are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Management estimates the fair value of its long-term debt using a discounted cash flow analysis based upon the Partnership’s current borrowing rate for debt with similar maturities and collateral securing the indebtedness. The Partnership had outstanding senior notes payable and other debt obligations with a carrying value of approximately $705.2 million and $600.5 million as of December 31, 2012 and 2011, respectively. The fair values of debt as of December 31, 2012 was $720.8 million and as of December 31, 2011 approximates its carrying value based upon interest rates available to the Partnership on similar borrowings (Level 3). Management estimates the fair value of its secured loan receivables using a discounted cash flow analysis based upon the Partnership’s current interest rates for secured loan receivables with similar maturities and collateral securing the indebtedness. The Partnership had outstanding secured loan receivables with a carrying value of approximately $32.6 million and $33.0 million as of December 31, 2012 and 2011, respectively. The fair values of secured loan receivables as of December 31, 2011 and 2010 approximate their carrying value based upon interest rates available to the Partnership on similar borrowings.

Derivative Instruments

In the normal course of business, a variety of financial instruments are used to manage or hedge interest rate risk. The Partnership has implemented ASC 815, Derivatives and Hedging (ASC 815), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, ASC 815 requires that changes in a derivative’s fair value be recognized currently in earnings. Changes in the fair market values of the Partnership’s derivative instruments are recorded in the consolidated statements of operations and comprehensive income if the derivative does not qualify for or the Partnership does not elect to apply hedge accounting. If the derivative is deemed to be eligible for hedge accounting, such changes are reported in accumulated other comprehensive income within the consolidated statement of changes in equity, exclusive of ineffectiveness amounts, which are recognized as adjustments to net income. All of the changes in the fair market values of our derivative instruments are recorded in the consolidated statements of operations and comprehensive income for our interest rate swaps that were terminated in September 2010. In November 2010, we entered into two interest rate swaps and account for changes in fair value of such hedges through accumulated other comprehensive (loss) income in equity in our financial statements via hedge accounting. Derivative contracts are not entered into for trading or speculative purposes. Furthermore, the Partnership has a policy of only entering into contracts with major financial institutions based upon their credit rating and other factors. Under certain circumstances, the Partnership may be required to replace a counterparty in the event that the counterparty does not maintain a specified credit rating.

Income Taxes

As a limited partnership, the consolidated operating results are included in the income tax returns of the individual partners. Accordingly, the Partnership does not provide for federal income taxes. State income taxes were not significant in any of the periods presented. No uncertain income tax positions exist as of December 31, 2012 and 2011, respectively.

Risks and Uncertainties

The Partnership is subject to certain risks and uncertainties affecting the healthcare industry as a result of healthcare legislation and continuing regulation by federal, state, and local governments. Additionally, the Partnership is subject to risks and uncertainties as a result of changes affecting operators of nursing home facilities due to the actions of governmental agencies and insurers to limit the growth in cost of healthcare services.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Discontinued Operations

In accordance with ASC 205-20, Presentation of Financial Statements-Discontinued Operations (ASC 205-20), the results of operations to the actual or planned disposition of rental properties are reflected in the consolidated statements of operations and comprehensive income as discontinued operations for all periods presented.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on the Partnership’s consolidated financial position or results of operations.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (ASU 2011-05). The guidance in ASU 2011-05 is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2011 and requires the components of net income and other comprehensive income and total comprehensive income for each period. The Partnership incorporated the provisions of this update to its consolidated financial statements effective January 1, 2012.

3. Rental Property Activity

The Partnership had the following rental property activity during the year ended December 31, 2012 as described below:

•	In January 2012, Aviv Financing II acquired a land parcel in Ohio from an unrelated third party for a purchase price of $275,000. The Partnership financed this purchase through cash.

•

In March 2012, Aviv Financing I acquired a property in Nevada from an unrelated third party for a purchase price of approximately $4,800,000. The Partnership financed this purchase through cash and borrowings of $3,339,000 under the Acquisition Credit Line (see Footnote 7).

•

In March 2012, Aviv Financing I acquired a property in Ohio from an unrelated third party for a purchase price of approximately $2,500,000. The Partnership financed this purchase through cash and borrowings of $1,750,000 under the Acquisition Credit Line (see Footnote 7).

•

In March 2012, Aviv Financing I acquired seven properties in Iowa and one property in Nebraska from an unrelated third party for a purchase price of approximately $16,200,000. The Partnership financed this purchase through cash and borrowings of $10,360,000 under the Acquisition Credit Line (see Footnote 7).

•

In April 2012, Aviv Financing V acquired fifteen properties in Texas from an unrelated third party for a purchase price of $72,700,000. The Partnership financed the purchase through cash and borrowings of $37,500,000 under the 2016 Revolver (see Footnote 7).

•

In April 2012, Aviv Financing I acquired one property in Florida from an unrelated third party for a purchase price of $4,936,000. The Partnership financed the purchase through cash and borrowings of $3,455,200 under the Acquisition Credit Line (see Footnote 7).

•	In April 2012, Aviv Financing II sold two properties in Arkansas to an unrelated third party for a sales price of $10,180,000 and recognized a net gain of approximately $438,000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•	In April 2012, Aviv Financing III sold a property in Arkansas to an unrelated third party for a sales price of $17,100,000 and recognized a net gain of approximately $4,306,300.

•	In April 2012, Aviv Financing II sold a property in Massachusetts to an unrelated third party for a sales price of $7,500,000, and recognized a net loss of approximately $319,000.

•

In May 2012, Aviv Financing V acquired one property in Wisconsin from an unrelated third party for a purchase price of $2,500,000. The Partnership financed the purchase through cash and borrowings of $1,750,000 under the 2016 Revolver (see Footnote 7).

•	In May 2012, Aviv Financing V acquired one vacant land parcel in Texas from an unrelated third party for a purchase price of $60,000. The Partnership financed the purchase through cash.

•

In June 2012, Aviv Financing III acquired a property in Connecticut from an unrelated third party for a purchase price of $16,000,000. The Partnership financed the purchase through the assumption of the seller’s loan of approximately $11,460,000 and cash.

•	In July 2012, Aviv Financing II acquired a property in Indiana from an unrelated third party for a purchase price of $8,400,000. The Partnership financed the purchase through cash.

•	In August 2012, Aviv Financing II acquired a property in Idaho from an unrelated third party for a purchase price of $6,000,000. The Partnership financed the purchase through cash.

•

In September 2012, Aviv Financing II acquired a property in California from an unrelated third party for a purchase price of approximately $1,162,000. The Partnership financed the purchase through cash.

•

In September 2012, Aviv Financing V acquired a property in Kentucky from an unrelated third party for a purchase price of approximately $9,925,000. The Partnership financed the purchase through borrowings under the 2016 Revolver (see Footnote 7).

•	In October 2012, Aviv Financing II acquired a property in Wisconsin from an unrelated third party for a purchase price of $7,600,000. The Partnership financed this purchase through cash.

•	In October 2012, Aviv Financing I sold a property in Washington to an unrelated third party for a sales price of $330,000 and recognized a net loss of approximately $18,300.

•	In October 2012, Aviv Financing II sold a portion of a vacant land parcel in Ohio to an unrelated third party for a sales price of $140,429 and recognized a net gain of approximately $1,350.

•	In November 2012, Aviv Financing II acquired a property in Texas from an unrelated third party for a purchase price of $5,000,000. The Partnership financed this purchase through cash.

•	In November 2012, Aviv Financing II acquired four properties in Florida from an unrelated third party for a purchase price of $14,100,000. The Partnership financed this purchase through cash.

•	In November 2012, Aviv Financing II sold a property in Idaho to an unrelated third party for a sales price of $750,000 and recognized a net gain of approximately $27,700.

•	In November 2012, Aviv Financing II sold a property in Texas to an unrelated third party for a sales price of $200,000 and recognized a net loss of approximately $2,000.

•	In December 2012, Aviv Financing I acquired a vacant land parcel in Texas from an unrelated third party for a purchase price of $92,561. The Partnership financed the purchase through cash.

•	In December 2012, Aviv Financing II acquired a property in California from an unrelated third party for a purchase price of $975,000. The Partnership financed the purchase through cash.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•	In December 2012, Aviv Financing II acquired a property in Ohio from an unrelated third party for a purchase price of approximately $7,600,000. The Partnership financed the purchase through cash.

•

In December 2012, Aviv Financing II acquired two properties in Oklahoma from an unrelated third party for a purchase price of approximately $3,500,000. The Partnership financed this purchase through cash.

The following table illustrates the effect on total revenues and net income as if we had consummated the acquisitions during the years ended 2012 and 2011 as of January 1, 2011 (unaudited):

	For the Year Ended December 31,
	2012	2011
Total revenues	$132,997,084	$117,864,250
Net income	16,491,617	22,599,439

For the year ended December 31, 2012, revenues attributable to the acquired assets was approximately $11.4 million, and net income attributable to the acquired assets was approximately $6.4 million, respectively, recognized in the consolidated statements of operations and comprehensive income.

Related to the above business combinations, the Partnership incurred approximately $1,795,000 of acquisition costs included in transaction costs on the consolidated statements of operations and comprehensive income. In accordance with ASC 805, the Partnership allocated the approximate net purchase price paid for these properties acquired in 2012 as follows using Level 2 and Level 3 inputs as a result of the Partnership purchasing the business and subsequently leasing the business to unrelated third party operators:

Land	$20,831,000
Buildings and improvements	148,307,000
Furniture, fixtures and equipment	15,188,000
Mortgages and other notes payable assumed	(11,460,000)

Borrowings and available cash	$172,866,000

For the business combinations in 2012, the Partnership’s purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

The following summarizes the Partnership’s construction in progress at:

	December 31, 2012	December 31, 2011
Beginning Balance, January 1, 2012 and 2011, respectively	$28,293,083	$2,580,110
Additions	25,334,504	25,712,973
Sold/withdrawn development projects	(8,038,072)	—
Placed in service	(41,105,831)	—

	$4,483,684	$28,293,083

During 2012 and 2011, the Partnership capitalized expenditures for improvements related to various development projects. In 2012, the Partnership placed into service three additions and two remodels to three

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

properties located in Washington and two development properties located in Connecticut. In accordance with ASC 835 Capitalization of Interest (ASC 835), the Partnership capitalizes interest based on the average cash balance of construction in progress for the period using the weighted-average interest rate on all outstanding debt, which approximated 6.8% for the year ended December 31, 2012. The balance of capitalized interest within construction in progress at December 31, 2012 and 2011 was $71,514 and $682,273, respectively. The amount capitalized during the year ended December 31, 2012 and 2011, relative to interest incurred was $1,051,987 and $374,970, respectively.

The Partnership had the following rental property activity for the year ended December 31, 2011 as described below:

•

In January 2011, Aviv Financing I acquired a property in Kansas from an unrelated third party for a purchase price of $3,045,000. The Partnership financed this purchase through cash and borrowings of $2,131,000 under the Acquisition Credit Line (see Footnote 7).

•

In March 2011, Aviv Financing II acquired a property in Pennsylvania from an unrelated third party for a purchase price of approximately $2,200,000. The Partnership financed this purchase through cash.

•	In March 2011, Aviv Financing II acquired a property in Ohio from an unrelated third party for a purchase price of approximately $9,581,000. The Partnership financed this purchase through cash.

•

In March 2011, Aviv Financing II acquired a property in Florida from an unrelated third party for a purchase price of approximately $10,000,000. The Partnership financed this purchase through borrowings of $10,200,000 under the 2014 Revolver (see Footnote 7).

•	In April 2011, Aviv Financing II acquired three properties in Ohio from an unrelated third party for a purchase price of $9,250,000. The Partnership financed this purchase through cash.

•	In April 2011, Aviv Financing II acquired a property in Kansas from an unrelated third party for a purchase price of $1,300,000. The Partnership financed this purchase through cash.

•	In April 2011, Aviv Financing II acquired a property in Texas from an unrelated third party for a purchase price of $2,093,000. The Partnership financed this purchase through cash.

•	In April 2011, Aviv Financing II acquired three properties in Texas from an unrelated third party for a purchase price of $8,707,000. The Partnership financed this purchase through cash.

•	In May 2011, Aviv Financing II acquired three properties in Kansas from an unrelated third party for a purchase price of $2,273,000. The Partnership financed this purchase through cash.

•	In May 2011, Aviv Financing II acquired a property in Missouri from an unrelated third party for a purchase price of $5,470,000. The Partnership financed this purchase through cash.

•

In May 2011, Aviv Financing II acquired a property in Connecticut from an unrelated third party for a purchase price of $12,000,000. In addition, as part of this acquisition, the Partnership recognized an approximate $3,333,000 addition to the purchase price as per the guidance within ASC 805 as it relates to the earn-out provision defined at closing (Level 3). The Partnership financed this purchase through cash.

•

In August 2011, Aviv Financing II acquired a property in Pennsylvania from an unrelated third party for a purchase price of $6,100,000. The Partnership financed this purchase through borrowings under the 2014 Revolver (see Footnote 7).

•

In August 2011, Aviv Financing II acquired a property in Connecticut from an unrelated third party for a purchase price of $5,500,000. The Partnership financed this purchase through borrowings under the 2014 Revolver (see Footnote 7).

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•

In September 2011, Aviv Financing I acquired a property in Ohio from an unrelated third party for a purchase price of $3,200,000. The Partnership financed this purchase through borrowings under the 2014 Revolver (see Footnote 7).

•

In November 2011, Aviv Financing I acquired a property in Oklahoma from an unrelated third party for a purchase price of $3,300,000. The Partnership financed this purchase through cash and borrowings of $1,940,000 under the Acquisition Credit Line (see Footnote 7).

•	In November 2011, Aviv Financing I sold three vacant land parcels in Massachusetts to unrelated third parties for a sales price of $1,360,000 and recognized a gain of approximately $1,110,000.

•

In November 2011, Aviv Financing I acquired five properties in Kansas from an unrelated third party for a purchase price of $10,800,000. The Partnership financed this purchase through cash and borrowings of $7,560,000 under the Acquisition Credit Line (see Footnote 7).

•

In November 2011, Aviv Financing I acquired seven properties in Pennsylvania and Ohio from an unrelated third party for a purchase price of $50,142,813. The Partnership financed this purchase through cash and borrowings of approximately $37,340,000 under the Acquisition Credit Line (see Footnote 7).

•

In November 2011, Aviv Financing I acquired a property in Pennsylvania from an unrelated third party for a purchase price of $6,657,187. The Partnership financed this purchase through cash. In December 2011, the Partnership added borrowings of approximately $4,660,000 under the Acquisition Credit Line (see Footnote 7) in connection with this property.

•

In December 2011, Aviv Financing I acquired eleven properties in California and Nevada from an unrelated third party for a purchase price of $24,845,100. The Partnership financed this purchase through cash and borrowings of $17,392,000 under the Acquisition Credit Line (see Footnote 7).

•

In December 2011, Aviv Financing I acquired a property in Arkansas from an unrelated third party for a purchase price of $4,750,000. The Partnership financed this purchase through cash and borrowings of $3,325,000 under the Acquisition Credit Line (see Footnote 7).

•	In December 2011, Aviv Financing I sold a vacant land parcel in Massachusetts to an unrelated third party for a sales price of $150,000 and recognized a gain of approximately $60,000.

Related to the above business combinations, the Partnership incurred approximately $2,824,000 of acquisition costs included in transaction costs on the consolidated statements of operations and comprehensive income. In accordance with ASC 805, the Partnership allocated the approximate net purchase price paid for these properties acquired in 2011 as follows (excludes the earn-out provision discussed above) using Level 2 and Level 3 inputs as a result of the Partnership purchasing the business and subsequently leasing the business to unrelated third party operators:

Land	$26,264,000
Buildings and improvements	148,914,000
Furniture, fixtures and equipment	7,567,000
Above market leases	42,000
Below market leases	(2,437,000)
Lease intangibles	864,000

Borrowings and available cash	$181,214,000

For the business combinations in 2011, other than the acquisition in December for a purchase price of $24,845,100, the Partnership’s purchase price allocation of the purchased business and subsequent leasing of the

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

The Partnership had the following rental property activity during the year ended December 31, 2010 as described below:

•

In March 2010, Aviv Financing III recognized an additional $8,121,000 addition to the purchase price for the August 2008 acquisitions of eight properties in California and Oregon from an unrelated third party as per the guidance within ASC 805. The addition is related to the earn-out provision defined at closing. Such $8,121,000 additions along with $1,480,000 previously accrued amounts at December 31, 2009 related to the acquisitions of two properties in April 2009 in California and Nevada under Aviv Financing I, were paid out in the amount of approximately $9,601,000.

•	In June 2010, Aviv Financing III acquired a property in Tennessee from an unrelated third party for a purchase price of approximately $3,380,000. The Partnership financed this purchase through cash.

•

In July 2010, Aviv Financing I disposed of two properties in California to an unrelated third party for a total selling price of approximately $3,988,000, which resulted in a gain on disposal of approximately $582,000. The proceeds from the sale were primarily used to pay down a portion of the existing Credit Facility (see Footnote 7) by approximately $3,883,000.

•

In September 2010, Aviv Financing I acquired a property in Virginia from an unrelated third party for a purchase price of approximately $5,000,000. The Partnership financed this purchase through borrowings of approximately $3,162,000 under the 2014 Revolver (see Footnote 7).

•

In October 2010, Aviv Financing I acquired four properties in Missouri from various unrelated third parties for a purchase price of approximately $10,460,000. The Partnership financed this purchase through borrowings of approximately $7,718,000 under the 2014 Revolver (see Footnote 7).

•

In November 2010, Aviv Financing III acquired a property in California from an unrelated third party for a purchase price of approximately $11,500,000. The Partnership financed this purchase through borrowings of approximately $7,800,000 under an acquisition loan.

•

In December 2010, Aviv Financing III acquired a property in Connecticut from an unrelated third party for a purchase price of approximately $2,600,000. The Partnership financed this purchase through cash.

•

In December 2010, Aviv Financing I acquired four properties in Kansas, Texas and Connecticut, from unrelated third parties for a purchase price of approximately $21,944,000. The Partnership financed this purchase through borrowings of approximately $15,666,000 under the 2014 Revolver (see Footnote 7).

•	In December 2010, Aviv Financing I sold a property located in Texas to an unrelated third party for a sales price of approximately $96,000.

Related to the above business combinations, the Partnership incurred approximately $618,000 of acquisition costs included in transaction costs on the consolidated statements of operations and comprehensive income. In accordance with ASC 805, the Partnership allocated the approximate net purchase price of these properties acquired in 2010 as follows using Level 2 and Level 3 inputs as a result of the Partnership purchasing the business and subsequently leasing the business to unrelated third party operators:

Land	$7,094,000
Buildings and improvements	52,087,000
Furniture, fixtures and equipment	3,824,000

Borrowings and available cash	$63,005,000

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

For the business combinations in 2010, the Partnership’s purchase price allocation of the purchased business and subsequent leasing of the business to unrelated third party operators does not include an allocation to intangible assets or intangible liabilities, as they are either immaterial or do not exist.

The Company considers renewals on above- or below-market leases when ascribing value to the in-place lease intangible liabilities at the date of a property acquisition. In those instances where the renewal lease rate pursuant to the terms of the lease does not adjust to a current market rent, the Company evaluates whether the stated renewal rate is above or below current market rates and considers the past and current operations of the property, the current rent coverage ratio of the operator, and the number of years until potential renewal option exercise. If renewal is considered probable based on these factors, an additional lease intangible liability is recorded at acquisition and amortized over the renewal period.

4. Secured Loan Receivables

The following summarizes the Partnership’s secured loan receivables at December 31, 2012 and 2011:

	2012			2011
	Capital Improvement Loan Receivables	Secured Operator Loan Receivables	Total Loan Receivables	Capital Improvement Loan Receivables	Secured Operator Loan Receivables	Total Loan Receivables
Beginning balance	$13,605,932	$19,425,185	$33,031,117	$11,671,669	$24,938,969	$36,610,638
New loans issued	8,706,763	13,364,945	22,071,708	4,073,410	6,846,377	10,919,787
Reserve for uncollectible secured loans	—	(5,589,013)	(5,589,013)	—	(1,426,150)	(1,426,150)
Loan write offs	—	(942,495)	(942,495)	(86,156)	—	(86,156)
Loan amortization and repayments	(2,953,210)	(12,979,327)	(15,932,537)	(2,052,991)	(10,934,011)	(12,987,002)

	$19,359,485	$13,279,295	$32,638,780	$13,605,932	$19,425,185	$33,031,117

Interest income on secured loans and financing leases for the years ended December 31, 2012 and 2011:

	2012	2011	2010
Capital improvement loan receivable	$1,385,721	$1,214,390	$1,252,745
Secured operator loan receivables	1,808,682	2,557,552	2,516,604
Direct financing lease	1,439,073	1,421,202	1,402,622

	$4,633,476	$5,193,144	$5,171,971

The Partnership’s reserve on a loan-by-loan basis for uncollectible secured loan receivables balances at December 31, 2012 and 2011 was approximately $0.3 million and $2.2 million, respectively and any movement in the reserve is reflected in reserve for uncollectible loan receivables in the consolidated statements of operations and comprehensive income. The gross balance of secured loan receivables for which a reserve on a loan-by-loan basis for uncollectible secured loan receivables has been applied was approximately $3.1 million and $8.9 million at December 31, 2012 and 2011, respectively.

During 2012 and 2011, the Partnership funded loans for both working capital and capital improvement purposes to various operators. All loans held by the Partnership accrue interest and are recorded as interest income unless the loan is deemed impaired in accordance with Partnership policy. The payments received from

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

the operator cover both interest accrued as well as amortization of the principal balance due. Any payments received from the operator made outside of the normal loan amortization schedule are considered principal prepayments and reduce the outstanding loan receivables balance.

5. Deferred Finance Costs

The following summarizes the Partnership’s deferred finance costs at December 31, 2012 and 2011:

	2012	2011
Gross amount	20,995,022	$15,952,760
Accumulated amortization	(6,343,757)	(2,810,430)

Net	14,651,265	$13,142,330

Amortization of deferred financing costs is reported in the interest expense line item in the consolidated statements of operations and comprehensive income.

The estimated annual amortization of the deferred finance costs for each of the five succeeding years and thereafter is as follows:

2013	$3,657,207
2014	3,385,569
2015	2,968,456
2016	1,515,842
2017	1,462,537
Thereafter	1,661,654

Total	$14,651,265

During the year ended December 31, 2012, the Partnership wrote-off deferred financing costs of approximately $53,000 with approximately $12,000 of accumulated amortization associated with the Term Loan (see Footnote 7) pay down for a net recognition as loss on extinguishment of debt of approximately $41,000, including approximately $13,000 recognized in discontinued operations.

During the year ended December 31, 2011, the Partnership wrote-off deferred financing costs of approximately $4.3 million with approximately $0.5 million of accumulated amortization associated with the Term Loan (see Footnote 7) pay down for a net recognition as loss on extinguishment of debt of $3.8 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

6. Lease Intangibles

The following summarizes the Partnership’s lease intangibles classified as part of other assets or other liabilities at December 31, 2012 and 2011, respectively:

	Assets
	2012			2011
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Above market leases	$6,641,851	$(3,175,449)	$3,466,402	$7,501,851	$(3,339,335)	$4,162,516
In-place lease assets	651,730	(65,173)	586,557	651,730	—	651,730
Operator relationship	212,416	(16,993)	195,423	212,416	—	212,416

	$7,505,997	$(3,257,615)	$4,248,382	$8,365,997	$(3,339,335)	$5,026,662

	Liabilities
	2012			2011
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Below market leases	$25,695,395	$(16,281,397)	$9,413,998	$26,525,395	$(14,929,137)	$11,596,258

Amortization expense for in-place lease assets and operator relationship was $0.1 million, $0 million, and $0 million for the years ended December 31, 2012, 2011, and 2010 and is included as a component of depreciation and amortization in the consolidated statements of operations and comprehensive income. Amortization expense for the above market leases intangible asset for the years ended December 31, 2012, 2011, and 2010 was approximately $0.6 million, $0.6 million, and $0.7 million, respectively, and is included as a component of rental income in the consolidated statements of operations and comprehensive income. Accretion for the below market leases intangible liability for the years ended December 31, 2012, 2011, and 2010 was approximately $2.0 million, $2.0 million, and $2.5 million, respectively, and is included as a component of rental income in the consolidated statements of operations and comprehensive income.

For the year ended December 31, 2012, the Partnership wrote-off above market leases intangible assets of approximately $0.9 million with accumulated amortization of approximately $0.7 million, and below market leases intangible liability of approximately $0.8 million with accumulated accretion of approximately $0.7 million, for a net recognition of approximately $19,000 gain in rental income from intangible amortization, respectively.

For the year ended December 31, 2011, the Partnership wrote-off above market leases intangible assets of approximately $0.9 million with accumulated amortization of approximately $0.3 million, and below market leases intangible liability of approximately $1.7 million with accumulated accretion of approximately $1.2 million, for a net recognition of approximately $35,000 loss in rental income from intangible amortization, respectively.

For the year ended December 31, 2010, the Partnership wrote-off in-place lease intangible assets of approximately $2.9 million with accumulated amortization of approximately $1.5 million, and in-place lease intangible liabilities of approximately $8.5 million with accumulated accretion of approximately $5.1 million, for a net recognition of approximately $1.9 million in rental income from intangible amortization, respectively.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The estimated annual amortization expense of the identified intangibles for each of the five succeeding years and thereafter is as follows:

Year ending December 31,	Assets	Liabilities
2013	$563,490	$1,850,338
2014	471,763	1,065,783
2015	425,524	891,331
2016	390,943	868,301
2017	325,678	724,453
Thereafter	2,070,984	4,013,792

	$4,248,382	$9,413,998

7. Senior Notes Payable and Other Debt

The Partnership’s senior notes payable and other debt consisted of the following:

	December 31, 2012	December 31, 2011
Senior Notes (interest rate of 7.75% on December 31, 2012 and 2011, respectively), inclusive of $3.2 million and $2.6 million net premium balance, respectively	$403,180,433	$302,552,127
Term Loan (interest rates of 5.75% on December 31, 2012 and 2011, respectively)	192,212,350	196,943,393
Acquisition Credit Line (interest rates of 5.75% on December 31, 2012 and 2011, respectively)	18,925,200	72,216,570
Construction loan (interest rates of 5.95% on December 31, 2012 and 2011, respectively)	—	6,073,802
2016 Revolver (interest rate 5.25% on December 31, 2012	69,368,589	—
2014 Revolver (interest rate of 6.50% on December 31, 2012 and 2011, respectively)	—	15,000,000
Acquisition loans (interest rates of 6.00% on December 31, 2012 and 2011, respectively)	7,584,974	7,687,686
HUD Loan (interest rate of 5.00% on December 31, 2012), inclusive of $2.5 million premium balance	13,881,869	—

Total	$705,153,415	$600,473,578

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Senior Notes

On February 4, 2011, April 5, 2011, and March 28, 2012 Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (the Issuers) issued $200 million, $100 million and $100 million of 7.75% Senior Notes due in 2019 (the Senior Notes), respectively. The REIT is a guarantor of the Issuers’ Senior Notes. The Senior Notes are unsecured senior obligations of the Issuers and will mature on February 15, 2019. The Senior Notes bear interest at a rate of 7.75% per annum, payable semiannually to holders of record at the close of business on the February 1 or the August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing August 15, 2011. A premium of approximately $2.75 million and $1.0 million was associated with the offering of the $100 million of Senior Notes on April 5, 2011 and the $100 million of Senior Notes on March 28, 2012, respectively. The premium will be amortized as an adjustment to the yield on the Senior Notes over their term. The Partnership used the proceeds, amongst other things, to pay down approximately $87.7 million of the Acquisition Credit Line, $5.5 million of the 2016 Revolver and $6.1 million of the Construction Loan during 2012 and $201.6 million on the Term Loan and the balance of $28.7 million on the Acquisition Credit Line during 2011.

Term Loan

Principal payments on the Term Loan are payable in monthly installments beginning on November 1, 2010. The payment schedule for the Term Loan is based upon a 25-year mortgage style amortization as defined in the Credit Agreement. Interest rates, at the Partnership’s option, are based upon the base rate or Eurodollar base rate (0.36% and 0.37% at December 31, 2012 and 2011 with a 1.25% floor, respectively) plus 4.5%. The base rate, as defined in the Credit Agreement, is the rate announced from time to time by the Base Rate Bank as its “prime rate”. The Base Rate Bank is Bank of America, N.A. The balance outstanding on the Term Loan as of December 31, 2012 and 2011 was $192.2 million and $196.9 million, respectively. This loan matures in September 2015 and has two one-year extensions.

The Acquisition Credit Line

Under the Credit Agreement, the Partnership also has a $100 million Acquisition Credit Line. On each payment date, the Partnership shall pay interest only in arrears on any outstanding principal balance of the Acquisition Credit Line. Interest rates, at the Partnership’s option, are based upon the base rate or Eurodollar base rate (0.36% and 0.37% at December 31, 2012 and 2011 with a 1.25% floor, respectively) plus 4.5%. The base rate, as defined in the GE Credit Agreement, is the rate announced from time to time by the Base Rate Bank as its “prime rate”. The Base Rate Bank is Bank of America, N.A. Additionally, an unused fee equal to 1% per annum of the daily unused balance on the Acquisition Credit Line is due monthly.

The Partnership incurred $679,767 in prepayment penalties associated with an $87.7 million pay down in March 2012, which is recognized as interest expense in the consolidated statements of operations and comprehensive income. As of December 31, 2012 and 2011, approximately $18.9 million and $72.2 million had been drawn on the Acquisition Credit Line, respectively. The ability to draw on the Acquisition Credit Line terminates in September 2013 at which time principal and interest are payable until its maturity date in September 2015.

2014 Revolver

In conjunction with the Senior Notes issuance on February 4, 2011, the Partnership, under Aviv Financing IV, LLC, entered into a $25 million revolver with Bank of America (the 2014 Revolver). On each payment date, the Partnership pays interest only in arrears on any outstanding principal balance of the 2014 Revolver. The

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

interest rate under the Partnership’s 2014 Revolver is generally based on LIBOR (subject to a floor of 1.0% and subject to the Partnership’s option to elect to use a prime base rate) plus a margin that is determined by the Partnership’s leverage ratio from time to time. As of December 31, 2011 the interest rates are based upon the base rate (3.25% at December 31, 2012 and 2011, respectively) plus the applicable percentage based on the consolidated leverage ratio (3.25% at December 31, 2012 and 2011, respectively). The base rate is the rate announced by Bank of America as the “prime rate”. Additionally, an unused fee equal to 0.5% per annum of the daily unused balance on the 2014 Revolver is due monthly. The 2014 Revolver commitment terminates and matures in February 2014 with a one-year extension option, provided that certain conditions precedent are satisfied. On January 23, 2012, the outstanding balance was repaid and the properties securing the 2014 Revolver were released. However, the 2014 Revolver remains effective, and we may add properties to Aviv Financing IV, LLC in the future, thereby creating borrowing availability under the facility.

2016 Revolver

On January 31, 2012, the Partnership, under Aviv Financing V, L.L.C., entered into a $187.5 million secured revolving credit facility (the 2016 Revolver). On each payment date, the Partnership pays interest only in arrears on any outstanding principal balance of the 2016 Revolver. The interest rate under the 2016 Revolver is generally based on LIBOR (subject to a floor of 1.0%) plus 4.25%. The initial term of the 2016 Revolver expires in January 2016 with a one-year extension option, provided that certain conditions precedent are satisfied. The amount of the 2016 Revolver may be increased by up to $87.5 million (resulting in total availability of up to $275 million), provided that certain conditions precedent are satisfied. The 2016 Revolver had an outstanding balance of $69.4 million as of December 31, 2012.

Other Loans

On November 1, 2010, a subsidiary of Aviv Financing III entered into two acquisition loan agreements on the same terms that provided for borrowings of approximately $7.8 million. Principal and interest payments are due monthly beginning on December 1, 2010 through the maturity date of December 1, 2015. Interest is a fixed rate of 6.00%. These loans are collateralized by a skilled nursing facility controlled by Aviv Financing III. The balance outstanding on these loans at December 31, 2012 and 2011 was approximately $7.6 million and $7.7 million, respectively.

On November 12, 2010, a subsidiary of Aviv Financing III entered into a construction loan agreement that provides for borrowings up to $6.4 million. Interest-only payments at the prime rate (3.25% at December 31, 2011) plus 0.38%, or a minimum of 5.95%, are due monthly from December 1, 2010 through April 1, 2012. The loan was repaid on March 28, 2012.

On June 15, 2012, a subsidiary of Aviv Financing III assumed a HUD loan with a balance of approximately $11.5 million. Interest is at a fixed rate of 5.00%. The loan originated in November 2009 with a maturity date of October 1, 2044, and is based on a 35-year amortization schedule. The Company is obligated to pay the remaining principal and interest payments of the loan. A premium of $2.5 million was associated with the assumption of debt and will be amortized as an adjustment to interest expense on the HUD loan over its term.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Future annual maturities of all debt obligations for five fiscal years subsequent to December 31, 2012 and thereafter, are as follows:

2013	$4,916,078
2014	5,533,014
2015	210,364,133
2016	70,152,675
2017	832,862
Thereafter	413,354,653

$705,153,415

8. Partnership Equity and Incentive Program

In conjunction with the formation of the Partnership, the Partnership issued 10,323,213 Class A Units and 3,294,733 Class B Units in exchange for all ownership interests of the roll-up contributed to the Partnership in 2005. The Partnership issued an additional 3,144,010 Class A Units and 1,228,372 Class B Units in 2006. The Class A Units issued as a result of the formation of the Partnership have a par value of $10.00 per unit, while Class A Units issued on December 29, 2006, as a result of the addition of additional properties have a par value of $11.49 per unit. Operating distributions accrue at the rate of 10% per year for Class A Units or as defined in the Partnership Agreement. The Class A Units have a distribution preference, which decreases ratably after the full return of capital to the Class A Unitholders through distributions, and also have a liquidation preference and a profit interest in the event of sale, disposition, or refinancing as defined in the Agreement of Limited Partnership (the Partnership Agreement).

Also in connection with the formation of the Partnership, the Partnership awarded Class C Unit profit interests. These Class C Units do not have a par value, and no capital was contributed in consideration for their issuance. These Class C Units were issued to the General Partner of the Partnership, which is owned by two parties that have significant ownership holdings in the Partnership. When operating distributions are paid in full to the Class A Units as described above, the Class B and Class C Units receive all excess distributions, with 40% to Class B Unitholders and 60% to the Class C Unitholders until the Class B Units receive approximately $2.9 million in any partnership year to the extent that all Class B Units have been issued per the Partnership Agreement. After reaching this threshold, the remaining distributions are allocated 100% to the Class C Unitholders.

The Class D Units represent profit interests in the Partnership, which may be granted periodically to employees of AAM. A total of 10,000 Class D Units have been authorized. A total of 8,050 and 8,050 Class D Units are outstanding at December 31, 2011 and 2010, respectively. The Class D Units are not entitled to any distributions of the Partnership, except in the event of sale, disposition, or refinancing as defined. Class C Units also have an interest in these proceeds. The terms of the Class D Units were amended at the Merger. Part of the Class D Units are defined as performance-based awards under ASC 718 and require employment of the recipient on the date of sale, disposition, or refinancing (Liquidity Event). If the employee is no longer employed on such date, the award is forfeited. For accounting purposes, the grant date fair value will be recognized as an expense when a Liquidity Event becomes imminent and such fair value on the grant date was determined to be $0.9 million. The remainder of the Class D Units are time-based awards under ASC 718 and such fair value determined on the grant date is recognized over the vesting period. For the years ended December 31, 2011 and 2010, 1,610 and 3,220 of the time-based Class D Units vested, respectively resulting in the recognition of approximately $0.4 million and $0.9 million, respectively in expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Distributions accrued in accordance with declaration to the Partnership’s partners are summarized as follows for the years ended December 31:

	Class A	Class B	Class C	Class D	Class E	Class F	Class G
2012	$9,002,269	$1,879,208	$2,541,232	$—	$—	$2,215,043	$27,954,667
2011	$6,733,720	$2,894,457	$7,040,689	$—	$—	$2,215,044	$23,162,935
2010	$13,594,547	$2,894,457	$12,683,113	$—	$5,342,466	$3,792,881	$6,092,935

Weighted-average Units outstanding are summarized as follows for the years ended December 31:

	Class A	Class B	Class C	Class D	Class E	Class F	Class G
2012	13,467,223	4,523,145	2	8,050	—	2,684,900	331,606
2011	13,467,223	4,523,145	2	8,050	—	2,684,900	240,103
2010	13,467,223	4,523,145	2	7,386	5,342,489	4,597,432	65,338

The Partnership had established an officer incentive program linked to its future value. Awards vest annually over a five-year period assuming continuing employment by the recipient. The awards can be settled in Class C Units or cash at the Partnership’s discretion at the settlement date of December 31, 2012. For accounting purposes, expense recognition under the program commenced in 2008, and the related expense for the year ended December 31, 2012, 2011, and 2010 was approximately $0.4 million, $0.4 million and $0.4 million, respectively.

As a result of the Merger on September 17, 2010, such incentive program was modified such that 40% of the previously granted award settled immediately on the Merger date with another 20% vesting and settling on December 31, 2010. The remaining 40% will vest equally on December 31, 2011 and December 31, 2012, and will settle in 2018, subject to the terms and conditions of the amended incentive program agreement. In accordance with ASC 718, Compensation – Stock Compensation (ASC 718), such incentive program was expensed through general and administrative expenses as non-cash compensation on the consolidated statements of operations and comprehensive income through the ultimate vesting date of December 31, 2012.

The Partnership’s equity balance that is presented on the consolidated balance sheets is split between the general partner and limited partners in the amounts of $328,718,569 and $(4,443,740) at December 31, 2012, respectively. The Partnership’s equity balance that is presented on the consolidated balance sheets is split between the general partner and limited partners in the amounts of $243,579,151 and $6,976,157 at December 31, 2011, respectively.

9. Option Awards

On September 17, 2010, the Company adopted a 2010 Management Incentive Plan (the Plan) as part of the Merger transaction. Two thirds of the options granted are performance based awards whose criteria for vesting is tied to a future liquidity event (as defined) and also contingent upon meeting certain return thresholds (as defined). At this time the Partnership does not believe it is probable that these options will vest and therefore has not recorded any expense in the December 31, 2012, 2011 or 2010 consolidated financial statements in accordance with ASC 718. The cumulative value associated with all performance based award options of the Partnership aggregates to approximately $7.4 million as of December 31, 2012. One third of the options granted were time based awards and the service period for these options is four years with shares vesting at a rate of 25% ratably from the grant date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table represents the time based option awards activity for the years ended December 31, 2012, 2011, and 2010.

	2012	2011	2010
Outstanding at January 1	23,476	21,866	—
Granted	11,621	1,610	21,866
Exercised	—	—	—
Cancelled/Forfeited	(2,683)	—	—

Outstanding at December 31	32,414	23,476	21,866

Options exercisable at end of period	—	—	—
Weighted average fair value of options granted	$132.93	$112.62	$108.55

The following table represents the time based option awards outstanding cumulative life-to-date for the years ended December 31, 2012, 2011 and 2010 as well as other Plan data:

	2012	2011	2010
Range of exercise prices	$1,000 – $1,139	$1,000 – $1,139	$1,000 – $1,084
Outstanding	32,414	23,476	21,866
Remaining contractual life (years)	8.30	8.71	9.72
Weighted average exercise price	$1,052	$1,011	$1,002

The Partnership has used the Black-Scholes option pricing model to estimate the grant date fair value of the options. The following table includes the assumptions that were made in estimating the grant date fair value for options awarded in 2012, 2011, and 2010.

	2012 Grants	2011 Grants	2010 Grants
Weighted average dividend yield	7.54%	8.13%	10.28%
Weighted average risk-free interest rate	1.31%	2.02%	2.10%
Weighted average expected life	7 years	7 years	7 years
Weighted average estimated volatility	38.24%	38.10%	38.00%
Weighted average exercise price	$1,133.69	$1,134.76	$1,001.83
Weighted average fair value of options granted (per option)	$173.96	$168.01	$108.55

The Partnership recorded non-cash compensation expenses of approximately $1.3 million, $1.1 million and $0.3 million for the years ended December 31, 2012, 2011 and 2010, related to the time based stock options accounted for as equity awards, as a component of general and administrative expenses in the consolidated statements of operations and comprehensive income, respectively.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

At December 31, 2012, the total compensation cost related to outstanding, non-vested time based equity option awards that are expected to be recognized as compensation cost in the future aggregates to approximately $1.7 million.

For the year ended December 31,	Options
2013	$971,210
2014	490,052
2015	188,783
2016	33,662

Total	$1,683,707

Dividend equivalent rights associated with the Plan amounted to $2.3 million, $2.2 million and $0.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. These dividend rights will be paid in four installments as the option vests.

10. Minimum Future Rentals

The Partnership’s real estate investments are leased under noncancelable triple-net operating leases. Under the provisions of the leases, the Partnership receives fixed minimum monthly rentals, generally with annual increases, and the operators are responsible for the payment of all operating expenses, including repairs and maintenance, insurance, and real estate taxes of the property throughout the term of the leases.

At December 31, 2012, future minimum annual rentals to be received under the noncancelable lease terms are as follows:

2013	$127,666,617
2014	131,221,348
2015	131,725,358
2016	131,808,617
2017	130,086,336
Thereafter	566,509,011

$1,219,017,287

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11. Quarterly Results of Operations (Unaudited)

The following is a summary of our unaudited quarterly results of operations for the years ended December 31, 2012 and 2011 (in thousands) including the effects of discontinued operations. The sum of individual quarterly amounts may not agree to the annual amounts included in the consolidated statements of income due to rounding.

	Year Ended December 31, 2012
	1 st Quarter(1)	2 nd Quarter(2)	3 rd Quarter(3)	4 th Quarter(4)
Total revenues	$29,231	$31,109	$31,502	$31,330

Net income	$6,016	$3,613	$1,767	$(2,803)

Net income allocable to common units	$6,016	$3,613	$1,767	$(2,803)

	Year Ended December 31, 2011
	1 st Quarter(5)	2 nd Quarter	3 rd Quarter(6)	4 th Quarter(7)
Total revenues	$20,835	$25,835	$22,994	$27,384

Net income	$1,716	$7,002	$314	$2,281

Net income allocable to common units	$1,716	$7,002	$314	$2,281

(1)	The results include $0.7 million of impairment in the first quarter.
(2)	The results include $3.7 million of impairment in the second quarter.
(3)	The results include $1.8 million of impairment and $2.8 million of reserve for uncollectible loan receivables in the third quarter.
(4)	The results include $5.0 million of impairment and $0.2 million of reserve for uncollectible loan receivables in the fourth quarter.
(5)	The results include $3.0 million in straight-line rent write-offs and $3.1 million in deferred financing costs write-offs in connection with the senior note issuance during the first quarter.
(6)	The results include $3.5 million in straight-line rent write-offs, $2.2 million of indemnity expense related to an operator transition, and $0.9 million of impairment recognized in the third quarter.
(7)	The results include $5.2 million of impairment recognized in the fourth quarter.

12. Related Parties

Related party receivables and payables represent amounts due from/to various affiliates of the Partnership, including advances to members of the Partnership, amounts due to certain acquired companies and limited liability companies for transactions occurring prior to the formation of the Partnership, and various advances to entities controlled by affiliates of the Partnership’s management. An officer of the Partnership received a loan of approximately $0.3 million, which has been paid off in full as of April 29, 2011. An officer of the Partnership funded approximately $2.0 million at December 31, 2012 in connection with the distribution settlement (see Note 14). The amount is recognized as part of other liabilities as of December 31, 2012, and has been subsequently distributed. There were no other related party receivables or payables as of December 31, 2012, other than amounts owed from the Partnership to the REIT for accrued distributions.

The Partnership had entered into a management agreement, as amended, effective April 1, 2005, with AAM, an entity affiliated by common ownership. Under the management agreement, AAM had been granted the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

exclusive right to oversee the portfolio of the Partnership, providing, among other administrative services, accounting and all required financial services; legal administration and regulatory compliance; investor, operator, and lender relationship services; and transactional support to the Partnership. Except as otherwise provided in the Partnership Agreement, all management powers of the business and affairs of the Partnership were exclusively vested in the General Partner. The annual fee for such services equaled six-tenths of one percent (0.6%) of the aggregate fair market value of the properties as determined by the Partnership and AAM annually. This fee arrangement was amended as discussed below. In addition, the Partnership reimbursed AAM for all reasonable and necessary out-of-pocket expenses incurred in AAM’s conduct of its business, including, but not limited to, travel, legal, appraisal, and brokerage fees, fees and expenses incurred in connection with the acquisition, disposition, or refinancing of any property, and reimbursement of compensation and benefits of the officers and employees of AAM. This agreement was terminated on September 17, 2010 when the Merger occurred, effectively consolidating AAM into the Partnership, and eliminating the necessity for reimbursement.

On October 16, 2007, the Partnership legally acquired AAM through a Manager Contribution and Exchange Agreement dated October 16, 2007 (the Contribution Agreement). As stipulated in the Contribution Agreement and the Second Amended and Restated Agreement of Limited Partnership on October 16, 2007 (Partnership Agreement), the Partnership issued a new class of Partnership Unit, Class F Units, as consideration to the contributing members of AAM. The contributing members of AAM served as the general partner of the Partnership. With respect to distributions other than to the holders of the Class G Units, the Class F Units have subordinated payment and liquidity preference to the Class E Units (which were subsequently cancelled) but are senior in payment and liquidity preference, where applicable, to the Class A, B, C, and D Units of the Partnership. The Class F Units paid in quarterly installments an annual dividend of 8.25% of the preliminary face amount of approximately $53.7 million (of which half were subsequently redeemed). The preliminary pricing was based upon trading multiples of comparably sized publicly traded healthcare Real Estate Investment Trusts. The ultimate Class F Unit valuation is subject to a true-up formula at the time of a Liquidity Event, as defined in the Partnership Agreement.

For accounting purposes, prior to the Merger, AAM had not been consolidated by the Partnership, nor had any value been ascribed to the Class F Units issued due to the ability of the Class E Unitholders prior to the Merger to unwind the acquisition as described below. Such action was outside the control of the Partnership, and accordingly, the acquisition is not viewed as having been consummated. The dividends earned by the Class F Unitholders were reflected as a component of management fees as described above. Prior to the Merger, the fee for management services to the Partnership was equal to the dividend earned on the Class F Unit.

Under certain circumstances, the Partnership Agreement did permit the Class E Unitholders to unwind this transaction and required the Partnership to redeem the Class F Units by returning to the affiliates all membership interests in AAM. On September 17, 2010, the Partnership settled the investment with JER Aviv Acquisition, LLC (JER), the sole Class E Unitholder, and cancelled all outstanding Class E Units. For accounting purposes, this treatment triggered the retroactive consolidation of AAM by the Partnership.

The original and follow-on investments of Class E Unitholders were made subject to the Unit Purchase Agreement and related documents (UPA) between the Partnership and JER dated May 26, 2006. The UPA did not give either party the right to settle the investment prior to May 26, 2011. However, the UPA did have an economic arrangement as to how either party could settle the arrangement on or after that date. This economic construct guided the discussions and negotiations of settlement. The UPA allowed the Partnership to call the E Units and warrants any time after May 26, 2011 as long as it provided JER with a 15% IRR from date of inception. The IRR would be calculated factoring interim distributions as well as exit payments. The units were settled for approximately $92.0 million contemporaneous with the Merger. A portion of the settlement related to outstanding warrants held by JER and originally issued in connection with the E units issuance.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Coincident with the Merger, 50% of the Class F Unit was purchased and settled by the Partnership for approximately $23.6 million and is reported as a component of distributions to partners and accretion on Class E Preferred Units in the consolidated statements of changes in equity. The remaining Class F Units will pay in quarterly installments an annual dividend of 9.38% of the face amount of approximately $23.6 million.

13. Derivatives

During the periods presented, the Partnership was party to various interest rate swaps, which were purchased to fix the variable interest rate on the denoted notional amount under the original debt agreements.

At December 31, 2012, the Partnership is party to two interest rate swaps, with identical terms for $100 million each. They were purchased to fix the variable interest rate on the denoted notional amount under the Term Loan which was obtained in September 2010, and qualify for hedge accounting. For presentational purposes they are shown as one derivative due to the identical nature of their economic terms.

Total notional amount	$200,000,000
Fixed rates	6.49% (1.99% effective swap base rate plus 4.5% spread per credit agreement)
Floor rate	1.25%
Effective date	November 9, 2010
Termination date	September 17, 2015
Asset balance at December 31, 2012 (included in other assets)	$—
Asset balance at December 31, 2011 (included in other assets)	$—
Liability balance at December 31, 2012 (included in other liabilities)	$(3,773,332)
Liability balance at December 31, 2011 (included in other liabilities)	$(3,297,342)

The fair value of each interest rate swap agreement may increase or decrease due to changes in market conditions but will ultimately decrease to zero over the term of each respective agreement.

For the years ended December 31, 2012, 2011, and 2010, the Partnership recognized approximately $0, $0, and $2.9 million of net income, respectively, in the consolidated statements of operations and comprehensive income related to the change in the fair value of interest rate swap agreements where the Partnership did not elect to apply hedge accounting. Such instruments that did not elect to apply hedge accounting were settled at the Merger date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table provides the Partnership’s derivative assets and liabilities carried at fair value as measured on a recurring basis as of December 31, 2012 (dollars in thousands):

	Total Carrying Value at December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$—	$—	$—	$—
Derivative liabilities	(3,773)	—	(3,773)	—

	$(3,773)	$—	$(3,773)	$—

The Partnership’s derivative assets and liabilities include interest rate swaps that effectively convert a portion of the Partnership’s variable rate debt to fixed rate debt. The derivative positions are valued using models developed by the respective counterparty that use as their basis readily observable market parameters (such as forward yield curves) and are classified within Level 2 of the valuation hierarchy. The Partnership considers its own credit risk as well as the credit risk of its counterparties when evaluating the fair value of its derivatives.

14. Commitments and Contingencies

The Partnership had a contractual arrangement with an operator to reimburse quality assurance fees levied by the California Department of Health Care Services from August 1, 2005 through July 31, 2008. The Partnership was obligated to reimburse the fees to the operator if and when the state withheld these fees from the operator’s Medi-Cal reimbursements associated with 5 facilities that were formerly leased to Trinity Health Systems. The total possible obligation for these fees was $1.4 million, which the Partnership has paid. Judicial proceedings initiated by the Partnership seeking declaratory relief for these fees were settled on July 24, 2012 which provided for recovery of such amounts from the State of California. The approximate settlement of $756,000 is recognized in interest and other income.

During 2011, the Partnership entered into a contractual arrangement with an operator in one of its facilities to reimburse any liabilities, obligations or claims of any kind or nature resulting from the actions of the former operator in such facility, Brighten Health Care Group. The Partnership is obligated to reimburse the fees to the operator if and when the operator incurs such expenses associated with certain Indemnified Events, as defined therein. The total possible obligation for these fees is estimated to be $2.3 million, of which approximately $1.8 million has been paid to date. The remaining $0.5 million was accrued as a component of other liabilities in the consolidated balance sheets.

In late 2011, after a dispute with certain of its limited partners, the Partnership filed a declaratory judgment motion in the Delaware Chancery Court seeking confirmation that an adjustment to the distributions of cash flows of the Partnership was made in accordance with the partnership agreement following the investment in the Partnership by the REIT and related financing transactions. The dispute relates to the relative distributions among classes of limited partners that existed prior to the investment by the REIT. In November 2012, certain limited partners (including Ari Ryan, one of our directors, and other members of the estate of Zev Karkomi, one of our co-founders) filed suit in the Circuit Court of Cook County, Illinois against the REIT, the Partnership and Mr. Bernfield alleging that the adjustment described above was improper and adding certain fiduciary duty claims against the REIT and Mr. Bernfield in connection with the adjustment and certain equity incentive programs implemented in connection with the investment in the Partnership by the REIT, the terms of which were approved by several of the plaintiffs in the Illinois action. In January 2013, we reached a settlement with the defendant in the Delaware action and the plaintiffs in the Illinois action. The settlement releases the REIT, the Partnership and Mr. Bernfield in exchange for a partial reallocation of relative distributions among classes of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

limited partners, which reallocation will be funded by the limited partners that previously received such distributions or offset against distributions otherwise due. No additional amounts are payable by the REIT, the Partnership or Mr. Bernfield and, accordingly, the settlement is not expected to have a material impact on the REIT or the Partnership.

The Partnership is involved in various unresolved legal actions and proceedings, which arise in the normal course of our business. Although the outcome of a particular proceeding can never be predicted, we do not believe that the result of any of these other matters will have a material adverse effect on our business, operating results, liquidity or financial position.

15. Concentration of Credit Risk

As of December 31, 2012, the Partnership’s portfolio of investments consisted of 258 healthcare facilities, located in 29 states and operated by 38 third party operators. At December 31, 2012, approximately 54.5% (measured as a percentage of total assets) were leased by five private operators: Saber Health Group (16.2%), Daybreak Healthcare (13.4%), EmpRes (9.6%), Maplewood (8.1%), and SunMar (7.2%). No other operator represents more than 6.3% of our total assets. The five states in which the Partnership had its highest concentration of total assets were Texas (17.0%), California (15.4%), Ohio (8.5%), Connecticut (8.1%), and Pennsylvania (6.6%), at December 31, 2012.

For the year ended December 31, 2012, the Partnership’s rental income from operations totaled approximately $117.4 million, of which approximately $19.1 million was from Daybreak Healthcare (16.2%), $16.5 million from Saber Health Group (14.0%), and $12.3 million from EmpRes (10.4%). No other operator generated more than 8.3% of the Partnership’s rental income from operations for the year ended December 31, 2012.

Below is a summary of unaudited financial information as of and for the year ended December 31, 2011 for the two lessees (operators) of our properties whose total assets, in the aggregate, exceeds 10% of the Partnership’s total assets at December 31, 2012. Financial performance under the terms of lease agreements with these lessees is, by agreement, guaranteed by the entities whose financial data is as follows:

	Saber Health Group (1)	Daybreak Healthcare (1)
Financial position
Current assets	$60,101,714	20,268,519
Noncurrent assets	14,836,834	33,730,570
Current liabilities	.42,805,808	43,808,258
Noncurrent liabilities	35,822,405	48,613,081
(Deficit) equity	(3,749,665)	(38,422,250)
Results of operations
Revenues	$253,149,467	$243,231,294
Gross profit	12,852,928	5,338,258
Income from continuing operations	.11,765,523	1,869,985
Net income	5,942,277	2,065,042

(1)	Represents the financial information as of December 31, 2011 as the December 31, 2012 financial information was not available as of and for the year ended December 31, 2012 at the time of this filing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

16. Discontinued Operations

ASC 205-20 requires that the operations and associated gains and/or losses from the sale or planned disposition of components of an entity, as defined, be reclassified and presented as discontinued operations in the Partnership’s consolidated financial statements for all periods presented. In April 2012, the Partnership sold three properties in Arkansas and one property in Massachusetts to unrelated third parties. Below is a summary of the components of the discontinued operations for the respective periods:

	Year Ended December 31,
	2012	2011	2010
Total revenues	$269,932	$1,260,671	$1,163,559
Expenses:
Interest expense	(27,104)	(8,123)	(1,090)
Depreciation and amortization	(1,958)	(575,322)	(607,426)
Gain on sale of assets, net	4,425,246	—	—
Loss on extinguishment of debt	(13,264)	—	—
Other (expenses) income	(66,160)	(910,941)	101,103

Total gains (expenses)	4,316,760	(1,494,386)	(507,413)

Discontinued operations	$4,586,692	$(233,715)	$656,146

17. Condensed Consolidating Information

The REIT and certain of the Partnership’s direct and indirect wholly owned subsidiaries (the Subsidiary Guarantors and Subordinated Subsidiary Guarantors) fully and unconditionally guaranteed on a joint and several basis, the obligation to pay principal and interest with respect to the Senior Notes issued in February 2011 and April 2011. These Senior Notes were issued by Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (the Issuers). Separate financial statements of the guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by and the operations of the respective guarantor and non-guarantor subsidiaries. Other wholly owned subsidiaries (Non- Guarantor Subsidiaries) that were not included among the Subsidiary Guarantors or Subordinated Subsidiary Guarantors were not obligated with respect to the Senior Notes. The Non-Guarantor Subsidiaries are subject to mortgages. The following summarizes our condensed consolidating information as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010:

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2012

	Issuers	Subsidiary Guarantors	Subordinated Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Net real estate investments	$53,750	$499,605,095	$457,241,113	$26,561,058	$—	$983,461,016
Cash and cash equivalents	16,869,495	(1,859,537)	45,155	479,260	—	15,534,373
Deferred financing costs, net	8,964,976	—	5,672,918	13,371	—	14,651,265
Other	15,737,837	35,006,391	29,686,768	3,109,044	—	83,540,040
Investment in and due from related parties, net	711,027,894	(34,218,545)	(408,291,792)	(2,394,604)	(266,122,953)	—

Total assets	$752,653,952	$498,533,404	$84,354,162	$27,768,129	$(266,122,953)	$1,097,186,694

Liabilities and equity
Secured notes payable and other debt	$403,180,433	$—	$280,506,139	$21,466,843	$—	$705,153,415
Due to related parties	7,542,333	—	5,912	—	—	7,548,245
Tenant security and escrow deposits	50,000	8,589,566	9,281,684	356,922	—	18,278,172
Accounts payable and accrued expenses	13,702,409	6,686,012	3,771,942	47,451	—	24,207,814
Other liabilities	7,677,280	2,343,468	11,476,803	—	—	21,497,551

Total liabilities	432,152,455	17,619,046	305,042,480	21,871,216	—	776,685,197
Total equity	320,501,497	480,914,358	(220,688,318)	5,896,913	(266,122,953)	320,501,497

Total liabilities and equity	$752,653,952	$498,533,404	$84,354,162	$27,768,129	$(266,122,953)	$1,097,186,694

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2011

	Issuers	Subsidiary Guarantors	Subordinated Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Net real estate investments	$—	$451,926,183	$347,920,590	$22,740,966	$—	$822,587,739
Cash and cash equivalents	42,354,896	(2,635,202)	2,784	(518,751)	—	39,203,727
Deferred financing costs, net	7,777,902	—	5,335,606	28,822	—	13,142,330
Other	16,119,370	30,495,517	27,991,058	223,220	—	74,829,165
Investment in and due from related parties, net	541,083,875	(13,568,414)	(308,312,800)	(6,958,782)	(212,243,879)	—

Total assets	$607,336,043	$466,218,084	$72,937,238	$15,515,475	$(212,243,879)	$949,762,961

Liabilities and equity
Secured notes payable and other debt	$302,552,127	$—	$284,159,963	$13,761,488	$—	$600,473,578
Due to related parties	6,726,541	—	—	—	—	6,726,541
Tenant security and escrow deposits	385,000	7,821,707	7,306,929	226,281	—	15,739,917
Accounts payable and accrued expenses	9,476,684	4,802,452	3,154,007	691,024	—	18,124,167
Other liabilities	40,937,725	6,838,574	13,664,493	—	—	61,440,792

Total liabilities	360,078,077	19,462,733	308,285,392	14,678,793	—	702,504,995
Total equity	247,257,966	446,755,351	(235,348,154)	836,682	(212,243,879)	247,257,966

Total liabilities and equity	$607,336,043	$466,218,084	$72,937,238	$15,515,475	$(212,243,879)	$949,762,961

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the Year Ended December 31, 2012

	Issuers	Subsidiary Guarantors	Subordinated Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Rental income	$—	$57,115,293	$58,125,800	$2,168,529	$—	$117,409,622
Interest on secured loans	1,490,189	1,297,414	1,845,873	—	—	4,633,476
Interest and other income	3,676	623,749	501,455	78	—	1,128,958

Total revenues	1,493,865	59,036,456	60,473,128	2,168,607	—	123,172,056

Expenses
Interest expense	30,109,091	—	20,148,411	725,225	—	50,982,727
Depreciation and amortization	—	13,895,464	12,440,173	556,174	—	26,891,811
General and administrative	6,433,853	270,160	9,757,830	44,170	—	16,506,013
Transaction costs	4,170,855	920,057	1,578,981	37,910	—	6,707,803
Loss on impairment	—	9,733,197	1,383,665	—	—	11,116,862
Reserve for uncollectible secured loan receivables	6,531,506	—	—	—	—	6,531,506
Loss on extinguishment of debt	—	—	28,244	—	—	28,244
Other expenses	—	400,353	—	—	—	400,353

Total expenses	47,245,305	25,219,231	45,337,304	1,363,479	—	119,165,319

Income before discontinued operations	(45,751,440)	33,817,225	15,135,824	805,128	—	4,006,737
Discontinued operations	—	331,589	—	4,255,103	—	4,586,692

Net (loss) income	(45,751,440)	34,148,814	15,135,824	5,060,231	—	8,593,429

Equity in income (loss) of subsidiaries	54,344,869	—	—	—	(54,344,869)	—

Net income (loss) allocable to common units	$8,593,429	$34,148,814	$15,135,824	$5,060,231	$(54,344,869)	$8,593,429

Unrealized (loss) on derivative instruments	—	—	(475,990)	—	—	(475,990)

Total comprehensive income (loss)	$8,593,429	$34,148,814	$14,659,834	$5,060,231	$(54,344,869)	$8,117,439

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the Year Ended December 31, 2011

	Issuers	Subsidiary Guarantors	Subordinated Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Rental income	$—	$45,970,474	$43,672,450	$1,368,634	$—	$91,011,558
Interest on secured loans	2,234,012	1,044,074	1,915,058	—	—	5,193,144
Interest and other income	18,226	818,109	7,459	—	—	843,794

Total revenues	2,252,238	47,832,657	45,594,967	1,368,634	—	97,048,496

Expenses
Interest expense	20,458,737	—	17,743,684	464,434	—	38,666,855
Depreciation and amortization	—	10,858,764	9,084,911	328,087	—	20,271,762
General and administrative	4,116,570	64,430	7,237,595	3,812	—	11,422,407
Transaction costs	1,398,566	3,223,398	871,135	—	—	5,493,099
Loss on impairment	—	3,842,771	1,390,034	—	—	5,232,805
Reserve for uncollectible secured loan receivables	1,426,149	86,156	—	—	—	1,512,305
Gain on sale of assets, net	—	(1,170,991)	—	—	—	(1,170,991)
Loss on extinguishment of debt	—	—	3,806,513	—	—	3,806,513
Other expenses	—	266,902	—	—	—	266,902

Total expenses	27,400,022	17,171,430	40,133,872	796,333	—	85,501,657

Income before discontinued operations	(25,147,784)	30,661,227	5,461,095	572,301	—	11,546,839
Discontinued operations	—	(84,060)	—	(149,655)	—	(233,715)

Net (loss) income	(25,147,784)	30,577,167	5,461,095	422,646	—	11,313,124

Equity in income (loss) of subsidiaries	36,460,908	—	—	—	(36,460,908)	—

Net income (loss) allocable to common units	$11,313,124	$30,577,167	$5,461,095	$422,646	$(36,460,908)	$11,313,124

Unrealized (loss) on derivative instruments	—	—	(7,391,774)	—	—	(7,391,774)

Total comprehensive income (loss)	$11,313,124	$30,577,167	$(1,930,679)	$422,646	$(36,460,908)	$3,921,350

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the Year Ended December 31, 2010

	Issuers	Subsidiary Guarantors	Subordinated Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Rental income	$—	$44,994,208	$38,871,951	$230,857	$—	$84,097,016
Interest on secured loans	1,384,731	1,738,619	2,048,621	—	—	5,171,971
Interest and other income	20,132	98,206	14,948	—	—	133,286

Total revenues	1,404,863	46,831,033	40,935,520	230,857	—	89,402,273

Expenses
Interest expense	305,547	860,212	22,486,033	77,961	—	23,729,753
Depreciation and amortization	—	9,260,769	7,930,923	54,681	—	17,246,373
General and administrative	3,576,085	119,462	6,125,975	1,125	—	9,822,647
Transaction costs	101,007	16,504	1,459,416	1,298	—	1,578,225
Loss on impairment	—	96,000	—	—	—	96,000
Reserve for uncollectible secured loan receivables	750,000	—	—	—	—	750,000
Change in fair value of derivatives	—	—	(2,931,309)	—	—	(2,931,309)
Gain on sale of assets, net	—	(511,553)	—	—	—	(511,553)
Loss on extinguishment of debt	14,900	690,615	1,590,047	—	—	2,295,562

Total expenses	4,747,539	10,532,009	36,661,085	135,065	—	52,075,698

Income before discontinued operations	(3,342,676)	36,299,024	4,274,435	95,792	—	37,326,575
Discontinued operations	—	729,723	—	(73,578)	—	656,145

Net (loss) income	(3,342,676)	37,028,747	4,274,435	22,214	—	37,982,720

Distributions and accretion on Class E Preferred Units	(17,371,893)	—	—	—	—	(17,371,893)
Net income attributable to noncontrolling interests	(241,622)	—	—	—	—	(241,622)
Equity in income (loss) of subsidiaries	41,325,396	—	—	—	(41,325,396)	—

Net income (loss) allocable to common units	$20,369,205	$37,028,747	$4,274,435	$22,214	$(41,325,396)	$20,369,205

Unrealized (loss) on derivative instruments	—	—	4,094,432	—	—	4,094,432

Total comprehensive income (loss)	$20,369,205	$37,028,747	$8,368,867	$22,214	$(41,325,396)	$24,463,637

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2012

	Issuers	Subsidiary Guarantors	Subordinated Subguarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(152,296,994)	$72,848,497	$129,218,491	$(5,977,504)	$—	$43,792,490
Investing activities
Purchase of real estate investments	—	(49,004,392)	(119,321,000)	(4,540,206)	—	(172,865,598)
Sale of real estate investments	—	14,867,210	330,000	16,735,771	—	31,932,981
Capital improvements	(53,750.00)	(9,563,495)	(3,940,350)	—	—	(13,557,595)
Development projects	—	(26,094,068)	-373,148	(1,508,405)	—	(27,975,621)
Secured loan receivables received from others	12,754,973	1,352,851	524,371	—	—	14,632,195
Secured loan receivables funded to others	(13,064,531)	(3,630,938)	(161,077)	—	—	(16,856,546)

Net cash provided by (used in) investing activities	(363,308)	(72,072,832)	(122,941,204)	10,687,160	—	(184,690,184)
Financing activities
Borrowings of debt	101,000,000	—	164,224,200	2,536,894	—	267,761,094
Repayment of debt	—	—	(167,878,024)	(6,248,539)	—	(174,126,563)
Payment of financing costs	(2,562,303)	—	(2,581,092)	—	—	(5,143,395)
Deferred contribution	—	—	—	—	—	—
Capital contributions	109,000,000	—	—	—	—	109,000,000
Cost of raising capital	(35,000,000.00)	—	—	—	—	(35,000,000)
Cash distributions to partners	(45,262,796)	—	—	—	—	(45,262,796)

Net cash provided by (used in) financing activities	127,174,901	—	(6,234,916)	(3,711,645)	—	117,228,340

Net decrease in cash and cash equivalents	(25,485,401)	775,665	42,371	998,011	—	(23,669,354)
Cash and cash equivalents:
Beginning of period	42,354,896	(2,635,202)	2,784	(518,751)	—	39,203,727

End of period	$16,869,495	$(1,859,537)	$45,155	$479,260	—	$15,534,373

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2011

	Issuers	Subsidiary Guarantors	Subordinated Subguarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(293,472,178)	$132,453,026	$211,215,073	$235,096	$—	$50,431,017
Investing activities
Purchase of real estate investments	—	(121,493,813)	(59,720,388)	—	—	(181,214,201)
Sale of real estate investments	—	1,510,000	—	—	—	1,510,000
Capital improvements	—	(4,553,303)	(4,810,484)	—	—	(9,363,787)
Development projects	—	(16,015,901)	0	(5,390,246)	—	(21,406,147)
Secured loan receivables received from others	(68,778)	12,344,043	2,062,446	—	—	14,337,711
Secured loan receivables funded to others	(2,700,000)	(7,809,045)	(410,742)	—	—	(10,919,787)

Net cash provided by (used in) investing activities	(2,768,778)	(136,018,019)	(62,879,168)	(5,390,246)	—	(207,056,211)
Financing activities
Borrowings of debt	302,750,000	—	97,416,570	4,761,462	—	404,928,032
Repayment of debt	—	—	(244,727,948)	(104,549)	—	(244,832,497)
Payment of financing costs	(8,593,540)	—	(1,000,564)	(13,600)	—	(9,607,704)
Deferred contribution	35,000,000	—	—	—	—	35,000,000
Capital contributions	40,419,757	—	—	—	—	40,419,757
Cost of raising capital	—	—	—	—	—	—
Cash distributions to partners	(43,107,141)	—	—	—	—	(43,107,141)

Net cash provided by (used in) financing activities	326,469,076	—	(148,311,942)	4,643,313	—	182,800,447

Net decrease in cash and cash equivalents	30,228,120	(3,564,993)	23,963	(511,837)	—	26,175,253
Cash and cash equivalents:
Beginning of period	12,126,776	929,791	(21,179)	(6,914)	—	13,028,474

End of period	$42,354,896	$(2,635,202)	$2,784	$(518,751)	—	$39,203,727

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2010

	Issuers	Subsidiary Guarantors	Subordinated Subguarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(70,625,627)	$43,084,127	$79,094,472	$3,127,284	$—	$54,680,256
Investing activities
Purchase of real estate investments	—	(17,680,000)	(25,704,043)	(11,500,000)	—	(54,884,043)
Sale of real estate investments	—	4,084,315	1,510	—	—	4,085,825
Payment of earn-out provision for previously acquired real estate investments	—	—	(9,600,731)	—	—	(9,600,731)
Capital improvements	—	(4,943,249)	(707,548)	—	—	(5,650,797)
Development projects	—	(1,517,996)	—	(714,337)	—	(2,232,333)
Secured loan receivables received from others	5,917,739	2,890,464	478,067	—	—	9,286,270
Secured loan receivables funded to others	(8,652,165)	(7,032,822)	(435,851)	—	—	(16,120,838)

Net cash provided by (used in) investing activities	(2,734,426)	(24,199,288)	(35,968,596)	(12,214,337)	—	(75,116,647)
Financing activities
Borrowings of debt	—	—	433,677,230	9,112,340	—	442,789,570
Repayment of debt	(12,000,000)	(19,154,359)	(451,360,566)	(7,765)	—	(482,522,690)
Payment of financing costs	(100,000)	—	(10,443,495)	(24,436)	—	(10,567,931)
Payment for swap termination	—	—	(3,380,160)	—	—	(3,380,160)
Capital contributions	223,866,121	—	—	—	—	223,866,121
Redemption of Class E Preferred Units and warrants	(92,001,451)	—	—	—		(92,001,451)
Redemption of Class F Units	—	—	(23,602,649)	—	—	(23,602,649)
Cash distributions to partners	(34,534,439)	—	(2,124,013)	—	—	(36,658,452)

Net cash provided by (used in) financing activities	85,230,231	(19,154,359)	(57,233,653)	9,080,139	—	17,922,358

Net decrease in cash and cash equivalents	11,870,178	(269,520)	(14,107,777)	(6,914)	—	(2,514,033)
Cash and cash equivalents:
Beginning of period	256,598	1,199,311	14,086,598	—	—	15,542,507

End of period	$12,126,776	$929,791	$(21,179)	$(6,914)	$—	$13,028,474

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Accounts Receivable and Secured Loans Receivable Allowance for Doubtful Accounts

	Balance at Beginning of Year	Charged to (Recovered from) Costs and Expenses	Deductions and Write-offs	Balance at End of Year
Allowance for uncollectible accounts receivable
Year ended December 31, 2012	$79,812	$3,948,446	$(3,224,821)	$803,437
Year ended December 31, 2011	—	79,812	—	79,812
Year ended December 31, 2010	223,803	(40,459)	(183,344)	—
Allowance for uncollectible secured loan receivable
Year ended December 31, 2012	$2,176,149	$6,531,506	$(8,390,603)	$317,052
Year ended December 31, 2011	750,000	1,512,305	(86,156)	2,176,149
Year ended December 31, 2010	28,828	721,172	—	750,000

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE INVESTMENTS

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
SunBridge Care/Rehab - Broadway	(a	)	(3)	Methuen	MA	$31,469	$495,552	$—	$(170,262)	$26,002	$330,757	$(165,260)	1910	1993	40 years
SunBridge - Colonial Heights	(a	)	(3)	Lawrence	MA	63,160	958,681	—	(225,000)	63,160	733,681	(348,499)	1963	1993	40 years
SunBridge - Fall River	(c	)		Fall River	MA	90,707	1,308,677	—	(1,399,384)	—	—	—		1993	40 years
SunBridge Care Center - Glenwood	(a	)	(3)	Lowell	MA	82,483	1,210,652	—	(252,510)	82,483	958,142	(455,117)	1964	1993	40 years
SunBridge - Hammond House	(a	)	(3)	Worchester	MA	42,062	663,598	488,598	(663,598)	42,062	488,598	(232,084)	1965	1993	40 years
SunBridge for North Reading	(a	)	(3)	North Reading	MA	113,195	1,567,397	—	(252,500)	113,195	1,314,897	(624,576)	1966	1993	40 years
Robbin House Nursing and Rehab	(c	)		Quincy	MA	66,000	1,051,668	—	(1,117,668)	—	—	—		1993	40 years
SunBridge Care Center - Rosewood	(a	)	(3)	Fall River	MA	31,893	512,984	—	(283,705)	12,593	248,579	(175,980)	1882	1993	40 years
SunBridge Care/Rehab-Sandalwood	(a	)	(3)	Oxford	MA	64,435	940,982	497,782	(192,500)	64,435	1,246,264	(421,667)	1966	1993	40 years
SunBridge - Spring Valley	(a	)	(3)	Worchester	MA	71,084	1,030,725	—	(205,000)	71,084	825,725	(392,219)	1960	1993	40 years
SunBridge Care/Rehab -Town Manor	(c	)		Lawrence	MA	89,790	1,305,518	—	(1,395,308)	—	—	—		1993	40 years
SunBridge Care/Rehab -Woodmill	(a	)	(3)	Lawrence	MA	61,210	946,028	—	(235,000)	61,210	711,028	(337,738)	1965	1993	40 years
SunBridge Care/Rehab -Worcester	(c	)		Worchester	MA	92,512	1,374,636	—	(1,467,148)	—	—	—		1993	40 years
Countryside Community	(a	)	(2)	South Haven	MI	221,000	4,239,161	12,959	—	221,000	4,252,120	(954,835)	1975	2005	40 years
Pepin Manor	(a	)	(2)	Pepin	WI	318,000	1,569,959	332,808	—	318,000	1,902,767	(366,240)	1978	2005	40 years
Highland Health Care Center	(a	)	(2)	Highland	IL	189,921	1,723,523	—	—	189,921	1,723,523	(418,563)	1963	2005	40 years
Nebraska Skilled Nursing/Rehab	(a	)	(2)	Omaha	NE	211,000	6,694,584	—	(1,510)	209,490	6,694,584	(1,697,031)	1971	2005	40 years
Casa Real	(a	)	(2)	Santa Fe	NM	1,029,800	2,692,295	676,474	—	1,029,800	3,368,769	(810,849)	1985	2005	40 years
Clayton Nursing and Rehab	(a	)	(2)	Clayton	NM	41,000	790,476	—	—	41,000	790,476	(260,927)	1960	2005	40 years
Country Cottage Care/Rehab Center	(a	)	(2)	Hobbs	NM	9,000	671,536	—	—	9,000	671,536	(258,739)	1963	2005	40 years
Bloomfield Nursing/Rehab Center	(a	)	(2)	Bloomfield	NM	343,800	4,736,296	—	—	343,800	4,736,296	(1,101,548)	1985	2005	40 years
Espanola Valley Center	(a	)	(2)	Espanola	NM	216,000	4,143,364	—	—	216,000	4,143,364	(1,059,431)	1984	2005	40 years
Sunshine Haven Lordsburg	(a	)	(2)	Lordsburg	NM	57,041	1,881,927	—	—	57,041	1,881,927	(404,557)	1972	2005	40 years
Silver City Care Center	(a	)	(2)	Silver City	NM	305,000	5,843,505	—	—	305,000	5,843,505	(1,319,974)	1984	2005	40 years
Raton Nursing and Rehab Center	(a	)	(2)	Raton	NM	128,000	1,509,456	—	—	128,000	1,509,456	(479,297)	1985	2005	40 years
Red Rocks Care Center	(a	)	(2)	Gallup	NM	329,000	3,952,779	—	—	329,000	3,952,779	(970,842)	1978	2005	40 years
Heritage Villa Nursing/Rehab	(a	)	(2)	Dayton	TX	18,000	435,568	9,400	—	18,000	444,968	(123,815)	1964	2005	40 years
Wellington Oaks Nursing/Rehab	(a	)	(2)	Ft. Worth	TX	137,000	1,147,400	(9,400)	—	137,000	1,138,000	(330,345)	1963	2005	40 years
Seven Oaks Nursing and Rehab	(a	)	(2)	Bonham	TX	63,000	2,583,389	—	—	63,000	2,583,389	(622,170)	1970	2005	40 years
Birchwood Nursing and Rehab	(a	)	(2)	Cooper	TX	96,000	2,726,580	8,304	—	96,000	2,734,884	(644,167)	1966	2005	40 years
Smith Nursing and Rehab	(a	)	(2)	Wolfe City	TX	49,000	1,010,304	(8,304)	—	49,000	1,002,000	(258,656)	1946	2005	40 years
Blanco Villa Nursing and Rehab	(a	)	(3)	San Antonio	TX	341,847	1,931,216	951,592	—	341,847	2,882,808	(655,011)	1969	2005	40 years
Forest Hill Nursing Center	(a	)		Ft. Worth	TX	87,904	1,764,129	—	(1,852,033)	—	—	—		2005	40 years
Garland Nursing and Rehab	(a	)	(3)	Garland	TX	56,509	1,058,409	1,357,939	—	56,509	2,416,348	(372,041)	1964	2005	40 years
Hillcrest Nursing and Rehab	(a	)	(3)	Wylie	TX	209,992	2,683,768	528,248	—	209,992	3,212,016	(650,831)	1975	2005	40 years
Mansfield Nursing and Rehab	(a	)	(3)	Mansfield	TX	486,958	2,142,550	(17,723)	—	486,958	2,124,827	(544,951)	1964	2005	40 years
Westridge Nursing and Rehab	(a	)	(3)	Lancaster	TX	625,790	1,847,633	(15,270)	—	625,790	1,832,363	(529,559)	1973	2005	40 years
Clifton Nursing and Rehab	(a	)	(5)	Clifton	TX	125,000	2,974,643	—	—	125,000	2,974,643	(765,834)	1995	2005	40 years
Brownwood Nursing and Rehab	(a	)	(2)	Brownwood	TX	140,000	3,463,711	1,522,390	—	140,000	4,986,101	(852,249)	1968	2005	40 years
Irving Nursing and Rehab	(a	)	(2)	Irving	TX	137,000	1,248,284	(10,284)	—	137,000	1,238,000	(333,444)	1972	2005	40 years
Stanton Nursing and Rehab	(a	)	(3)	Stanton	TX	261,000	1,017,599	11,707	—	261,000	1,029,306	(266,393)	1972	2005	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Valley Mills Nursing and Rehab	(a	)	(3)	Valley Mills	TX	34,000	1,091,210	(8,977)	—	34,000	1,082,233	(270,269)	1971	2005	40 years
Hometown Care Center	(a	)	(3)	Moody	TX	13,000	328,263	—	(341,263)	—	—	—		2005	40 years
Shuksan Healthcare Center	(a	)	(3)	Bellingham	WA	61,000	491,085	1,983,432	—	61,000	2,474,517	(340,787)	1965	2005	40 years
Orange Villa Nursing and Rehab	(a	)	(3)	Orange	TX	97,500	1,948,490	17,468	—	97,500	1,965,958	(486,690)	1973	2005	40 years
Pinehurst Nursing and Rehab	(a	)	(3)	Orange	TX	98,500	2,072,051	22,567	—	98,500	2,094,618	(535,694)	1955	2005	40 years
Wheeler Nursing and Rehab	(a	)	(2)	Wheeler	TX	17,000	1,369,290	—	—	17,000	1,369,290	(360,544)	1982	2005	40 years
North Pointe Nursing and Rehab	(a	)	(4)	Watauga	TX	1,061,000	3,845,890	—	—	1,061,000	3,845,890	(881,609)	1999	2005	40 years
ABC Health Center	(a	)	(2)	Harrisonville	MO	143,500	1,922,391	122,010	—	143,500	2,044,401	(451,064)	1970	2005	40 years
Camden Health Center	(a	)	(2)	Harrisonville	MO	189,000	2,531,961	68,462	—	189,000	2,600,423	(559,855)	1977	2005	40 years
Cedar Valley Health Center	(a	)	(2)	Rayton	MO	252,000	3,375,981	58,200	—	252,000	3,434,181	(819,610)	1978	2005	40 years
Monett Healthcare Center	(a	)	(2)	Monett	MO	259,000	3,469,761	(26,381)	—	259,000	3,443,380	(795,952)	1976	2005	40 years
White Ridge Health Center	(a	)	(2)	Lee’s Summit	MO	292,250	3,914,964	32,514	—	292,250	3,947,478	(886,786)	1986	2005	40 years
The Orchards Rehab/Care Center	(a	)	(3)	Lewiston	ID	201,000	4,319,316	505,634	—	201,000	4,824,950	(1,173,299)	1958	2005	40 years
SunBridge for Payette	(a	)	(3)	Payette	ID	179,000	3,165,530	(26,331)	—	179,000	3,139,199	(642,696)	1964	2005	40 years
Magic Valley Manor-Assisted Living	(b	)	(3)	Wendell	ID	177,000	405,331	1,005,334	—	177,000	1,410,665	(196,339)	1911	2005	40 years
McCall Rehab and Living Center	(a	)		McCall	ID	213,000	675,976	(5,624)	(883,352)	—	—	—	1965	2005	40 years
Menlo Park Health Care	(a	)	(3)	Portland	OR	112,000	2,205,297	184,777	—	112,000	2,390,074	(653,452)	1959	2005	40 years
Burton Care Center	(a	)	(3)	Burlington	WA	115,000	1,169,629	85,957	—	115,000	1,255,586	(271,239)	1930	2005	40 years
Columbia View Care Center	(a	)	(3)	Cathlamet	WA	49,200	504,900	(0)	(93,098)	38,246	422,756	(135,952)	1965	2005	40 years
Pinehurst Park Terrace	(a	)		Seattle	WA	—	360,236	—	(360,236)	—	—	—		2005	40 years
Grandview Healthcare Center	(a	)	(3)	Grandview	WA	19,300	1,155,216	14,917	—	19,300	1,170,133	(383,322)	1964	2005	40 years
Hillcrest Manor	(a	)	(3)	Sunnyside	WA	102,000	1,638,826	6,856,674	—	102,000	8,495,500	(649,404)	1970	2005	40 years
Evergreen Foothills Center	(a	)	(3)	Phoenix	AZ	500,000	4,537,644	—	—	500,000	4,537,644	(1,340,585)	1997	2005	40 years
Evergreen Hot Springs Center	(a	)	(3)	Hot Springs	MT	103,500	1,942,861	19,412	—	103,500	1,962,273	(446,117)	1963	2005	40 years
Evergreen Polson Center	(a	)	(3)	Polson	MT	121,000	2,357,612	(19,412)	—	121,000	2,338,200	(570,439)	1971	2005	40 years
Evergreen Sun City Center	(a	)	(3)	Sun City	AZ	476,231	5,697,720	60,161	—	476,231	5,757,881	(1,385,966)	1985	2005	40 years
Sunset Gardens at Mesa	(b	)	(3)	Mesa	AZ	123,000	1,640,673	(13,547)	—	123,000	1,627,126	(375,124)	1974	2005	40 years
Evergreen Mesa Christian Center	(a	)	(3)	Mesa	AZ	466,000	6,231,061	(46,614)	(615,000)	466,000	5,569,447	(1,526,643)	1973	2005	40 years
Evergreen The Dalles Center	(a	)	(2)	The Dalles	OR	200,000	3,831,789	91,952	—	200,000	3,923,741	(841,322)	1964	2005	40 years
Evergreen Vista Health Center	(a	)	(2)	LaGrande	OR	281,000	4,783,790	248,354	—	281,000	5,032,144	(1,029,198)	1961	2005	40 years
Whitman Health and Rehab Center	(a	)	(2)	Colfax	WA	231,000	6,271,162	38,289	—	231,000	6,309,451	(1,287,203)	1985	2005	40 years
Fountain Retirement Hotel	(b	)	(3)	Youngtown	AZ	101,300	1,939,835	169,696	(1,634,700)	4,550	571,581	(479,533)	1971	2005	40 years
Gilmer Care Center	(a	)	(3)	Gilmer	TX	257,000	2,992,894	362,306	—	257,000	3,355,200	(725,838)	1967	2005	40 years
Columbus Nursing and Rehab Center	(a	)	(2)	Columbus	WI	352,000	3,476,920	301,848	—	352,000	3,778,768	(761,893)	1950	2005	40 years
San Juan Rehab and Care Center	(a	)	(3)	Anacortes	WA	625,000	1,184,855	2,041,630	—	625,000	3,226,485	(713,654)	1965	2005	40 years
Infinia at Faribault	(a	)	(3)	Faribault	MN	70,000	1,484,598	102,124	—	70,000	1,586,722	(411,328)	1958	2005	40 years
Infinia at Owatonna	(a	)	(3)	Owatonna	MN	125,000	2,321,296	(19,308)	—	125,000	2,301,988	(544,998)	1963	2005	40 years
Infinia at Willmar	(a	)	(3)	Wilmar	MN	70,000	1,341,155	19,645	—	70,000	1,360,800	(327,063)	1998	2005	40 years
Infinia at Florence Heights	(a	)	(2)	Omaha	NE	413,000	3,516,247	4,352	(742,383)	310,538	2,880,678	(941,217)	1999	2005	40 years
Infinia at Ogden	(a	)	(3)	Ogden	UT	233,800	4,478,450	600,246	—	233,800	5,078,696	(1,018,039)	1977	2005	40 years
Prescott Manor Nursing Center	(a	)	(3)	Prescott	AR	43,500	1,461,860	209,056	—	43,500	1,670,916	(479,048)	1965	2005	40 years
Star City Nursing Center	(a	)	(3)	Star City	AR	28,000	1,068,891	80,125	—	28,000	1,149,016	(265,375)	1969	2005	40 years
Westview Manor of Peabody	(a	)	(3)	Peabody	KS	22,000	502,177	137,682	—	22,000	639,859	(119,708)	1963	2005	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Orchard Grove Extended Care Center	(a	)	(2)	Benton Harbor	MI	166,000	3,185,496	439,904	(491,113)	138,744	3,161,543	(778,747)	1971	2005	40 years
Marysville Care Center	(a	)		Marysville	CA	281,000	1,319,608	—	(1,600,608)	—	—	—		2005	40 years
Yuba City Care Center	(a	)		Yuba City	CA	177,385	2,129,584	—	(2,306,969)	—	—	—		2005	40 years
Lexington Care Center	(a	)	(3)	Lexington	MO	151,000	2,943,170	325,142	—	151,000	3,268,312	(772,950)	1970	2005	40 years
Twin Falls Care Center	(a	)	(3)	Twin Falls	ID	448,000	5,144,793	—	—	448,000	5,144,793	(1,162,858)	1961	2005	40 years
Gordon Lane Care Center	(a	)	(2)	Fullerton	CA	2,982,000	3,648,346	—	—	2,982,000	3,648,346	(810,876)	1966	2005	40 years
Sierra View Care Center	(a	)	(3)	Baldwin Park	CA	868,400	1,748,141	6,377	—	868,400	1,754,518	(449,472)	1938	2005	40 years
Villa Maria Care Center	(a	)	(4)	Long Beach	CA	139,600	766,778	—	(906,378)	—	—	—		2005	40 years
High Street Care Center	(a	)	(3)	Oakland	CA	246,000	684,695	11,776	—	246,000	696,471	(162,108)	1961	2005	40 years
MacArthur Care Center	(a	)	(3)	Oakland	CA	246,000	1,415,776	(11,776)	—	246,000	1,404,000	(441,460)	1960	2005	40 years
Pomona Vista Alzheimer’s Center	(a	)	(3)	Ponoma	CA	403,000	954,853	—	—	403,000	954,853	(247,312)	1959	2005	40 years
Rose Convalescent Hospital	(a	)	(4)	Baldwin Park	CA	1,308,000	486,043	—	—	1,308,000	486,043	(146,130)	1963	2005	40 years
Country Oaks Nursing Center	(a	)	(3)	Ponoma	CA	1,393,000	2,426,180	—	—	1,393,000	2,426,180	(555,496)	1964	2005	40 years
Evergreen Nursing/Rehab Center	(a	)	(3)	Effingham	IL	317,388	3,461,794	—	—	317,388	3,461,794	(807,416)	1974	2005	40 years
Deseret at Hutchinson	(a	)	(2)	Hutchinson	KS	180,000	2,546,991	—	—	180,000	2,546,991	(619,799)	1963	2005	40 years
Northridge Healthcare/Rehab	(a	)		Little Rock	AR	465,000	3,011,597	55,321	(3,531,918)	—	—	—	1969	2005	40 years
Doctors Nursing and Rehab Center	(a	)	(3)	Salem	IL	125,000	4,663,792	900,000	—	125,000	5,563,792	(1,129,755)	1972	2005	40 years
Woodland Hills Health/Rehab	(a	)		Little Rock	AR	270,000	4,006,007	—	(4,276,007)	—	—	—	1979	2005	40 years
North Richland Hills	(a	)		North Richland Hills	TX	980,458	—	5,067,466	(6,047,924)	—	—	—		2005	40 years
Chenal Heights	(a	)	(2)	Little Rock	AR	1,411,446	—	7,330,169	—	1,411,446	7,330,169	(1,348,438)	2008	2006	40 years
Willis Nursing and Rehab	(a	)	(2)	Willis	TX	212,000	2,407,367	—	—	212,000	2,407,367	(456,924)	1975	2006	40 years
Blanchette Place Care Center	(a	)	(3)	St. Charles	MO	1,300,000	10,777,312	3,586	—	1,300,000	10,780,898	(1,856,609)	1994	2006	40 years
Cathedral Gardens Care Center	(a	)	(3)	St. Louis	MO	1,600,000	9,524,876	51,229	—	1,600,000	9,576,105	(1,698,129)	1979	2006	40 years
Heritage Park Skilled Care	(a	)	(3)	Rolla	MO	1,200,000	7,840,918	775,182	—	1,200,000	8,616,100	(1,330,566)	1993	2006	40 years
Oak Forest Skilled Care	(a	)	(3)	Ballwin	MO	550,000	3,995,129	42,870	—	550,000	4,037,999	(718,435)	2004	2006	40 years
Richland Care and Rehab	(a	)	(3)	Olney	IL	350,000	2,484,264	—	—	350,000	2,484,264	(497,646)	2004	2006	40 years
Bonham Nursing and Rehab	(a	)	(3)	Bonham	TX	76,000	1,129,849	—	—	76,000	1,129,849	(202,688)	1969	2006	40 years
Columbus Nursing and Rehab	(a	)		Columbus	TX	150,000	1,808,552	—	(1,958,552)	—	—	—	1974	2006	40 years
Denison Nursing and Rehab	(a	)	(2)	Denison	TX	178,000	1,945,000	—	—	178,000	1,945,000	(350,737)	1958	2006	40 years
Falfurrias Nursing and Rehab	(a	)	(2)	Falfurias	TX	92,000	1,065,000	—	—	92,000	1,065,000	(209,239)	1974	2006	40 years
Houston Nursing and Rehab	(a	)	(2)	Houston	TX	228,000	2,451,893	39,464	—	228,000	2,491,357	(441,065)	1976	2006	40 years
Kleburg County Nursing/Rehab	(a	)	(3)	Kingsville	TX	315,000	3,688,676	594,778	—	315,000	4,283,454	(664,566)	1947	2006	40 years
Terry Haven Nursing and Rehab	(a	)	(3)	Mount Vernon	TX	180,000	1,970,861	—	—	180,000	1,970,861	(386,090)	2004	2006	40 years
Deseret at Mansfield	(b	)	(3)	Mansfield	OH	146,000	2,689,968	15,748	—	146,000	2,705,716	(450,288)	1980	2006	40 years
Clarkston Care Center	(a	)	(3)	Clarkston	WA	161,633	7,038,367	5,514,068	—	161,633	12,552,435	(1,629,385)	1970	2006	40 years
Highland Terrace Nursing Center	(a	)	(3)	Camas	WA	592,776	3,921,159	6,257,608	—	592,776	10,178,767	(1,202,776)	1970	2006	40 years
Richland Rehabilitation Center	(a	)	(3)	Richland	WA	693,000	9,307,000	145,819	—	693,000	9,452,819	(1,562,767)	2004	2006	40 years
Evergreen Milton-Freewater Center	(a	)	(2)	Milton Freewater	OR	700,000	5,403,570	—	—	700,000	5,403,570	(971,800)	1965	2006	40 years
Douglas Rehab and Care Center	(a	)	(3)	Matoon	IL	250,000	2,390,779	1,248,778	(13,246)	250,000	3,626,311	(456,150)	1963	2006	40 years
Hillside Living Center	(a	)	(3)	Yorkville	IL	560,000	3,073,603	1	(3,168)	560,000	3,070,436	(597,477)	1963	2006	40 years
Arbor View Nursing / Rehab Center	(a	)		Zion	IL	147,000	5,235,290	130,209	(5,512,500)	—	(1)	—	1970	2006	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Ashford Hall	(a	)	(3)	Irving	TX	1,746,000	11,418,567	113,706	(142,702)	1,746,000	11,389,571	(1,963,546)	1964	2006	40 years
Belmont Nursing and Rehab Center	(a	)	(3)	Madison	WI	480,000	1,861,061	6,207	—	480,000	1,867,268	(396,012)	1974	2006	40 years
Blue Ash Nursing and Rehab Center	(a	)	(3)	Cincinnati	OH	125,000	6,278,450	447,530	(90,000)	123,200	6,637,780	(1,353,591)	1969	2006	40 years
West Chester Nursing/Rehab Center	(a	)		West Chester	OH	375,000	5,663,460	368,689	(3,554,657)	94,855	2,757,637	(1,107,494)	1965	2006	40 years
Wilmington Nursing/Rehab Center	(a	)	(3)	Willmington	OH	125,000	6,078,450	472,388	—	125,000	6,550,838	(1,312,900)	1951	2006	40 years
Extended Care Hospital of Riverside	(a	)	(2)	Riverside	CA	1,091,000	5,646,826	—	(26,375)	1,091,000	5,620,451	(1,469,592)	1967	2006	40 years
Heritage Manor	(a	)	(2)	Monterey Park	CA	1,585,508	9,274,154	—	(23,200)	1,585,508	9,250,954	(2,143,023)	1965	2006	40 years
French Park Care Center	(a	)	(2)	Santa Ana	CA	1,076,447	5,983,614	596,442	—	1,076,447	6,580,056	(1,133,944)	1967	2006	40 years
North Valley Nursing Center	(a	)	(2)	Tujunga	CA	613,800	5,031,473	—	(25,382)	613,800	5,006,091	(1,035,817)	1967	2006	40 years
Villa Rancho Bernardo Care Center	(a	)	(2)	San Diego	CA	1,425,347	9,652,911	65,349	(57,067)	1,425,347	9,661,193	(1,729,787)	1994	2006	40 years
Austin Nursing Center	(a	)	(3)	Austin	TX	1,501,040	4,504,643	1,725,687	—	1,501,040	6,230,330	(753,699)	2007	2007	40 years
Dove Hill Care Center and Villas	(a	)	(3)	Hamilton	TX	58,397	5,781,296	—	—	58,397	5,781,296	(865,917)	1998	2007	40 years
Brighten at Medford	(a	)		Medford	MA	2,365,610	6,612,915	291,913	(9,270,437)	—	1	—	1978	2007	40 years
Brighten at Ambler	(a	)	(3)	Ambler	PA	370,010	5,111,673	(652,999)	—	370,010	4,458,674	(693,396)	1963	2007	40 years
Brighten at Broomall	(a	)	(3)	Broomall	PA	607,870	3,930,013	590,503	—	607,870	4,520,516	(777,066)	1955	2007	40 years
Brighten at Bryn Mawr	(a	)	(3)	Bryn Mawr	PA	708,300	6,352,474	1,468,774	—	708,300	7,821,248	(1,171,986)	1972	2007	40 years
Brighten at Julia Ribaudo	(a	)	(3)	Lake Ariel	PA	369,050	7,559,765	730,412	—	369,050	8,290,177	(1,339,352)	1980	2007	40 years
Good Samaritan Nursing Home	(a	)	(3)	Avon	OH	393,813	8,856,210	108,495	—	393,813	8,964,705	(1,575,023)	1964	2007	40 years
Belleville Illinois	(a	)	(3)	Belleville	IL	670,481	3,431,286	—	—	670,481	3,431,286	(522,068)	1978	2007	40 years
Homestead Various Leases (b)	(a	)	(3)		TX	345,197	4,352,982	5,504	—	345,197	4,358,486	(673,347)		2007	40 years
Byrd Haven Nursing Home	(a	)	(3)	Searcy	AR	772,501	2,413,388	131,823	(1,897,763)	49,279	1,370,670	(419,949)	1961	2008	40 years
Evergreen Arvin Healthcare	(a	)	(2)	Arvin	CA	900,000	4,764,928	783,736	—	1,028,705	5,419,959	(692,938)	1984	2008	40 years
Evergreen Bakersfield Healthcare	(a	)	(2)	Bakersfield	CA	1,000,000	12,154,112	1,820,236	—	1,153,135	13,821,213	(1,593,216)	1987	2008	40 years
Evergreen Lakeport Healthcare	(a	)	(2)	Lakeport	CA	1,100,000	5,237,033	876,918	—	1,256,514	5,957,437	(778,985)	1987	2008	40 years
New Hope Care Center	(a	)	(2)	Tracy	CA	1,900,000	10,293,920	1,687,692	—	2,172,271	11,709,341	(1,374,418)	1987	2008	40 years
Olive Ridge Care Center	(a	)	(2)	Oroville	CA	800,000	8,609,470	2,138,439	—	925,065	10,622,844	(1,246,297)	1987	2008	40 years
Twin Oaks Health & Rehab	(a	)	(2)	Chico	CA	1,300,000	8,397,558	1,341,477	—	1,488,063	9,550,972	(1,225,410)	1988	2008	40 years
Evergreen Health & Rehab	(a	)	(2)	LaGrande	OR	1,400,000	808,374	295,533	—	1,587,353	916,554	(149,521)	1975	2008	40 years
Evergreen Bremerton Health & Rehab	(a	)		Bremerton	WA	650,000	1,366,315	0	(2,016,315)	—	—	—	1969	2008	40 years
Four Fountains	(a	)	(3)	Belleville	IL	989,489	5,007,411	—	—	989,489	5,007,411	(578,259)	1972	2008	40 years
Brookside Health & Rehab	(a	)	(3)	Little Rock	AR	750,690	4,421,289	1,613,473	—	750,690	6,034,762	(734,788)	1969	2008	40 years
Skilcare Nursing Center	(a	)	(3)	Jonesboro	AR	417,050	7,007,007	148,119	—	417,050	7,155,126	(898,122)	1973	2008	40 years
Stoneybrook Health & Rehab Center	(a	)	(3)	Benton	AR	250,231	3,170,134	312,823	—	250,230	3,482,958	(441,799)	1968	2008	40 years
Trumann Health & Rehab	(a	)	(3)	Trumann	AR	166,821	3,587,185	103,952	—	166,820	3,691,138	(453,532)	1971	2008	40 years
Deseret at McPherson	(a	)	(2)	McPherson	KS	92,000	1,874,920	—	—	92,000	1,874,920	(225,292)	1970	2008	40 years
Mission Nursing Center	(a	)	(3)	Riverside	CA	230,000	1,209,976	—	—	230,000	1,209,976	(149,498)	1957	2008	40 years
New Byrd Haven Nursing Home	(a	)	(3)	Searcy	AR	—	10,213,112	629,701	—	629,701	10,213,112	(1,177,199)	2009	2009	40 years
Evergreen Health & Rehab of Petaluma	(a	)	(2)	Petaluma	CA	748,668	2,459,910	—	—	748,668	2,459,910	(363,728)	1969	2009	40 years
Evergreen Mountain View Health & Rehab	(a	)	(2)	Carson City	NV	3,454,723	5,942,468	—	—	3,454,723	5,942,468	(631,450)	1977	2009	40 years
Little Rock Health and Rehab	(a	)		Little Rock	AR	471,169	4,778,831	7,612,989	(12,862,989)	—	—	—	1971	2009	40 years
Hidden Acres Health Care	(a	)	(3)	Mount Pleasant	TN	67,413	3,312,587	—	—	67,413	3,312,587	(227,391)	1979	2010	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Community Care and Rehab	(a	)	(1)	Riverside	CA	1,648,067	9,851,932	—	—	1,648,067	9,851,932	(710,856)	1965	2010	40 years
Heritage Gardens of Portageville	(a	)	(4)	Portageville	MO	223,658	3,088,802	—	—	223,658	3,088,802	(195,580)	1995	2010	40 years
Heritage Gardens of Greenville	(a	)	(4)	Greenville	MO	118,925	2,218,776	—	—	118,925	2,218,776	(143,730)	1990	2010	40 years
Heritage Gardens of Senath	(a	)	(4)	Senath	MO	108,843	2,773,194	265,743	—	108,843	3,038,937	(195,911)	1980	2010	40 years
Heritage Gardens of Senath South	(a	)	(4)	Senath	MO	72,805	1,854,998	—	—	72,805	1,854,998	(122,326)	1980	2010	40 years
The Carrington	(a	)	(3)	Lynchburg	VA	705,888	4,294,112	—	—	705,888	4,294,112	(248,419)	1994	2010	40 years
Arma Care Center	(a	)	(2)	Arma	KS	57,452	2,897,772	—	—	57,452	2,897,772	(171,754)	1970	2010	40 years
Yates Center Nursing and Rehab	(a	)	(2)	Yates	KS	54,340	2,990,435	—	—	54,340	2,990,435	(176,388)	1967	2010	40 years
Great Bend Health & Rehab Center	(a	)	(3)	Great Bend	KS	111,482	4,588,518	299,535	—	111,482	4,888,053	(349,923)	1965	2010	40 years
Maplewood at Norwalk	(b	)	(3)	Norwalk	CT	1,589,950	1,010,050	15,792,103	—	1,589,950	16,802,153	(83,716)	1983	2010	40 years
Carrizo Springs Nursing & Rehab	(a	)	(3)	Carrizo Springs	TX	45,317	1,954,683	—	—	45,317	1,954,683	(126,306)	1965	2010	40 years
Maplewood at Orange	(b	)	(2)	Orange	CT	1,133,533	11,155,287	2,131,478	—	1,133,533	13,286,765	(729,962)	1999	2010	40 years
Wellington Leasehold	(a	)	(3)	Wellington	KS	—	—	2,000,000	—	—	2,000,000	(121,575)	1957	2010	21 years
St. James Nursing & Rehab	(a	)	(3)	Carrabelle	FL	1,144,155	8,855,845	—	—	1,144,155	8,855,845	(501,574)	2009	2011	40 years
University Manor	(a	)	(3)	Cleveland	OH	886,425	8,694,575	—	—	886,425	8,694,575	(428,928)	1982	2011	40 years
Grand Rapids Care Center	(a	)	(3)	Grand Rapids	OH	288,249	1,516,629	—	—	288,249	1,516,629	(75,009)	1993	2011	40 years
Bellevue Care Center	(a	)	(3)	Bellevue	OH	282,354	3,440,207	—	—	282,354	3,440,207	(158,585)	1988	2011	40 years
Orchard Grove Assisted Living	(b	)	(3)	Bellevue	OH	282,354	3,440,207	—	—	282,354	3,440,207	(158,585)	1998	2011	40 years
Woodland Manor Nursing and Rehabilitation	(a	)	(5)	Conroe	TX	576,518	2,090,586	280,458	—	576,518	2,371,044	(133,274)	1975	2011	40 years
Fredericksburg Nursing and Rehabilitation	(a	)	(5)	Fredericksburg	TX	326,731	3,046,370	—	—	326,731	3,046,370	(146,543)	1970	2011	40 years
Jasper Nursing and Rehabilitation	(a	)	(5)	Jasper	TX	113,083	2,554,020	28,500	—	113,083	2,582,520	(116,740)	1972	2011	40 years
Legacy Park Community Living Center	(a	)	(4)	Peabody	KS	33,420	1,266,580	—	—	33,420	1,266,580	(64,381)	1963	2011	40 years
Lakewood Senior Living of Pratt	(a	)	(3)	Pratt	KS	18,503	502,901	312,315	—	18,503	815,216	(33,659)	1964	2011	40 years
Lakewood Senior Living of Seville	(a	)	(3)	Wichita	KS	93,731	896,938	150,903	—	93,731	1,047,841	(56,025)	1977	2011	40 years
Lakewood Senior Living of Haviland	(a	)	(3)	Haviland	KS	112,480	648,771	16,293	—	112,480	665,064	(39,040)	1971	2011	40 years
Oak Manor Nursing and Rehabilitation	(a	)	(5)	Commerce	TX	224,899	1,867,793	443,861	—	224,899	2,311,654	(111,312)	1963	2011	40 years
Loma Linda Healthcare	(a	)	(3)	Moberly	MO	913,017	4,556,983	—	—	913,017	4,556,983	(222,847)	1987	2011	40 years
Maplewood at Newtown	(b	)	(3)	Newtown	CT	4,941,584	7,058,416	3,332,745	—	6,314,004	9,018,741	(439,668)	2000	2011	40 years
Chatham Acres Nursing Home	(a	)	(3)	Chatham	PA	203,431	1,996,569	2,499,534	—	203,431	4,496,103	(105,016)	1873	2011	40 years
Transitions Healthcare Gettysburg	(a	)	(3)	Gettysburg	PA	241,994	5,858,005	347,001	—	241,994	6,205,006	(245,949)	1950	2011	40 years
Maplewood at Darien	(b	)	(3)	Darien	CT	2,430,458	3,069,542	12,368,599	—	2,430,458	15,438,141	(158,177)	2012	2011	40 years
Crawford Manor	(a	)	(3)	Cleveland	OH	119,877	3,080,123	—	—	119,877	3,080,123	(109,649)	1994	2011	40 years
Aviv Asset Management	(d	)		Chicago	IL	—	—	991,040	—	—	991,040	(236,577)
Aviv Healthcare Properties LP			-2	Chicago	IL	—	—	53,750	—	—	53,750	—
Skagit Aviv	(e	)	(3)	Mt. Vernon	WA	—	—	422,205	(422,205)	—	—	—			40 years
Chatham Acres	(e	)	(3)	Chatham	PA	—	—	—	—	—	—	—	1873	2011	40 years
Amberwood Manor Nursing Home Rehabilitation	(a	)	(3)	New Philadelphia	PA	450,642	3,264,346	—	—	450,642	3,264,346	(101,044)	1962	2011	40 years
Caring Heights Community Care & Rehabilitation Center	(a	)	(3)	Coroapolis	PA	1,546,079	10,018,012	—	—	1,546,079	10,018,012	(311,362)	1983	2011	40 years
Dunmore Healthcare Group	(a	)	(3)	Dunmore	PA	398,110	6,812,777	—	—	398,110	6,812,777	(213,709)	2002	2011	40 years
Eagle Creek Healthcare Group	(a	)	(3)	West Union	OH	1,055,733	5,774,130	—	—	1,055,733	5,774,130	(180,081)	1981	2011	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Edison Manor Nursing & Rehabilitation	(a	)	(3)	New Castle	PA	393,475	8,246,253	—	—	393,475	8,246,253	(259,686)	1982	2011	40 years
Indian Hills Health & Rehabilitation Center	(a	)	(3)	Euclid	OH	852,677	8,425,268	—	—	852,677	8,425,268	(261,573)	1989	2011	40 years
Milcrest Nursing Center	(a	)	(3)	Marysville	OH	735,942	2,169,369	—	—	735,942	2,169,369	(69,107)	1968	2011	40 years
Scranton Healthcare Center	(a	)	(5)	Scranton	PA	1,120,202	5,536,985	—	—	1,120,202	5,536,985	(169,217)	2002	2011	40 years
Deseret Nursing & Rehabilitation at Colby	(a	)	(5)	Colby	KS	569,437	2,798,928	—	—	569,437	2,798,928	(85,013)	1974	2011	40 years
Deseret Nursing & Rehabilitation at Kensington	(a	)	(5)	Kensington	KS	279,893	1,418,766	—	—	279,893	1,418,766	(45,603)	1967	2011	40 years
Deseret Nursing & Rehabilitation at Onaga	(a	)	(5)	Onaga	KS	86,863	2,866,488	—	—	86,863	2,866,488	(86,984)	1959	2011	40 years
Deseret Nursing & Rehabilitation at Oswego	(a	)	(5)	Oswego	KS	183,378	839,678	—	—	183,378	839,678	(27,869)	1960	2011	40 years
Deseret Nursing & Rehabilitation at Smith Center	(a	)	(5)	Smith Center	KS	106,166	1,650,402	—	—	106,166	1,650,402	(51,515)	1960	2011	40 years
Burford Manor	(a	)	(3)	Davis	OK	80,000	3,220,000	—	—	80,000	3,220,000	(100,042)	1969	2011	40 years
Care Meridian Cowan Heights	(h	)	(5)	Santa Ana	CA	219,887	1,129,422	—	—	219,887	1,129,422	(37,231)	1989	2011	40 years
Care Meridian Escondido	(h	)	(5)	Escondido	CA	169,913	1,139,416	—	—	169,913	1,139,416	(38,230)	1990	2011	40 years
Care Meridian Fresno-Marks	(h	)	(5)	Fresno	CA	269,862	1,709,125	—	—	269,862	1,709,125	(54,722)	1990	2011	40 years
Care Meridian La Habra Heights	(h	)	(5)	La Habra	CA	199,898	1,339,314	—	—	199,898	1,339,314	(43,228)	1990	2011	40 years
Care Meridian Sacramento	(h	)	(5)	Elk Grove	CA	219,887	1,649,155	—	—	219,887	1,649,155	(53,223)	1992	2011	40 years
Care Meridian Oxnard	(h	)	(5)	Oxnard	CA	99,949	1,219,375	—	—	99,949	1,219,375	(40,229)	1994	2011	40 years
Care Meridian Santiago Canyon	(h	)	(5)	Silverado	CA	549,718	1,039,468	—	—	549,718	1,039,468	(37,981)	1999	2011	40 years
Care Meridian Marin	(h	)	(5)	Fairfax	CA	319,836	2,148,899	—	—	319,836	2,148,899	(65,717)	2000	2011	40 years
Care Meridian Gilroy	(h	)	(5)	Gilroy	CA	1,089,442	1,759,099	—	—	1,089,442	1,759,099	(55,972)	2000	2011	40 years
Care Meridian Artesia	(h	)	(5)	Artesia	CA	179,908	1,389,288	—	—	179,908	1,389,288	(44,477)	2002	2011	40 years
Care Meridian Las Vegas	(a	)	(5)	Las Vegas	NV	759,611	7,776,017	—	—	759,611	7,776,017	(229,632)	2004	2011	40 years
Sandalwood Healthcare	(a	)	(3)	Little Rock	AR	1,040,000	3,710,000	697,485	—	1,040,000	4,407,485	(129,404)	1996	2011	40 years
Bath Creek			(3)	Cuyahoga Falls	OH	—	—	—	—	—	—	—	2013	2012	40 years
Astoria Health and Rehab	(a	)	(5)	Germantown	OH	330,000	2,170,000	270,551	—	330,000	2,440,551	(59,462)	1996	2012	40 years
Gardnerville Health and Rehab	(a	)	(3)	Gardnerville	NV	1,237,736	3,562,264	—	—	1,237,736	3,562,264	(86,792)	2000	2012	40 years
North Platte Care Centre	(a	)/(b)	(3)	North Platte	NE	236,520	2,128,680	46,884	—	236,520	2,175,564	(70,305)	1984	2012	40 years
Fair Oaks Care Centre	(b	)	(3)	Shenandoah	IA	68,121	401,679	—	—	68,121	401,679	(9,719)	1997	2012	40 years
Crest Haven Care Centre	(a	)	(3)	Creston	IA	72,333	1,466,667	57,681	—	72,333	1,524,348	(36,983)	1964	2012	40 years
Premier Estates Rock Rapids	(b	)	(3)	Rock Rapids	IA	82,782	2,282,418	—	—	82,782	2,282,418	(53,907)	1998	2012	40 years
Rock Rapids Care Centre	(a	)	(3)	Rock Rapids	IA	113,270	2,349,130	151,239	—	113,270	2,500,369	(56,421)	1976	2012	40 years
Elmwood Care Centre	(a	)/(b)	(3)	Onawa	IA	227,383	1,732,817	180,025	—	227,383	1,912,842	(50,232)	1961	2012	40 years
Sunny Knoll Care Centre	(a	)	(3)	Rockwell City	IA	62,483	2,092,116	(0)	—	62,483	2,092,116	(49,915)	1966	2012	40 years
New Hampton Care Centre	(a	)	(3)	New Hampton	IA	144,180	2,739,420	31,015	—	144,180	2,770,435	(69,998)	1967	2012	40 years
Monte Siesta	(a	)	(4)	Austin	TX	770,000	5,230,000	—	—	770,000	5,230,000	(121,323)	1964	2012	40 years
Silver Pines	(a	)	(4)	Bastrop	TX	480,000	3,120,000	—	—	480,000	3,120,000	(88,384)	1987	2012	40 years
Spring Creek	(a	)	(4)	Beaumont	TX	300,000	700,000	—	—	300,000	700,000	(18,770)	1969	2012	40 years
Riverview	(a	)	(4)	Boerne	TX	780,000	3,470,000	—	—	780,000	3,470,000	(96,046)	1994	2012	40 years
Bluebonnet	(a	)	(4)	Karnes City	TX	420,000	3,130,000	—	—	420,000	3,130,000	(92,930)	1994	2012	40 years
Cottonwood	(a	)	(4)	Denton	TX	240,000	2,060,000	—	—	240,000	2,060,000	(49,789)	1969	2012	40 years

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

						Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at December 31, 2012 (c)
Description	Type of Asset		Encumbrances	City	State	Land	Buildings & Improvements	Improvements / Adjustments	Impairment / Dispositions	Land	Buildings & Improvements	Accumulated Depreciation	Year of Construction	Date Acquired	Life on Which Depreciation in Statement of Operations Computed
Regency Manor	(a	)	(4)	Floresville	TX	780,000	6,120,000	—	—	780,000	6,120,000	(157,503)	1995	2012	40 years
DeLeon	(a	)	(4)	DeLeon	TX	200,000	2,800,000	—	—	200,000	2,800,000	(68,241)	1974	2012	40 years
Spring Oaks	(a	)	(4)	Lampasas	TX	360,000	4,640,000	—	—	360,000	4,640,000	(117,091)	1990	2012	40 years
Lynwood	(a	)	(4)	Levelland	TX	300,000	3,800,000	—	—	300,000	3,800,000	(109,087)	1990	2012	40 years
Sienna	(a	)	(4)	Odessa	TX	350,000	8,050,000	—	—	350,000	8,050,000	(169,601)	1974	2012	40 years
Deerings	(a	)	(4)	Odessa	TX	280,000	8,420,000	35,029	—	280,000	8,455,029	(179,140)	1975	2012	40 years
Terrace West	(a	)	(4)	Midland	TX	440,000	5,860,000	—	—	440,000	5,860,000	(139,107)	1975	2012	40 years
Lake Lodge	(a	)	(4)	Lake Worth	TX	650,000	4,610,000	—	—	650,000	4,610,000	(114,016)	1977	2012	40 years
Nolan	(a	)	(4)	Sweetwater	TX	190,000	4,210,000	—	—	190,000	4,210,000	(118,415)	2010	2012	40 years
Langdon Hall	(b	)	(5)	Bradenton	FL	390,000	4,546,000	60,125	—	390,000	4,606,125	(97,833)	1985	2012	40 years
Mount Washington Residence	(b	)	(5)	Eau Claire	WI	1,040,000	1,460,000	133,120	—	1,040,000	1,593,120	(34,575)	1930	2012	40 years
Maplewood at Danbury	(b	)	(1)	Danbury	CT	1,918,801	14,081,199	—	—	1,918,801	14,081,199	(228,086)	1968	2012	40 years
Rivercrest Specialty Hospital	(i	)	(3)	Mishawaka	IN	328,000	8,072,000	—	—	328,000	8,072,000	(109,865)	1991	2012	40 years
Safe Haven Hospital and Care Center	(a	)	(3)	Pocatello	ID	470,000	5,530,000	163,871	—	470,000	5,693,871	(64,724)	1970	2012	40 years
Care Meridian Pleasanton	(h	)	(3)	Pleasanton	CA	410,647	751,184	970,201	—	410,647	1,721,385	(7,512)	2012	2012	40 years
Highlands Nursing and Rehabilitation Center	(a	)	(3)	Louisville	KY	440,893	9,484,107	—	—	440,893	9,484,107	(75,810)	1977	2012	40 years
Seven Oaks Nursing & Rehabilitation	(a	)	(4)	Glendale	WI	1,620,000	5,980,000	—	—	1,620,000	5,980,000	(28,792)	1994	2012	40 years
Inola Health Care Center	(a	)	(3)	Inola	OK	520,000	2,480,000	—	—	520,000	2,480,000	—	1990	2012	40 years
Avondale Cottage of Pryor	(b	)	(3)	Pryor	OK	100,000	400,000	—	—	100,000	400,000	—	2000	2012	40 years
Nesbit Living and Recovery Center	(a	)	(4)	Seguin	TX	600,000	4,400,000	—	—	600,000	4,400,000	(12,917)	1958	2012	40 years
Care Meridian Granite Bay	(h	)	(3)	Granite Bay	CA	540,000	435,000	—	—	540,000	435,000	—	1978	2012	40 years
The Woodlands at Robinson	(a	)	(3)	Ravenna	OH	660,000	6,940,000	—	—	660,000	6,940,000	—	2000	2012	40 years
The Harbor House of Ocala	(b	)	(4)	Dunnellon, FL	FL	690,000	3,510,000	—	—	690,000	3,510,000	(9,375)	1993	2012	40 years
The Harmony House at Ocala	(b	)	(4)	Ocala, FL	FL	500,000	2,800,000	—	—	500,000	2,800,000	(7,084)	1984	2012	40 years
The Haven House at Ocala	(b	)	(4)	Dunnellon, FL	FL	490,000	2,610,000	—	—	490,000	2,610,000	(6,625)	1991	2012	40 years
Seaside Manor Ormond Beach	(b	)	(4)	Ormond Beach, FL	FL	630,000	2,870,000	—	—	630,000	2,870,000	(8,104)	1996	2012	40 years
Eagle Lake Nursing and Rehabilitation	(e	)	(3)	Eagle Lake	TX	92,561	—	598,944	—	92,561	598,944	—	2013	2012	40 years

						$124,030,596	$917,645,734	$121,527,310	$(71,420,631)	$119,224,819	$972,558,190	$(119,371,113)

AVIV REIT, INC. AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

Assets under direct financing leases

Description	Type of Asset		Encumbrances	City	State	Initial Cost to Company	Accretion/ Amortization	Impairment/ Dispositions	Gross Amount Carried at December 31, 2012	Year of Construction	Date Acquired
Fountain Lake	(a	)	(2)	Hot Springs	AR	$10,418,738	$630,382	$—	$11,049,120	2007	2008

						$10,418,738	$630,382	$—	$11,049,120

(a)	Skilled Nursing Facilities (SNFs)
(b)	Assisted Living Facilities (ALFs)
(c)	Vacant Land
(d)	Assets relating to corporate office space
(e)	Developmental asset
(f)	Includes six properties all located in Texas
(g)	The aggregate cost for federal income tax purposes of the real estate as of December 31, 2012 is $812,833,004 (unaudited)
(h)	Traumatic Brain Injury Center (TBIs)
(i)	Long Term Acute Care

Encumbrances:
(1)	Standalone first mortgage
(2)	Primary GE Credit Facility
(3)	Unencumbered
(4)	BAML Revolving Credit Facility
(5)	GE Acquisition Line

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

SCHEDULE III—(CONTINUED)

	For the Years Ended December 31,
	2012	2011	2010
Reconciliation of real estate:
Carrying cost:
Balance at beginning of period	$919,383,767	$703,049,477	$636,409,268
Additions during period:
Acquisitions	184,325,392	186,078,338	63,005,000
Development of rental properties and capital expenditures	42,447,824	36,686,682	7,815,209
Dispositions:
Sale of assets	(32,207,992)	(339,009)	(4,084,000)
Impairment(i)	(11,116,862)	(6,091,721)	(96,000)

Balance at end of period	$1,102,832,129	$919,383,767	$703,049,477

Accumulated depreciation:
Balance at beginning of period	$96,796,028	$75,948,944	$58,673,377
Additions during period:
Depreciation expense	26,809,645	20,847,084	17,853,799
Dispositions:
Sale of assets	(4,234,560)	—	(578,232)

Balance at end of period	$119,371,113	$96,796,028	$75,948,944

(i)	Represents the write-down of carrying cost and accumulated depreciation on assets where impairment charges were taken.

ORANGE, CT

NORTH READING, MA

GARLAND, TX

SAN DIEGO, CA

AVIV™

REIT

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Securities and Exchange Commission registration fee		$40,920
FINRA filing fees		*
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

During the past three years, we (including our predecessor partnership, Aviv Healthcare Properties Limited Partnership), have issued and sold the following unregistered securities:

(1) On July 30, 2010, we sold 100 shares of our common stock to LG Aviv L.P. for an aggregate purchase price of $1.

(2) On September 17, 2010, we consummated a strategic equity transaction with an affiliate of Lindsay Goldberg LLC (“Lindsay Goldberg”). In connection with the transaction, Lindsay Goldberg, through the formation of Aviv REIT, made an aggregate investment in us, including through the contribution of limited partnership interests it purchased from certain of our limited partners concurrently with its investment, of $217.8 million. In exchange, Lindsay Goldberg received 217,718 shares of our common stock. Concurrently with the transaction with Lindsay Goldberg, We issued one share of our common stock to an entity controlled by Craig M. Bernfield in exchange for $1,000. We contributed the aggregate amount of such proceeds to our operating partnership in exchange for 217,719 Class G Units of our operating partnership.

(3) On September 17, 2010, we issued 125 shares in a Regulation D private placement of our 12.5% Series A Redeemable Cumulative Preferred Stock for an aggregate purchase price of $125,000. The purchasers of the securities were 125 individual non-affiliates who each qualified as accredited investors. We contributed the proceeds from the sale of preferred stock to our operating partnership in exchange for 125 Class G Preferred Units of our operating partnership.

(4) On September 17, 2010, April 1, 2011, October 28, 2011, January 23, 2012, March 28, 2012 and July 24, 2012, Lindsay Goldberg made an aggregate of $159.0 million in additional equity investments in us in exchange for an aggregate of 140,866 shares of our common stock. On each such date, we further contributed the additional equity investment to our operating partnership in exchange for an aggregate of 140,866 Class G Units of our operating partnership.

(5) Immediately prior to the closing of the offering, partnership units of our operating partnership will be converted into              OP Units having an aggregate value of approximately $        , based on an assumed initial public offering price of $        .

Information regarding issuances of securities under our 2010 Management Incentive Plan and other compensatory arrangements for the years ended December 31, 2011, 2010 and 2009 is set forth in Footnote 9 of our consolidated financial statements.

The issuances of securities set forth above were made in reliance on the exemptions provided by Section 18(b)(4)(D) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder, Section 4(a)(2) of the Securities Act of 1933, or Section 3(b) of the Securities Act of 1933 and Rule 701 promulgated thereunder. There were no underwriters employed in connection with any of the transactions set forth in this Item 33.

Item 34. Indemnification of Directors and Officers.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the Maryland General Corporation Law, or MGCL, as amended from time to time.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, managing member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

We also maintain director’s and officer’s liability insurance and expect to enter into indemnification agreements with our directors and executive officers.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement on Form S-11.

(b) The following is a list of exhibits being filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit Number		Description

1.1*		Form of Underwriting Agreement

3.1		Form of Articles of Amendment and Restatement of Aviv REIT, Inc.

3.2		Form of Amended and Restated Bylaws of Aviv REIT, Inc.

3.3		Form of Second Amended and Restated Agreement of Limited Partnership of Aviv Healthcare Properties Limited Partnership

4.1

Indenture, dated as of February 4, 2011, among Aviv Healthcare Properties Limited Partnership, Aviv Healthcare Capital Corporation, as Issuers, the Guarantors named therein, as Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, included as Exhibit 4.1 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

4.1.1

First Supplemental Indenture, dated as of March 22, 2011, among Aviv Healthcare Properties Limited Partnership, Aviv Healthcare Capital Corporation, as Issuers, the Guarantors named therein, as Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, included as Exhibit 4.1.1 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

4.1.2

Second Supplemental Indenture, dated as of November 1, 2011, among Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation, as Issuers, the Guarantors named therein, as Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, included as Exhibit 4.1.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference thereto.

4.1.3

Third Supplemental Indenture, dated as of December 29, 2011, among Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation, as Issuers, the Guarantors named therein, as Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, included as Exhibit 4.1.3 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference thereto.

4.1.4

Fourth Supplemental Indenture, dated as of March 28, 2012, among Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation, as Issuers, the Guarantors named therein, as Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, included as Exhibit 4.1.4 to Registrant’s Form S-4 Registration Statement No. 333-180754 and incorporated herein by reference thereto.

4.1.5	**

Fifth Supplemental Indenture, dated as of November 30, 2012, among Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation, as Issuers, the Guarantors named therein, as Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2		Form of 7 3/4% Senior Notes due 2019 (included in Exhibit 4.1).

4.3**

Amended and Restated Registration Rights Agreement, dated as of September 17, 2010, among Aviv REIT, Inc., Aviv Healthcare Merger Sub LP, Aviv Healthcare Properties Limited Partnership, and the Bernfield Investors, the Karkomi Investors and the LG Investors (each as defined therein).

Exhibit Number	Description

5.1*	Opinion of Venable LLP as to the legality of the securities being offered.

8.1*	Opinion of Sidley Austin LLP regarding certain tax matters.

10.1

Credit Agreement, dated as of September 17, 2010, among Aviv Financing I, L.L.C., as the Parent Borrower, the other borrowers named therein, as Borrowers, General Electric Capital Corporation, as Administrative Agent and Lender, and the other financial institutions named therein, as Lenders, included as Exhibit 10.1 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.1.1

Amendment No. 1 to Credit Agreement, dated as of February 4, 2011, among Aviv Financing I, L.L.C., as the Parent Borrower, the other borrowers named therein, as Borrowers, General Electric Capital Corporation, as Administrative Agent and Lender, and the other financial institutions named therein, as Lenders, included as Exhibit 10.1.1 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.1.2

Amendment No. 2 to Credit Agreement, dated as of April 5, 2011, among Aviv Financing I, L.L.C., as the Parent Borrower, the other borrowers named therein, as Borrowers, General Electric Capital Corporation, as Administrative Agent and Lender, and the other financial institutions named therein, as Lenders, included as Exhibit 10.1.2 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.1.3

Borrower Joinder Agreement and Affirmation Agreement, dated as of October 1, 2010, among Southeast Missouri Property, L.L.C., as Additional Borrower, Yuba Aviv, L.L.C., Aviv Financing I, L.L.C., as Parent Borrower, and General Electric Capital Corporation, as Administrative Agent, included as Exhibit 10.1.3 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.1.4

Borrower Joinder and Affirmation Agreement, dated as of December 30, 2010, among Great Bend Property, L.L.C., Arma Yates, L.L.C., Orange ALF Property, L.L.C., each as Additional Borrowers, October Associates, L.L.C., Aviv Financing I, L.L.C., as Parent Borrower, and General Electric Capital Corporation, as Administrative Agent, included as Exhibit 10.1.4 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.1.5

Release Agreement, dated as of February 4, 2011, by General Electric Capital Corporation, as Administrative Agent, in favor of Aviv Financing I, L.L.C., as Parent Borrower, included as Exhibit 10.1.5 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.1.6

Release Agreement, dated as of April 5, 2011, by General Electric Capital Corporation, as Administrative Agent, in favor of Aviv Financing I, L.L.C., as Parent Borrower, included as Exhibit 10.1.6 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.1.7

Borrower Joinder and Affirmation Agreement, dated as of November 1, 2011, among Ohio Pennsylvania Property, L.L.C., Kansas Five Property, L.L.C., Murray County, L.L.C., each as Additional Borrowers, Aviv Financing I, L.L.C., as Parent Borrower, and General Electric Capital Corporation, as Administrative Agent, included as Exhibit 10.1.7 to Registrant’s Quarterly Report on Form 10-K for the quarter ended September 30, 2011 and incorporated herein by reference thereto.

10.1.8

Borrower Joinder and Affirmation Agreement, dated as of December 29, 2011, among McCarthy Street Property, L.L.C., Sandalwood Arkansas Property, L.L.C. and Southern California Nevada, L.L.C., each as Additional Borrowers, Aviv Financing I, L.L.C., as Parent Borrower, and General Electric Capital Corporation, as Administrative Agent, included as Exhibit 10.1.8 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference thereto.

Exhibit Number	Description

10.1.9**	Borrower Joinder Agreement, dated as of April 2, 2012, between Texas Fifteen Property, L.L.C., as Subsidiary, and General Electric Capital Corporation, as Administrative Agent.

10.1.10**	Borrower Joinder Agreement, dated as of May 1, 2012, between Mount Washington Property, L.L.C., as Subsidiary, and General Electric Capital Corporation, as Administrative Agent.

10.1.11**

Borrower Joinder and Affirmation Agreement, dated as of June 19, 2012, among Mount Washington Property, L.L.C. as Additional Borrower, Aviv Financing I, L.L.C., as Parent Borrower, and General Electric Capital Corporation, as Administrative Agent.

10.1.12**	Release Agreement, dated as of June 19, 2012, by General Electric Capital Corporation, as Administrative Agent, in favor of Aviv Financing V, L.L.C, as Parent Borrower.

10.1.13**

Borrower Joinder and Affirmation Agreement, dated as of September 25, 2012, among Commerce Sterling Hart Drive, L.L.C., Conroe Rigby Owen Road, L.L.C., Fredericksburg South Adams Street, L.L.C., Jasper Springhill Street, L.L.C., and Missouri Associates, L.L.C., each as Additional Borrowers, Aviv Financing I, L.L.C., as Parent Borrower, and General Electric Capital Corporation, as Administrative Agent.

10.1.14**	Release Agreement, dated as of September 25, 2012, by General Electric Capital Corporation, as Administrative Agent, in favor of Aviv Financing V, L.L.C, as Parent Borrower.

10.2

Credit Agreement, dated as of February 4, 2011, among Aviv Financing IV, L.L.C., as the Parent Borrower, the other borrowers named therein, as Borrowers, Aviv REIT, Inc., Aviv Healthcare Properties Limited Partnership, Aviv Healthcare Properties Operating Partnership I, L.P. and each of the other guarantors named therein, as Guarantors, Bank of America, N.A., as Administrative Agent, and the other financial institutions named therein, as Lenders, included as Exhibit 10.2 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.2.1

Amendment No. 1 to Credit Agreement, dated as of March 22, 2011, among Aviv Financing IV, L.L.C., as the Parent Borrower, the other borrowers named therein, as Borrowers, Aviv REIT, Inc., Aviv Healthcare Properties Limited Partnership, Aviv Healthcare Properties Operating Partnership I, L.P. and each of the other guarantors named therein, as Guarantors, Bank of America, N.A., as Administrative Agent, and the other financial institutions named therein, as Lenders, included as Exhibit 10.2.1 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.3

Credit Agreement, dated as of January 31, 2012, among Aviv Financing V, L.L.C., as Parent Borrower, the other Borrowers party thereto, Aviv REIT, Inc., as REIT Guarantor, Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Properties Operating Partnership I, L.P., as Guarantors, and the other Guarantors party thereto, the Lenders party thereto, and General Electric Capital Corporation, as Administrative Agent, Sole Lead Arranger and Sole Book Manager, included as Exhibit 10.1.8 to Registrant’s Current Report on Form 8-K filed February 3, 2012 and incorporated herein by reference thereto.

10.4*

Form of Credit Agreement among Aviv Financing IV, L.L.C., as the Parent Borrower, the other Borrowers party thereto, Aviv REIT, Inc., Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Properties Operating Partnership I, L.P., as Guarantors, and the other Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, and the other financial institutions named therein, as Lenders.

10.5†	Aviv REIT, Inc. 2010 Management Incentive Plan, included as Exhibit 10.3 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

Exhibit Number	Description

10.6†

Form of Time-Based Nonqualified Stock Option Award Agreement under the Aviv REIT, Inc. 2010 Management Incentive Plan, included as Exhibit 10.4 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.7†

Form of Nonlimited Performance-Based Nonqualified Stock Option Award Agreement under the Aviv REIT, Inc. 2010 Management Incentive Plan, included as Exhibit 10.5 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.8†

Form of Aviv Healthcare Properties Limited Partnership Class D Unit Award Agreement (for new grants), included as Exhibit 10.6 to Registrant’s Form S-4 Registration Statement
No. 333-173824 and incorporated herein by reference thereto.

10.9†

Form of Aviv Healthcare Properties Limited Partnership Class D Unit Award Agreement (for replacement grants), included as Exhibit 10.7 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.10†

Amended and Restated Phantom Partnership Unit Award Agreement, dated as of September 17, 2010, among Aviv Asset Management, L.L.C., Steven J. Insoft and Aviv Healthcare Properties Limited Partnership, included as Exhibit 10.8 to Registrant’s Form S-4 Registration Statement No. 333-173824 and incorporated herein by reference thereto.

10.11	Form of Indemnification Agreement for directors and officers of Aviv REIT, Inc.

10.12†**	Form of Aviv REIT, Inc. 2013 Long-Term Incentive Plan.

10.13†**	Form of Restricted Stock Unit Award Agreement under the Aviv REIT, Inc. 2013 Long-Term Incentive Plan.

10.14†**	Form of Stock Option Agreement under the Aviv REIT, Inc. 2013 Long-Term Incentive Plan.

10.15†	Form of First Amendment to the Aviv REIT, Inc. 2010 Management Incentive Plan.

10.16	Form of Investment Agreement between Aviv REIT, Inc. and LG Aviv L.P.

21.1	Subsidiaries of Aviv REIT, Inc.

23.1*	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 8.1).

23.3	Consent of Ernst & Young LLP.

24.1**	Power of Attorney.

99.1**	Consent of Norman R. Bobins to being named as a director.

99.2**	Consent of Ben W. Perks to being named as a director.

99.3**	Consent of Susan R. Lichtenstein to being named as a director.

99.4**	Consent of Sharon O’Keefe to being named as a director.

99.5**	Consent of Mark J. Parrell to being named as a director.

99.6**	Consent of James H. Roth to being named as a director.

99.7	Consent of Mark B. McClellan to being named as director.

101*

Sections of this Registration Statement, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets; (ii) Consolidated Statements of Operations and Comprehensive Income; (iii) Consolidated Statements of Changes in Equity; (iv) Consolidated Statements of Cash Flows; and (v) Notes to Consolidated Financial Statements.

*	To be filed by amendment.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 26th day of February, 2013.

AVIV REIT, INC.

By:	/S/ CRAIG M. BERNFIELD
Name: Craig M. Bernfield
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CRAIG M. BERNFIELD Craig M. Bernfield	Principal Executive Officer and Director	February 26, 2013

* Steven J. Insoft	Principal Executive Officer	February 26, 2013

* James Lyman	Principal Financial Officer	February 26, 2013

* Donna O’Neill	Principal Accounting Officer	February 26, 2013

* Michael W. Dees	Director	February 26, 2013

* Alan E. Goldberg	Director	February 26, 2013

* Robert D. Lindsay	Director	February 26, 2013

* J. Russell Triedman	Director	February 26, 2013

*By:	/S/ CRAIG M. BERNFIELD
Attorney-in-Fact